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TABLE OF CONTENTS 2

As filed with the Securities and Exchange Commission on August 18, 2014

Registration No. 333-197224

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
to
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

DIPLOMAT PHARMACY, INC.
(Exact Name of Registrant as Specified in Its Charter)

Michigan (State or Other Jurisdiction of Incorporation or Organization)	5122 (Primary Standard Industrial Classification Code Number)	38-2063100 (I.R.S. Employer Identification Number)

4100 S. Saginaw St.
Flint, MI 48507
(888) 720-4450
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

Sean Whelan
Chief Financial Officer
Diplomat Pharmacy, Inc.
4100 S. Saginaw St.
Flint, MI 48507
(888) 720-4450
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:
Michael S. Ben, Esq. Honigman Miller Schwartz and Cohn LLP 2290 First National Building 660 Woodward Avenue Detroit, MI 48226-3506 Telephone: (313) 465-7000 Fax: (313) 465-8000	William J. Whelan, III, Esq. Cravath, Swaine & Moore LLP Worldwide Plaza 825 Eighth Avenue New York, NY 10019-7475 Telephone: (212) 474-1000 Fax: (212) 474-3700

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

         If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

         Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We and the selling shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED AUGUST 18, 2014

             Shares

Diplomat Pharmacy, Inc.

Common Stock

        This is the initial public offering of shares of common stock of Diplomat Pharmacy, Inc.

        We are selling             shares of common stock, and the selling shareholders identified in this prospectus are selling             shares of common stock. We will not receive any proceeds from the sale of shares by the selling shareholders.

        Prior to this offering, there has been no public market for our common stock. The initial public offering price of the common stock is expected to be between $             and $             per share. We intend to apply to list our common stock on the New York Stock Exchange under the symbol "DPLO".

        The underwriters have an option to purchase a maximum of             additional shares from the selling shareholders to cover overallotments of shares, if any.

        Investing in our common stock involves risks. See "Risk Factors" beginning on page 18.

	Price to Public	Underwriting Discounts and Commissions(1)	Proceeds to Diplomat Pharmacy, Inc.	Proceeds to the Selling Shareholders
Per Share	$	$	$	$
Total	$	$	$	$

(1)
We have agreed to reimburse the underwriters for certain expenses in connection with this offering. See "Underwriting (Conflicts of Interest)".

        Delivery of the shares of common stock will be made on or about             , 2014.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Credit Suisse	Morgan Stanley
J.P. Morgan	Wells Fargo Securities
William Blair	Leerink Partners

The date of this prospectus is                           , 2014.

I am a mother.
I am a long-distance swimmer.
I have multiple sclerosis.
I am not defined by my illness.
I know the Diplomat Difference.
VICKI
BELLINGHAM, WASHINGTON
DIPLOMAT

        You should rely only on the information contained in this prospectus or to which we have referred you. None of us, the selling shareholders or the underwriters have authorized anyone to provide you with information that is different from that contained in this prospectus or any free-writing prospectus prepared by us or on our behalf. We do not, and the selling shareholders and the underwriters do not, take any responsibility for, and can provide no assurances as to, the reliability of any information that others provide to you. We and the selling shareholders are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the common stock.

        Until                        , 2014 (25 days after the commencement of this offering), all dealers that buy, sell or trade shares of our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

        For investors outside the United States: none of we, the selling shareholders or any of the underwriters have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions related to this offering and the distribution of this prospectus outside of the United States.

TRADEMARKS AND TRADE NAMES

        This prospectus includes our trademarks and trade names, such as DIPLOMAT® and DIPLOMAT SPECIALTY PHARMACY®, which are protected under applicable intellectual property laws and are our property. This prospectus also contains trademarks, trade names and service marks of other companies, which are the property of their respective owners. Solely for convenience, trademarks and trade names referred to in this prospectus may appear without the ®, TM or SM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the right of the applicable licensor to these trademarks, trade names and service marks. We do not intend our use or display of other parties' trademarks, trade names or service marks to imply, and such use or display should not be construed to imply, endorsement or sponsorship of us by these other parties.

i

 INDUSTRY AND MARKET DATA

        Certain information contained in this prospectus concerning our industry and the markets in which we operate is based on information from publicly available independent industry and research organizations and other third-party sources, and management estimates. Management estimates are derived from publicly available information released by independent industry and research analysts and third-party sources, as well as data from our internal research, and are based on assumptions made by us upon reviewing such data and our knowledge of such industry and markets, which we believe to be reasonable. We have also included information derived from Diplomat patient and physician satisfaction surveys that were conducted by a third-party research organization commissioned by us. We believe the data from these third-party sources is reliable. In addition, projections, assumptions and estimates of the future performance of the industry in which we operate and our future performance are necessarily subject to uncertainty and risk due to a variety of factors, including those described under "Risk Factors" and "Special Note Regarding Forward-Looking Statements." These and other factors could cause results to differ materially from those expressed in the estimates made by these third-party sources.

ii

 PROSPECTUS SUMMARY

        This summary highlights information appearing elsewhere in this prospectus and does not contain all of the information that you should consider in making your investment decision. Before investing in our common stock, you should read the entire prospectus carefully, including the sections titled "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes included elsewhere in this prospectus. Unless the context suggests otherwise, references in this prospectus to "Diplomat," "the Company," "we," "us" and "our" refer to Diplomat and its consolidated subsidiaries.

Business Overview

        We are the nation's largest independent specialty pharmacy and are focused on improving the lives of patients with complex chronic diseases. We believe we have a unique patient-centric approach that positions us at the center of the healthcare continuum for the treatment of these diseases and enables us to drive superior care coordination through partnerships with patients, payors, pharmaceutical manufacturers and physicians. We offer a broad range of innovative solutions to address the dispensing, delivery, dosing and reimbursement of clinically intensive, high-cost specialty drugs. We believe that we are a chosen partner for leading biotechnology and pharmaceutical companies based on our ability to deliver customized support services and dispense new drugs to complex chronic disease patient populations. As a result, we believe we are well positioned to continue expanding our market share in the high-growth $63 billion specialty pharmacy industry.

        Diplomat has a long track record of growth and innovation. We were founded in 1975 by our Chief Executive Officer, Philip Hagerman, and his father, Dale, both trained pharmacists who transformed our business from a traditional pharmacy into a leading specialty pharmacy. In 2005, we began to expand the scope of our specialty pharmacy business from a small, regional operation to a large national enterprise, allowing us to capitalize on the growth of the specialty pharmacy market from approximately $20 billion in sales in 2005 to $63 billion in sales in 2013, representing a compounded annual growth rate of approximately 15%. As a result, we have grown our revenues organically to over $1.5 billion in 2013, achieving a compounded annual growth rate of over 65% since 2005, and we are now the fourth largest overall specialty pharmacy in the United States, with a 2% overall market share (based on 2013 revenues from pharmacy-dispensed specialty drugs). To achieve this growth, we have consistently strengthened our clinical expertise in key therapeutic categories, such as oncology and immunology, broadened the scope of our services to retailers, hospitals and health systems and strengthened our relationships with patients, payors, pharmaceutical manufacturers and physicians.

        We focus on specialty drugs that are typically administered on a recurring basis to treat patients with complex chronic diseases that require specialized handling and administration as part of their distribution process. We have expertise across a broad range of high-growth specialty therapeutic categories, including oncology, immunology, hepatitis, multiple sclerosis, HIV and specialty infusion therapy (which involves infusing specialty pharmaceuticals for rare and chronic genetic disorders, primarily for hemophilia and immune globulin treatment). Our comprehensive, patient-focused services ensure that patients receive a superior standard of care, including assistance with complicated medication therapies, refill processing, third-party funding support programs, side effect management and adherence monitoring. We customize solutions for each patient based on the patient's overall health, disease and family history, lifestyle and financial means. Although generally we do not track or quantify specific cost savings for patients and payors, we believe we reduce long-term costs for patients and payors by improving patient care, enhancing clinical outcomes, managing high-risk members, monitoring patient adherence, and optimizing the utilization of specialty drugs, many of which can cost well over $100,000 per patient, per year. This value proposition to payors and patients has helped us expand our managed lives under contract from approximately 5 million in 2009 to approximately 13 million in August 2014. We define managed lives under contract as patients enrolled in a managed care organization network including pharmacy benefit managers, health plans, state governments, employer groups and unions with whom we contract, through exclusive and preferred relationships with such organizations, whereby we are the only authorized or one of a few preferred specialty pharmacy providers to the patients in their system.

        Collectively, our unique ability to enhance patient adherence to complex drug regimens, to collect and report data, and to ensure effective dispensing of complex specialty medications supports the clinical and commercial needs of pharmaceutical manufacturers. Furthermore, our patient and provider support services ensure appropriate drug initiation, facilitate patient compliance and persistence, and capture important information regarding safety and effectiveness of the specialty medications that we dispense. Our services, together with our proactive engagement with pharmaceutical manufacturers early in the drug development process, have contributed to our current and growing access to limited distribution drugs, which we define as drugs that are only available for distribution by a select network of specialty pharmacies. Our inclusion in limited distribution networks provides critical sources of revenue growth and provides a catalyst for our future growth.

        Our core revenues are derived from the customized care management programs we deliver to our patients, including the dispensing of their specialty medications. Because our core therapeutic categories generally require multi-year or life-long therapy, our singular focus on these complex chronic diseases helps drive recurring revenues and sustainable growth. Our revenues grow, in part, as we help more patients access the drugs they need in order to live longer and healthier lives. As a part of our mission to improve patient care, currently we provide specialty pharmacy support services to a national network of 8 retailers and independent pharmacy groups, representing approximately 4,500 stores and 49 hospitals and health systems. For many of our retail, hospital and health system partners, we earn revenue by providing clinical and administrative support services on a fee-for-service basis to help them dispense specialty medications. Thus, our patient-focused solutions benefit multiple partners across the healthcare continuum, which we believe drives the sustainability of our business model.

Market Opportunity

        Specialty pharmaceuticals represent a significant and growing total addressable market.    The specialty pharmaceutical market has experienced significant growth in recent years as complex chronic conditions, care coordination, technology-enabled patient care, biotechnology research and outcomes-based healthcare have increased in focus. The total specialty pharmaceutical market represented approximately $92 billion in drug spend in 2012. Total specialty pharmaceutical drug spend covered under the pharmacy benefit was approximately $51 billion in 2012 and is estimated to grow to $118 billion by 2018. Specialty drugs are managed not only under the pharmacy benefit, but also under the medical benefit. Payors typically determine whether a particular specialty drug is covered under the pharmacy benefit versus the medical benefit based on such factors as the patient's ability to self-administer, the degree of clinical support required, the need for patient monitoring and the site of care (e.g., hospital or home). Increasingly, drugs that have historically been reimbursed under the medical benefit are being moved to the pharmacy benefit by health plans and pharmacy benefit managers to better manage care and contain costs. We believe that our track record and leadership in limited distribution drug programs will create opportunities for us to gain market share in this growing segment of the specialty pharmacy market.

        In addition, while our historic focus has been pharmacy benefit, we believe that the medical benefit represents a significant additional revenue opportunity for us and expect it to have a bigger impact in our business going forward. Specialty drugs reimbursed under the medical benefit have also expanded rapidly in recent years and were approximately $39 billion, or approximately 45%, of the total specialty drug spend in 2012. Specifically, we view specialty infusion (which, for our purposes, includes infusion therapies for hemophilia, hereditary angioedema and immune globulins), with approximately 60% of the costs of such therapies covered under the medical benefit, as an attractive market due to significant projected growth and higher margins, and we intend to continue to invest in this important and growing area of our existing business. In addition, specialty medication provided under the medical benefit (typically office administered, hospital outpatient clinic administered, administered in the home setting, or in an infusion clinic) is more difficult to manage and control the cost of in comparison to specialty medication managed under the pharmacy benefit. The increased difficulty is, in part, because under the pharmacy benefit, claims are adjudicated electronically at the point of sale, which allows for dosage controls and cost verifications to take place before specialty medications are dispensed. In contrast, medical claims are processed after specialty medications are dispensed, which limits the payor's ability to verify costs, dosage amounts, and number of units dispensed. We believe the significant value of the management strategies and services implemented by specialty pharmacies under the pharmacy benefit has led to payors engaging with specialty pharmacies to provide similar assistance to help control spend and cost trends attributed to specialty medications under the medical benefit. We are well positioned to provide these services to payors due to our expertise in specialty pharmacy as well as the resources to manage medications under the medical benefit.

        Growth in specialty drug spend is significantly outpacing the broader pharmaceutical market.    Specialty drugs are the fastest growing segment of the pharmaceutical market, and spend in this segment is estimated to grow at approximately 20% annually from 2013 to 2018, whereas traditional drug spend is expected to grow in the low to mid single digit percentage range. Specialty pharmaceutical products are targeted towards high-cost complex medical conditions, have fewer direct substitutes than traditional pharmaceuticals and face limited near-term generic market entry. These factors limit competition and drive higher prices. Additionally, specialty drug approvals comprised over 50% of all Federal Drug Administration ("FDA") drug approvals in 2013 as pharmaceutical and biotechnology companies have continued to invest in specialty drug development. This trend is expected to continue, driven by a robust pipeline of specialty drugs, which represent approximately 40% of the total number of drugs that we believe may receive FDA approval within the next twelve months.

        Oncology and immunology, therapeutic categories in which we believe we are a leader, are large and growing therapeutic categories within the specialty pharmaceuticals industry.    The oncology market represented 29% of specialty pharmaceutical sales in the U.S. in 2013. The immunology market, including the disease states rheumatoid arthritis, psoriasis and Crohn's disease, also represents a large and growing specialty market. We believe these two therapeutic categories will continue to grow, given that there are over 400 oncology and immunology drugs currently in clinical development which represent over 40% of the biologics pipeline. Further, there are over 3,000 oncology and immunology drugs in global drug development. Given the chronic nature of these disease states, we provide recurring services to these patients over long periods of time. In 2013, we generated over 70% of our revenues in oncology and immunology, and our historical growth has largely been driven by our position as a leader in these categories.

Competitive Strengths

        We are the nation's largest independent and fourth largest overall specialty pharmacy, with a 2% overall market share (based on 2013 revenues from pharmacy-dispensed specialty drugs). We believe we are well positioned to continue to increase our market share based on the following competitive strengths.

        Adding value to all constituents.    The value we deliver to all constituents is centered upon our core focus on patients. We help patients adhere to complicated medication therapies, process refills and manage any side effects and insurance concerns to ensure they get the best standard of care. The clinical efficacy of drug therapies, especially for acute and chronic conditions, is typically enhanced when patients precisely follow the prescribed treatment regimens (including dosing and frequency). On the other hand, medication non-adherence (i.e., patients not following the instructions for their medication or failing to finish taking their medication) contributes to a substantial worsening of disease and, in some cases, accelerated mortality which increases hospital and other health care costs. We have achieved patient adherence rates of over 90% for the last six fiscal quarters. We believe our high adherence rates are, in part, due to, among other things, our patient training and education, compliance packaging, prophylactic starter kits and nurse adherence calls. We also help identify third-party funding support programs to help cover expensive out-of-pocket costs. In 2013, we helped our patients successfully obtain $24 million of funding assistance to help cover out-of-pocket co-pay costs. Our focus on patients and our related patient-support programs have allowed us to achieve an overall patient satisfaction rate of approximately 99%.

    Supporting our core focus on patients, we also serve the following key constituents:

    (1) Payors:    We manage prescription regimens for chronically ill populations and help payors, which include insurance plans and pharmacy benefit managers, reduce costs through customized specialty pharmacy programs. Our electronic patient care platform, centered on our disease-specific technology solution, is customized for each payor's needs and is designed to improve efficiency and lower costs. For example, through our partial fill program of dispensing prescriptions with less than the typical 30-day supply, we promote more frequent direct intervention and tracking of patients and their therapies by our highly trained clinical experts.

    (2) Biotechnology and Pharmaceutical Manufacturers:    We offer specialized and highly customized prescription programs for pharmaceutical companies to help them optimize and track patient adherence which helps drive the clinical and commercial success of specialty drugs. In addition, we partner with pharmaceutical manufacturers early by helping them develop specialty pharmaceutical channel strategies as part of their commercial launch preparation.

    (3) Physicians and Health Systems:    Our team works with physician offices to manage prior-authorization and other managed care organization requirements, such as denial and appeal process, to ensure that complicated administrative tasks do not impair the delivery of quality patient care. Additionally, we provide risk evaluation services, implement risk mitigation strategies and collect patient adherence data to provide physicians and health systems with enhanced visibility on patient outcomes. Our transparency and support has led to a physician satisfaction rate of approximately 97%.

    (4) Retailers and Hospitals:    We provide clinical and administrative support services for our retail and hospital partners on a fee-for-service basis. Based on our broad industry experience, infrastructure and treatment-tracking software, our retail specialty network solution provides customized clinical and administrative support services that help retailers and their specialty patients improve financial and clinical outcomes. We provide hospitals with unique solutions to maximize cost containment, improve efficiency and clinical outcomes from specialty pharmaceuticals. Our programs also support hospitals that are 340B covered entities, which are organizations that provide access to reduced price prescription drugs to health care facilities in accordance with the federal 340B Drug Pricing Program and which that have been certified by the U.S. Department of Health and Human Services, through a contracted pharmacy strategy.

        Significant and longstanding payor relationships—approximately 13 million managed lives under contract.    Currently, we partner with 46 regional and mid-sized payors and independent pharmacy benefit managers to improve patient outcomes and lower costs by managing high-risk members and implementing patient-focused specialty programs. We believe we improve the clinical outcomes for high-risk members through adherence monitoring, patient education and clinical intervention because the benefit of effective pharmaceuticals, especially for acute and chronic conditions, will only be achieved if patients follow the prescribed treatment regimens (including amount and timing of doses) reasonably closely. We offer payors access to limited distribution drugs and unique cost containment programs, including partial refill programs, clinical management and motivational interviewing techniques for improving adherence. We believe that medication non-adherence is the largest avoidable cost in specialty pharmacy because it contributes to a substantial worsening of disease and death and significantly increases hospital and other health care costs, and our strong adherence rates benefit patients and payors. We believe that our focus on high-touch patient care, reflecting our therapy management and support services through multiple interactions by our clinical, operational and administrative personnel, and our experience with high-risk populations makes us well-positioned for the anticipated growth in managed lives under the Affordable Care Act, particularly with respect to managed Medicaid coverage.

        Partner of choice for biotechnology and pharmaceutical manufacturers.    We believe that our role as the partner of choice for many biotechnology and pharmaceutical manufacturers is based on the following attributes:

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  Expertise in managing limited distribution drugs.  We have historically earned access to many limited distribution drugs, both at the time of their launch and post-launch. We actively monitor the drug pipeline and we maintain dialogue with many of the major biotechnology and pharmaceutical manufacturers to identify opportunities in all pre-commercial stages of drug development. We believe that limited distribution is becoming the delivery system of choice for many drug manufacturers because it facilitates high patient engagement, clinical expertise and elevated focus on service. Furthermore, we believe that our innovative solutions and service-oriented culture set us apart from our competitors, have enabled us to win a large number of limited distribution contracts and is more appealing than our competitors' platforms to emerging biotechnology firms and the boutique consulting firms that advise them. We believe that the trend toward limited distribution of specialty drugs will continue to expand in the future, making strong representation in this area essential. Accordingly, we believe our current portfolio of over 70 limited distribution drugs, all of which are post-launch, positions us for disproportionate growth as more limited distribution drugs come to market.

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  Proven track record of adding value.  We believe we outperform our competitors in providing services that benefit specialty drug manufacturers. Our superior services are driven by our clinical expertise in oncology, immunology, hepatitis, multiple sclerosis, HIV and specialty infusion. We offer targeted pilot programs, full reporting capabilities and a variety of additional services that support patients' medication adherence when clinically appropriate. We believe these superior services and capabilities were a primary driver of our gaining access to, and becoming the largest of five specialty pharmacies authorized to, dispense Imbruvica, Pharmacyclics' Mantle Cell Lymphoma drug launched in November 2013.

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  Breadth of channel partners.  In addition to maintaining our strong relationships with payors, physicians, manufacturers and patients, we also partner with retailers, hospitals and health systems by providing critical patient-facing clinical and administrative services that help support the specialty pharmacy capabilities of these constituents. These partnerships broaden our exposure and influence across the healthcare continuum.

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  Relationships with clinical experts and key opinion leaders.  Our singular focus on specialty pharmacy and complex chronic diseases has enabled us to develop strong relationships with clinical experts and thought leaders in key therapeutic categories, such as oncology and immunology. We leverage these relationships to gain greater visibility into future drug launches and to stay current on the latest advances in patient care.

        National footprint with highly scalable infrastructure.    During the past several years, we have made significant investments to expand our capabilities and capacity, which we believe will help us to enhance sales volume, improve efficiency and create significant barriers to entry. In December 2010, we moved our corporate headquarters to a 550,000 square foot facility in Flint, Michigan. Our operations within this facility, are highly scalable, as we currently utilize approximately 40% of the facility giving us significant capacity to execute our long term growth plan without significant additional capital expenditures. Our physical footprint has enabled us to develop a centralized infrastructure that we have successfully scaled to dispense to all 50 states. We now have an advanced distribution center that enables us to ship medications nationwide as well as a centralized clinical call center that helps us deliver localized services on a national scale. In addition to our headquarters, we also operate smaller regional facilities in Flint, Michigan; Grand Rapids, Michigan; Chicago, Illinois; Ft. Lauderdale, Florida; Ontario, California; Enfield, Connecticut; Raleigh, North Carolina; and Springfield, Massachusetts. We are fully accredited and licensed to conduct business in each of the states that require such licensure.

        Strong financial profile combines sustainable growth and low capital intensity.    Our financial profile is comprised of a recurring revenue model that is driven by the chronically ill populations we serve. As a result, we have demonstrated strong growth in revenue and profitability. We have achieved consistent revenue and Adjusted EBITDA growth with revenues increasing from $377 million in 2009 to $1,515 million in 2013 and Adjusted EBITDA increasing from $6 million in 2009 to $19 million in 2013, representing compound annual growth rates of 42% and 33%, respectively. In addition, we grew our net income from $3 million to $8 million over the same time period. See "—Selected Consolidated Financial Data" for our definition of Adjusted EBITDA, why we present Adjusted EBITDA and a reconciliation of our Adjusted EBITDA to net income. We expect our growth to continue to be driven by a highly visible and recurring base of revenues, favorable demographic trends, advanced clinical developments, expanding drug pipelines, earlier detection of chronic diseases and improved access to medical care. In addition, we believe that our expanding breadth of services, our growing penetration with new customers, and our access to limited distribution drugs, will help us achieve significant and sustainable growth and profitability in future.

        Highly experienced and passionate management team.    Our senior management team, which consists of six executives, has an average of over 26 years of experience in the pharmacy and specialty pharmacy industry and represents a group of highly recognized and respected industry veterans. Led by our Chief Executive Officer and co-founder Philip Hagerman, our management team is responsible for our proven track record of growth, consistent performance and industry leading service. Mr. Hagerman, a licensed pharmacist and recognized specialty pharmacy industry thought-leader, is a frequent speaker at state and national pharmacy conferences and has received several awards as a leading business executive in the country, including recognition by the White House Business Council for his leadership in job creation and community development. Our senior management team has an average tenure with Diplomat of over 12 years and brings a healthy balance of significant experience with Diplomat and with other companies in the industry, including public companies. In addition, our broader sales, clinical and operations team, has deep clinical expertise and currently includes over 70 licensed pharmacists.

Growth Strategy

        We plan to grow our business by continuing to execute on the following key growth strategies:

        Capitalize on track record to expand leadership positions in high-growth oncology and limited distribution markets.    We believe our track record of providing a customized, high level of service to our manufacturer partners in the oncology and immunology markets has led to repeat contract awards and initial limited distribution contracts related to new drugs our partners bring to market. For example, we believe our success as a distributing pharmacy for Zytiga, a metastatic castration resistant prostate cancer drug approved by the FDA in April 2011, helped earn us limited distribution access to Xtandi, another metastatic castration resistant prostate cancer drug approved by the FDA in August 2012. Xtandi has grown to become one of our top 10 drugs with over $40 million in annual sales in 2013. Our clinical and sales teams consistently engage our emerging biotechnology partners on commercialization strategy 12 to 18 months in advance of potential FDA approval. These pre-existing relationships position us to capture market share in these high-growth markets. One example was the launch of Cometriq, a drug currently indicated for a form of thyroid cancer, on which we collaborated with the manufacturer and became the exclusive distributor.

        Expand clinical expertise to a broad range of therapeutic categories.    We serve a broad range of therapeutic categories, and we believe we can expand our clinical expertise to increasingly penetrate additional markets such as hepatitis, multiple sclerosis, HIV and specialty infusion. We believe these categories will become increasingly important to our patient population in the coming years due to advancement of therapies and increased incidences of chronic illness and that our platform will allow us to grow with market expansion. Specifically, we view specialty infusion as an attractive market due to significant projected growth and higher margins, and we intend to continue to invest in this important and growing area of our existing business. Additionally, orphan and ultra-orphan drugs, which are associated with relatively small patient populations, are an increasingly important focus for us as the specific characteristics of these categories make utilization and compliance particularly challenging.

        Deepen and expand partner relationships.    We currently contract with and support regional and mid-sized payors and independent pharmacy benefit managers, employer groups, and union groups representing approximately 13 million managed lives across the United States. We plan to continue to work with our current clients to grow their membership and are focused on expanding our client base nationally. In addition to providing specialty pharmacy services for self-administered medications covered under the pharmacy benefit, we also offer office-administered medications covered under the medical benefit to ensure that we provide a full spectrum of care to our specialty patients regardless of type of their benefit coverage and where they receive care. Further, our partnerships with retail pharmacies and hospitals allow us to serve specialty patients beyond the traditional specialty pharmacy approach. These partnerships allow patients to more easily access specialty medications in the retail setting and also positions Diplomat to be a key partner for Accountable Care Organizations, which are networks formed by groups of doctors, hospitals, and other health care providers that share financial and medical coordination of services to patients to limit unnecessary spending and to create an efficient patient care system.

        Grow high-margin businesses and capitalize on investments to enhance key operating metrics.    In May 2014, we contracted to significantly expand our retail customer base and expand our opportunities through a service contract with Novation, LLC (which includes Provista, LLC and VHA Inc.), one of the largest hospital networks and group purchasing organizations. In addition, our continued expansion into the infusion market will provide us with opportunities to capitalize on a market which historically has provided higher margins. We have made significant investments in our technology, infrastructure and service lines to build a scalable foundation for growth, which we believe provides meaningful opportunities to grow revenues and enhance key operating metrics. We believe our investments in technology, both completed and in-process, will improve our operating cost profile and provide valuable revenue opportunities, as we enhance our data collection and delivery capabilities, services that are highly valued by our partners. Finally, we currently utilize approximately 40% of our 550,000 square foot facility in Flint, Michigan (purchased in 2010), providing meaningful capacity as we continue to scale our business.

        Selectively pursue growth through strategic acquisitions.    We believe the specialty pharmacy industry is highly fragmented and provides numerous opportunities to expand through acquisitions. While we will continue to focus on growing our business organically, we believe we can opportunistically enhance our competitive position through complementary acquisitions in both existing and new markets. For example, in December 2013, we completed the acquisition of American Homecare Federation, Inc. ("AHF"), a specialty infusion therapy provider focused primarily on hemophilia. In June 2014, we acquired MedPro Rx, Inc. ("MedPro"), a specialty pharmacy focused on specialty infusion therapies including hemophilia and immune globulin. Specialty infusion is differentiated from traditional home infusion in that it requires highly customized services and level of care with therapies that can exceed $300,000 in costs per patient per year. We anticipate our future revenues derived from specialty infusion pharmacy services will increase significantly as a percentage of total revenues as a result of these acquisitions. Additionally, we plan to selectively evaluate potential acquisition opportunities in other therapeutic categories, services and technologies, with the goal of preserving our culture, continuing to deliver superior patient outcomes, enhancing value to other constituents and building long-term value for our shareholders.

Risk Factors

        Investing in our common stock involves a high degree of risk. You should carefully consider the risks described under "Risk Factors" before making a decision to invest in our common stock. If any of these risks actually occurs, our business, results of operations, financial condition or prospects could be materially and adversely affected. Below is a summary of some of the principal risks we believe we face:

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  anticipating and adapting to significant changes, trends, consolidation and increasing participation in the specialty pharmacy industry could adversely impact our ability to compete;

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  pricing pressures from payors and pharmaceutical manufacturers may adversely affect our profitability;

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  failure to maintain our existing relationships, and build new relationships, with key pharmaceutical manufacturers, physicians, payors, retailers, hospital and health systems would have a material and adverse effect on our business;

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  complying with, and changes to, significant state and federal regulations could restrict our ability to conduct our business or cause us to incur significant costs;

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  we may not have the resources, purchasing power or operating efficiencies to compete successfully with leading specialty pharmacies;

  •
  any significant adverse matters regarding the top specialty drugs we dispense, or disruptions in the supply chain of these specialty drugs, would have a material and adverse impact on our business and financial performance;

  •
  we may not be able to successfully implement our organic growth or acquisition strategy; and

  •
  our Chief Executive Officer and Chairman of the Board of Directors will control the outcome of matters submitted for shareholder approval, and he may have interests that differ from those of our other shareholders.

Recent Developments

  Business Acquisitions

        On December 16, 2013, we acquired all of the outstanding stock of AHF for a total acquisition price of approximately $13.4 million, excluding related acquisition costs of approximately $0.5 million. Included in the total acquisition price is $12.1 million in cash and contingent consideration fair valued at $1.3 million with a maximum payout of $2.0 million, that is based on the achievement of certain revenue and gross profit targets in each of the years ending December 31, 2014 and 2015. AHF is a specialty pharmacy which focuses on patients with bleeding disorders, such as hemophilia, and is headquartered in Enfield, Connecticut. AHF generated $21.8 million in revenue and $4.9 million in gross profit, or 22.5% of revenue, in the nine months ended September 30, 2013. We acquired AHF to provide us access to certain direct purchase agreements with key hemophilia manufacturers and to expand our specialty infusion expertise. The results of operations for AHF are included in our consolidated financial statements from the acquisition date.

        On June 27, 2014, we acquired all of the outstanding stock of MedPro for a total acquisition price of approximately $68.2 million, excluding related acquisition costs of $0.6 million. Included in the total acquisition price is $52.0 million in cash, 84.31703 shares of our Class B Nonvoting Common Stock, valued at approximately $12.0 million, and contingent consideration fair valued at $4.2 million, with a maximum payout of $11.5 million, that is based on the achievement of certain revenue and gross profit targets for each of the twelve months ending June 30, 2015 and 2016. In connection with our acquisition of MedPro, we increased our line of credit to provide for comparable borrowing availability under the line of credit following the acquisition. See "—Amendment to Line of Credit." MedPro is a specialty pharmacy focused on specialty infusion therapies, including hemophilia and immune globulin, based in Raleigh, North Carolina. MedPro generated $82.7 million of revenue and $16.8 million of gross profit, or 20.3% of revenue, in the year ended December 31, 2013. We acquired MedPro to expand our existing specialty infusion business and to increase our presence in the mid-Atlantic and Southern regions of the country. The results of operations for MedPro are included in our consolidated financial statements from the acquisition date.

  Issuances of Preferred Stock

        Prior to the issuance of preferred stock on January 23, 2014, as described below, we had 4,275 common shares outstanding and 4,856.198 diluted common shares outstanding assuming a price of $142,320 per share.

        On January 23, 2014, we sold to certain funds of T. Rowe Price, 351.32097 shares of Series A Preferred Stock at a purchase price of $142,320 per share. We used $20.0 million of the $50.0 million investment proceeds for general corporate purposes, including fees associated with the transaction, and the remaining $30.0 million was used to redeem shares of common stock and common stock options.

        On April 1, 2014, we sold to certain funds of Janus Capital Group, 379.4267 shares of Series A Preferred Stock at a purchase price of $142,320 per share. We used $25.2 million of the $54.0 million investment proceeds for general corporate purposes, including fees associated with the transaction, and the remaining $28.8 million was used to redeem shares of common stock and common stock options.

        As of July 31, 2014, certain funds of T. Rowe Price and Janus Capital Group beneficially owned 15.5% in aggregate of our common stock (on an as-converted basis from Series A Preferred Stock to Series C Voting Common Stock). Such ownership percentage reflects redemptions made with the proceeds from the above transactions.

  Amendment to Line of Credit

        On June 26, 2014, we entered into an amended and restated credit agreement with GE Capital Bank, as agent, Comerica Bank, JP Morgan Chase Bank, N.A. and Wells Fargo Bank, N.A., as additional lenders. The amended and restated credit agreement provides an increase in our revolving line of credit (the "revolving line of credit" or "line of credit") to $120.0 million. The amount available for borrowing under the revolving line of credit is the lesser of $120.0 million and the sum of 85% of eligible accounts receivable and a portion of eligible inventory, less any outstanding letters of credit and swing loans. Additionally, our revolving line of credit permits incremental increases in the line of credit or issuance of term loans up to an aggregate amount of $25.0 million, subject to specified conditions. For a further description of our line of credit, see "Description of Indebtedness."

  Change in Tax Status

        Prior to January 23, 2014, we had elected to be taxed under the provisions of Subchapter S of the Internal Revenue Code. Therefore, we did not pay federal corporate income taxes on our taxable income. Instead, our shareholders were liable for individual federal income taxes on their respective shares of our taxable income. Distributions were made periodically to our shareholders to the extent needed to cover their income tax liability based on our taxable income. On January 23, 2014, in connection with the shares of Series A preferred stock sold to certain funds of T. Rowe Price on such date, we changed from an S Corporation to a C Corporation. Therefore, we will pay federal corporate income taxes on our taxable income for periods after such date. The historical audited financial results included elsewhere in this prospectus reflect our results as an S Corporation before January 23, 2014.

Our Corporate Information

        Diplomat Pharmacy, Inc. is a Michigan corporation, and our principal executive offices are located at 4100 S. Saginaw St., Flint, Michigan 48507. Our telephone number is (888) 720-4450. Our website address is www.diplomat.is. The reference to our website is intended to be an inactive textual reference only. The information contained on, or accessible through, our website is not part of this prospectus or the registration statement of which this prospectus forms a part, and you should not rely on this information in making a decision to invest in our common stock in this offering.

 The Offering

Common stock offered by us	shares
Common stock offered by the selling shareholders	shares
Common stock to be outstanding immediately after this offering	shares
Overallotment Option

The underwriters have an option to purchase a maximum of additional shares of our common stock from the selling shareholders to cover overallotments, if any. The underwriters may exercise this option at any time within 30 days from the date of this prospectus.

Use of proceeds

We estimate that the net proceeds to us from this offering, after deducting the underwriting discount and estimated offering expenses, will be approximately $            million, assuming an initial public offering price of $            per share, the midpoint of the price range set forth on the cover of this prospectus.

We will not receive any proceeds from the sale of shares by the selling shareholders, including sales by the selling shareholders pursuant to the underwriters' overallotment option.
We intend to use the net proceeds from this offering to repay indebtedness and for working capital and other general corporate purposes. See "Use of Proceeds."

Certain affiliates of the underwriters are lenders under our line of credit that will be repaid with net proceeds of this offering. As a result of this repayment, a "conflict of interest" may be deemed to exist under FINRA Rule 5121(f)(5)(C)(i), and this offering will be made in compliance with the applicable provisions of FINRA Rule 5121. See "Underwriting—Conflicts of Interests".

Controlled company

Upon the completion of this offering and pursuant to a voting agreement with members of his immediate family and various trusts, Philip Hagerman, our Chief Executive Officer and Chairman of our Board of Directors, will control approximately            % of the total voting power of our outstanding common stock, (or        % of the total voting power of our common stock if the underwriters exercise their overallotment option in full). As a result, we will be considered a "controlled company" under the corporate governance listing standards of the New York Stock Exchange. As a controlled company, we will be exempt from the obligation to comply with certain New York Stock Exchange corporate governance requirements. See "Management."

Dividend policy

We expect to retain all future earnings, if any, for use in the operation and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future. See "Dividend Policy."

Risk factors

Investing in our common stock involves a high degree of risk. See "Risk Factors" beginning on page 18 of this prospectus for a discussion of the risks and uncertainties you should carefully consider before deciding to invest in our common stock.

New York Stock Exchange symbol	"DPLO"

        The number of shares of our common stock to be outstanding after the completion of this offering is based on            shares of our common stock outstanding as of                    , 2014, and excludes:

  •
  shares of our common stock issuable upon the exercise of options outstanding as of                        , 2014 under the Diplomat Pharmacy, Inc. 2007 Option Plan (the "2007 Option Plan"), with a weighted average exercise price of $            per share; and

  •
  shares of our common stock reserved for future issuance under our 2014 Omnibus Incentive Plan (the "2014 Omnibus Plan" or the "omnibus plan") as of the date hereof, which will be effective prior to the completion of this offering.

        Unless otherwise indicated, the information in this prospectus assumes:

  •
  immediately prior to the completion of this offering, in the following order:

  •
  the conversion of all shares of our Series A Preferred Stock into shares of our Class C Voting Common Stock on a one-for-one basis;

  •
  the filing of our amended and restated articles of incorporation and the adoption of our amended and restated bylaws;

  •
  the conversion of all shares of our Class A Voting Common Stock, Class B Nonvoting Common Stock and Class C Voting Common Stock into shares of our common stock on a one-for-one basis;

  •
  the conversion of all options to acquire Class A Voting Common Stock and Class B Nonvoting Common Stock into options to acquire shares of our common stock on a one-for one basis; and

  •
  a stock split effected as a stock dividend of                        shares for each share of our common stock to our common shareholders of record immediately prior to the completion of this offering, with an adjustment to the number of options to acquire shares of our common stock and exercise price therefor to be proportionately adjusted;

  •
  no exercise of outstanding stock options since                        , 2014; and

  •
  no exercise by the underwriters of their option to purchase additional shares of our common stock from the selling shareholders to cover overallotments, if any.

        Accordingly, all share and per share amounts presented in this prospectus have been adjusted, where applicable, to reflect such conversions and stock dividend.

 Summary Consolidated Financial Data

        The following table summarizes our consolidated financial data and other data for the periods and at the dates indicated. We derived the consolidated statement of operations data for the years ended December 31, 2013, 2012 and 2011 and the consolidated balance sheet data as of December 31, 2013 and 2012 from our audited consolidated financial statements included elsewhere in this prospectus. We derived the consolidated balance sheet data as of December 31, 2011 from our audited consolidated financial statements that do not appear in this prospectus. We derived the unaudited consolidated statement of operations data for the six months ended June 30, 2014 and 2013 and the unaudited consolidated balance sheet data as of June 30, 2014 from our unaudited consolidated financial statements included elsewhere in this prospectus. We have prepared the unaudited consolidated financial statements on the same basis as the audited consolidated financial statements and have included, in our opinion, all adjustments, consisting only of normal recurring adjustments that we consider necessary for a fair presentation of the financial information set forth in those statements.

        We derived the unaudited pro forma financial information for the year ended December 31, 2013 and the six months ended June 30, 2014 and as of June 30, 2014 from the unaudited pro forma financial information included elsewhere in this prospectus.

        Our historical results are not necessarily indicative of the results to be expected for any future period, and the results in the six months ended June 30, 2014 are not necessarily indicative of the results for the full year or any other period. The following information should be read together with the information under the headings "Capitalization" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes included elsewhere in this prospectus. The unaudited pro forma consolidated financial information does not necessarily represent what our financial position, results of operations and other data would have been if the transactions had actually been completed on the dates indicated, and are not intended to project such information for any future period. See "Use of Proceeds" and "Index to the Consolidated Financial Statements—Unaudited Pro Forma Consolidated Financial Information".

	For the six months ended June 30,			For the year ended December 31,
	2014 Pro Forma(1)	2014(2)	2013	2013 Pro Forma(3)	2013(4)	2012	2011
	(Dollars in thousands, except prescription, per share and per prescription data)
	(Unaudited)
Consolidated Statement of Operations Data
Net sales		$1,007,352	$704,525		$1,515,139	$1,126,943	$771,962
Cost of goods sold		(948,275)	(663,883)		(1,426,112)	(1,057,608)	(715,448)

Gross profit		59,077	40,642		89,027	69,335	56,514
Selling, general, and administrative expenses		(51,024)	(35,988)		(77,944)	(64,392)	(47,434)

Income from operations		8,053	4,654		11,083	4,943	9,080
Interest expense		(895)	(941)		(1,996)	(1,086)	(598)
Equity loss of non-consolidated entity		(710)	(311)		(1,055)	(267)	(95)
Other income		517	112		196	337	764

Income before income taxes		6,965	3,514		8,228	3,927	9,151
Income tax expense(5)		(4,557)	—		—	—	—

Net income		2,408	3,514		8,228	3,927	9,151
Net income allocable to preferred shareholders		266	—		—	—	—

Net income allocable to common shareholders		$2,142	$3,514		$8,228	$3,927	$9,151

Weighted average common shares outstanding(5):
Basic		4,016	4,275		4,275	4,471	5,200
Diluted		4,358	4,293		4,364	4,602	5,311
Net income per common share(6):
Basic		$533.40	$822.05		$1,924.70	$878.35	$1,759.77

Diluted		$491.55	$818.56		$1,885.45	$853.50	$1,723.13

Other Data
Adjusted EBITDA(7)		$14,083	$7,704		$18,970	$10,852	$15,121
Prescriptions dispensed(8)		381,000	352,000		707,000	669,000	596,000
Prescriptions serviced (not dispensed)(9)		102,000	97,000		223,000	129,000	13,000

Total prescriptions		483,000	449,000		930,000	798,000	609,000

Net sales per prescription dispensed(10)		$2,639	$1,993		$2,135	$1,680	$1,295
Gross profit per prescription dispensed(11)		$148	$109		$117	$99	$94
Net sales per prescription serviced (not dispensed)(12)		$27	$25		$28	$26	$27
Gross profit per prescription serviced (not dispensed)(12)		$27	$25		$28	$26	$27
Adjusted EBITDA per prescription(13)		$29	$17		$20	$14	$25

	As of June 30, 2014
				As of December 31,
	Pro Forma as adjusted(14)
		Pro Forma(15)	Actual	2013	2012	2011
	(Dollars in thousands)
	(Unaudited)
Consolidated Balance Sheet Data
Property and equipment, net		12,900	$12,900	$12,378	$12,634	$16,930
Total assets		338,909	338,909	211,777	139,595	100,380
Total debt		100,718	100,718	88,164	63,102	12,942
Total liabilities		308,763	308,763	236,189	172,135	88,622
Redeemable preferred stock(16)		—	101,815	—	—	—
Shareholders' (deficit) equity(16)(17)		30,146	(71,669)	(24,412)	(32,540)	11,758

(1)
The unaudited pro forma consolidated financial information for the six months ended June 30, 2014 gives effect to: (A) the January and April 2014 issuance of preferred stock and the use of a portion of the proceeds from these issuances to redeem outstanding shares of common stock and common stock options, (B) our acquisition of MedPro in June 2014 and related borrowings under our line of credit, (C) our conversion from an S corporation to a C corporation on January 23, 2014, (D) the conversion of all outstanding shares of our capital stock into shares of our common stock, and immediately thereafter a stock split effected as a stock dividend of            shares for each share of our common stock and (E) this offering and the use of proceeds therefrom, assuming in each case that such event occurred on January 1, 2013. See "Index to the Consolidated Financial Statements: Unaudited Pro Forma Combined Consolidated Financial Information".

(2)
We acquired MedPro on June 27, 2014 and its financial results have been included in our historical financial statements since such date.

(3)
The unaudited pro forma consolidated financial information for the year ended December 31, 2013 gives effect to the transactions described in Note 1 above as well as to the December 2013 acquisition of AHF and related borrowings under our line of credit, assuming in each case that such event occurred on January 1, 2013. See "Index to the Consolidated Financial Statements: Unaudited Pro Forma Combined Consolidated Financial Information".

(4)
We acquired AHF on December 16, 2013 and its financial results have been included in our historical financial statements since that date.

(5)
Prior to January 23, 2014, we had elected to be taxed under the provisions of Subchapter S of the Internal Revenue Code. Therefore, we did not pay corporate income taxes on our taxable income. Instead, our shareholders were liable for individual income taxes on their respective shares of our taxable income. On January 23, 2014, we changed from an S Corporation to a C Corporation, and therefore we will pay corporate income taxes on our taxable income for periods after January 23, 2014.

(6)
All share and per share amounts presented have been adjusted to reflect the applicable conversions of capital stock and stock dividend occurring immediately prior to the completion of this offering.

(7)
See "Adjusted EBITDA" below for our definition of Adjusted EBITDA, why we present Adjusted EBITDA and a reconciliation of net income (loss) to Adjusted EBITDA.

(8)
Prescriptions dispensed (rounded to nearest thousand), represents actual prescriptions filled and dispensed by Diplomat.

(9)
Prescriptions serviced (not dispensed) (rounded to nearest thousand), represents prescriptions filled and dispensed by a non-Diplomat pharmacy, including retailers and health systems, for which we provide support services required to assist patients and pharmacies with the complexity of filling specialty medications, and for which we earn a fee.

(10)
Net sales per prescription dispensed represents total prescription revenue from prescriptions dispensed by Diplomat, divided by the number of prescriptions dispensed by Diplomat. Total prescription revenue from prescriptions dispensed includes all revenue collected from patients, third party payors and various patient assistance programs, as well as revenue collected from pharmaceutical manufacturers for data and other services directly tied to the actual dispensing of their drug(s).

(11)
Gross profit per prescription dispensed represents gross profit from prescriptions dispensed by Diplomat, divided by the number of prescriptions dispensed by Diplomat. Gross profit represents total prescription revenue from prescriptions dispensed less the cost of the drugs purchased.

(12)
Net sales per prescription serviced (not dispensed) represents total prescription revenue from prescriptions serviced divided by the number of prescriptions serviced for the non-Diplomat pharmacies. Gross profit per prescription serviced (not dispensed) is equal to net sales per prescription serviced because there is no Diplomat drug cost of goods sold associated with such transactions. Total prescription revenue from prescriptions serviced includes revenue collected from partner pharmacies, including retailers and health systems, for support services rendered to their patients.

(13)
Adjusted EBITDA per prescription is Adjusted EBITDA divided by the total number of prescriptions dispensed or serviced.

(14)
The unaudited pro forma consolidated financial information, as of June 30, 2014, as adjusted, gives effect to the items specified in Note 15 below and further effect to this offering and the use of proceeds therefrom, assuming in each case that such event occurred on June 30, 2014. See "Unaudited Pro Forma Combined Consolidated Financial Information".

(15)
The unaudited pro forma consolidated balance sheet information as of June 30, 2014 gives effect to the conversion of all outstanding shares of our capital stock into shares of our common stock, and immediately thereafter a stock split effected as a stock dividend of            shares for each share of our common stock assuming that such event occurred on June 30, 2014. See "Unaudited Pro Forma Combined Consolidated Financial Information".

(16)
In January 2014, we sold to certain funds of T. Rowe Price, 351.32097 shares of Series A Preferred stock at a purchase price of $142 per share. We used $20,000 of the $50,000 investment proceeds for general corporate purposes, including fees associated with the transaction, and the remaining $30,000 was used to redeem shares of common stock and common stock options. Further, in April 2014, we sold to certain funds of Janus Capital Group 379.4267 shares of Series A preferred stock at a purchase price of $142 per share. We used $25,200 of the $54,000 investment for general corporate purposes, including fees associated with the transaction, and the remaining $28,800 was used to redeem shares of common stock and common stock options. These redemptions increased our shareholders' deficit by $58,800 in the six months ended June 30, 2014.

(17)
In 2012, we entered into settlement agreements with current or former shareholders whereby we purchased shares of common stock formerly owned by the shareholders for consideration of $29,393 of which $2,851 was paid in cash, forgiveness of note of $196 and the remaining $26,346 was payable in full, as per the terms of an executed promissory notes, maturing 2017. This entire amount of $29,393 is reflected as a decrease to our shareholders' (deficit) equity in 2012. Also, in 2012 we had unusually high shareholder distributions of $17,281.

Adjusted EBITDA

        We define Adjusted EBITDA as net income before interest expense, income taxes, depreciation and amortization, share-based compensation, restructuring and impairment charges, equity loss of non-consolidated entity, and certain other items that we do not consider indicative of our ongoing operating performance (which items are itemized below). Adjusted EBITDA is a non-GAAP financial measure.

        We consider Adjusted EBITDA to be a supplemental measure of our operating performance. We present Adjusted EBITDA because it is used by our Board of Directors (the "Board of Directors" or "Board") and management to evaluate our operating performance. It is also used as a factor in determining incentive compensation, for budgetary planning and forecasting overall financial and operational expectations, for identifying underlying trends and for evaluating the effectiveness of our business strategies. Further, we believe it assists us, as well as investors, in comparing performance from period to period on a consistent basis. Adjusted EBITDA is not in accordance with, or an alternative to, measures prepared in accordance with accounting principles generally accepted in the United States ("GAAP"). In addition, this non-GAAP measure is not based on any comprehensive set of accounting rules or principles.

        As a non-GAAP measure, Adjusted EBITDA has limitations in that it does not reflect all of the amounts associated with our results of operations as determined in accordance with GAAP and therefore you should not consider Adjusted EBITDA in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. You should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in the presentation, and we do not infer that our future results will be unaffected by unusual or non-recurring items. Adjusted EBITDA does not:

  •
  include depreciation expense from property and equipment or amortization expense from acquired intangible assets (and although they are non-cash charges, the assets being depreciated will often have to be replaced in the future);

  •
  reflect interest expense on our debt and capital leases or interest income we earn on cash and cash equivalents;

  •
  reflect the amounts we paid in taxes or other components of our tax provision (which reduces cash available to us);

  •
  include the impact of share-based compensation (which is a recurring expense that will remain a key element of our long-term incentive compensation package, although we exclude it when evaluating our operating performance for a particular period); or

  •
  include the restructuring and impairment charges, equity income or loss of our non-consolidated entity, or other matters we do not consider to be indicative of our ongoing operations.

Further, other companies in our industry may calculate Adjusted EBITDA differently than we do and these calculations may not be comparable to our Adjusted EBITDA metric. Because of these limitations, you should consider Adjusted EBITDA alongside other financial performance measures, including net income and our financial results presented in accordance with GAAP.

        The table below presents a reconciliation of net income to Adjusted EBITDA for the periods indicated:

	For the six months ended June 30,			For the year ended December 31,
	2014 Pro Forma	2014	2013	2013 Pro Forma	2013	2012	2011
	(Dollars in thousands)
Net income		$2,408	$3,514		$8,228	$3,927	$9,151
Depreciation and amortization		2,545	1,821		3,934	3,842	3,079
Interest expense		895	941		1,996	1,086	598
Income tax expense		4,557	—		—	—	—

EBITDA		10,405	6,276		14,158	8,855	12,828

Share-based compensation expense(1)		1,135	455		886	915	1,410
Restructuring and impairment charges(2)		—	50		1,033	424	429
Equity loss of non-consolidated entity(3)		710	311		1,055	267	95
Severance and related fees(4)		254	119		205	412	740
Merger & acquisition related fees and expenses(5)		1,171	162		677	—	—
Philanthropy(6)		180	57		222	—	—
Tax credits and other(7)		(419)	—		—	(148)	(626)
Other items(8)		647	274		734	127	245

Adjusted EBITDA		$14,083	$7,704		$18,970	$10,852	$15,121

(1)
Share-based compensation expense relates to eligible employee stock options.

(2)
Restructuring and impairment charges reflect decreases in the fair market value of non-core property and assets, or actual losses on disposal of such assets. 2013 charges primarily relate to the $932 write-down of our former Swartz Creek, Michigan headquarters facility to its fair value, after we vacated it in favor of our present Flint, Michigan facility. 2012 charges primarily relate to our write-down of an externally purchased software package we no longer utilize, as well as sales of Company-owned vehicles. 2011 charges include expense associated with the closure of our former Cleveland, Ohio facility, the move of our Chicago, Illinois area facility, and sales of Company-owned vehicles.

(3)
Represents our share of losses recognized by our non-consolidated entity, Ageology, using the equity method of accounting. We first invested in Ageology, an anti-aging physician network dedicated to nutrition, fitness and hormones, in October 2011, in connection with its formation.

(4)
Employee severance and related fees primarily relates to severance for former management.

(5)
Fees and expenses directly related to merger and acquisition activities, including our purchases of AHF and MedPro. Includes $321 for increased fair value of AHF estimated contingent payout.

(6)
Expenses from private company philanthropic activities were performed at the direction of our majority shareholder.

(7)
Represents various tax credits received from the state of Michigan for facility improvement and employee hiring initiatives, and the one-time costs associated with converting from an S-Corporation to a C-Corporation.

(8)
Includes other expenses, including information technology ("IT") operating leases. These operating leases were initiated, in lieu of purchases or capital leases for a subset of our IT spend, for a short period of time in 2013 and 2014 for liquidity purposes. We have since discontinued the practice of leasing IT equipment. The cost of purchased IT equipment is reflected in depreciation and amortization.

RISK FACTORS

        Investing in our common stock involves a high degree of risk. You should carefully consider the following risk factors, together with the other information in this prospectus, including "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes, before deciding whether to invest in shares of our common stock. If any of the following risks actually occurs, our business, results of operations, financial condition or prospects could be materially and adversely affected. In that event, the trading price of our common stock could decline and you could lose part or all of your investment.

Risks Related to Our Business and Industry

Our failure to anticipate or appropriately adapt to changes or trends within the specialty pharmacy industry could have a significant negative impact on our ability to compete successfully.

        The specialty pharmacy industry is growing and evolving rapidly. Any significant shifts in the structure of the specialty pharmacy industry or the healthcare products and services industry in general could alter the industry dynamics and adversely affect our ability to attract or retain customers. These changes or trends could result from, among other things, a large intra- or inter-industry merger, a new entrant in the specialty pharmacy business, changes in the distribution model for specialty drugs, a slowdown in the biotechnology pharmaceutical pipeline in our areas of expertise, consolidation of shipping carriers or the necessary changes or unintended consequences of the federal Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010 (the "Health Reform Laws") or future regulatory changes. Our failure to anticipate or appropriately adapt to any of these changes or trends, none of which are within our control, could have a significant negative impact our competitive position and materially adversely affect our business.

Significant and increasing pressure from third-party payors to limit reimbursements and the impact of high cost specialty drugs could materially adversely impact our profitability, results of operations and financial condition.

        The continued efforts of health maintenance organizations, managed care organizations, pharmacy benefit managers, government programs (such as Medicare, Medicaid and other federal and state funded programs) and other third-party payors to limit pharmacy reimbursements may adversely impact our profitability. While manufacturers have increased the price of drugs, payors have generally decreased reimbursement rates as a percentage of drug cost. We expect pricing pressures from third-party payors to continue given the high and increasing costs of specialty drugs. Given the significant competition in the industry, we have limited bargaining power to counter payor demands for reduced reimbursement rates. If a significant number of patients cannot afford to cover the portions of specialty drug costs not covered by payors as a result of limited reimbursements, and we are unable to find other sources of funding for such patients, those patients may not fill their prescriptions and our revenues and business could be adversely affected.

        In response to rising specialty drug prices, payors may also demand that we provide additional services, enhanced service levels and other cost savings to help mitigate the increase in drug costs. Additional services with minimal or no service fees would adversely impact our profitability and data-management technology and software make it challenging for us to prove specific cost savings to payors. Our inability or failure to demonstrate cost efficiencies could adversely impact a payor's willingness to engage us, exclusively or at all, as a specialty pharmacy in the face of rising drug costs.

Changes in reimbursement rates from Medicare and Medicaid for the services we provide may cause our revenue and profitability to decline.

        For 2013, 2012 and 2011, reimbursement by federal and state programs, such as Medicare and Medicaid, represented 51%, 47% and 39% of our revenues, respectively. Reimbursement from government programs are subject to statutory and regulatory requirements, administrative rulings, interpretations of policy, implementation of reimbursement procedures, retroactive payment adjustments, governmental funding restrictions, changes to existing legislation, and the enactment of new legislation, all of which may materially affect the amount and timing of reimbursement payments to us. Changes to the way Medicare and Medicaid pay for our services may reduce our revenue and profitability on services provided to Medicare and Medicaid patients and increase our working capital requirements.

        Since its inception in 2006, Medicare Part D has resulted in increased utilization and decreased pharmacy gross margin rates as higher margin business, such as cash and state Medicaid customers, migrated to Medicare Part D coverage. Further, as a result of the Affordable Care Act and changes to Medicare Part D, such as the elimination in 2013 of the tax deductibility of the retiree drug subsidy payment received by sponsors of retiree drug plans, our pharmacy benefit manager clients could decide to discontinue providing prescription drug benefits to their Medicare-eligible members. To the extent this occurs, the adverse effects of increasing customer migration into Medicare Part D may outweigh the benefits we realize from growth of our Medicare Part D business.

If our relationship with any of our key pharmaceutical manufacturers deteriorates, or if we are unable to create new significant relationships with other pharmaceutical manufacturers, we could lose all or a significant portion of our access to existing and future specialty drugs.

        In recent years, an increasing number of pharmaceutical manufacturers have attempted to significantly limit the number of pharmacies that may dispense their drugs. Out of a total of approximately 60,000 traditional and specialty pharmacies, these manufacturers increasingly limit access to their drugs to anywhere from one to 20 specialty pharmacies, to ensure they can manage a drug's rollout, obtain real time data and confirm the unique patient population's receipt of the necessary services and support to remain adherent. There are a number of limited distribution drugs to which we do not have access. In addition to directly providing significant revenues, access to limited distribution drugs provides us with significant competitive advantages in developing relationships with payors and physicians, and our failure to continue obtaining access to new limited distribution pharmaceuticals or losing our current access could have a material and adverse impact on our business.

        We obtain access to limited distribution drugs primarily from small to mid-size biotechnology companies, many of whom are bringing their first or second drug to market. We incur significant expense and time, and opportunity cost, to educate and assist emerging small and mid-size biotechnology manufacturers in bringing these products to the marketplace without any guarantee of a successful drug launch or future sales. The failure to monetize these relationships could adversely impact our profitability and our prospects.

        We also provide a significant amount of direct and indirect services for the benefit of our pharmaceutical manufacturer customers and our patients in order to get access to specialty drugs, and our failure to provide services at optimal quality could result in losing access to existing and future drugs. In addition, we incur significant costs in providing these services and receive minimal service fees in return. If pharmaceutical manufacturers require significant additional services and products to obtain access to their drugs without a corresponding increase in service fees paid to us, our profitability could be adversely impacted.

We have limited contractual protections with pharmaceutical manufacturers and wholesalers that supply us with most of the pharmaceuticals that we distribute.

        We dispense specialty pharmaceuticals that are supplied to us by a variety of manufacturers and wholesalers, many of which are our only source of that specific pharmaceutical. Our contracts with pharmaceutical manufacturers and wholesalers often provide us with, among other things:

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  discounts on drugs we purchase to be dispensed from our specialty pharmacies;

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  rebates and service fees; and

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  access to limited distribution specialty pharmaceuticals.

Our contracts with pharmaceutical manufacturers and wholesalers are generally for three years and are terminable on reasonably short notice by either party before or after the contract term. In addition, our contracts with wholesalers provide for purchase money security interests in products sold. If several of these contractual relationships are terminated or materially altered by the pharmaceutical manufacturers or wholesalers or we are otherwise unable to renew these contracts or enter into similar contracts on favorable terms we could lose a major source of the pharmaceuticals we dispense.

Our revenues, profitability and cash flows may be negatively impacted if safety risks of a specialty drug are publicized or if a specialty drug is withdrawn from the market due to manufacturing or other issues.

        Physicians may significantly reduce the numbers of prescriptions for a specialty drug with safety concerns or manufacturing issues. Additionally, negative press regarding a drug with a higher safety risk profile may result in reduced global consumer demand for such drug. Decreased utilization and demand of a specialty drug we distribute could materially and adversely impact our volumes, net revenues, profitability and cash flows.

Many healthcare companies have a presence in the specialty pharmacy market, and we expect a significant increase in competition due to high growth anticipated in specialty drug spending, which could have a material and adverse impact on our business.

        There are a significant number of competitors that provide one or more comprehensive services, including distribution, with respect to specialty pharmacy drugs, some of whom have greater resources than we do, including: pharmacy benefit managers; retail pharmacy chains and independent retail pharmacies; health plans; national, regional and niche specialty pharmacies; home and specialty infusion therapy companies; physician practices and hospital systems and group purchasing organizations.

        We are currently the largest independent specialty pharmacy and the fourth largest specialty pharmacy in the U.S., with a 2% overall market share (based on 2013 revenues from pharmacy-dispensed specialty drugs). The three leading specialty pharmacies, which operate as divisions within each of Express Scripts, CVS Caremark and Walgreens, have significantly greater market share, resources and purchasing power than we do, and Express Scripts and CVS Caremark also benefit from their services as pharmacy benefit managers to a number of healthcare organizations. As we increase in scale and market share, we expect more direct competition for certain drugs, payor and patient access, and services from these three companies.

        Further, a number of other traditional pharmacies with significant resources are attempting to build, acquire or partner with specialty pharmacies due to the double-digit growth anticipated in spending on specialty prescription drugs compared to low to negative growth in spending on traditional prescription drugs. There are also many smaller specialty pharmacies and other entities in the healthcare industry that provide limited specialty pharmacy services; while such entities presently compete with us to a lesser extent, they may be able to invest significant resources, through acquisition or otherwise, to compete with us on a larger scale.

        Moreover, many of the retail pharmacies to which we provide patient management services may in the future acquire a competing specialty pharmacy business or start their own specialty pharmacy business and thereby become our competitors. In addition, many of our pharmacy benefit management customers have their own specialty pharmacy businesses, and to the extent certain of our products can be obtained internally, these customers could cease to do business with us. Our failure to maintain and expand relationships with payors and pharmacy benefit management companies, who can effectively determine the pharmacy source for their members, could materially and adversely affect our competitive position and prospects.

        Any increase in competition noted above could significantly increase the competition for limited distribution drugs, reduce gross profit, and otherwise materially adversely affect our business, results of operations, financial condition and prospects.

Our ability to grow our specialty pharmacy business could be limited if we do not expand the number of drugs and treatments we offer or if we lose even a small percentage of our existing patients.

        Our specialty pharmacy business focuses on complex and high cost medications that serve a relatively small patient population. Due to the limited patient populations utilizing the medications that our specialty pharmacy business handles, our future growth relies, in part, on expanding our base of drugs or penetration in certain treatment categories. Further, given our relatively high net sales and gross profit per prescription dispensed, a small percentage decrease in our patient base or reduction in demand for any reason for the medications we currently dispense could have a material adverse effect on our business.

We generate a significant amount of revenue from certain specialty drugs we dispense.

        Our three largest revenue producing specialty drugs we dispense represented 35%, 40% and 47% of our revenues in 2013, 2012 and 2011, respectively, and our ten largest revenue producing specialty drugs we dispense represented 57%, 63% and 68% of our revenues in 2013, 2012 and 2011, respectively. In addition, although the mix of our highest volume specialty drugs fluctuates historically, our two largest revenue producing specialty drugs have not changed in the past two years. In the event that the use of these specialty drugs were to decline due to clinical ineffectiveness or as a result of the introduction of more effective alternatives, and we are unable to obtain access to high growth alternative specialty drugs, our revenues would be adversely affected. Loss of revenues from our three largest revenue producing specialty drugs without access to alternative high growth specialty drugs could have a material adverse effect on our revenues in the short term.

We receive a significant amount of prescription drugs from one wholesaler and one manufacturer. The loss of either of these relationships could disrupt our business and adversely impact our revenues for one or more fiscal quarters.

        Specialty drug purchases from Amerisource Bergen Drug Corporation ("AmerisourceBergen"), a drug wholesaler, and Celgene Corporation ("Celgene"), a pharmaceutical manufacturer, represented 58% and 19%, respectively, of cost of goods sold in 2013, and 64% and 21%, respectively, of cost of goods sold in 2012. Our contract with Amerisource Bergen has an initial term of five years expiring December 31, 2016, and can be terminated by, among other things, either party's material breach that continues for 30 days. The contract also commits us to a minimum of approximately $3.5 billion in purchase obligations over a five year period. Failure to meet this minimum would result in significant additional expense without corresponding revenues. The agreement also provides for negotiated discounts that differ by drug classification, and any permitted reclassification of products by

Amerisource Bergen to a lower discount category could have an adverse impact on our gross profit. In addition, Amerisource Bergen recently entered into a long term relationship with one of the largest specialty pharmacy companies in the country, which could adversely impact our relationship with Amerisource Bergen.

        Our agreement with Celgene began July 1, 2011 and was renewed on July 21, 2013 until June 30, 2016, and can be terminated by either party without cause upon 90 days' prior written notice, or earlier in the event of a material breach. Unlike the specialty drugs we purchase from Amerisource Bergen, the specialty drugs we purchase from Celgene are not available from any other source.

        The loss of either of these relationships could significantly disrupt our business and adversely impact our revenues for one or more fiscal quarters. These agreements also limit our ability to distribute competing drugs, while allowing the supplier to distribute through other channels.

Consolidation in the healthcare industry could materially adversely affect our business, financial condition and results of operations.

        Many healthcare industry participants are consolidating to create integrated healthcare delivery systems with significant market power and we expect such trend to continue. As provider networks and managed care organizations consolidate, thereby decreasing the number of market participants, competition to provide products and services like ours will become more intense, and the importance of establishing relationships with key industry participants will become greater. In addition, industry participants may try to use their increased market power to negotiate price reductions for our products and services. If we are forced to reduce prices as a result of either an imbalance of market power or decreased demand for our products, revenue would be reduced and we could become significantly less profitable.

Our future success depends upon our ability to maintain and manage our rapid growth. If we are unable to manage our growth effectively, we may incur unexpected expenses and be unable to meet the demands of our customers and other constituents.

        Over the past several years our business has grown significantly, and we aim to continue to expand the scope of our operations, both organically and through strategic acquisitions. Growth in our operations will place significant demands on our management, financial and other resources. We cannot be certain that our current systems, procedures, controls, and space will adequately support expansion of our operations, and we may be unable to expand or upgrade our systems or infrastructure to accommodate future growth. Our future operating results will depend on the ability of our management and key employees to successfully maintain our independence and corporate culture, preserve the effectiveness of our high-touch patient care model, manage changing business conditions and to implement and improve our technical, administrative, financial control and reporting systems. Our inability to finance future growth, manage future expansion or hire and retain the personnel needed to manage our business successfully could have a material adverse effect on our business and prospects.

We have limited experience acquiring companies and may not be able to effectively execute our acquisition strategy or successfully integrate acquired businesses.

        We have grown organically since we were founded, but we recently completed an important acquisition in our history. In December 2013, we acquired AHF, which provides specialty drugs and infusion services for bleeding disorders, principally hemophilia. In June 2014, we acquired MedPro, a specialty pharmacy focused on specialty infusion including hemophilia and immune globulin.

        Any of the following risks associated with our recent acquisitions or future acquisitions, individually or in aggregate may have a material adverse effect on our business:

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  difficulties in realizing anticipated financial or strategic benefits of such acquisition;

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  diversion of capital from other uses;

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  potential dilution of shareholder ownership if stock is used as consideration for the acquisition or if an equity offering is completed in connection with the financing of the acquisition;

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  the risks related to increased indebtedness;

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  significant capital expenditures may be required to integrate acquisition into our operations;

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  disruption of our ongoing business or the ongoing acquired business, including impairment of existing relationships with our employees, distributors, suppliers, customers or other constituents or those of the acquired companies;

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  diversion of management's attention and other resources from current operations, including potential strain on financial and managerial controls and reporting systems and procedures;

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  difficulty in integrating acquired operations, including restructuring and realigning activities, personnel, technologies and products, including the loss of key employees, distributors, suppliers, customers or other constituents of the acquired businesses;

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  inability to realize cost savings, sales increases or other benefits that we anticipate from such acquisitions, either as to amount or in the expected time frame;

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  assumption of known and unknown liabilities, some of which may be difficult or impossible to quantify; and

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  non-cash impairment charges or other accounting charges relating to the acquired assets.

Our lack of historical experience with acquisitions make the foregoing risks especially applicable to us.

        We will continue to review strategic acquisition opportunities that will enhance our market position, expand our expertise and drug access, add value to our constituents and provide sufficient synergies. Strategic transactions, including the pursuit of such transactions, often require significant up-front costs and require significant resources and management attention. These costs are typically non-recurring expenses related to the assessment, due diligence, negotiation and execution of the transaction. We may also incur additional costs to retain key employees as well as transaction fees and costs related to executing our integration plans.

Our operating results may fluctuate significantly, which makes our future operating results difficult to predict and could cause our operating results to fall below expectations or our guidance.

        Our quarterly and annual operating results, and in particular our revenues, have fluctuated in the past and may fluctuate significantly in the future. These fluctuations make it difficult for us to predict our future operating results. Our operating results may fluctuate due to a variety of factors, many of which are outside of our control and are difficult to predict, including the following:

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  the launch timing for specialty drugs;

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  the effect of the expiration of drug patents and the introduction of generic drugs;

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  the demand for the specialty drugs to which we have access;

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  whether our expected distribution share of drugs that come to market is properly estimated;

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  whether revenues and margins on sales of drugs that come to market are properly estimated;

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  expenditures that we will or may incur to acquire or develop additional capabilities;

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  the timing of increases in drug costs by the manufacturers; and

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  changes in the reimbursement policies of payors.

These factors, individually or in the aggregate, could result in large fluctuations and unpredictability in our quarterly and annual operating results. As a result, comparing our operating results on a period-to-period basis may not be meaningful. Investors should not rely on our past results as an indication of our future performance. This variability and unpredictability could also result in our failing to meet the expectations of industry or financial analysts or investors for any period.

The failure or disruption of our information technology systems, our information security systems and our infrastructure to support our business and to protect the privacy and security of sensitive customer and business information could materially adversely affect our business.

        Many aspects of our operations are dependent on our information systems and the information collected, processed, stored, and handled by these systems. Throughout our operations, we receive, retain and transmit certain highly confidential information, including personal health information and other data that our customers and other constituents provide to purchase products or services, enroll in programs or services, register on our websites, interact with our personnel or otherwise communicate with us. In addition, for these operations, we depend in part on the secure transmission of confidential information over public networks. Although we have not historically experienced a major systems failure or security breach, our information systems are subject to damage or interruption from power outages, computer and telecommunications failures, computer viruses, security breaches including credit card information breaches, vandalism, catastrophic events and human error.

        A compromise of our information security controls or those of the businesses with whom we interact, which results in confidential information being accessed, obtained, damaged, or used by unauthorized or improper persons, could harm our reputation and expose us to regulatory actions and claims from patients, physicians and other persons, any of which could adversely affect our business, financial position, and results of operations. Moreover, a data security breach could require that we expend significant resources related to our information systems and infrastructure, and could distract management and other key personnel from performing their primary operational duties. If our information systems are damaged, fail to work properly or otherwise become unavailable, we may incur substantial costs to repair or replace them, and we may experience a loss of critical information, customer disruption and interruptions or delays in our ability to perform essential functions and implement new and innovative services. In addition, compliance with changes in privacy and information security laws and standards may result in considerable expense due to increased investment in technology and the development of new operational processes. See also "—Risks Related to Federal and State Laws and Regulations—Our business operations involve the substantial receipt and use of confidential health information concerning individuals. A failure to adequately protect such information may harm our reputation and subject us to significant liabilities, each of which could have a material adverse effect on our business."

Our failure to maintain significant relationships or build new relationships with clinical experts and key thought leaders at U.S. physician groups and universities could result in a loss of existing patients, future referrals on existing and future drugs and pharmaceutical industry data and could materially adversely impact our business and prospects.

        We have developed significant relationships with clinical experts and key opinion leaders at physician groups and universities throughout the U.S. who are focused on oncology and immunology, involved in significant research projects related to specialty drugs, and who are high-volume prescribers of specialty drugs. Our failure to provide quality and timely services to such persons and their patients could impair our relationship, which could result in a loss of existing patients, future referrals on existing and future drugs and pharmaceutical industry data (including the anticipated drug pipeline) and therefore materially adversely impact our business and prospects.

We rely heavily on a single shipping provider, and our business could be harmed if our shipping rates increase, our provider is unavailable or our provider performs poorly and we are unable to successfully replace our shipping provider.

        A substantial majority of the specialty drugs we dispense are shipped through UPS. We depend heavily on these shipping services for efficient and cost effective delivery of our products.

        The risks associated with our dependence on UPS include:

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  any significant increase in shipping rates, including rate increases resulting from higher fuel prices;

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  strikes or other service interruptions by UPS or by another carrier that could affect UPS;

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  spoilage of high cost drugs during shipment, since our drugs often require special handling, such as refrigeration; and

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  increased delivery errors by UPS, resulting in lost or stolen product.

        In the event any of the foregoing occurs and we are unable to transition efficiently and effectively to a new provider, we could incur increased costs or experience a material disruption in our operations.

A disruption in our operations could hurt our relations with our constituents and significantly impact our results of operations.

        We depend upon our contractors and vendors and on our specialty pharmacies and other facilities for the continued operation of our business. In addition, our success depends, in part, upon our telephone sales and direct marketing efforts and our ability to provide prompt, accurate and complete services to all of our constituents. Natural disasters or other catastrophic events, including hurricanes and other severe weather, terrorist attacks, power interruptions and fires could disrupt our operations and our ability to deliver our products, as well as the operations of our contractors and vendors. In the event we experience a temporary or permanent interruption in our ability to deliver our services or products, including at our corporate headquarters building, which is our primary distribution and service facility, our revenues could be reduced and our business could be materially adversely affected. In addition, any continuing disruption in either our computer system or our telephone system could adversely affect our ability to receive and process customer orders and ship products on a timely basis, and could adversely affect our relations with our customers, potentially resulting in reduction in orders or loss of customers.

We are highly dependent on our senior management and key employees. Competition for our employees is intense, and we may not be able to attract and retain the highly skilled employees that we need to support our business and our anticipated future growth.

        Our success largely depends on the skills, experience, and continued efforts of our management. In particular, our co-founder, Chief Executive Officer and Chairman of the Board of Directors, Philip Hagerman, has led our company throughout its 39-year history. Further, we intend to grow the business significantly, which will depend on our ability to continue to attract, motivate and retain highly qualified individuals in key management, pharmacist, nursing and similar roles. Competition for senior management and other key personnel is intense, and the pool of suitable candidates is limited. If we lose the services of one or more of our key employees, we may not be able to find a suitable replacement and our business could be materially adversely affected.

If a customized drug provided through our compounding services leads to significant patient injury or death, we may be exposed to significant liabilities and reputational harm.

        We provide limited compounding services. Our compounding services include the preparation of personalized medications for patients. Our compounding pharmacists work with prescribers to customize a medication to meet a patient's specific health needs. While our compounding services accounted for less than 0.5% of our revenues in the six months ended June 30, 2014 and the year ended December 31, 2013, the risks associated with compounding could affect our overall operations. Because compounding involves the preparation of a patient-customized drug, cream, or injectable, including with respect to specific ingredients designed to increase or decrease dosage, we are exposed to a potentially large liability claim in the event that a compounded medication we prepared leads to significant patient harm or death. Such instances may also generate significant negative publicity that could harm our reputation and thereby materially affect our results of operations.

Our industry is highly litigious and future litigation or other proceedings could subject us to significant monetary damages or penalties or require us to change our business practices, which could impair our reputation and result in a material adverse effect on our business.

        We are subject to risks relating to litigation, enforcement action, regulatory proceedings, government inquiries and investigations and other similar actions in connection with our business operations, including the dispensing of pharmaceutical products by our specialty and home delivery pharmacies, claims and complaints related to the various regulations to which we are subject and services rendered in connection with our disease management activity. While we are currently not subject to any material litigation, such litigation is not unusual in our industry. Further, while certain costs are covered by insurance, we may incur uninsured costs related to the defense of such proceedings that are material to our financial performance.

        Furthermore, unexpected volatility in insurance premiums or retention requirements or claims in excess of our insurance coverage could have a material adverse effect on our business and results of operations.

Our pro forma financial information may not be representative of our future performance.

        In preparing the pro forma financial information included in this prospectus, we have made adjustments to our historical financial information based upon currently available information and upon assumptions that our management believes are reasonable in order to reflect, on a pro forma basis, the impact of some or all of the following: (i) the January and April 2014 issuance of preferred stock and the use of certain related proceeds to redeem outstanding shares of common stock and common stock options; (ii) the December 2013 acquisition of AHF and related borrowings under our line of credit; (iii) the June 2014 acquisition of MedPro and related borrowings under our line of credit; (iv) the January 23, 2014 conversion from an S corporation to a C corporation; (v) the conversion of all outstanding shares of our capital stock into shares of our common stock, and immediately thereafter a stock split effected as a stock dividend of            shares for each share of our common stock; and (vi) this offering and the use of proceeds therefrom. The estimates and assumptions used in the calculation of the pro forma financial information in this prospectus may be materially different from our actual experience. Accordingly, the pro forma financial information included in this prospectus does not purport to indicate the results that would have actually been achieved had the above transactions been completed on the assumed date or for the periods presented, or which may be realized in the future, nor does the pro forma financial information give effect to any events other than those discussed in our unaudited pro forma financial statements and related notes.

Any debt service obligations will reduce the funds available for other business purposes, and the terms and covenants relating to our current and future indebtedness could adversely impact our financial performance and liquidity.

        As of August 14, 2014, we had $78.0 million debt outstanding under our revolving line of credit and approximately $20.4 million of former stakeholder notes outstanding. As of such date, we could incur up to an additional $31.4 million in indebtedness under our revolving line of credit. To the extent we incur significant debt in the future for acquisitions, capital expenditures, working capital or otherwise, we will be subject to risks typically associated with debt financing, such as insufficient cash flow to meet required debt service payment obligations and the inability to refinance existing indebtedness.

        In addition, our line of credit contains covenants requiring us to, among other things, provide financial and other information reporting, provide notice upon certain events and maintain cash management arrangements. These covenants also place restrictions on our ability to incur additional indebtedness, pay dividends or make other distributions, redeem or repurchase capital stock, make investments and loans and enter into certain transactions, including selling assets, engaging in mergers or acquisitions, or engaging in transactions with affiliates. The covenants under our line of credit also include a minimum fixed charge coverage ratio of not less than 1.10 to 1.0, as measured on a trailing 12-month basis, if the amount available to be drawn under our revolving line of credit is less than $20.0 million. If we fail to satisfy one or more of the covenants under our line of credit, we would be in default under the credit agreement, and may be required to repay such debt with capital from other sources or otherwise not be able to draw down against our line of credit. Under such circumstances, other sources of capital may not be available to us on reasonable terms or at all.

Our business could be harmed if the supply of any of the specialty drugs we distribute becomes scarce or is disrupted.

        Many specialty drugs are manufactured with ingredients that are susceptible to supply shortages. In particular, specialty drugs used to treat disease states such as hemophilia and autoimmune conditions can depend on supplies of donated blood, which may fluctuate. A supply shortage, or in rare cases, a complete cessation of manufacturing, of a specialty drug we distribute could materially and adversely impact our volumes, net revenues, profitability and cash flows.

If some of the drugs that we provide lose their orphan drug status, we could face increased competition.

        In order to encourage the development of drugs that might not otherwise be profitable for pharmaceutical companies, the FDA will occasionally grant certain drugs orphan status. When the FDA grants orphan status to a drug, it will not approve a second drug for the same treatment for a period of seven years unless the new drug is chemically different or clinically superior. Additionally, it is easier to gain marketing approval for an orphan drug, and there may be other financial incentives associated with the manufacturing and distribution of orphan drugs, such as extended exclusivity periods. Our business could be adversely affected by any challenges to or the expiration of a drug's orphan status. The loss of such status, the approval of new drugs notwithstanding a drug's orphan status or the development of drugs that are superior to the orphan drugs we sell could result in additional competition and adversely impact our business and results of operations.

Our business would be harmed if the pharmaceutical industry reduces research, development and marketing of specialty drugs that are compatible with the services we provide.

        Our business is highly dependent on continued research, development and marketing expenditures of pharmaceutical companies, and the ability of those companies to develop, supply and generate demand for specialty drugs that are compatible with the services we provide. Our business could be materially adversely affected if manufacturers fail to market and support existing drugs, research potential new treatments or to develop new drugs. Our business could also be harmed by any governmental or private initiative that would alter how drug manufacturers promote or sell products and services.

We support hospitals that participate in the 340B Drug Pricing Program ("340B Program"). Recently, the 340B Program has faced increased scrutiny from Congress, federal agencies and pharmaceutical manufacturers. In the event of future changes to the 340B Program, the revenues we derive from hospital services could be adversely impacted.

        Our hospital program supports hospitals that are 340B covered entities pursuant to which such hospitals are able to purchase certain specialty drugs from pharmaceutical manufacturers at a discount for dispensing to eligible patients. In cases where the covered entity treats an insured patient with a discounted specialty drug, the federal government or the patient's private insurance routinely reimburses the entity for the full price of the medication, and the entity is able to retain the difference between the reduced price it pays for the drug and the full amount for which it is reimbursed. In recent years, this practice and other aspects of the 340B Program have come under increased scrutiny. Also, the Office of Pharmacy Affairs, the agency that administers the 340B Program, is currently working to finalize proposed regulations to formalize existing 340B Program guidance. It is anticipated that the proposed regulations will be issued in 2014 and will address, among other things, the definition of an eligible patient and hospital eligibility criteria. Although we are not direct participants in the 340B Program and related services accounted for less than 0.1% of our revenues in the six months ended June 30, 2014 and the year ended December 31, 2013, our involvement with hospitals that are covered entities could cause reputational harm as a result of increased controversy regarding the 340B Program. In addition, if hospitals decrease their utilization of the 340B Program, whether due to regulatory changes or increased scrutiny, such decrease would impact revenue from this business.

We may be unable to obtain or retain the right to use or successfully integrate third-party licenses in our technology-based products, which could limit the number and type of products we are able to offer our customers.

        We rely on third-party licenses for some of the technology used in our products, and intend to continue licensing technologies from third parties. Most of these licenses can be renewed only by mutual consent and may be terminated if we breach the terms of the license and fail to cure the breach within a specified period of time. We may not be able to continue to obtain these licenses on commercially reasonable terms, or at all. Our inability to obtain or renew these licenses or find suitable alternatives could delay development of new products or prevent us from selling our existing products until suitable substitute technology can be identified, licensed, integrated or developed by us. We cannot assure you as to when we would be able to do so, if at all.

        Most of our third-party licenses are non-exclusive. Our competitors may obtain the right to use any of the technology covered by these licenses and use the technology to attempt to compete more effectively with us. In addition, our use of third-party technologies exposes us to risks associated with the integration of components from various sources into our products, such as unknown software errors or defects or unanticipated incompatibility with our systems and technologies. Further, we are dependent on our vendors' continued support of the technology we use. If a vendor chooses to discontinue or is unable to support a licensed technology, we may not be able to modify or adapt our products to fit other available technologies in a timely manner, if at all.

Risks Related to Federal and State Laws and Regulations

We operate in a highly regulated industry and must comply with a significant number of complex and evolving requirements. Changes in state and federal government regulation could restrict our ability to conduct our business and cause us to incur significant costs.

        The marketing, sale and purchase of pharmaceuticals and medical supplies and provision of healthcare services generally are extensively regulated by federal and state governments. In addition, other aspects of our business are also subject to government regulation. The applicable regulatory framework is complex, and the laws are very broad in scope. Many of these laws remain open to interpretation and have not been addressed by substantive court decisions. Accordingly, we cannot assure you that our interpretation would prevail or that one or more government agencies will not interpret the applicable laws and regulations differently. Changes in the law or new interpretations of existing law can have a dramatic effect on our operations, our cost of doing business and the amount of reimbursement we receive from governmental third-party payors such as Medicare and Medicaid.

        Some of the healthcare laws and regulations that apply to our activities include:

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  The federal "Anti-Kickback Statute" prohibits individuals and entities from knowingly and willfully paying, offering, receiving or soliciting money or anything else of value in order to induce the referral of patients or to induce a person to purchase, lease, order, arrange for, or recommend services or goods covered in whole or in part by Medicare, Medicaid, or other government healthcare programs. The Anti-Kickback Statute is an intent-based statute and the failure of a business arrangement to satisfy all elements of a safe harbor will not necessarily render the arrangement illegal, but it may subject that arrangement to increased scrutiny by enforcement authorities. Any violation of the Anti-Kickback Statute can lead to significant penalties, including criminal penalties, civil fines and exclusion from participation in Medicare and Medicaid.

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  The "Stark Law" prohibits physicians from making referrals to entities with which the physicians or their immediate family members have a "financial relationship" (i.e., an ownership, investment or compensation relationship) for the furnishing of certain Designated Health Services that are reimbursable under Medicare. The Stark Law is a broad prohibition on certain business relationships, with detailed exceptions. However, unlike the Anti-Kickback Statute under which an activity may fall outside a safe harbor and still be lawful, a referral for Designated Health Services that does not fall within an exception is strictly prohibited by the Stark Law. A violation of the Stark Law is punishable by civil sanctions, including significant fines and exclusion from participation in Medicare and Medicaid.

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  The Health Insurance Portability and Accountability Act of 1996 ("HIPAA") and the Health Information Technology for Economic and Clinical Health Act ("HITECH") provide federal privacy protections for individually identifiable health information. See "—Our business operations involve the substantial receipt and use of confidential health information concerning individuals. A failure to adequately protect any of this information could result in severe harm to our reputation and subject us to significant liabilities, each of which could have a material adverse effect on our business." below.

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  Pharmacies and pharmacists must obtain state licenses to operate and dispense pharmaceuticals. If we are unable to maintain our licenses or if states place burdensome restrictions or limitations on non-resident pharmacies, this could limit or affect our ability to operate in some states.

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  Federal and state investigations and enforcement actions continue to focus on the health care industry, scrutinizing a wide range of items such as joint venture arrangements, referral and billing practices, product discount arrangements, home health care services, dissemination of confidential patient information, clinical drug research trials and gifts for patients.

Legislative or regulatory policies designed to manage healthcare costs or alter healthcare financing practices or changes to government policies in general may adversely impact our business and results of operations.

        Occasionally, certain legislative and/or regulatory proposals are made which seek to manage the cost of healthcare, including prescription drug cost. Such proposals include "single-payor" government funded healthcare, changes in reimbursement rates, restrictions on rebates and discounts, restrictions on access or therapeutic substitution, limits on more efficient delivery channels, taxes on goods and services, price controls on prescription drugs and other significant healthcare reform proposals. Further, more exacting regulatory policies and requirements specific to the specialty pharmacy sector may cause a rise in costs, labor, and time to meet all such requirements. We are unable to predict whether any such policies or proposals will be enacted, or the specific terms thereof. Certain of these policies or proposals, if enacted, could have a material adverse impact on our business.

Our business operations involve the substantial receipt and use of confidential health information concerning individuals. A failure to adequately protect any of this information could result in severe harm to our reputation and subject us to significant liabilities, each of which could have a material adverse effect on our business.

        Most of our activities involve the receipt or use of protected health information concerning individuals. We also use aggregated and de-identified data for research and analysis purposes, and in some cases, provide access to such de-identified data to pharmaceutical manufacturers, payors and third-party data aggregators and analysts. There is substantial regulation at the federal and state levels addressing the use, disclosure and security of patient identifiable health information. At the federal level, HIPAA and the regulations issued thereunder impose extensive requirements governing the transmission, use and disclosure of health information by all participants in health care delivery, including physicians, hospitals, insurers and other payors. Many of these obligations were expanded under HITECH, passed as part of the American Recovery and Reinvestment Act of 2009. Failure to comply with standards issued pursuant to federal or state statutes or regulations may result in criminal penalties and civil sanctions. In addition to regulating privacy of individual health information, HIPAA includes several anti-fraud and abuse laws, extends criminal penalties to private health care benefit programs and, in addition to Medicare and Medicaid, to other federal health care programs, and expands the Office of Inspector General's authority to exclude persons and entities from participating in the Medicare and Medicaid programs. Further, future regulations and legislation that severely restrict or prohibit our use of patient identifiable or other information could limit our ability to use information critical to the operation of our business. If we violate a patient's privacy or are found to have violated any federal or state statute or regulation with regard to confidentiality or dissemination or use of protected health information, we could be liable for significant damages, fines or penalties and suffer severe reputational harm, each of which could have a material adverse effect on our business, results of operations and prospects.

There remains considerable uncertainty as to the full impact of the Health Reform Laws on our business.

        Many of the structural changes enacted by the Health Reform Laws are being implemented in 2014, and some of the applicable regulations and sub-regulatory guidance have not yet been issued and/or finalized. Therefore, there remains considerable uncertainty as to the full impact of the Health Reform Laws on our business. While these reforms may not affect our business directly, they affect the coverage and plan designs that are or will be provided by many of our health plan customers. As a result, they could indirectly impact many of our services and business practices. We cannot predict what effect, if any, the Health Reform Laws, related regulations and sub-regulatory guidance may have on our business.

Risks Related to this Offering and Ownership of Our Common Stock

No market currently exists for our common stock, and we cannot assure you that an active trading market will develop for our stock.

        Prior to this offering, there has been no public market for our common stock. We cannot predict the extent to which investor interest in our Company will lead to the development of a trading market on the New York Stock Exchange or otherwise, or how liquid that market might become. If an active market does not develop, you may have difficulty selling any shares of our common stock that you purchase in this offering. Additionally, because we will have a limited number of shares of common stock in our public float, the market for such shares may be illiquid, sporadic and volatile. As a result, there may be extreme fluctuations in the price of shares of our common stock. The initial public offering price for the shares of our common stock will be determined by negotiations among us, the selling shareholders and the representatives of the underwriters and may not be indicative of prices that will prevail in the open market following this offering.

Our stock price may be volatile or may decline regardless of our operating performance, and you may lose part or all of your investment.

        After this offering, the market price for our common stock is likely to be volatile, in part because our shares have not been traded publicly, and that volatility may be exacerbated by our relatively small public float. In addition, the market price of our common stock may fluctuate significantly in response to a number of factors, most of which we cannot control, including:

  •
  market conditions or trends in the pharmaceutical industry, the healthcare industry in general, or in the economy as a whole;

  •
  actions by existing or future competitors;

  •
  actual or anticipated growth rates relative to our competitors;

  •
  the public's response to press releases or other public announcements by us or third parties, including our filings with the Securities and Exchange Commission;

  •
  economic, legal and regulatory factors unrelated to our performance;

  •
  any future guidance we may provide to the public, any changes in such guidance or any difference between our guidance and actual results;

  •
  changes in financial estimates or recommendations by any securities analysts who follow our common stock;

  •
  speculation by the press or investment community regarding our business;

  •
  litigation;

  •
  changes in key personnel; and

  •
  future sales of our common stock by our officers, directors and significant shareholders.

        In addition, the stock markets, including the New York Stock Exchange, have experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. In the past, shareholders have instituted securities class action litigation following periods of market volatility. If we were involved in securities litigation, we could incur substantial costs and our resources and the attention of management could be diverted from our business.

If you purchase shares of our common stock in this offering, you will incur immediate and substantial dilution.

        The offering price of our common stock is substantially higher than the net tangible book value per share of our common stock, which on a pro forma basis was $            per share of our common stock as of                , 2014. As a result, you will incur immediate and substantial dilution in net tangible book value when you buy our common stock in this offering. This means that you will pay a higher price per share than the amount of our total tangible assets, less our total liabilities, divided by the number of shares of common stock outstanding. In addition, you may also experience additional dilution if options or other rights to purchase our common stock that are outstanding or that we may issue in the future are exercised or converted or we issue additional shares of our common stock at prices lower than our net tangible book value at such time. See "Dilution."

We do not expect to pay any cash dividends for the foreseeable future and, consequently, for those who purchase our common stock, the only opportunity to achieve a return on your investment is if the price of our common stock appreciates.

        Following this offering, we do not anticipate that we will pay any cash dividend on shares of our common stock for the foreseeable future. Any determination to pay dividends in the future will be at the discretion of our Board of Directors and will depend upon results of operations, financial performance and condition, capital requirements, contractual restrictions under our line of credit and other debt agreements (including specific restrictive covenants), restrictions imposed by applicable law and other factors that our Board of Directors deems relevant. Accordingly, if you purchase shares in this offering, realization of a gain on your investment will depend on the appreciation of the price of our common stock, which may never occur. Investors seeking cash dividends in the foreseeable future should not purchase our common stock.

Future sales of our common stock, or the perception in the public markets that these sales may occur, may depress our stock price.

        The market price of our common stock could decline significantly as a result of sales of a large number of shares of our common stock in the market after this offering. These sales, or the perception that these sales might occur, could depress the market price of our common stock. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.

        In connection with this offering, we, our directors and executive officers, the selling shareholders and certain other holders of our outstanding common stock and options, representing substantially all of our common stock or options outstanding, have each agreed to certain lock-up restrictions. We and they and their permitted transferees will not be permitted to sell any shares of our common stock for 180 days, subject to extension, after the date of this prospectus, except as discussed in "Shares Eligible for Future Sale," without the prior consent of Credit Suisse Securities (USA) LLC and Morgan Stanley & Co. LLC. Credit Suisse Securities (USA) LLC and Morgan Stanley & Co. LLC may, together in their sole discretion, release all or any portion of the shares of our common stock from the restrictions in any of the lock-up agreements.

        Upon the completion of this offering, we will have            shares of common stock outstanding. Except as limited by the lock-up agreements noted above, the shares of common stock offered in this offering will be freely tradable without restriction under the Securities Act of 1933, as amended ("the Securities Act"), except for any shares of common stock that may be held or acquired by our directors, executive officers and other affiliates, the sale of which will be restricted under the Securities Act. In addition, shares subject to outstanding options under our 2007 Option Plan and shares reserved for future issuance under our 2014 Omnibus Plan will become eligible for sale in the public market in the future, subject to certain legal and contractual limitations.

        Moreover, pursuant to a registration rights agreement with certain funds of T. Rowe Price Associates, Inc. and Janus Capital Management, LLC, such shareholders have the right to require us to register under the Securities Act any shares of common stock they currently own. See "Certain Relationships and Related-Party Transactions—Related-Party Transactions—Registration Rights Agreement." If our existing shareholders sell substantial amounts of our common stock in the public market, or if the public perceives that such sales could occur, this could have an adverse impact on the market price of our common stock, even if there is no relationship between such sales and the performance of our business.

        In addition, in the future, we may issue shares of our common stock in connection with investments or acquisitions. The amount of shares of our common stock issued in connection with an investment or acquisition could constitute a material portion of our then-outstanding shares of our common stock, which would dilute the holdings of existing shareholders.

Certain provisions of our corporate governance documents, Michigan law and the voting agreement among the Hagerman family could discourage, delay or prevent a merger or acquisition at a premium price.

        Our amended and restated articles of incorporation and bylaws will contain provisions that may make the acquisition of our Company more difficult without the approval of our Board of Directors. These include provisions that, among other things:

  •
  permit the Board to issue up to                    shares of preferred stock, with any rights, preferences and privileges as they may determine (including the right to approve an acquisition or other change in control);

  •
  provide that the authorized number of directors may be fixed only by the Board in accordance with our amended and restated bylaws;

  •
  do not provide for cumulative voting rights (therefore allowing the holders of a majority of the shares entitled to vote in any election of directors to elect all of the directors standing for election);

  •
  divide our Board into three staggered classes;

  •
  provide that all vacancies and newly created directorships may be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum;

  •
  prohibit removal of directors without cause;

  •
  prohibit shareholders from calling special meetings of shareholders;

  •
  requires unanimous consent for stockholders to take action by written consent without approval of the action by our Board;

  •
  provide that shareholders seeking to present proposals before a meeting of shareholders or to nominate candidates for election as directors at a meeting of shareholders must provide advance notice in writing and also comply with specified requirements related to the form and content of a shareholder's notice;

  •
  require at least 80% supermajority shareholder approval to alter, amend or repeal certain provisions of our amended and restated articles of incorporation; and

  •
  require at least 80% supermajority shareholder approval in order for shareholders to adopt, amend or repeal our amended and restated bylaws.

        These provisions may frustrate or prevent any attempts by our shareholders to replace or remove our current management by making it more difficult for shareholders to replace members of the Board of Directors, which is responsible for appointing members of our management. Any matters requiring the approval of our shareholders will require the approval of the Hagerman family, which may have interests that differ from those of our other shareholders. See "—The Hagerman family will have the ability to control the outcome of matters submitted for shareholder approval and may have interests that differ from those of our other shareholders."

        In addition, the award agreements for outstanding options under our 2007 Option Plan generally provide that all unvested options will immediately vest upon a change in control. The 2014 Omnibus Plan will permit the Board of Directors or a committee thereof to accelerate, vest or cause the restrictions to lapse with respect to outstanding equity awards, in the event of, or immediately prior to, a change in control. Such vesting or acceleration could discourage the acquisition of our Company.

        We could also become subject to certain anti-takeover provisions under Michigan law which may discourage, delay or prevent someone from acquiring us or merging with us, whether or not an acquisition or merger is desired by or beneficial to our shareholders. If a corporation's board of directors chooses to "opt-in" to certain provisions of Michigan Law, such corporation may not, in general, engage in a business combination with any beneficial owner, directly or indirectly, of 10% of the corporation's outstanding voting shares unless the holder has held the shares for five years or more or, among other things, the board of directors has approved the business combination. Our Board of Directors has not elected to be subject to this provision, but could do so in the future. Any provision of our amended and restated articles of incorporation or bylaws or Michigan law that has the effect of delaying or deterring a change in control could limit the opportunity for our shareholders to receive a premium for their shares, and could also affect the price that some investors are willing to pay for our common stock otherwise.

We expect to be a "controlled company" within the meaning of the rules of the New York Stock Exchange and, as a result, we will qualify for, and currently intend to rely on, exemptions from certain corporate governance requirements. You will not have the same protections afforded to shareholders of companies that are subject to such requirements.

        After completion of this offering, members of the Hagerman family (as defined below) will collectively hold more than 50% of our common stock, and will vote as a group (based on the voting determination of a majority of the shares held by the Hagerman family, which Philip Hagerman will hold as of the completion of this offering) pursuant to a voting agreement, and therefore we expect to qualify as a "controlled company" within the meaning of the corporate governance rules of the New York Stock Exchange. Under these rules, a company of which more than 50% of the voting power is held by an individual, group or another company is a "controlled company" and may elect not to comply with certain corporate governance requirements, including:

  •
  the requirement that a majority of the board of directors consist of independent directors;

  •
  the requirement that we have a nominating and corporate governance committee, and if we have such committee, that it be composed entirely of independent directors; and

  •
  the requirement that we have a compensation committee, and if we have such committee, that it be composed entirely of independent directors.

We intend to rely on all of these corporate governance exemptions as of the completion of this offering and may rely on some or all of such exceptions so long as we continue to qualify as a controlled company.

        Additionally, under the rules of the Exchange Act, we are only required to have one independent audit committee member upon the listing of our common stock on the New York Stock Exchange, a majority of independent audit committee members within 90 days from the date of listing and three independent audit committee members within one year from the date of listing.

        Consequently, you will not have the same protections afforded to shareholders of companies that are subject to all of the corporate governance rules and requirements of the New York Stock Exchange. Our status as a controlled company could make our common stock less attractive to some investors or otherwise harm our stock price.

The Hagerman family will have the ability to control the outcome of matters submitted for shareholder approval and may have interests that differ from those of our other shareholders.

        After the completion of this offering, assuming the underwriters do not exercise their option to purchase additional shares, Philip Hagerman and certain members of his immediate family and various trusts affiliated with or for the benefit of such persons (together with Philip Hagerman, the "Hagerman family") will beneficially own approximately        % of our common stock, and members of the Hagerman family will vote as a group (based on the voting determination of a majority of the shares held by the Hagerman family, which Philip Hagerman will hold as of the completion of this offering) pursuant to a voting agreement. Therefore, Philip Hagerman will continue to have effective control over the outcome of votes on all matters requiring approval by shareholders after the offering, including the election of directors, the adoption of amendments to our articles of incorporation and bylaws and approval of a sale of the Company and other significant corporate transactions, regardless of how other shareholders vote on these matters. Furthermore, the interests of the Hagerman family may be different than the interests of other shareholders. This concentration of voting power could also have the effect of delaying, deterring or preventing a change in control or other business combination that might otherwise be beneficial to our shareholders.

Our management will have broad discretion over the use of the proceeds we receive in this offering and might not apply the proceeds in ways that increase the value of your investment.

        We estimate that net proceeds of the sale of the common stock that we are offering will be approximately $       million, $      of which will be used to satisfy certain indebtedness to current and former stakeholders and employees. Our management will have broad discretion to use the balance of our net proceeds from this offering, and you will be relying on the judgment of our management regarding the application of these proceeds. Our management might not apply the net proceeds of this offering in ways that increase the value of your investment. Our management might not be able to yield any return on the investment and use of these net proceeds. You will not have the opportunity to influence our decisions on how to use the proceeds.

Some of our operating expenses will increase significantly as a result of operating as a public company, and our management will be required to devote substantial time to complying with public company regulations.

        Since our inception, we have operated as a private company. As a public company, we will incur additional legal, accounting, compliance and other expenses that we have not incurred as a private company. After this offering, we will become obligated to file annual and quarterly information and other reports with the SEC as required by the Securities Exchange Act of 1934, as amended ("the Exchange Act"), and applicable SEC rules. In addition, we will also become subject to other reporting and corporate governance requirements, including certain requirements of the New York Stock Exchange, which will impose significant compliance obligations upon us. Among other things, we will need to institute a comprehensive compliance function related to various regulations, establish additional internal policies and controls, prepare financial statements that are compliant with SEC reporting requirements on a timely basis, draft a proxy statement and hold annual meetings of shareholders, appoint independent directors, comply with additional corporate governance matters, and utilize outside counsel and accountants in the above activities.

        The Sarbanes-Oxley Act of 2002 and the recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act, as well as rules subsequently implemented by the SEC and the New York Stock Exchange, have imposed increased regulation and disclosure obligations and have required enhanced corporate governance practices of public companies. Our efforts to comply with evolving laws, regulations and standards are likely to result in increased administrative expenses and a diversion of management's time and attention from sales-generating activities. These changes will require a significant commitment of additional resources. We may not be successful in implementing these requirements, and implementing them could materially adversely affect our business, results of operations and financial condition. If we do not implement or comply with such requirements in a timely manner, we might be subject to sanctions or investigation by regulatory authorities, such as the SEC or the New York Stock Exchange. Any such action could harm our reputation and the confidence of investors and constituents in our Company and could materially adversely affect our business and cause our stock price to decline.

If securities or industry analysts do not publish research or publish unfavorable research about our business, our stock price and trading volume could decline.

        The trading market for our common stock will be influenced by the research and reports that industry or securities analysts publish about us or our business. If one or more of these analysts ceases coverage of our Company or fails to publish reports on us regularly, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline. Moreover, if our operating results do not meet the expectations of the investor community, one or more of the analysts who cover our Company may change their recommendations regarding our Company, and our stock price could decline.

If we cannot satisfy or continue to satisfy the continued listing requirements of the New York Stock Exchange, our common stock may be delisted, which would negatively impact the price of our common stock and your ability to sell our common stock.

        Our common stock has been approved for listing on the            , subject to official notice of issuance. If we are unable to comply with the continued listing requirements of the New York Stock Exchange, we could be delisted from and face significant consequences, including:

  •
  limited availability for market quotations for our common stock;

  •
  reduced liquidity with respect to our common stock;

  •
  limited amount of news and analyst coverage; and

  •
  a decreased ability to issue additional securities or obtain additional financing in the future.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus includes forward-looking statements in addition to historical information. These forward-looking statements are included throughout this prospectus, including under the headings entitled "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" and relate to matters such as our industry, business strategy, goals and expectations concerning our market position, future operations, margins, profitability, capital expenditures, liquidity and capital resources and other financial and operating information. We have used the words "anticipate," "assume," "believe," "continue," "could," "estimate," "expect," "future," "intend," "may," "plan," "potential," "predict," "project," "seek," "should," "will," and similar terms and phrases, or the negative thereof, to identify forward-looking statements in this prospectus.

        The forward-looking statements contained in this prospectus are based on management's good-faith belief and reasonable judgment based on current information, and these statements are qualified by important factors, many of which are beyond our control, that could cause our actual results to differ materially from those in the forward-looking statements, including changes in global, regional or local economic, business, competitive, market, regulatory and other factors, many of which are beyond our control, including those described in "Risk Factors." Any forward-looking statement made by us in this prospectus speaks only as of the date of this prospectus. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable laws or regulations.

        The following risks related to our business, among others, could cause actual results to differ materially from those described in the forward-looking statements:

  •
  our ability to adapt to changes or trends within the specialty pharmacy industry;

  •
  significant and increasing pricing pressure from third-party payors;

  •
  our relationships with key pharmaceutical manufacturers;

  •
  bad publicity about, or market withdrawal of, specialty drugs we dispense;

  •
  a significant increase in competition from a variety of companies in the health care industry;

  •
  our ability to expand the number of specialty drugs we dispense and related services;

  •
  maintaining existing patients;

  •
  revenue concentration of the top specialty drugs we dispense;

  •
  our ability to maintain relationships with a specified wholesaler and pharmaceutical manufacturer;

  •
  increasing consolidation in the healthcare industry;

  •
  managing our growth effectively;

  •
  limited experience with acquisitions;

  •
  fluctuations in operating results;

  •
  failure or disruption of our information technology and security systems;

  •
  relationships with clinical experts and key thought leaders at U.S. physician groups and universities;

  •
  reliance on a single shipping provider;

  •
  dependence on our senior management and key employees;

  •
  liability risks associated with our compounding services;

  •
  debt service obligations;

  •
  supply disruption of any of the specialty drugs we dispense;

  •
  loss of orphan drug status for such specialty drugs we dispense;

  •
  reductions of research, development and marketing of specialty drugs; and

  •
  other factors set forth under "Risk Factors."

 USE OF PROCEEDS

        Assuming an initial public offering price of $            per share (the midpoint of the estimated price range set forth on the cover page of this prospectus), we estimate that we will receive net proceeds from this offering of approximately $             million, after deducting the underwriting discount and estimated offering expenses payable by us.

        We intend to use the net proceeds from this offering to repay indebtedness to certain current or former stakeholders and employees, which as of June 30, 2014 are as follows: (i) $12.7 million to Mark Chaffee, a former shareholder, to satisfy a promissory note bearing interest at 1.3% per annum and maturing in January 2017; (ii) $7.1 million to Jeffrey M. Rowe, an existing shareholder, executive officer and director, to satisfy a promissory note bearing interest at 1.3% per annum and maturing on July 20, 2017; (iii) $0.2 million to Deborah Ward, an existing shareholder and the sister of Philip Hagerman, our Chairman and Chief Executive Officer, to satisfy a promissory note bearing no interest and maturing on April 20, 2015; and (iv) $0.9 million to Stephen M. Lund, a former employee and option holder, to satisfy a promissory note bearing interest at the prime rate plus 1.0% and maturing on July 20, 2017. The balance of the net proceeds from this offering will be used to fully repay borrowings under our revolving line of credit to the extent of any borrowings outstanding as of the completion of this offering and for working capital and other general corporate purposes, which we expect will include opportunistic acquisitions or strategic investments. The revolving line of credit expires on July 20, 2017. At August 14, 2014, we had $78.0 million of borrowings outstanding and had $31.4 million of availability under the line of credit. We may select from two interest rate options for revolving and letter of credit borrowings under the line of credit: (i) LIBOR (as defined in the line of credit) plus 1.75% or (ii) Base Rate (as defined in the line of credit) plus 0.75%. The effective interest rate for Base Rate borrowings at both June 30, 2014 and December 31, 2013 was 4.00%. The effective rate on LIBOR rate borrowings at June 30, 2014 and December 31, 2013 was 1.90% and 1.92%, respectively. As a result of the repayment of our line of credit, JPMorgan Chase Bank, N.A. and Wells Fargo Bank, N.A., lenders thereunder and affiliates of certain of the underwriters of this offering, will receive a portion of such repayment. See "Underwriting (Conflicts of Interest)."

        Each $1.00 increase (decrease) in the assumed initial public offering price of $            per share would increase (decrease) the net proceeds to us from this offering by approximately $             million, after deducting the underwriting discount and estimated offering expenses payable by us.

        We will not receive any proceeds from the sale of shares of our common stock by the selling shareholders, including any shares that may be sold by the selling shareholders in connection with the exercise of the underwriters' option to purchase additional shares.

 DIVIDEND POLICY

        We do not currently anticipate paying any dividends to our shareholders in the foreseeable future. Although historically as a private company, we paid cash distributions to our shareholders we currently expect to retain all future earnings, if any, for use in the operation and expansion of our business. Any determination to pay dividends in the future will be at the discretion of our Board of Directors and will depend upon results of operations, financial performance and condition, capital requirements, restrictions imposed by applicable law, other factors our Board of Directors deems relevant and contractual restrictions under our line of credit and other debt agreements including those discussed under "Description of Indebtedness" and "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources" in this prospectus. As a result, capital appreciation, if any, of our common stock will be your sole source of gain from your purchase of our common stock for the foreseeable future.

 CAPITALIZATION

        The following table sets forth our cash and capitalization as of June 30, 2014 on:

  •
  an actual basis;

  •
  a pro forma basis to give effect to the conversion of all outstanding shares of our capital stock into shares of our common stock, and immediately thereafter a stock split effected as a stock dividend of            shares for each share of our common stock as described under the heading "Description of Capital Stock—Conversion of Issued and Outstanding Common Stock and Preferred Stock" as if such transactions occurred on June 30, 2014; and

  •
  a pro forma as adjusted basis to give further effect to the sale of shares of common stock by us in this offering at an assumed initial public offering price of $            per share (the midpoint of the estimated price range set forth on the cover of this prospectus), after deducting the underwriting discount and estimated offering expenses payable by us, and the application of the net proceeds of this offering by us as described under "Use of Proceeds" as if such transactions occurred on June 30, 2014.

        The information below is illustrative only and our cash and capitalization following the completion of this offering will be based on the actual initial public offering price and other terms of this offering determined at pricing. You should read this table together with "Selected Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes included elsewhere in this prospectus.

	As of June 30, 2014 (unaudited)
	Actual	Pro Forma	Pro Forma as Adjusted(3)
	(Dollars in thousands, except par values)
Cash and cash equivalents	$25,550	$25,550	$

Line of credit(1)	$79,876	$79,876		$—
Notes payable to individuals	20,842	20,842		—

Series A Preferred Stock, par value $.001 per share, 732 shares authorized, 730.74767 shares issued and outstanding, actual; no shares authorized, issued or outstanding, pro forma and pro forma as adjusted	101,815	—		—

Class A Voting Common Stock, par value $1.00 per share, 5,000 shares authorized, 195 shares issued and outstanding, actual; no shares authorized, issued or outstanding, pro forma and pro forma as adjusted	—	—		—
Class B Nonvoting Common Stock, par value $1.00 per share, 95,000 shares. authorized, 3,789.10628 shares issued and outstanding, actual; no shares authorized, issued or outstanding, pro forma and pro forma as adjusted	4	—		—
Common stock, no par value per share, no shares authorized, no shares issued and outstanding, actual; shares authorized, shares issued and outstanding, pro forma; shares authorized, shares issued and outstanding, pro forma as adjusted	—	—		—
Additional paid-in capital(2)	(74,659)	27,160
Retained earnings	2,986	2,986

Total stockholders' equity (deficit)	(71,669)	30,146

Total capitalization	$130,864	$130,864	$

(1)
As of June 30, 2014, our line of credit provided for up to $120.0 million in revolving loans, subject to a borrowing base determined primarily by the value of our eligible receivables and inventory. As of June 30, 2014, we had $18.2 million in undrawn availability under our line of credit. See "Description of Indebtedness." All outstanding borrowings under the line of credit are expected to be paid off with proceeds from this offering. At August 14, 2014, we had $78.0 million of borrowings outstanding and had $31.4 million of availability under the line of credit.

(2)
The pro forma additional paid-in capital balance reflects the conversion of all outstanding shares of our capital stock into shares of our common stock, and immediately thereafter a stock split effected as a stock dividend of            shares for each share of our common stock. The pro forma, as adjusted additional paid-in capital balance further reflects the sale of                        common shares in this offering.

(3)
A $1.00 increase (decrease) in the assumed initial public offering price of $            (the midpoint of the price range set forth on the front cover of this prospectus) would increase (decrease) each of pro forma as adjusted cash and cash equivalents, additional paid-in capital, total shareholders' equity and total capitalization by $            assuming the number of shares offered by us set forth on the front cover of this prospectus remains the same, and after deducting the underwriting

  discount and estimated offering expenses payable by us. An increase or decrease of             million shares in the number of shares offered by us would increase (decrease) each of pro forma as adjusted cash and cash equivalents, additional paid-in capital, total shareholders' equity and total capitalization by approximately $             million assuming the assumed initial public offering price of $            per share (the midpoint of the price range set forth on the front cover of this prospectus) remains the same, and after deducting the underwriting discount and estimated offering expenses payable by us. The pro forma as adjusted information described above is illustrative only and will adjust based on the actual initial public offering price and terms of this offering determined at pricing. See "Prospectus Summary—The Offering" for a description of exclusions and assumptions made in calculating the total outstanding shares as of such date.

 DILUTION

          If you purchase shares of our common stock in this offering, you will incur immediate and substantial dilution to the extent of the difference between the public offering price per share of our common stock and the consolidated net tangible book value per share of our common stock after giving effect to this offering.

          Consolidated net tangible book value (deficit) per share is determined by dividing (i) our total assets less our goodwill, intangible assets, deferred initial public offering costs, and total liabilities by (ii) the number of shares of our common stock outstanding. As of June 30, 2014, we had a consolidated net tangible book value (deficit) of approximately $(36,863) million, or $(9.45) per common share. Our pro forma consolidated net tangible book value (deficit) as of June 30, 2014 would have been $             million, or $            per share, based on the total number of shares of our common stock outstanding as of June 30, 2014, after giving effect to the conversion of all outstanding shares of our capital stock into shares of our common stock, and immediately thereafter a stock split effected as a stock dividend of                        shares for each share of our common stock as described under the heading "Description of Capital Stock—Conversion of Issued and Outstanding Common Stock and Preferred Stock." Following the sale by us of the            shares of common stock in this offering at an assumed initial public offering price of $            per share (the midpoint of the estimated price range set forth on the cover page of this prospectus) after deducting the underwriting discount and estimated offering expenses payable by us and applying the net proceeds as set forth in "Use of Proceeds," our pro forma as adjusted consolidated net tangible book value at June 30, 2014 would have been $             million, or $            per share. This represents an immediate increase in pro forma as adjusted consolidated net tangible book value to existing shareholders of $            per share and an immediate dilution to new investors of $            per share. Dilution per share represents the difference between the price per share to be paid by new investors for the shares of common stock sold in this offering and the pro forma as adjusted consolidated net tangible book value per share immediately after this offering. The following table illustrates this dilution on a per share basis:

Assumed initial public offering price per share		$
Pro forma net tangible book value (deficit) per share as of June 30, 2014	$
Increase in pro forma net tangible book value per share attributable to new investors	$

Pro forma consolidated net tangible book value per share, as adjusted for this offering		$

Dilution in pro forma net tangible book value per share to new investors in this offering		$

          Each $1.00 increase (decrease) in the assumed initial public offering price of $            per share (the midpoint of the estimated price range set forth on the cover page of this prospectus), would increase (decrease) our pro forma consolidated net tangible book value, as adjusted, after this offering by $             million and the dilution per share to new investors by $            , in each case assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the underwriting discount and estimated offering expenses payable by us.

          A             million increase (decrease) in the number of shares offered by us would increase (decrease) our as pro forma consolidated net tangible book value by approximately $             million, or $            per share, assuming an initial public offering price of $            per share (the midpoint of the price range set forth on the cover page of this prospectus), and the dilution per share to new investors by approximately $            , and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

          If the underwriters exercise their option to purchase                        additional shares of common stock in this offering in full, our pro forma consolidated net tangible book value, as adjusted, as of June 30, 2014 would increase to approximately $             million, or $            per share, and dilution per share to new investors would increase to approximately $            , in each case assuming an initial public offering price of $            per share, which is the midpoint of the range listed on the cover page of this prospectus, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

          The following table sets forth, as of June 30, 2014, the number of shares of common stock purchased, the total consideration paid, or to be paid to us, and the average price per share paid, or to be paid, by existing shareholders and by the new investors, at an assumed initial public offering price of $            per share (the midpoint of the estimated price range set forth on the cover page of this prospectus), before deducting the underwriting discount and estimated offering expenses payable by us (dollars in thousands, except per share data):

Total Consideration
Shares Purchased
Average Price Per Share
	Number	Percent		Amount	Percent
Existing shareholders(1)			%	$		%	$
New investors in this offering(1)							$
Total			%	$		%

(1)
The number of shares purchased by existing shareholders includes shares being sold by the selling shareholders in this offering. The number of shares purchased by new investors does not include shares being sold by the selling shareholders in this offering and does not include shares issued pursuant to the underwriters' option to purchase additional shares.

        Sales by the selling shareholders in this offering will reduce the number of shares held by existing shareholders to            shares, or approximately        % (             shares, or approximately        %, if the underwriters exercise their overallotment option in full), and will increase the number of shares to be purchased by new investors to             shares, or approximately        % (            shares, or approximately        %, if the underwriters exercise their overallotment option in full), of the total common stock outstanding after this offering.

        The foregoing tables exclude (i)             shares of our common stock issuable upon the exercise of options outstanding as of                , 2014 under our 2007 Option Plan, with a weighted average exercise price of $            per share, and (ii)             shares of our common stock reserved for future issuance under our 2014 Omnibus Plan as of the date hereof, which will be effective upon the completion of this offering. To the extent these options are exercised, there will be further dilution to new investors.

SELECTED CONSOLIDATED FINANCIAL DATA

        The following table summarizes our consolidated financial data and other data for the periods and at the dates indicated. We derived the consolidated statement of operations data for the years ended December 31, 2013, 2012 and 2011 and the consolidated balance sheet data as of December 31, 2013 and 2012 from our audited consolidated financial statements included elsewhere in this prospectus. We derived the statement of operations data for the years ended December 31, 2010 and 2009 and the balance sheet data as of December 31, 2011, 2010, and 2009 from our audited consolidated financial statements that do not appear in this prospectus. We derived the unaudited consolidated statement of operations data for the six months ended June 30, 2014 and 2013 and the unaudited consolidated balance sheet data as of June 30, 2014 from our unaudited consolidated financial statements included elsewhere in this prospectus. We have prepared the unaudited consolidated financial statements on the same basis as the audited consolidated financial statements and have included, in our opinion, all adjustments, consisting only of normal recurring adjustments that we consider necessary for a fair presentation of the financial information set forth in those statements.

        We derived the unaudited pro forma financial information for the year ended December 31, 2013 and the six months ended June 30, 2014 and as of June 30, 2014 from the unaudited pro forma financial information included elsewhere in this prospectus.

        Our historical results are not necessarily indicative of the results to be expected for any future period, and the results in the six months ended June 30, 2014 are not necessarily indicative of the results for the full year or any other period. The following information should be read together with the information under the headings "Capitalization" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes included elsewhere in this prospectus. The unaudited pro forma consolidated financial information does not necessarily represent what our financial position, results of operations and other data would have been if the transactions had actually been completed on the dates indicated, and are not intended to project such information for any future period. See "Use of Proceeds" and "Index to the Consolidated Financial Statements—Unaudited Pro Forma Consolidated Financial Information."

	For the six months ended June 30,			For the year ended December 31,
	2014 Pro Forma(1)	2014(2)	2013	2013 Pro Forma(3)	2013(4)	2012	2011	2010	2009
	(Dollars in thousands, except prescription, per share and per prescription data)
	(Unaudited)
Consolidated Statement of Operations Data
Net sales		$1,007,352	$704,525		$1,515,139	$1,126,943	$771,962	$577,547	$377,479
Cost of goods sold		(948,275)	(663,883)		(1,426,112)	(1,057,608)	(715,448)	(536,451)	(346,873)

Gross profit		59,077	40,642		89,027	69,335	56,514	41,096	30,606
Selling, general, and administrative expenses		(51,024)	(35,988)		(77,944)	(64,392)	(47,434)	(37,902)	(27,114)

Income from operations		8,053	4,654		11,083	4,943	9,080	3,194	3,492
Interest expense		(895)	(941)		(1,996)	(1,086)	(598)	(454)	(831)
Equity loss of non-consolidated entity		(710)	(311)		(1,055)	(267)	(95)
Other income		517	112		196	337	764	85	157

Income before income taxes		6,965	3,514		8,228	3,927	9,151	2,825	2,818
Income tax expense(5)		(4,557)	—		—	—	—	—	—

Net income		2,408	3,514		8,228	3,927	9,151	2,825	2,818
Net income allocable to preferred shareholders		266	—		—	—	—	—	—

Net income allocable to common shareholders		$2,142	$3,514		$8,228	$3,927	$9,151	$2,825	$2,818

Weighted average common shares outstanding(5):
Basic		4,016	4,275		4,275	4,471	5,200	5,204	5,226
Diluted		4,358	4,293		4,364	4,602	5,311	5,331	5,321
Net income per common share(6):
Basic		$533.40	$822.05		$1,924.70	$878.35	$1,759.77	$542.78	$539.14

Diluted		$491.55	$818.56		$1,885.45	$853.50	$1,723.13	$529.89	$529.52

Other Data
Adjusted EBITDA(7)		$14,083	$7,704		$18,970	$10,852	$15,121	$7,716	$6,059
Prescriptions dispensed(8)		381,000	352,000		707,000	669,000	596,000	580,000	484,000
Prescriptions serviced (not dispensed)(9)		102,000	97,000		223,000	129,000	13,000	—	—

Total prescriptions		483,000	449,000		930,000	798,000	609,000	580,000	484,000

Net sales per prescription dispensed(10)		$2,639	$1,993		$2,135	$1,680	$1,295	$996	$780
Gross profit per prescription dispensed(11)		$148	$109		$117	$99	$94	$71	$63
Net sales per prescription serviced (not dispensed)(12)		$27	$25		$28	$26	$27	—	—
Gross profit per prescription serviced (not dispensed)(12)		$27	$25		$28	$26	$27	—	—
Adjusted EBITDA per prescription(13)		$29	$17		$20	$14	$25	$13	$13

	As of June 30, 2014			As of December 31,
	Pro Forma as adjusted(14)	Pro Forma(15)	Actual	2013	2012	2011	2010	2009
	(Dollars in thousands)
	(Unaudited)
Consolidated Balance Sheet Data
Property and equipment, net		12,900	$12,900	$12,378	$12,634	$16,930	$14,116	$8,196
Total assets		338,909	338,909	211,777	139,595	100,380	82,722	55,615
Total debt		100,718	100,718	88,164	63,102	12,942	19,694	9,963
Total liabilities		308,763	308,763	236,189	172,135	88,622	80,416	52,965
Redeemable preferred stock(16)		—	101,815	—	—	—	—	—
Shareholders' (deficit) equity(16)(17)		30,146	(71,669)	(24,412)	(32,540)	11,758	2,306	2,649

(1)
The unaudited pro forma consolidated financial information for the six months ended June 30, 2014 gives effect to: (A) the January and April 2014 issuance of preferred stock and the use of a portion of the proceeds from these issuances to redeem outstanding shares of common stock and common stock options, (B) our acquisition of MedPro in June 2014 and related borrowings under our line of credit, (C) our conversion from an S corporation to a C corporation on January 23, 2014, (D) the conversion of all outstanding shares of our capital stock into shares of our common stock, and immediately thereafter a stock split effected as a stock dividend of                         shares for each share of our common stock and (E) this offering and the use of proceeds therefrom, assuming in each case that such event occurred on January 1, 2013. See "Index to the Consolidated Financial Statements: Unaudited Pro Forma Combined Consolidated Financial Information".

(2)
We acquired MedPro on June 27, 2014 and its financial results have been included in our historical financial statements since such date.

(3)
The unaudited pro forma consolidated financial information for the year ended December 31, 2013 gives effect to the transactions described in Note 1 above as well as to the December 2013 acquisition of AHF and related borrowings under our line of credit, assuming in each case that such event occurred on January 1, 2013. Index to the Consolidated Financial Statements: Unaudited Pro Forma Combined Consolidated Financial Information".

(4)
We acquired AHF on December 16, 2013 and its financial results have been included in our historical financial statements since that date.

(5)
Prior to January 23, 2014, we had elected to be taxed under the provisions of Subchapter S of the Internal Revenue Code. Therefore, we did not pay corporate income taxes on our taxable income. Instead, our shareholders were liable for individual income taxes on their respective shares of our taxable income. On January 23, 2014, we changed from an S Corporation to a C Corporation, and therefore we will pay corporate income taxes on our taxable income for periods after January 23, 2014.

(6)
All share and per share amounts presented have been adjusted to reflect the applicable conversions of capital stock and stock dividend occurring immediately prior to the completion of this offering.

(7)
See "Adjusted EBITDA" below for our definition of Adjusted EBITDA, why we present Adjusted EBITDA and a reconciliation of net income (loss) to Adjusted EBITDA.

(8)
Prescriptions dispensed (rounded to nearest thousand), represents actual prescriptions filled and dispensed by Diplomat.

(9)
Prescriptions serviced (not dispensed) (rounded to nearest thousand), represents prescriptions filled and dispensed by a non-Diplomat pharmacy, including retailers and health systems, for which we provide support services required to assist patients and pharmacies with the complexity of filling specialty medications, and for which we earn a fee.

(10)
Net sales per prescription dispensed represents total prescription revenue from prescriptions dispensed by Diplomat, divided by the number of prescriptions dispensed by Diplomat. Total prescription revenue from prescriptions dispensed includes all revenue collected from patients, third party payors and various patient assistance programs, as well as revenue collected from pharmaceutical manufacturers for data and other services directly tied to the actual dispensing of their drug(s).

(11)
Gross profit per prescription dispensed represents gross profit from prescriptions dispensed by Diplomat, divided by the number of prescriptions dispensed by Diplomat. Gross profit represents total prescription revenue from prescriptions dispensed less the cost of the drugs purchased.

(12)
Net sales per prescription serviced (not dispensed) represents total prescription revenue from prescriptions serviced divided by the number of prescriptions serviced for the non-Diplomat pharmacies. Gross profit per prescription serviced (not dispensed) is equal to net sales per prescription serviced because there is no Diplomat drug cost of goods sold associated with such transactions. Total prescription revenue from prescriptions serviced includes revenue collected from partner pharmacies, including retailers and health systems, for support services rendered to their patients.

(13)
Adjusted EBITDA per prescription is Adjusted EBITDA divided by the total number of prescriptions dispensed or serviced.

(14)
The unaudited pro forma consolidated financial information, as of June 30, 2014, as adjusted, gives effect to the items specified in Note 15 below and further effect to this offering and the use of proceeds therefrom, assuming in each case that such event occurred on June 30, 2014. See "Unaudited Pro Forma Combined Consolidated Financial Information".

(15)
The unaudited pro forma consolidated balance sheet information as of June 30, 2014 gives effect to the conversion of all outstanding shares of our capital stock into shares of our common stock, and immediately thereafter a stock split effected as a stock dividend of            shares for each share of our common stock, assuming that such event occurred on June 30, 2014. See "Unaudited Pro Forma Combined Consolidated Financial Information".

(16)
In January 2014, we sold to certain funds of T. Rowe Price, 351.32097 shares of Series A Preferred stock at a purchase price of $142 per share. We used $20,000 of the $50,000 investment proceeds for general corporate purposes, including fees associated with the transaction, and the remaining $30,000 was used to redeem shares of common stock and common stock options. Further, in April 2014, we sold to certain funds of Janus Capital Group 379.4267 shares of Series A preferred stock at a purchase price of $142 per share. We used $25,200 of the $54,000 investment for general corporate purposes, including fees associated with the transaction, and the remaining $28,800 was used to redeem shares of common stock and common stock options. These redemptions increased our shareholders' deficit by $58,800 in the six months ended June 30, 2014.

(17)
In 2012, we entered into settlement agreements with current or former shareholders whereby we purchased shares of common stock formerly owned by the stakeholders for consideration of $29,393 of which $2,851 was paid in cash, forgiveness of note of $196 and the remaining $26,346 was payable in full, as per the terms of an executed promissory notes, maturing 2017. This entire amount of $29,393 is reflected as a decrease to our shareholders' (deficit) equity in 2012. Also, in 2012 we had unusually high shareholder distributions of $17,281.

Adjusted EBITDA

        We define Adjusted EBITDA as net income before interest expense, income taxes, depreciation and amortization, share-based compensation expense, restructuring and impairment charges, equity loss of non-consolidated entity, and certain other items that we do not consider indicative of our ongoing operating performance (which items are itemized below). Adjusted EBITDA is a non-GAAP financial measure.

        We consider Adjusted EBITDA to be a supplemental measure of our operating performance. We present Adjusted EBITDA because it is used by our Board of Directors and management to evaluate our operating performance. It is also used as a factor in determining incentive compensation, for budgetary planning and forecasting overall financial and operational expectations, for identifying underlying trends and for evaluating the effectiveness of our business strategies. Further, we believe it assists us, as well as investors, in comparing performance from period to period on a consistent basis. Adjusted EBITDA is not in accordance with, or an alternative to, measures prepared in accordance with accounting principles generally accepted in the United States ("GAAP"). In addition, this non-GAAP measure is not based on any comprehensive set of accounting rules or principles.

        As a non-GAAP measure, Adjusted EBITDA has limitations in that it does not reflect all of the amounts associated with our results of operations as determined in accordance with GAAP and therefore you should not consider Adjusted EBITDA in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. You should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in the presentation, and we do not infer that our future results will be unaffected by unusual or non-recurring items. Adjusted EBITDA does not:

  •
  include depreciation expense from property and equipment or amortization expense from acquired intangible assets (and although they are non-cash charges, the assets being depreciated will often have to be replaced in the future);

  •
  reflect interest expense on our debt and capital leases or interest income we earn on cash and cash equivalents;

  •
  reflect the amounts we paid in taxes or other components of our tax provision (which reduces cash available to us);

  •
  include the impact of share-based compensation (which is a recurring expense that will remain a key element of our long-term incentive compensation package, although we exclude it when evaluating our operating performance for a particular period); or

  •
  include restructuring and impairment charges, the equity income or loss of our non-consolidated entity, or other matters we do not consider to be indicative of our ongoing operations.

Further, other companies in our industry may calculate Adjusted EBITDA differently than we do and these calculations may not be comparable to our Adjusted EBITDA metric. Because of these limitations, you should consider Adjusted EBITDA alongside other financial performance measures, including net income and our financial results presented in accordance with GAAP.

        The table below presents a reconciliation of net income to Adjusted EBITDA for the periods indicated:

	For the six month ended June 30,			For the year ended December 31,
	2014 Pro Forma	2014	2013	2013 Pro Forma	2013	2012	2011
	(Dollars in thousands)
Net income		$2,408	$3,514		$8,228	$3,927	$9,151
Depreciation and amortization		2,545	1,821		3,934	3,842	3,079
Interest expense		895	941		1,996	1,086	598
Income tax expense		4,557	—		—	—	—

EBITDA		10,405	6,276		14,158	8,855	12,828

Share-based compensation expense(1)		1,135	455		886	915	1,410
Restructuring and impairment charges(2)		—	50		1,033	424	429
Equity loss of non-consolidated entity(3)		710	311		1,055	267	95
Severance and related fees(4)		254	119		205	412	740
Merger & acquisition related fees and expenses(5)		1,171	162		677	—	—
Philanthropy(6)		180	57		222	—	—
Tax credits and other(7)		(419)	—		—	(148)	(626)
Other items(8)		647	274		734	127	245

Adjusted EBITDA		$14,083	$7,704		$18,970	$10,852	$15,121

(1)
Share-based compensation expense relates to eligible employee stock options.

(2)
Restructuring and impairment charges reflect decreases in the fair market value of non-core property and assets, or actual losses on disposal of such assets. 2013 charges primarily relate to the $932 write-down of our former Swartz Creek, Michigan headquarters facility to its fair value, after we vacated it in favor of our present Flint, Michigan facility. 2012 charges primarily relate to our write-down of an externally purchased software package we no longer utilize, as well as sales of Company-owned vehicles. 2011 charges include expense associated with the closure of our former Cleveland, Ohio facility, the move of our Chicago, Illinois area facility, and sales of Company-owned vehicles.

(3)
Represents our share of losses recognized by our non-consolidated entity, Ageology, using the equity method of accounting. We first invested in Ageology, an anti-aging physician network dedicated to nutrition, fitness and hormones, in October 2011, in connection with its formation.

(4)
Employee severance and related fees primarily relates to severance for former management.

(5)
Fees and expenses directly related to merger and acquisition activities, including our purchases of AHF and MedPro. Includes $321 for increased fair value of AHF estimated contingent payout.

(6)
Expenses from private company philanthropic activities were performed at the direction of our majority shareholder, and the one-time costs associated with converting from an S-Corporation to a C-Corporation.

(7)
Represents various tax credits received from the state of Michigan for facility improvement and employee hiring initiatives.

(8)
Includes other expenses, including information technology ("IT") operating leases. These operating leases were initiated, in lieu of purchases or capital leases for a subset of our IT spend, for a short period of time in 2013 and 2014 for liquidity purposes. We have since discontinued the practice of leasing IT equipment. The cost of purchased IT equipment is reflected in depreciation and amortization.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
(Dollars in thousands, except prescription, per share, per patient and per prescription data)

        You should read the following discussion and analysis of our financial condition and results of operations together with our consolidated financial statements and the related notes and other financial information included elsewhere in this prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this prospectus, including information with respect to our plans and strategy for our business, includes forward-looking statements that involve risks and uncertainties. You should review information under the heading "Risk Factors" for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Overview

        We are the nation's largest independent specialty pharmacy and the fourth largest overall specialty pharmacy in the United States, and are focused on improving lives of patients with complex chronic diseases. Our patient-centric approach positions us at the center of the healthcare continuum for treatment of complex chronic diseases through partnerships with patients, payors, pharmaceutical manufacturers, and physicians. We offer a broad range of innovative solutions to address the dispensing, delivery, dosing and reimbursement of clinically intensive, high-cost specialty drugs (many of which can cost over $100,000 per patient, per year). We have expertise across a broad range of high-growth specialty therapeutic categories, including oncology, immunology, hepatitis, multiple sclerosis, HIV, and specialty infusion therapy. We dispense to all 50 states through our advanced distribution center that enables us to ship medications nationwide as well as a centralized clinical call center that helps us deliver localized services on a national scale. We were founded in 1975 by our Chief Executive Officer, Philip Hagerman, and his father, Dale, both trained pharmacists who transformed our business from a traditional pharmacy into a leading specialty pharmacy beginning in 2005.

        Our core revenues are derived from the customized care management programs we deliver to our patients, including the dispensing of their specialty medications. Because our core therapeutic disease states generally require multi-year or life-long therapy, our singular focus on complex chronic diseases helps drive recurring revenues and sustainable growth. Our revenue growth is primarily driven by new drugs coming to market, new indications for existing drugs, volume growth with current clients, and addition of new clients. For the six months ended June 30, 2014 and the year ended December 31, 2013, we derived over 99% of our revenue from the dispensing of drugs and the reporting of data associated with those dispenses to pharmaceutical manufacturers and other outside companies.

        Most of our revenue is collected through contracts with third party payors, such as managed care organizations, insurance companies, self-insured employers, pharmacy benefit managers, and Medicare and Medicaid programs. For the six months ended June 30, 2014 and the year ended December 31, 2013, our payor-derived revenue was (1) approximately 34% and 34%, respectively, from exclusive or preferred relationships with third party payors (including some government-sponsored managed Medicaid programs), (2) approximately 21% and 22%, respectively, from open network commercial payors, and (3) approximately 41% and 41%, respectively, from open network government programs, with the remainder collected from patients, directly or on their behalf, as a result of their co-pay obligations or patient assistance programs. Our exclusive or preferred relationships are with regional and mid-sized payors and independent pharmacy benefit managers, employer groups, and union groups. As of June 30, 2014 and December 31, 2013, such relationships included approximately 13 million managed lives under contract in the United States.

        Our historical growth has largely been driven by our position as a leader in oncology and immunology therapeutic categories. For the six months ended June 30, 2014 and the year ended December 31, 2013, we generated approximately 68% and 74%, respectively, of our revenues in these two categories.

        We believe that limited distribution is becoming the delivery system of choice for many specialty drug manufacturers because it facilitates high patient engagement, clinical expertise, and an elevated focus on service. Accordingly, we believe our current portfolio of over 70 limited distribution drugs, all of which are post-launch and more than double our portfolio of limited distribution drugs in 2010, is important to our growth.

        We also provide specialty pharmacy support services to a national network of retailers as well as hospitals and health systems. As of June 30, 2014, we provided services to 8 retailers and independent pharmacy groups, representing approximately 4,500 stores, and 48 hospitals and health systems. For many of our retail, hospital and health system partners, we earn revenue by providing clinical and administrative support services on a fee-for-service basis to help them dispense specialty medications. Our other revenue in 2013, 2012 and 2011 was derived from these services provided to retail and hospital pharmacy partners.

        As a result of our clinical expertise and our ability to expand scope of services, demand for our services has grown, which has driven growth in revenue. Our revenue for the six months ended June 30, 2014 was $1,007,352 and for the years ended December 31, 2013, 2012, and 2011 was $1,515,139, $1,126,943, and $771,962, respectively. Our net income for the six months ended June 30, 2014 was $2,408 and for the years ended December 31, 2013, 2012, and 2011 was $8,228, $3,927, and $9,151, respectively. Our Adjusted EBITDA for the six months ended June 30, 2014 was $14,083 and for the years ended December 31, 2013, 2012, and 2011 was $18,970, $10,852, and $15,121, respectively. See "Selected Consolidated Financial Data—Adjusted EBITDA" for our definition of Adjusted EBITDA, why we present Adjusted EBITDA and a reconciliation of net income to Adjusted EBITDA.

Recent Developments and Other Important Factors Affecting Operating Results

  Business Acquisitions

        On December 16, 2013, we acquired all of the authorized, issued and outstanding shares of capital stock for AHF for a total acquisition price of approximately $13,449, excluding related acquisition costs of approximately $499 that were expensed. Included in the total acquisition price is $12,100 in cash and contingent consideration fair valued at $1,300 with a maximum payout of $2,000, that is based on achieving certain revenue and gross profit targets in each of the years ending December 31, 2014 and 2015. AHF is a specialty pharmacy focused on bleeding disorders, such as hemophilia, and headquartered in Enfield, Connecticut. AHF provides clotting medications, ancillaries and supplies to individuals with bleeding disorders, such as hemophilia. The acquisition of AHF will allow us to participate in AHF's direct purchase agreements with key hemophilia manufacturers, while also providing AHF access to our proprietary care management modules to better manage clinical care of the AHF patients. The results of operations for AHF are included in our consolidated financial statements from the acquisition date. See Note 2 to our consolidated financial statements for the three years ended December 31, 2013 and the six months ended June 30, 2014 included elsewhere in this prospectus for additional information.

        On June 27, 2014, we acquired all of the outstanding stock of MedPro for a total acquisition price of approximately $68,240, excluding related acquisition costs of $635. Included in the total acquisition price is $51,970 in cash, 84.31703 shares of our Class B Nonvoting Common Stock, valued at approximately $12,000, and contingent consideration fair valued at $4,270, with a maximum payout of $11,500, that is based on the achievement of certain revenue and gross profit targets for each of the twelve months ended June 30, 2015 and 2016. MedPro is a specialty pharmacy focused on specialty infusion therapies, including hemophilia and immune globulin, based in Raleigh, North Carolina. We acquired MedPro to expand our existing specialty infusion business and to increase our presence in the mid-Atlantic and Southern regions of the country. See Note 2 to our consolidated financial statements for the six months ending June 30, 2014 included elsewhere in this prospectus for additional information.

        We anticipate our future revenues derived from specialty infusion pharmacy services will increase significantly as a percentage of total revenues as a result of such acquisitions.

  Issuances of Preferred Stock

        On January 23, 2014, we sold to certain funds of T. Rowe Price 351.32097 shares of Series A Preferred stock at a purchase price of $142 per share. We used $20,000 of the $50,000 investment proceeds for general corporate purposes, including fees associated with the transaction, and the remaining $30,000 was used to redeem shares of common stock and common stock options.

        On April 1, 2014, we sold to certain funds of Janus Capital Group 379.4267 shares of Series A Preferred stock at a purchase price of $142 per share. We used $25,200 of the $54,000 investment proceeds for general corporate purposes, including fees associated with the transaction, and the remaining $28,800 was used to redeem shares of common stock and common stock options.

  Stock Option Redemption

        In May 2014, we redeemed all of the rights to the outstanding common stock options from a former employee. The purchase price for the options was $4,000 and was paid in full at time of closing.

  Certain Operating Expenses

        We have focused on growing our business and we plan to continue to invest in building for growth. As a result, we have experienced increased operating expenses driven by the additional IT staff required to develop improved operating systems. We have also experienced increased expense related to the additional operational staff required to service our customers in a less efficient fashion while the new systems are being developed. We expect to experience operational improvements following the implementation of key system improvements over the next one to two years. Further, we expect that the size of our operational staff, as well as the size of our sales and marketing staff, will continue to grow with the business.

  Debt Reductions

        In May 2014, we paid $2,609 in full settlement of the outstanding principal and interest amount on the mortgage loan associated with our corporate headquarters and main dispensing pharmacy facility.

  Initial Public Offering

        We intend to use the net proceeds from this offering to repay indebtedness to certain former stakeholders and employees. The balance of the net proceeds from this offering will be used to fully repay borrowings under our revolving line of credit to the extent of any borrowings outstanding as of the completion of this offering and for working capital and other general corporate purposes, which we expect will include opportunistic acquisitions or strategic investments.

Key Performance Metrics

        We regularly review a number of metrics, including the following key metrics, to evaluate our business, measure our performance, identify trends affecting our business, formulate financial projections, and make strategic decisions.

	For the six months ended June 30,		For the year ended December 31,
	2014	2013	2013	2012	2011
Adjusted EBITDA	$14,083	$7,704	$18,970	$10,852	$15,121
Prescriptions dispensed	381,000	352,000	707,000	669,000	596,000
Prescriptions serviced (not dispensed)	102,000	97,000	223,000	129,000	13,000

Total prescriptions	483,000	449,000	930,000	798,000	609,000

Net sales per prescription dispensed	$2,639	$1,993	$2,135	$1,680	$1,295
Gross profit per prescription dispensed	$148	$109	$117	$99	$94
Net sales per prescription serviced (not dispensed)	$27	$25	$28	$26	$27
Gross profit per prescription serviced (not dispensed)	$27	$25	$28	$26	$27
Adjusted EBITDA per prescription	$29	$17	$20	$14	$25

  Adjusted EBITDA

        See "Prospectus Summary—Summary Consolidated Financial Data—Adjusted EBITDA" for our definition of Adjusted EBITDA, why we present Adjusted EBITDA and a reconciliation of net income to Adjusted EBITDA.

  Prescription Data

        Prescriptions dispensed (rounded to nearest thousand) represents actual prescriptions filled and dispensed by Diplomat to patients, or in rare cases, to physicians. Prescriptions serviced (not dispensed) (rounded to nearest thousand), represents prescriptions filled and dispensed from a non-Diplomat pharmacy, including unaffiliated retailers and health systems, for which we provide support services required to assist these patients and pharmacies through the complexity of filling specialty medications, and for which we earn a fee.

        Our volume for the six months ended June 30, 2014 was approximately 483,000 prescriptions dispensed or serviced, an 8% increase compared to approximately 449,000 prescriptions dispensed or serviced for the six months ended June 30, 2013. The volume increase was due to a mix of new drugs to market, new indication approvals for existing drugs, growth in patients from current payors and physician practices, and the addition of patients from new payors and physician practices.

        Our volume for the year ended December 31, 2013 was approximately 930,000 prescriptions dispensed or serviced, a 17% increase compared to approximately 798,000 prescriptions for the year ended December 31, 2012. The volume increase was due to a mix of patient growth from current payors and physician practices, the addition of patients from new payors and physician practices, new drugs to market, and the approval of new indications for existing drugs.

        Our volume for the year ended December 31, 2012 was approximately 798,000 prescriptions dispensed or serviced, a 31% increase compared to approximately 609,000 prescriptions for the year ended December 31, 2011. The volume increase was due to a mix of patients from new payors and physician practices, patient growth from current payors and physician practices, new drugs to market, and the approval of new indications for existing drugs.

  Other Metrics

        Other key metrics used in analyzing our business are net sales per prescription dispensed, gross profit per prescription dispensed, net sales per prescription serviced (not dispensed), gross profit per prescription serviced (not dispensed), and adjusted EBITDA per prescription.

        Net sales per prescription dispensed represents total prescription revenue from prescriptions dispensed by Diplomat divided by the number of prescriptions dispensed by Diplomat. Gross profit per prescription dispensed represents gross profit from prescriptions dispensed by Diplomat divided by the number of prescriptions dispensed by Diplomat. Total prescription revenue from prescriptions dispensed includes all revenue collected from patients, third party payors, and various patient assistance programs, as well as revenue collected from pharmaceutical manufacturers for data and other services directly tied to the actual dispensing of their drug(s). Gross profit represents total prescription revenue from prescriptions dispensed less the cost of the drugs purchased.

        Net sales per prescription serviced (not dispensed) represents total prescription revenue from prescriptions serviced divided by the number of prescriptions serviced for the non-Diplomat pharmacies. Gross profit per prescription serviced (not dispensed) is equal to net sales per prescription serviced because there is no cost of drug associated with such transactions. Total prescription revenue from prescriptions serviced includes revenue collected from partner pharmacies, including retailers and health systems, for support services rendered to their patients.

        Adjusted EBITDA per prescription is Adjusted EBITDA divided by the total number of prescriptions dispensed or serviced.

Components of Results of Operations

  Net Sales

        Net sales are recognized at the time of service completion. Revenue for a dispensed prescription is recognized at the time of shipment or pick-up of the prescription. We can earn revenue from multiple sources for any one claim, including the primary insurance plan, the secondary insurance plan, the tertiary insurance plan, patient co-pay, and patient assistance programs. Prescription revenue also includes revenue from pharmaceutical manufacturers and other outside companies for data reporting or additional services rendered for dispensed prescriptions. Service revenue is primarily derived from fees earned by us from retail and hospital pharmacies for patient support that is required for those non-Diplomat pharmacies to dispense specialty drugs to patients. The retail and hospital pharmacies dispense the drug, and pay us for clinically and administratively servicing their patients.

  Cost of Goods Sold

        Cost of goods sold represents the purchase price of the drugs that we ultimately dispense. These drugs are purchased directly from the manufacturer or from an authorized wholesaler and the purchase price is negotiated with the selling entity. In general, period over period percentage changes in cost of goods sold will move directionally with period over period percentage changes in net sales for prescription dispensing transactions. This is due to the mathematical relationship between average wholesale price ("AWP") and wholesale acquisition cost ("WAC"), and our contractual relationships to purchase at a discount off of WAC and receive reimbursement at a discount off of AWP. The discounts off of AWP and WAC that we receive vary significantly by drug and by contract. Rebates we receive from manufacturers are reflected in cost of goods sold when they are earned.

  Selling, General, and Administrative Expenses

        Our operating expenses primarily consist of employee and associated costs, as well as outbound prescription drug transportation and logistics costs. Our employee and associated costs relate to both our patient-facing personnel and our non-patient facing support and administrative personnel. Other operating expenses consist of occupancy and other indirect costs, insurance costs, professional fees, and other general overhead expenses. We expect that general and administrative expenses will increase as we incur additional expenses related to being a public company, including professional fees and share-based compensation expenses related to the equity incentive plan established in connection with this offering.

  Other Income (Expense)

        Other income (expense) primarily consists of interest expense associated with our debt, equity income or losses associated with our 25% owned non-consolidated entity, tax credits and income from property rentals.

  Income Tax Expenses

        On January 23, 2014, we changed from an S Corporation to a C Corporation. The historical audited financial results included elsewhere in this prospectus reflect our results as an S Corporation before this date. The pro forma financial information included elsewhere in this prospectus have been adjusted to show results as if we had been a C Corporation for specified periods.

Results of Operations

        The following table provides consolidated statements of operations data for each of the periods presented.

	For the six months ended June 30,		For the year ended December 31,
	2014	2013	2013	2012	2011
	(Unaudited)
Consolidated Statement of Operations Data
Net sales	$1,007,352	$704,525	$1,515,139	$1,126,943	$771,962
Cost of goods sold	(948,275)	(663,883)	(1,426,112)	(1,057,608)	(715,448)

Gross profit	59,077	40,642	89,027	69,335	56,514
Selling, general, and administrative expenses	(51,024)	(35,988)	(77,944)	(64,392)	(47,434)

Income from operations	8,053	4,654	11,083	4,943	9,080
Interest expense	(895)	(941)	(1,996)	(1,086)	(598)
Equity loss of non-consolidated entity	(710)	(311)	(1,055)	(267)	(95)
Other income	517	112	196	337	764

Income before income taxes	6,965	3,514	8,228	3,927	9,151
Income tax expense	(4,557)	—	—	—	—

Net income	$2,408	$3,514	$8,228	$3,927	$9,151

Comparison of the Six Months Ended June 30, 2014 and June 30, 2013

  Net Sales

        Our net sales for the six months ended June 30, 2014 was $1,007,352, a $302,827 increase, or 43%, compared to $704,525 for the six months ended June 30, 2013. The increase was the result of approximately $145,000 of additional revenue from drugs that were new to the market or newly dispensed by us. Prescription volume growth of existing drugs accounted for approximately $57,000 of the increased revenue and was the result of new indications, increased penetration through physician's offices, growth with existing payors, and the addition of patients from new payors and physician practices. The acquisition of AHF contributed approximately $15,000 and the remaining increase is attributable to manufacturer price increases and payor mix.

  Cost of Goods Sold

        Our cost of goods sold for the six months ended June 30, 2014 was $948,275, a $284,392 increase, or 43%, compared to $663,883 for the six months ended June 30, 2013. The increase was primarily the result of the same factors that drove the increase in our net sales over the same time period.

  Selling, General, and Administrative Expense

        Our selling, general, and administrative expense for the six months ended June 30, 2014 was $51,024, a $15,036 increase, or 42%, compared to $35,988 for the six months ended June 30, 2013. Selling, general, and administrative costs in the 2014 period were higher than in the prior period primarily due to variable costs related to increased net sales and prescription volume during the 2014 period. Total employee cost increased by $8,329, or 38%, and was primarily attributable to two factors. First, the 8% prescription volume increase drove the need to hire additional employees. Second, our ongoing efforts to improve IT systems to support current and future growth required additional indirect labor to develop our key systems. Similarly, our logistics expense increased by $1,064, or 22%, as a result of the additional prescription volume dispensed, as well as increased supplier costs and mix of drugs being shipped to patients. The remaining increase was in all other selling, general, and administrative expenses to support our growth including consulting fees, utilities, travel, supplies, and other miscellaneous expenses. These increases also include $2,104 of AHF expenses related to its pharmacies and support staff.

  Other Income (Expense)

        Our other income (expense) for the six months ended June 30, 2014 net was $(1,088), compared to $(1,140) for the six months ended June 30, 2013. The decrease in net expense was primarily attributed to a $469 state tax credit in the 2014 period compared to none in the 2013 period, partially offset by a $399 greater equity loss on our non-consolidated entity in the six months ended June 30, 2014.

  Income Tax Expense

        On January 23, 2014, we changed our income tax status from an S corporation to a C corporation and, as such, will now bear income taxes which had previously been borne by our shareholders. Our income tax expense for the six months ended June 30, 2014 was $4,557, versus $0 for the six months ended June 30, 2013. For additional information on our conversion from an S corporation to a C corporation, reference Note 1 and Note 10 in the interim financial statements included elsewhere in this prospectus.

Comparison of Years Ended December 31, 2013 and December 31, 2012

  Net Sales

        Our net sales for the year ended December 31, 2013 was $1,515,139, a $388,196 increase, or 34%, compared to $1,126,943 for the year ended December 31, 2012. Prescription volume growth on existing drugs accounted for approximately $178,000 of the increased revenue and was driven by new indications, increased penetration through physician's offices, growth with existing payors, and the addition of patients from new payors and physician practices. The increase was also the result of approximately $62,000 of additional revenue from drugs that were new to the market or newly dispensed by us. The remaining increase is attributable to manufacturer price increases and payor mix.

  Cost of Goods Sold

        Our cost of goods sold for the year ended December 31, 2013 was $1,426,112, a $368,504 increase, or 35%, compared to $1,057,608 for the year ended December 31, 2012. The increase was primarily the result of the same factors that drove the increase in our net sales over the same time period.

  Selling, General, and Administrative Expense

        Our selling, general, and administrative expense for the year ended December 31, 2013 was $77,944, a $13,552 increase, or 21%, compared to $64,392 for the year ended December 31, 2012. Selling, general, and administrative costs in 2013 were higher than in the prior year primarily due to variable costs related to increased net sales and prescription volume during 2012. This increased volume drove the need for additional employees and the overhead required to support the growth.

        The increased employee expense of $6,938, or 18%, was predominantly the result of the additional headcount required to manage the 17% prescription volume increase. Our ongoing efforts to improve IT systems to support current and future growth required additional indirect labor to develop our key systems. The increase in freight expense of $1,920, or 23%, was the result of the increased volume of prescriptions being shipped to patients, as well as price and mix changes related to the type of drugs being shipped to patients. Impairment and loss on our non-consolidated equity investment accounted for $1,397 of additional increased expense in 2013. The remaining increase in selling, general, and administrative expenses included consulting fees, utilities, and other miscellaneous operating expenses.

  Other Income (Expense)

        Our interest expense for the year ended December 31, 2013 was $1,996, compared to $1,086 for the year ended December 31, 2012. The additional interest expense was the result of growth and the overall need to draw on the line of credit periodically to manage working capital. Our equity loss of our non-consolidated entity for the year ended December 31, 2013 was $1,055, compared to $267 for the year ended December 31, 2012, an increase attributed to the start-up company's escalation in ramping up their operations. Our other income for the year ended December 31, 2013 was $196, compared to $337 for the year ended December 31, 2012. Other income is derived from state tax credits and the rental of property which we currently own.

Comparison of Years Ended December 31, 2012 and December 31, 2011

  Net Sales

        Our net sales for the year ended December 31, 2012 was $1,126,943, a $354,981 increase, or 46%, compared to $771,962 for the year ended December 31, 2011. Prescription volume growth on existing drugs accounted for approximately $236,000 of the increased revenue and was the result of new indications, increased penetration through physician's offices, growth with existing payors, and the addition of patients from new payors and physician practices. The increase was also the result of approximately $30,000 of additional revenue from drugs that were new to the market or newly dispensed by us. The remaining increase is attributable to manufacturer price increases. These revenue increases were partially offset by payor mix changes. These were also the reasons for the decline in our net income over the same periods.

  Cost of Goods Sold

        Our cost of goods sold for the year ended December 31, 2012 was $1,057,608, a $342,160 increase, or 48%, compared to $715,448 for the year ended December 31, 2011. The increase was primarily the result of the same factors that drove the increase in our net sales over the same period.

  Selling, General, and Administrative Expense

        Our selling, general, and administrative expense for the year ended December 31, 2012 was $64,392, a $16,958 increase, or 36%, compared to $47,434 for the year ended December 31, 2011. Selling, general, and administrative costs in 2012 were higher than in the prior year primarily due to variable costs related to increased net sales and prescription volume during 2011. This increased volume drove the need for additional employees and the overhead required to support the growth.

        The increased employee expense of $12,073, or 44%, was predominantly the result of the additional headcount required to manage the 31% prescription volume increase. Also, in 2012 as we worked to build and modify our core IT systems used to run the business, it had a two-fold impact on increasing headcount. First, much of the growth required us to manually manage processes while our systems were being substantially modified. Second, there were many additional heads associated with the IT staff needed to develop these same systems. Freight expense increased $2,655, or 48%, was the result of by the increased volume of prescriptions being shipped to patients, including price and mix changes based on the drugs being shipped to these patients. The remaining increase in selling, general, and administrative expenses included consulting fees, utilities, and other miscellaneous operating expenses.

  Other Income (Expense)

        Our interest expense for the year ended December 31, 2012 was $1,086, compared to $598 for the year ended December 31, 2011. The additional interest expense was driven by our growth and need to draw more on our line of credit to manage working capital. Our equity loss of our non-consolidated entity for the year ended December 31, 2012 was $267, compared to $95 for the year ended December 31, 2011. Our other income for the year ended December 31, 2012 was $337, compared to $764 for the year ended December 31, 2011. Other income is derived from state tax credits and the rental of property which we currently own.

Liquidity and Capital Resources

        Our primary uses of cash include funding our working capital, acquiring and maintaining property and equipment and internal use software, business acquisitions, stock and stock option redemptions, and debt service. We have funded our recent cash requirements primarily from our operating activities as driven mainly by our revenue growth, borrowings under our revolving line of credit, and capital stock issuances. As of June 30, 2014 and December 31, 2013, we had $25,550 and $9,109, respectively, of cash and cash equivalents. Our cash balances fluctuate based on working capital needs and the timing of sweeping available cash each day to pay down any outstanding balance on our line of credit. On June 26, 2014, we increased our maximum borrowing availability under our revolving line of credit to $120,000 from $85,000, to fund the $51,970 upfront cash portion of the MedPro acquisition price as well as ongoing working capital needs. We believe our cash and cash equivalents, revolving line of credit, cash flow from operations, and net proceeds from this offering will be sufficient to meet our working capital and capital expenditure requirements for at least 12 months. Generally, our need to access the capital markets has been limited to refinancing our line of credit at or prior to maturity. From time to time as a public company, we also may access the equity or debt markets to raise additional funds on a strategic basis, including for acquisitions.

	Six months ended June 30,		Year ended December 31,
	2014	2013	2013	2012	2011
Net cash provided by operating activities	$20,827	$517	$6,227	$5,006	$12,539
Net cash used in investing activities	(55,954)	(3,719)	(20,292)	(4,849)	(6,747)
Net cash provided by (used in) financing activities	51,568	3,202	23,174	(157)	(7,861)

Net increase (decrease) in cash and equivalents	$16,441	$—	$9,109	$—	$(2,069)

Net Cash Provided by Operating Activities.

        Cash provided by operating activities consists of significant components of the statement of operations adjusted for changes in various working capital items including accounts receivable, inventories, prepaid expenses, accounts payable and other accrued expenses.

        The increase of $20,310 in cash provided by operating activities during the six months ended June 30, 2014 compared to the six months ended June 30, 2013, was primarily due to a $15,614 increase in working capital items, primarily accounts payable, as a result of the timing of key vendor payments. We also experienced an increase in other non-cash expenses; the most significant being $2,105 in deferred income tax expense and $724 in depreciation and amortization. These increases were partially offset by a $1,106 decrease in net income in the 2014 period which is described above.

        The $1,221 increase in cash provided by operating activities during the year ended December 31, 2013, compared to the year ended December 31, 2012 is primarily attributable to a $4,301 increase in net income and a $1,673 increase in non-cash expenses offset by a $4,753 change in our working capital. The increase in non-cash expenses was mostly attributable to a $932 impairment charge on write-down of our former Swartz Creek, MI headquarters facility. The most significant change in working capital relates to our accounts receivable increasing $5,941 more in 2013 than in 2012, which was primarily the result of an increase in billing and revenue in the month of December 2013 as compared to December 31, 2012.

        The $7,533 decrease in cash provided by operating activities during the year ended December 31, 2012 compared to the year ended December 31, 2011 is primarily attributable to a $5,224 decrease in net income and a $2,557 change in our working capital. Certain working capital items, including accounts receivable, inventories, and accounts payable, changed significantly in 2012 due to increased requirements to support the growth of our business. These three items accounted for a net decrease in cash of $5,974 in 2012 compared to a decrease of $2,335 in 2011.

Net Cash Used in Investing Activities.

        Our primary investing activities have consisted of the acquisitions of infusion specialty pharmacies (AHF and MedPro), investment in a non-consolidated entity, capital expenditures to purchase computer equipment, software, furniture and fixtures, labor expenditures associated with capitalized software for internal use, as well as building improvements to support the expansion of our infrastructure and workforce. As our business grows, we expect our capital expenditures and our investment activity to continue to increase.

        The $52,235 increase in cash used in investing activities during the six months ended June 30, 2014 compared to the six months ended June 30, 2013 was primarily related to $51,302 used for the acquisition of MedPro. We also experienced a $2,391 increase in expenditures for software for internal use and property and equipment as we continue to expand our information systems. These increases were partially offset by $1,250 lower investment in our non-consolidated entity during the six months ended June 30, 2014.

        The $15,443 increase in cash used in investing activities for the year ended December 31, 2013 compared to the year ended December 31, 2012 was primarily related to $10,232 of cash paid for the acquisition of AHF, net of cash acquired. We also increased spend by $1,313 for expenditures related to software for internal use and property and equipment as part of our ongoing effort to improve our information systems. The remaining increase was the result of a $1,000 higher investment in non-consolidated entity and $2,898 increase related to issuance of a related party notes receivable to our non-consolidated entity.

        The $1,898 decrease in cash used in investing activities for the year ended December 31, 2012 compared to the year ended December 31, 2011 was primarily the result of less expenditures for software for internal use and property and equipment.

Net Cash Provided by (Used in) Financing Activities.

        The $48,366 increase in cash provided by financing activities during the six months ended June 30, 2014 compared to the six months ended June 30, 2013 was primarily due to $39,015 of net proceeds received in our January 2014 sale of Series A Preferred Stock to certain funds of T. Rowe Price and our April 2014 sale of Series A Preferred Stock to certain funds of Janus, net of the redemption of certain outstanding common stock and common stock options. We also increased the cash draw on our revolving line of credit by $8,205 due to timing of working capital needs and the acquisition of a specialty pharmacy (MedPro).

        The $23,331 increase in cash available from financing activities during the year ended December 31, 2013 compared to the year ended December 31, 2012 is primarily related to a $12,212 increase in borrowing under our line of credit, which in part facilitated the $9,910 payments on our outstanding notes payable and the $496 larger payment in 2013 on our long term mortgage debt. Also, during 2012, there were shareholder distributions of $10,868, much larger than those in 2013, and stock and stock option redemption payments of $3,894, which did not repeat in 2013.

        The $7,704 decrease in cash used in financing activities during the year ended December 31, 2012 compared to the year ended December 31, 2011 is primarily attributable to $29,890 increased net proceeds from our line of credit to support $9,759 more shareholder distributions in 2012, and $3,894 of stock and stock option redemptions in 2012. Additionally, we made $7,167 more long-term debt payments in 2012 than we did in 2011.

  Revolving Line of Credit

        On June 26, 2014, we entered into an amended and restated credit agreement with GE Capital Bank, as agent, Comerica Bank, JPMorgan Chase Bank, N.A. and Wells Fargo Bank, N.A., as additional lenders. The amount available for borrowing under the revolving line of credit is the lesser of $120,000 and a borrowing base which is equal to the sum of 85% of eligible accounts receivable and a portion of eligible inventory, less any outstanding letters of credit and swing loans. Additionally, the revolving line of credit permits incremental increases in the line of credit or issuance of term loans up to an aggregate amount of $25,000, subject to specified conditions. Interest on our line of credit is charged at a rate equal to either (a) the base rate, which equates to the rate last quoted by The Wall Street Journal as the "Prime Rate" or as further defined in the agreement in the absence of such, plus an applicable margin (the "Base Rate"); or (b) LIBOR, as defined by the agreement, plus an applicable margin. The applicable margin on the Base Rate borrowings, during all periods presented, is 0.75% and on LIBOR rate borrowings is 1.75%. The effective interest rate for Base Rate borrowing at June 30, 2014 and December 31, 2013 was 4.00%. The effective rate on LIBOR rate borrowing at June 30, 2014 and December 31, 2013 was 1.90% and 1.92%, respectively. At June 30, 2014, we had base rate borrowings outstanding in the amount of $39,876 and LIBOR rate borrowings outstanding in the amount of $40,000.

        The line of credit requires us to comply with certain covenant requirements and to certify compliance on a monthly basis. We have been in compliance every period since the inception of the agreement, including on June 30, 2014. The table below sets forth the amount borrowed, and remaining amount available to be borrowed, based on eligible accounts receivable and inventory, as of the specified dates.

	Six months ended June 30,			Year ended December 31,
	2014		2013	2013		2012
Maximum borrowing during period	$85,152		$50,855	$68,970		$44,305
Period end balance	$79,876		$36,069	$62,622		$27,020
Period end availability	$18,176	(1)	$23,931	$12,666	(1)	$30,419	(1)

(1)
Calculated as the borrowing base in effect on the period end date, less the period end balance outstanding.

        We intend to use the net proceeds from this offering to repay indebtedness to certain former stakeholders and employees. The balance of the net proceeds from this offering will be used to fully repay borrowings under our revolving line of credit to the extent of any borrowings outstanding as of the completion of this offering and working capital and other general corporate purposes, which we expect will include opportunistic acquisitions or strategic investments.

Contractual Obligations

        Our principal debt commitments consist of our revolving line of credit, a mortgage for our corporate headquarters, and various notes payable to prior and current stakeholders. The following table summarizes our scheduled debt and other contractual obligations at December 31, 2013.

	Year Ending December 31,
	2014	2015 - 2016	2017 - 2018	Thereafter	Total
Revolving line of credit	$62,622	$—	$—	$—	$62,622
Mortgage loan	2,728	—	—	—	2,728
Stakeholders notes	3,965	7,314	11,535	—	22,814
Interest payments	999	1,279	283	—	2,561
Operating leases	1,241	1,272	21	—	2,534

Total Contractual Obligations	$71,555	$9,865	$11,839	$—	$93,259

  Revolving Line of Credit

        On July 20, 2012, we entered into a five year line of credit with GE. As of August 12, 2014, the amount available for borrowing under the revolving line of credit is the lesser of $120,000 and the sum of 85% of eligible accounts and a portion of eligible inventory, less any outstanding letters of credit and swing loans. Additionally, the revolving line of credit permits incremental increases in the line of credit or issuance of term loans up to an aggregate amount of $25,000, subject to specified conditions.

        As of August 14, 2014, we had outstanding borrowings of $78,015, an increase of borrowings of $15,393 since December 31, 2013.

        The effective interest rate for base rate borrowing at June 30, 2014 and December 31, 2013 was 4.00%. The effective rate on LIBOR rate borrowing at June 30, 2014 and December 31, 2013 was 1.90% and 1.92%, respectively. At June 30, 2014, we had base rate borrowings outstanding in the amount of $39,876 and LIBOR rate borrowings outstanding in the amount of $40,000.

  Mortgage Loan

        We entered into a $7,440 mortgage loan with JP Morgan Chase in December 2010 for the purchase of our headquarters building. The remaining outstanding loan amount was scheduled to mature in June 2014. We paid the JP Morgan Chase mortgage off in May 2014.

  Stakeholder Notes

        We entered into several notes payable to current or former stakeholders primarily upon the redemption of certain shares of common stock and common stock options formerly owned by the stakeholders. The obligations mature in 2017, as per the terms of the executed promissory notes. We intend to use certain proceeds from this offering to retire all of the stakeholder notes.

  Interest Payments

        This represents future interest payments due with respect to the line of credit, mortgage note and prior stakeholder notes as of December 31, 2013 based on their scheduled maturities.

  Additional Items Not Reflected in Table Above

        We purchase a large portion of our prescription drug inventory from AmerisourceBergen. In January 2012, we entered into an agreement with AmerisourceBergen that required a minimum of approximately $3,500,000 in purchase obligations over a five year period. We fully expect to meet this requirement.

Off-Balance Sheet Arrangements

        During the periods presented, we did not have any relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special purpose entities, which would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes.

Critical Accounting Policies and Estimates

        The accompanying consolidated financial statements, included elsewhere in this prospectus, have been prepared in conformity with accounting principles generally accepted in the United States of America and, accordingly, our significant accounting policies have been disclosed in Note 1 to the Consolidated Financial Statements. We consider accounting estimates to be critical accounting policies when:

  •
  the estimates involve matters that are highly uncertain at the time the accounting estimate is made; and

  •
  different estimates or changes to estimates could have a material impact on the reported financial position, changes in financial position, or results of operations.

        When more than one accounting principle, or the method of its application, is generally accepted, management selects the principle or method that it considers to be the most appropriate given the specific circumstances. Application of these accounting principles requires our management to make estimates about future resolution of existing uncertainties. Estimates are typically based upon historical experience, current trends, contractual documentation, and other information, as appropriate. Due to the inherent uncertainty involving estimates, actual results reported in the future may differ from those estimates. In preparing these financial statements, management has made its best estimate and judgments of the amounts and disclosures included in the financial statements, giving due regard to materiality. The following summarizes our critical accounting policies.

  Revenue Recognition

        We recognize revenue from prescription drug sales for home delivery at the time the drugs are shipped. At the time of shipment, we have performed substantially all of our obligations under our payor contracts and do not experience a significant level of returns or reshipments. If we administer a drug treatment regimen in a patient's home, we recognize revenue at time of administration. Revenues from dispensing specialty prescriptions that are filled at an open door or retail pharmacy location are recorded at prescription adjudication, which approximates fill date. Sales taxes are presented on a net basis (excluded from revenues and costs).

  Accounting for Stock-based Compensation

        We have authorized the granting of stock options to key employees with an exercise price no less than the estimated value of the underlying common shares on the date the option is granted. Options generally become exercisable in installments of 25% per year, beginning on the first anniversary of the grant date and each of the three anniversaries thereafter, and have a maximum term of ten years. We use the Black-Scholes-Merton option pricing model to determine the valuation of options.

        We expense the grant date fair values of our employee stock options over their respective vesting periods on a straight-line basis. Estimating grant date fair values for employee stock options requires management to make assumptions regarding expected volatility of the underlying shares, the risk-free rate over the life of the stock options, and the date on which share-based payments will be settled. Expected volatility is based on an implied volatility for a group of industry-relevant healthcare companies as of the measurement date. Risk-free rate is determined based upon U.S. Treasury rates over the estimated expected option lives. Expected dividend yield is zero as we do not anticipate that any dividend will be declared during the expected term of the options. Expected option life is less than the option term. If actual results differ significantly from these estimates and assumptions, particularly in relation to management's estimation of volatility which requires the most judgment due to our being a private entity, share-based compensation expense, primarily with respect to future share-based awards, could be materially impacted.

        The following table summarizes all option grants from December 31, 2012 through the date of this prospectus:

		Weighted-Average Per Share
Grant Date	Class A and Class B common stock underlying options granted	Exercise price	Common stock fair value at grant date	Fair value at grant date
Outstanding as of December 31, 2012	653.58751	27,921.51	23,148.79	6,571.02
January 1, 2013	21.37475	50,614.72	27,414.55	1,087.60
January 15, 2013	64.12501	49,966.02	27,063.20	1,086.20
December 18, 2013	44.15000	137,360.45	140,562.79	30,274.46
February 1, 2014	92.61074	142,320.00	136,932.49	26,458.29
June 1, 2014	11.57635	142,320.00	136,932.49	26,479.98

  Common Stock Valuation

        The fair value of the common stock underlying our share-based awards was determined by our Board of Directors, with input from management. Given the absence of a public trading market of our common stock, and in accordance with the American Institute of Certified Public Accountants Accounting and Valuation Guide: Valuation of Privately-Held-Company Equity Securities Issued as Compensation, the Board of Directors exercised reasonable judgment and considered numerous objective and subjective factors to determine the best estimate of the fair value of our common stock including:

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  recent significant investments by sophisticated, institutional investors for purchases of our convertible preferred stock, and the rights, privileges and preferences of such preferred stock to our common stock;

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  valuations of our common stock performed by an unrelated third-party valuation specialist;

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  our historical and projected operating and financial results;

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  the market performance and financial results of comparable publicly-traded companies;

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  industry or company-specific considerations;

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  likelihood of achieving a liquidity event, such as an initial public offering or a sale of the Company;

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  lack of marketability of our common stock; and

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  the U.S. and global capital market conditions.

        The nature of the material assumptions and estimates considered to determine the fair market value of our common stock are highly complex and subjective.

        In valuing our common stock in December 2012 and January 2013, our Board of Directors determined the business enterprise value ("BEV") of our business generally using the income approach and the market approach using the market comparable method.

        The income approach estimates fair value based on the expectation of future cash flows that a company will generate such as cash earnings, cost savings, tax deductions, and the proceeds from disposition of assets. These future cash flows are discounted to their present values using a discount rate which reflects the risks inherent in our cash flows. This approach requires significant judgment in estimating projected growth rates and cost trends and in determining a discount rate adjusted for the risks associated with our business.

        The market comparable method estimates fair value based on a comparison of the subject company to comparable public companies in similar lines of business. From the comparable companies, a representative market value multiple is determined which is applied to the subject company's operating results to estimate the value of the subject company. In our valuations, the multiple of the comparable companies was determined using a ratio of the market value of invested capital to projected revenue and/or earnings before interest, taxes and depreciation and amortization for the current and following year. Our peer group of companies included a number of market leaders in the healthcare services industry and related businesses similar to, or adjacent to our own business. The market comparable method requires judgment in selecting the public companies that are most similar to our business and in the application of the relevant market multiples to our financial performance metrics. We have from time to time updated the set of comparable companies utilized as new or more relevant information became available, including changes in the market and our business models and input from third party market and valuation experts.

        Once we determine our BEV under each approach, we apply a weighting to the income approach and the market approach primarily based on the relevance of the peer companies chosen for the market approach analysis as well as other relevant factors. We then reduced the BEV by our total net debt to arrive at the estimated fair value of our common stock. Based on this information, our Board of Directors made the final determination of the estimated fair value of our equity and common stock.

        In valuing our common stock in December 2013, February 2014 and June 2014, our Board of Directors estimated BEV using the subject company transaction method, which is one of the three primary methodologies of the market-based approach. This methodology utilizes the most recent negotiated arm's-length transactions involving the sale or transfer of our stock or equity interests. Our indicated BEV at each valuation date was allocated to the shares of preferred stock, common stock and options using the Black-Scholes-Merton option-pricing model. In January 2014 and April 2014, we negotiated significant investments with sophisticated, institutional investors for purchases of our convertible preferred stock.

        Upon completion of this offering, our common stock will be publicly traded and the fair value of our common stock underlying our share-based awards will be determined by such market price. Increases and decreases in the market price of our common stock may also increase and decrease the fair value of our share-based awards granted in future periods.

  Goodwill and Intangible Assets

        We allocate the purchase price of any acquisitions to tangible assets and liabilities and identifiable intangible assets acquired. Any residual purchase price is recorded as goodwill. The allocation of the purchase price requires management to make significant estimates in determining the fair values of assets acquired and liabilities assumed, especially with respect to intangible assets. These estimates are based on information obtained from management of the acquired companies and historical experience and are generally made with the assistance of an independent valuation firm. These estimates can include, but are not limited to, the cash flows that an asset is expected to generate in the future, and the cost savings expected to be derived from acquiring an asset. These estimates are inherently uncertain and unpredictable, and if different estimates were used the purchase price for the acquisition could be allocated to the acquired assets and liabilities differently from the allocation that we have made. In addition, unanticipated events and circumstances may occur which affect the accuracy or validity of such estimates, and if such events occur we may be required to record a charge against the value ascribed to an acquired asset or an increase in the amounts recorded for assumed liabilities. Our goodwill and intangible assets as of June 30, 2014 and December 31, 2013 result from our acquisitions of AHF on December 16, 2013 and of MedPro on June 27, 2014.

  Goodwill Impairment Testing

        Goodwill will be reviewed for impairment annually or more frequently if impairment indicators exist. Accounting guidance provides the option of performing a qualitative assessment that may allow companies to forego the annual two-step quantitative impairment test for goodwill if it is determined that the fair value of the applicable reporting unit is more likely than not greater than its carrying value. This qualitative assessment evaluates various events and circumstances, such as macro-economic conditions, industry and market conditions, cost factors, relevant events and financial trends that may impact a reporting unit's fair value. If the two-step impairment test for goodwill is deemed necessary, this quantitative impairment analysis would compare the fair values of our reporting unit to its carrying value. If a reporting unit's carrying value exceeds its fair value, we must then calculate the reporting unit's implied fair value of goodwill and impairment charges are recorded for an excess of the goodwill varying value over the implied fair value of goodwill. The reporting unit's fair value is based upon consideration of various valuation methodologies, including projected future cash flows discounted at rates commensurate with the risks involved, guideline transaction multiples, and multiples of current and future earnings. Any adverse change in these factors could have a significant impact on the recoverability of these assets and could have a material impact on our consolidated financial statements.

        Following this offering, our goodwill impairment analysis will also include a comparison of the estimated fair value of our reporting unit to our total market capitalization. We will consider a significant and sustained decline in our stock price and market capitalization as an additional factor in our goodwill assessments.

  Long-lived Asset Impairment Testing

        Long-lived assets, which include property, equipment, capitalized software, investment in non-consolidated entity and definite-lived intangible assets are periodically reviewed for impairment indicators. In assessing long-lived assets for impairment, assets are grouped with other assets and liabilities at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities. If impairment indicators exist, we perform an undiscounted cash flow test to determine recoverability. If this recoverability test identifies a possible impairment, management will perform a fair value analysis. Fair values of long-lived assets are determined through various techniques, such as applying probability weighted, expected present value calculations to the estimated future cash flows using assumptions a market participant would utilize or through the use of valuation specialist. We compare the fair value of the long-lived asset to its net carrying value and an impairment charge is recorder for the amount by which the net carrying value of the long-lived asset exceeds its fair value.

        Management believes that the estimates of future cash flows and fair value assumptions are reasonable; however, changes in assumptions underlying these estimates could affect the valuations. Long-lived assets held for sale are recorded at the lower of their carrying amount or fair value less cost to sell. Significant judgments and estimates used by management when evaluating long-lived assets for impairment include (i) an assessment as to whether an adverse event or circumstance has triggered the need for an impairment review, (ii) undiscounted future cash flows generated by the asset, and (iii) fair valuation of the asset.

  Income Taxes

        Prior to January 23, 2014, we had elected to be taxed under the provisions of Subchapter S of the Internal Revenue Code. Under these provisions, we did not pay federal corporate income taxes on our taxable income. Instead, the shareholders were liable for individual federal income taxes on their respective shares of our taxable income. Distributions were made periodically to our shareholders to the extent needed to cover their income tax liability based on our taxable income.

        On January 23, 2014, we changed our income tax status from S corporation to a C corporation. Accordingly, on that date, we recorded a net deferred income tax liability of $2,492 and reclassified all of our accumulated deficit, inclusive of the net deferred tax liability adjustment, into additional paid-in capital. The pro forma data presented on the consolidated statements of operations give effect to our election to be a C corporation as if that election was made effective January 1, 2013.

        As a C corporation, we account for income taxes under the asset and liability approach. Deferred tax assets or liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities and on tax credit carry forwards as measured by the enacted tax rates which will be in effect when these items impact the tax returns. We provide a valuation allowance against net deferred tax assets unless, based upon the available evidence, it is more likely than not that the deferred tax assets will be realized.

        We prepare and file tax returns based on interpretations of tax laws and regulations. In the normal course of business, our tax returns are subject to examination by various taxing authorities. Such examinations may result in future tax and interest assessments by these taxing authorities. In determining our tax provision for financial reporting purposes, we establish a reserve for examination, based on their technical merits. That is, for reporting purposes, we only recognize tax benefits taken on the tax return if we believe it is "more likely than not" that such tax position would be sustained. There is considerable judgment involved in determining whether it is "more likely than not" that such tax positions would be sustained. As of June 30, 2014, we have no recorded uncertain tax positions.

        We adjust our tax reserve estimates periodically because of ongoing examinations by, and settlements with, varying taxing authorities, as well as changes in tax laws, regulations and interpretations. The consolidated tax provision of any given year includes adjustments to prior year income tax accruals and related estimated interest charges that are considered appropriate. Our policy is to recognize, when applicable, interest and penalties on uncertain income tax positions as part of income tax expense.

  Bad Debt Allowance

        We maintain an allowance for doubtful accounts that reduces receivables to amounts that we expect to be collected. In estimating this allowance, we consider overall economic conditions, historical and anticipated customer performance, historical experience with write-offs, and the level of past due accounts.

  Inventory Adjustments

        Inventories are stated at the lower of cost or market and cost is determined using the first-in, first-out (FIFO) methodology. The cost of inventory is adjusted quarterly based on a physical inventory count. We also recognize a loss whenever inventory is impaired by damage, deterioration, obsolescence, change in price levels, or other cause. We consider factors such as excess or slow-moving inventories, product expiration dating, current and future customer demand, and market conditions to determine if any adjustment to inventory cost is necessary.

Recent Accounting Policies

        New Accounting Pronouncements:    In February 2013, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") No. 2013-4, Liabilities (Topic 405): Obligations Resulting from Joint and Several Liability Arrangements for Which the Total Amount of the Obligation is Fixed at the Reporting Date. This ASU is effective for interim and annual periods beginning after December 15, 2013 and requires the measurement of obligations resulting from joint and several liability arrangements for which the total amount of the obligation is fixed at the reporting date as the sum of: a) the amount the reporting entity agreed to pay on the basis of its arrangement among its co-obligors; and b) any additional amount the reporting entity expects to pay on behalf of its co-obligors. Required disclosures include a description of the joint-and-several arrangement and the total outstanding amount of the obligation for all joint parties. We anticipate the adoption of this guidance will have minimal impact on our financial position, results of operations, cash flows or disclosures.

        In July 2013, the FASB issued ASU No. 2013-11, Income Taxes (Topic 740): Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists. This ASU is effective for fiscal years and interim periods beginning after December 15, 2013 and changes the presentation of unrecognized tax benefits. We are currently evaluating the impact that the adoption of this guidance will have on our financial position, results of operations, cash flows and/or disclosures.

        In April 2014, the FASB issued ASU No. 2014-8, Presentation of Financial Statements (Topic 205) and Property, Plant, and Equipment (Topic 360): Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity. This ASU is effective within annual periods beginning on or after December 15, 2014, and interim periods within annual periods beginning on or after December 15, 2015 with early adoption permitted in certain circumstances. This ASU changes the requirements for reporting discontinued operations. We are currently evaluating the impact that the adoption of this guidance will have on our financial position, results of operations, cash flows and/or disclosures.

        In May 2014, the FASB issued ASU No. 2014-9, Revenue from Contracts with Customers (Topic 606). This ASU is effective for annual periods beginning after December 15, 2016, including interim periods within that reporting period. This ASU changes the requirements for revenue recognition. We are currently evaluating which of the several adoption methods we will select and what impact that the adoption of this guidance will have on our financial position, results of operations, cash flows and/or disclosures.

        In June 2014, the FASB issued ASU No. 2014-12, Compensation—Stock Compensation (Topic 718): Accounting for Share-Based Payments When the Terms of an Award Provide That a Performance Targets Could Be Achieved after the Requisite Service Period. This ASU is effective within annual periods beginning on or after December 15, 2015, including interim periods within that reporting period. This ASU requires that a performance target that affects vesting and that could be achieved after the requisite service period be treated as a performance condition. We are currently evaluating the impact that the adoption of this guidance will have on our financial position, results of operations, cash flows and/or disclosures.

Quantitative and Qualitative Disclosures about Market Risk

        We are exposed to interest rate fluctuations with regard to future issuances of fixed-rate debt, and existing and future issuances of floating-rate debt. Primary exposures include the U.S. Prime Rate and LIBOR related to debt outstanding under our line of credit. In the past, we have used interest rate swaps to reduce the volatility of our financing costs and to achieve a desired proportion of fixed versus floating-rate debt. We did not use our interest rate swap for trading or other speculative purposes. We currently are not using any interest rate swaps, but may in the future.

        At December 31, 2013, the principal outstanding on our revolving line of credit was $62,622. Interest on our line of credit is charged at a rate equal to either (a) the base rate, which equates to the rate last quoted by The Wall Street Journal as the "Prime Rate" or as further defined in the agreement in the absence of such, plus an applicable margin (the "Base Rate"); or (b) LIBOR, as defined by the agreement, plus an applicable margin. The applicable margin on the Base Rate borrowings is 0.75% and on LIBOR rate borrowings is 1.75%. The effective interest rate for Base Rate borrowings at December 31, 2013 was 4.00%. The effective rate on LIBOR rate borrowings at December 31, 2013 was 1.92%. At December 31, 2013, we had Base Rate borrowings outstanding in the amount of $37,622 and LIBOR rate borrowings outstanding in the amount of $25,000. Additionally, we are charged a monthly unused commitment fee ranging from 0.25% to 0.50% on the average unused daily balance.

        Based on the revolving line of credit balance outstanding on December 31, 2013, a 100 basis point decrease in the applicable interest rate would increase our 2013 cash flow and pre-tax earnings by approximately $626. An increase in the applicable interest rate would decrease our 2013 cash flow and pre-tax earnings by the same amount. Based on our ability to pay down any outstanding balance on our line of credit without prepayment penalty, as well as our plan to use proceeds from this offering to pay our balance down significantly or completely, we do not believe that interest rate fluctuations create a significant risk.

BUSINESS

Our Company

        This summary highlights information appearing elsewhere in this prospectus and does not contain all of the information that you should consider in making your investment decision. Before investing in our common stock, you should read the entire prospectus carefully, including the sections titled "Risk Factors," and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes included elsewhere in this prospectus. Unless the context suggests otherwise, references in this prospectus to "Diplomat," "the Company," "we," "us" and "our" refer to Diplomat and its consolidated subsidiaries.

Business Overview

        We are the nation's largest independent specialty pharmacy and are focused on improving lives of patients with complex chronic diseases. We believe our independence, which we define as our singular focus on specialty pharmacy services independent of other operations such as pharmacy benefit management or managed care, allows us to focus on the patients first and to address the specific needs of all of our constituents. We believe we have a unique patient-centric approach that positions us at the center of the healthcare continuum for the treatment of complex chronic diseases and enables us to drive superior care coordination through partnerships with patients, payors, pharmaceutical manufacturers and physicians. We offer a broad range of innovative solutions to address the dispensing, delivery, dosing and reimbursement of clinically intensive, high-cost specialty drugs. We believe that we are a chosen partner for leading biotechnology and pharmaceutical companies based on our ability to deliver customized support services and dispense new drugs to complex chronic disease patient populations.

        Diplomat opened its doors in 1975 as a neighborhood pharmacy with one essential tenet: "Take good care of patients, and the rest falls into place." Today, that tradition continues and we have focused on creating a culture that is highly focused on increasing adherence and improving outcomes. We believe that our primary focus on the patient differentiates us from our significant competitors that also provide pharmacy benefit management services or other health care services that do not focus singularly on managing the patient experience. We understand that the primary concerns of a patient facing a chronic and serious condition are quality of care and ease of working with the pharmacy. We believe that our detailed, well managed, high-touch patient care program that is designed to address these concerns is essential to our success. Our specialty drug dispensing and services business model described below creates partnerships with patients, payors, pharmaceutical manufacturers and physicians—with a focus on improving adherence and the patient experience.

        We were founded in 1975 by our Chief Executive Officer, Philip Hagerman, and his father, Dale, both trained pharmacists who transformed our business from a traditional pharmacy into a leading specialty pharmacy. In 2005, we began to expand the scope of our specialty pharmacy business from a small regional operation to a large national enterprise, allowing us to capitalize on the growth of the specialty pharmacy market from $20 billion in sales in 2005 to $63 billion in sales in 2013. As a result, we have grown our revenues organically to over $1.5 billion in 2013, achieving a compounded annual growth rate of over 65% since 2005, and we are now the fourth largest overall specialty pharmacy in the United States, with a 2% overall market share (based on 2013 revenues from pharmacy-dispensed specialty drugs). To achieve this growth, we have consistently strengthened our clinical expertise in key therapeutic categories, such as oncology and immunology, broadened the scope of our services to retailers, hospitals and health systems and strengthened our relationships with patients, payors, pharmaceutical manufacturers and physicians.

        We focus on specialty drugs that are typically administered on a recurring basis to treat patients with complex chronic diseases that require specialized handling and administration as part of their distribution process. We have expertise across a broad range of high-growth specialty therapeutic categories, including oncology, immunology, hepatitis, multiple sclerosis, HIV and specialty infusion therapy (which involves infusing specialty pharmaceuticals for rare and chronic genetic disorders, primarily for hemophilia and immune globulin treatment). Our comprehensive, patient-focused services ensure that patients receive a superior standard of care, including assistance with complicated medication therapies, refill processing, third-party funding support programs, side effect management and adherence monitoring. We customize solutions for each patient based on the patient's overall health, disease and family history, lifestyle and financial means. Although generally we do not track or quantify specific cost savings for patients and payors, we believe we reduce long-term costs for patients and payors by improving patient care, enhancing clinical outcomes, managing high-risk members, monitoring patient adherence, and optimizing the utilization of specialty drugs, many of which can cost well over $100,000 per patient, per year. This value proposition to payors and patients has helped us expand our managed lives under contract from approximately 5 million in 2009 to approximately 13 million in August 2014. We define managed lives under contract as patients enrolled in a managed care organization network, including pharmacy benefit managers, health plans, state governments, employer groups and unions with whom we contract, through exclusive and preferred relationships with such organizations, whereby we are the only authorized or one of a few preferred specialty pharmacy providers to the patients in their system.

        Collectively, our unique ability to enhance patient adherence to complex drug regimens, to collect and report data, and to ensure effective dispensing of complex specialty medications supports the clinical and commercial needs of pharmaceutical manufacturers. Furthermore, our patient and provider support services ensure appropriate drug initiation, facilitate patient compliance and persistence, and capture important information regarding safety and effectiveness of the specialty medications that we dispense. Our services, together with our proactive engagement with pharmaceutical manufacturers early in the drug development process, have contributed to our current and growing access to limited distribution drugs, which we define as drugs that are only available for distribution by a select network of specialty pharmacies. Our inclusion in limited distribution networks provides critical sources of revenue growth and provides a catalyst for our future growth.

        Our core revenues are derived from the customized care management programs we deliver to our patients, including the dispensing of their specialty medications. Because our core therapeutic categories generally require multi-year or life-long therapy, our singular focus on complex chronic diseases helps drive recurring revenues and sustainable growth. Our revenues grow in part as we help more patients access the drugs they need in order to live longer and healthier lives. As a part of our mission to improve patient care, currently we provide specialty pharmacy support services to a national network of 8 retailers and independent pharmacy groups, representing approximately 4,500 stores and 49 hospitals and health systems. For many of our retail, hospital and health system partners, we earn revenue by providing clinical and administrative support services on a fee-for-service basis to help them dispense specialty medications. Thus, our patient-focused solutions benefit multiple partners across the healthcare continuum, which we believe drives the sustainability of our business model.

Market Opportunity

        Specialty pharmaceuticals represent a significant and growing total addressable market.    The specialty pharmaceutical market has experienced significant growth in recent years as complex chronic conditions, care coordination, technology-enabled patient care, biotechnology research and outcomes-based healthcare have increased in focus. The total specialty pharmaceutical market represented approximately $92 billion in drug spend in 2012. Total specialty pharmaceutical drug spend covered under the pharmacy benefit was approximately $51 billion in 2012 and is estimated to grow to $118 billion by 2018. Specialty drugs are managed not only under the pharmacy benefit, but also under the medical benefit. Payors typically determine whether a particular specialty drug is covered under the pharmacy benefit versus the medical benefit based on such factors as the patient's ability to self-administer, the degree of clinical support required, the need for patient monitoring and the site of care (e.g., hospital or home). Increasingly, drugs that have historically been reimbursed under the medical benefit are being moved to the pharmacy benefit by health plans and pharmacy benefit managers to better manage care and contain costs. We believe that our track record and leadership in limited distribution drug programs will create opportunities for us to gain market share in this growing segment of the specialty pharmacy market.

        In addition, while our historic focus has been pharmacy benefit, we believe that the medical benefit represents a significant additional revenue opportunity for us and expect it to have a bigger impact in our business going forward. Specialty drugs reimbursed under the medical benefit have also expanded rapidly in recent years and were approximately $39 billion, or approximately 45%, of the total specialty drug spend in 2012. Specifically, we view specialty infusion (which, for our purposes, includes infusion therapies for hemophilia, hereditary angioedema and immune globulins), with approximately 60% of the costs of such therapies covered under the medical benefit, as an attractive market due to significant projected growth and higher margins, and we intend to continue to invest in this important and growing area of our existing business. In addition, specialty medication provided under the medical benefit (typically office administered, hospital outpatient clinic administered, administered in the home setting, or in an infusion clinic) is more difficult to manage and control the cost of in comparison to specialty medication managed under the pharmacy benefit. The increased difficulty is, in part, because under the pharmacy benefit, claims are adjudicated electronically at the point of sale, which allows for dosage controls and cost verifications to take place before specialty medications are dispensed. In contrast, medical claims are processed after specialty medications are dispensed, which limits the payor's ability to verify costs, dosage amounts, and number of units dispensed. We believe the significant value of the management strategies and services implemented by specialty pharmacies under the pharmacy benefit has led to payors engaging with specialty pharmacies to provide similar assistance to help control spend and cost trends attributed to specialty medications under the medical benefit. We are well positioned to provide these services to payors due to our expertise in specialty pharmacy as well as the resources to manage medications under the medical benefit.

        Growth in specialty drug spend is significantly outpacing the broader pharmaceutical market.    Specialty drugs are the fastest growing segment of the pharmaceutical market, and spend in this segment is estimated to grow at approximately 20% annually from 2013 to 2020, whereas traditional drug spend is expected to grow in the low to mid single digit percentage range. Specialty pharmaceutical products are targeted towards high-cost complex medical conditions, have fewer direct substitutes than traditional pharmaceuticals and face limited near-term generic market entry. These factors limit competition and drive higher prices. Additionally, specialty drug approvals comprised over 50% of all FDA drug approvals in 2013 as pharmaceutical and biotechnology companies have continued to invest in specialty drug development. This trend is expected to continue, driven by a robust pipeline of specialty drugs, which represent approximately 40% of the total number of drugs that we believe may receive FDA approval within the next twelve months. On the other hand, traditional drug trends are projected to be lower for a variety of reasons. We believe these reasons include the loss of patent protection of a number of market leading brand name drugs which allows generic equivalents to come to market to compete with the brand innovator. Further, as brand names lose patent protection, pharmaceutical manufacturers often stop providing marketing support for the brand. In addition, because specialty medications face less competition from generics compared to traditional drugs, we believe the lower growth trends for traditional drugs may be due in part to pharmaceutical manufacturers shifting research and development efforts and funding to specialty medications that do not have generic competition, therefore resulting in less new traditional brand name drugs coming to market.

        Oncology and immunology, therapeutic categories in which we believe we are a leader, are large and growing therapeutic categories within the specialty pharmaceuticals industry.    The oncology market represented 29% of specialty pharmaceutical sales in the U.S. in 2013. The immunology market, including the disease states rheumatoid arthritis, psoriasis and Crohn's disease, also represents a large and growing specialty market. We believe these two therapeutic categories will continue to grow, given that there are over 400 oncology and immunology drugs currently in clinical development which represent over 40% of the biologics pipeline. Further, there are over 3,000 oncology and immunology drugs in global drug development. Given the chronic nature of these disease states, we provide recurring services to these patients over long periods of time. In 2013, we generated over 70% of our revenues in oncology and immunology, and our historical growth has largely been driven by our position as a leader in these categories.

Competitive Strengths

        We are the nation's largest independent and fourth largest overall specialty pharmacy, with a 2% overall market share (based on 2013 revenues from pharmacy-dispensed specialty drugs). We believe we are well positioned to continue to increase our market share based on the following competitive strengths.

        Adding value to all constituents.    The value we deliver to all constituents is centered upon our core focus on patients. We help patients adhere to complicated medication therapies, process refills and manage any side effects and insurance concerns to ensure they get the best standard of care. The clinical efficacy of drug therapies, especially for acute and chronic conditions, is typically enhanced when patients precisely follow the prescribed treatment regimens (including dosing and frequency). On the other hand, medication non-adherence (i.e., patients not following the instructions for their medication or failing to finish taking their medication) contributes to a substantial worsening of disease and, in some cases, accelerated mortality which increases hospital and other health care costs. We have achieved patient adherence rates of over 90% for the last six fiscal quarters. We believe our high adherence rates are, in part, due to, among other things, our patient training and education, compliance packaging, prophylactic starter kits and nurse adherence calls. We also help identify third-party funding support programs to help cover expensive out-of-pocket costs. In 2013, we helped our patients successfully obtain $24 million of funding assistance to help cover out-of-pocket co-pay costs. Our focus on patients and our related patient-support programs have allowed us to achieve an overall patient satisfaction rate of approximately 99%.

    Supporting our core focus on patients, we also serve the constituents below.

    (1) Payors:    We manage prescription regimens for chronically ill populations and help payors, which include insurance plans and pharmacy benefit managers, reduce costs through customized specialty pharmacy programs. Our electronic patient care platform, centered on our disease-specific technology solution, is customized for each payor's needs and is designed to improve efficiency and lower costs. For example, through our partial fill program of dispensing prescriptions with less than the typical 30-day supply, we promote more frequent direct intervention and tracking of patients and their therapies by our highly trained clinical experts. Our partial fill program focuses on medications that have a high discontinuation rate based on poor response, adverse effects and non-compliance to address potential waste as well as improve adherence to prescribed therapy. We dispense a two-week supply when prescribed and it is our policy to contact patients on the second and tenth days of therapy to verify patient tolerance. Once confirmed, we will dispense the remainder of that month's supply. If not tolerated, we contact the prescriber to seek an alternate therapy.

    (2) Biotechnology and Pharmaceutical Manufacturers:    We offer specialized and highly customized prescription programs for pharmaceutical companies to help them optimize and track patient adherence which helps drive the clinical and commercial success of specialty drugs. In addition, we partner with pharmaceutical manufacturers early by helping them develop specialty pharmaceutical channel strategies as part of their commercial launch preparation.

    (3) Physicians and Health Systems:    Our team works with physician offices to manage prior-authorization and other managed care organization requirements, such as denial and appeal process, to ensure that complicated administrative tasks do not impair the delivery of quality patient care. Additionally, we provide risk evaluation services, implement risk mitigation strategies and collect patient adherence data to provide physicians and health systems with enhanced visibility on patient outcomes. Our transparency and support has led to a physician satisfaction rate of approximately 97%.

    (4) Retailers and Hospitals:    We provide clinical and administrative support services for our retail and hospital partners on a fee-for-service basis. Based on our broad industry experience, infrastructure and treatment-tracking software, our retail specialty network solution provides customized clinical and administrative support services that help retailers and their specialty patients improve financial and clinical outcomes. We provide hospitals with unique solutions to maximize cost containment, improve efficiency and clinical outcomes from specialty pharmaceuticals. Our programs also support hospitals that are 340B covered entities, which are organizations that provide access to reduced price prescription drugs to health care facilities in accordance with the federal 340B Drug Pricing Program and that have been certified by the U.S. Department of Health and Human Services, through a contracted pharmacy strategy.

        Significant and longstanding payor relationships—approximately 13 million managed lives under contract.    Currently we partner with 46 regional and mid-sized payors and independent pharmacy benefit managers to improve patient outcomes and lower costs by managing high-risk members and implementing patient-focused specialty programs. We believe we improve the clinical outcomes for high-risk members through adherence monitoring, patient education and clinical intervention because the benefit of effective pharmaceuticals, especially for acute and chronic conditions, will only be achieved if patients follow the prescribed treatment regimens (including amount and timing of doses) reasonably closely. We offer payors access to limited distribution drugs and unique cost containment programs, including partial refill programs, clinical management and motivational interviewing techniques for improving adherence. We believe that medication non-adherence is the largest avoidable cost in specialty pharmacy because it contributes to a substantial worsening of disease and death and significantly increases hospital and other health care costs, and our strong adherence rates benefit patients and payors. We believe that our focus on high-touch patient care, reflecting our therapy management and support services through multiple interactions by our clinical, operational and administrative personnel, and our experience with high-risk populations makes us well-positioned for the anticipated growth in managed lives under the Affordable Care Act, particularly with respect to managed Medicaid coverage.

        Partner of choice for biotechnology and pharmaceutical manufacturers.    We believe that our role as the partner of choice for many biotechnology and pharmaceutical manufacturers is based on the following attributes:

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  Expertise in managing limited distribution drugs.  We have historically earned access to many limited distribution drugs, both at the time of their launch and post-launch. We actively monitor the drug pipeline and maintain dialogue with many of the major biotechnology and pharmaceutical manufacturers to identify opportunities in all pre-commercial stages of drug development. We believe that limited distribution is becoming the delivery system of choice for many drug manufacturers because it facilitates high patient engagement, clinical expertise and elevated focus on service. This belief is based in part on our past success in dispensing prescriptions for new drugs in as little as two days after launch, which we believe is materially faster than most of our competitors. Furthermore, we believe that our innovative solutions and service-oriented culture set us apart from our competitors, have enabled us to win a large number of limited distribution contracts and is more appealing than our competitors' platforms to emerging biotechnology firms and the boutique consulting firms that advise them. We believe that the trend toward limited distribution of specialty drugs will continue to expand in the future, making strong representation in this area essential. Accordingly, we believe our current portfolio of over 70 limited distribution drugs, all of which are post-launch, positions us for disproportionate growth as more limited distribution drugs come to market.

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  Proven track record of adding value.  We believe we outperform our competitors in providing services that benefit specialty drug manufacturers. Our superior services are driven by our clinical expertise in oncology, immunology, hepatitis, multiple sclerosis, HIV and specialty infusion. We offer targeted pilot programs, full reporting capabilities and a variety of additional services that support patients' medication adherence when clinically appropriate. We believe these superior services and capabilities were a primary driver of our gaining access to, and becoming the largest of five specialty pharmacies that can, dispense Imbruvica, Pharmacyclics' Mantle Cell Lymphoma drug launched in November 2013.

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  Breadth of channel partners.  In addition to our strong relationships with payors, physicians, manufacturers and patients, we also partner with retailers, hospitals and health systems by providing critical patient-facing clinical and administrative services that help support the specialty pharmacy capabilities of these constituents. We believe that our ability to provide the patient-centric services under the brand names of our retail, hospital and health system partners makes us a valued partner for these entities that lack the infrastructure and expertise to service their specialty drug patients on their own. These partnerships broaden our exposure and influence across the healthcare continuum.

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  Relationships with clinical experts and key opinion leaders.  Our singular focus on specialty pharmacy and complex chronic diseases has enabled us to develop strong relationships with clinical experts and thought leaders in key therapeutic categories, such as oncology and immunology. We leverage these relationships to gain greater visibility into future drug launches and to stay current on the latest advances in patient care.

        National footprint with highly scalable infrastructure.    During the past several years, we have made significant investments to expand our capabilities and capacity, which we believe will help us to enhance sales volume, improve efficiency and create significant barriers to entry. In December 2010, we moved our corporate headquarters to a 550,000 square foot facility in Flint, Michigan. Our operations within this facility are highly scalable, as we currently utilize approximately 40% of the facility giving us significant capacity to execute our long term growth plan without significant additional capital expenditures. Our physical footprint has enabled us to develop a centralized infrastructure that we have successfully scaled to dispense to all 50 states. We now have an advanced distribution center that enables us to ship medications nationwide as well as a centralized clinical call center that helps us deliver localized services on a national scale. In addition to our headquarters, we also operate smaller regional facilities in Flint, Michigan; Grand Rapids, Michigan; Chicago, Illinois; Ft. Lauderdale, Florida; Ontario, California; Enfield, Connecticut; Raleigh, North Carolina; and Springfield, Massachusetts. We are fully accredited and licensed to conduct business in each of the states that require such licensure.

        Strong financial profile combines sustainable growth and low capital intensity.    Our financial profile is comprised of a recurring revenue model that is driven by the chronically ill populations we serve. As a result, we have demonstrated strong growth in revenue and profitability. We have achieved consistent revenue and Adjusted EBITDA growth with revenues increasing from $377 million in 2009 to $1,515 million in 2013 and Adjusted EBITDA increasing from $6 million in 2009 to $19 million in 2013, representing compound annual growth rates of 42% and 33%, respectively. In addition, we grew our net income from $3 million to $8 million over the same time period. See "—Selected Consolidated Financial Data" for our definition of Adjusted EBITDA, why we present Adjusted EBITDA and a reconciliation of our Adjusted EBITDA to net income. We expect our growth to continue to be driven by a highly visible and recurring base of revenues, favorable demographic trends, advanced clinical developments, expanding drug pipelines, earlier detection of chronic diseases and improved access to medical care. In addition, we believe that our expanding breadth of services, our growing penetration with new customers, and our access to limited distribution drugs, will help us achieve significant and sustainable growth and profitability in future.

        Highly experienced and passionate management team.    Our senior management team, which consists of six executives, has an average of over 26 years of experience in the pharmacy and specialty pharmacy industry and represents a group of highly recognized and respected industry veterans. Led by our Chief Executive Officer and co-founder, Philip Hagerman, our management team is responsible for our proven track record of growth, consistent performance and industry leading service. Mr. Hagerman, a licensed pharmacist and recognized specialty pharmacy industry thought-leader, is a frequent speaker at state and national pharmacy conferences and has received several awards as a leading business executive in the country, including recognition by the White House Business Council for his leadership in job creation and community development. Our senior management team has an average tenure with Diplomat of over 12 years and brings a healthy balance of significant experience with Diplomat and with other companies in the industry, including public companies. In addition, our broader sales, clinical and operations team, has deep clinical expertise and currently includes over 70 licensed pharmacists.

Growth Strategy

        We plan to grow our business by continuing to execute on the following key growth strategies:

        Capitalize on track record to expand leadership positions in high-growth oncology and limited distribution markets.    We believe our track record of providing a customized, high level of service to our manufacturer partners in the oncology and immunology markets has led to repeat contract awards and initial limited distribution contracts related to new drugs our partners bring to market. For example, we believe our success as a distributing pharmacy for Zytiga, a metastatic castration resistant prostate cancer drug approved by the FDA in April 2011, helped earn us limited distribution access to Xtandi, another metastatic castration resistant prostate cancer drug approved by the FDA in August 2012. Xtandi has grown to become one of our top 10 drugs with over $40 million in annual sales in 2013. Our clinical and sales teams consistently engage our emerging biotechnology partners on commercialization strategy 12 to 18 months in advance of potential FDA approval. These pre-existing relationships position us to capture market share in these high-growth markets. One example was the launch of Cometriq, a drug currently indicated for a form of thyroid cancer, on which we collaborated with the manufacturer and became the exclusive distributor.

        Expand clinical expertise to a broad range of therapeutic categories.    We serve a broad range of therapeutic categories, and we believe we can expand our clinical expertise to increasingly penetrate additional markets such as hepatitis, multiple sclerosis, HIV and specialty infusion. We believe these categories will become increasingly important to our patient population in the coming years due to advancement of therapies and increased incidences of chronic illness and that our platform will allow us to grow with market expansion. Specifically, we view specialty infusion as an attractive market due to significant projected growth and higher margins, and we intend to continue to invest in this important and growing area of our existing business. Our recent acquisitions of AHF and MedPro have significantly expanded our ability to access this market. Additionally, orphan and ultra-orphan drugs, which are associated with relatively small patient populations, are an increasingly important focus for us as the specific characteristics of these categories make utilization and compliance particularly challenging.

        Deepen and expand partner relationships.    We currently contract with and support regional and mid-sized payors and independent pharmacy benefit managers, employer groups, and union groups representing approximately 13 million managed lives across the United States. We plan to continue to work with our current clients to grow their membership and are focused on expanding our client base nationally. In addition to providing specialty pharmacy services for self-administered medications covered under the pharmacy benefit, we also offer office-administered medications covered under the medical benefit to ensure that we provide a full spectrum of care to our specialty patients regardless of type of their benefit coverage and where they receive care. Further, our partnerships with retail pharmacies and hospitals allow us to serve specialty patients beyond the traditional specialty pharmacy approach. These partnerships allow patients to more easily access specialty medications in the retail setting and also positions Diplomat to be a key partner for Accountable Care Organizations, which are networks formed by groups of doctors, hospitals, and other health care providers that share financial and medical coordination of services to patients to limit unnecessary spending and to create an efficient patient care system. We can work with Accountable Care Organizations to manage patient therapy, dispense specialty drugs, and advise prescribers regarding the relative effectiveness and value of their drug treatment options for patients.

        Grow high-margin businesses and capitalize on investments to enhance key operating metrics.    In May 2014, we contracted to significantly expand our retail customer base and expand our opportunities through a service contract with Novation, LLC (which includes Provista, LLC and VHA Inc.), one of the largest hospital networks and group purchasing organizations. In addition, our continued expansion into the infusion market will provide us with opportunities to capitalize on a market which historically has provided higher margins. We have made significant investments in our technology, infrastructure and service lines to build a scalable foundation for growth, which we believe provides meaningful opportunities to grow revenues and enhance key operating metrics. We believe our investments in technology, both completed and in-process, will improve our operating cost profile and provide valuable revenue opportunities, as we enhance our data collection and delivery capabilities, services that are highly valued by our partners. Finally, we currently utilize approximately 40% of our 550,000 square foot facility in Flint, Michigan (purchased in 2010), providing meaningful capacity as we continue to scale our business.

        Selectively pursue growth through strategic acquisitions.    We believe the specialty pharmacy industry is highly fragmented and provides numerous opportunities to expand through acquisitions. While we will continue to focus on growing our business organically, we believe we can opportunistically enhance our competitive position through complementary acquisitions in both existing and new markets. For example, in December 2013, we completed the acquisition of AHF, a specialty infusion therapy provider focused primarily on hemophilia. In June 2014, we acquired MedPro, a specialty pharmacy focused on specialty infusion therapies including hemophilia and immune globulin. Specialty infusion is differentiated from traditional home infusion in that it requires highly customized services and level of care with therapies that can exceed $300,000 in costs per patient per year. We anticipate our future revenues derived from specialty infusion pharmacy services will increase significantly as a percentage of total revenues as a result of these acquisitions. Additionally, we plan to selectively evaluate potential acquisition opportunities in other therapeutic categories, services and technologies, with the goal of preserving our culture, continuing to deliver superior patient outcomes, enhancing value to other constituents and building long-term value for our shareholders.

Specialty Pharmacy Industry

        Specialty pharmacy services are a distinct form of pharmacy services that coordinate full service patient care and complex disease management. Specialty pharmacy services are designed to take advantage of economies of scale by using standardized and efficient processes to deliver medications with customized handling, storage and distribution requirements. Specialty pharmacies are also designed to improve clinical, adherence, and economic outcomes for patients with complex, often chronic, or rare conditions through a wide range of oral, injectable and infusible specialty pharmaceuticals.

        The U.S. market for specialty pharmaceuticals is estimated to be around $51 billion in 2012 and the market is expected to grow rapidly. See "—Market Opportunity" above for additional information regarding anticipated industry growth. We expect several factors to contribute to the continuing growth of the specialty pharmacy services industry, including the following:

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  accelerating development and approval of new specialty pharmaceuticals and therapies, including from emerging biotechnology manufacturers;

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  clinical advancements in personalized medicine;

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  earlier detection of chronic disease;

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  growing emphasis on care management and compliance monitoring to improve outcomes and reducing the overall cost of care related to high-cost, chronic diseases;

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  healthcare cost containment pressures and growing recognition of early detection and proactive treatment as a means to reduce long-term treatment costs;

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  growth of insured patient population;

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  increased availability and acceptance of specialty pharmacy services;

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  migration of therapy from medical benefits to pharmacy benefits as well as management of specialty pharmaceuticals under the medical and pharmacy benefit;

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  expansion of FDA-approved indications for currently marketed specialty pharmaceuticals;

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  the anticipated approval of biosimilars and generics which will increase the availability of drugs in the market; and

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  direct to consumer advertising.

        Less acute, chronic conditions are generally treated with self-administered, oral, injectable or inhalable specialty pharmaceuticals but may also be administered by a physician or nurse. These pharmaceuticals can be distributed directly to the patient for at-home administration or to the patient's physician for in-office administration. Several chronic, genetic conditions and orphan diseases are treated with infused pharmaceuticals via a more complex intravenous form of administration. These pharmaceuticals are dispensed under the supervision of a registered pharmacist and the therapies are typically delivered to the patient for self-administration in the home or administration by a credentialed home-health care nurse or trained caregiver at home or in another care site. Many of the pharmaceuticals handled by specialty pharmacies require refrigeration during shipping as well as special handling to prevent potency degradation. Patients receiving treatment usually require personalized counseling and education regarding their condition and treatment programs.

        The specialty pharmacy segment primarily treats conditions such as cancer, immune deficiency disorders, hepatitis, multiple sclerosis, hemophilia, neurological conditions and other chronic conditions. Retail pharmacies and other traditional distributors generally are designed to carry inventories of low cost, high volume products and therefore are not equipped to handle the high cost, low volume specialty pharmaceuticals that have specialized handling and administration requirements. In addition, those entities generally lack both the deep clinical expertise and the administrative and call center support functions necessary to effectively deliver specialty pharmacy services. As a result, specialty pharmaceuticals generally are provided by pharmacies that focus primarily on filling, labeling and delivering oral, injectable, infusible or inhalable pharmaceuticals and related medication and support services.

Our Services

        We provide specialty pharmacy services dedicated to servicing the needs of patients, while also providing clinical expertise, technology-driven innovation tools, and administrative efficiencies that support physicians, payors, pharmaceutical manufacturers, and retail pharmacies. We purchase specialty pharmaceuticals from manufacturers and wholesale distributors, fill prescriptions, and label, package and deliver the pharmaceuticals to patients' homes or physicians' offices through contract couriers. We utilize our Company-owned, high-volume distribution facility, seven smaller regional facilities and centralized clinical call centers to provide such services to all 50 states. The services provided to our patients and other constituents described below are integral to securing the relationships that drive our revenue and prescription volumes, and are a central focus of our specialty pharmacy business. In order to successfully compete, we must provide value to each constituent in the specialty pharmacy industry.

        Our value to constituents is based on our ability to provide large specialty and limited distribution product access, utilization management, high patient adherence rates, patient funding assistance, data management, outstanding patient and prescriber satisfaction rates and direct and indirect cost savings. Our adherence programs, including monthly monitoring calls, unique packaging to drive compliance, side effect management, patient education, and prescriber outreach, have resulted in patient adherence rates of more than 90% and therefore improved patient outcomes. The benefit of effective pharmaceuticals, especially for acute and chronic conditions, will only be achieved if patients follow the prescribed treatment regimens (including amount and timing of doses) reasonably closely. On the other hand, medication non-adherence (i.e., patients not following the instructions for their medication or failing to finish taking their medication) contributes to a substantial worsening of disease and death and significantly increases hospital and other health care costs. Further, we manage the high cost of specialty drugs by pursuing cost savings through channel management, utilization management, formulary management (i.e., the list of specialty drugs that will be reimbursed by a health plan or managed care organization), and waste minimization (including our partial fill program). Channel management is a strategy that targets specialty medications covered under the medical benefit by payors and moving the coverage of these medications to the pharmacy benefit in order to take advantage of deeper discounts, rebates or more detailed reporting when available. Utilization management is the evaluation of the appropriateness, medical need and efficiency of health care services, procedures, drugs and facilities according to established criteria or guidelines and under the provisions of an applicable health benefit plan. Formulary management is an integrated patient care process which enables physicians, pharmacists and other health care professionals to work together to promote clinically sound, cost-effective medication therapy and positive therapeutic outcomes. A drug formulary, or preferred drug list, is a continually updated list of medications and related products supported by current evidence-based medicine, judgment of physicians, pharmacists and other experts in the diagnosis and treatment of disease and preservation of health.

        Our programs consist of the following business services:

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  Specialty Drug Dispensing.  For the six months ended June 30, 2014 and the year ended December 31, 2013, we derived over 99% of our revenue from the dispensing of drugs and the reporting of data associated with those dispenses to pharmaceutical manufacturers and other outside companies. The other services listed are required or preferred services included as part of our normal core business offerings and are included as part of the overall payor reimbursement for dispensed drugs, but are not typically separately reimbursable events. We are licensed to dispense prescriptions in all 50 states and all U.S. territories. Our business processes and dispensing solutions are well established and can provide specialty prescriptions to patients as required by the communicated "need by" date. All specialty prescriptions are verified by registered pharmacists for accuracy and appropriateness at two separate points in the dispensing process prior to shipping to patient. Our specialty dispensing and distribution capabilities include package tracking through contracted couriers, temperature controls and signature confirmation upon delivery.

    Specialty drug dispensing includes our specialty infusion pharmacy services. Our December 2013 and June 2014 acquisitions of AHF and MedPro, respectively, expanded our specialty infusion pharmacy services, and we anticipate our future revenues derived from specialty infusion pharmacy services will increase significantly as a percentage of total revenues as a result of such acquisitions. We provide individualized patient-centric specialty infusion services to patients with bleeding disorders, and other chronic conditions, while managing overall drug spend through factor utilization using dose management, assay management (which means ensuring that the prescribed amount is the dispensed amount), clinical and therapy education, intervention, and nursing support to advance better patient outcomes. Specialty infusion drugs are high cost, with routes of administration intravenously or subcutaneously and can be managed at home or in a hospital or free-standing ambulatory infusion clinic, physician office or through our extensive outsourced network of credentialed specialty nurses whom administer medications in the patent's home or at other sites of care. We estimate our drug reimbursement for specialty infusion patients is approximately 25% medical benefit and 75% pharmacy benefit.

    Our specialty drug dispensing services include:

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    Patient Care Coordination.    Our patient care system is used to coordinate and track patient compliance outcomes and safety. It is built around specific drug therapies and disease states for greater consistency of care using clinical algorithms. Each step within the patient's treatment regimen is extensively researched based on various disease guideline publications. Our system automatically tracks all clinical interventions and activities and provides real-time access to patient information. Using this system, our care coordinators, including pharmacists, work with both patients and prescribers to identify potential adherence failures and implement proactive plans to optimize treatment outcomes.

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    Clinical Services.    Our pharmacists and nurses, with the assistance of our pharmacy technicians, provide clinically based drug therapy management programs for clients and patients. Pharmacists provide counseling on compliance and side-effect management. Our Clinical Help Desk includes several pharmacists, as well as nurses and pharmacy technicians. A pharmacist is available to patients and prescribers 24 hours a day, seven days a week and nurses are available during normal business hours. Clinical pharmacists are responsible for high level clinical interaction with patients and healthcare practitioners including medication counseling and clinical advice. Our clinicians work with the patients' primary prescriber to identify adherence failures and to implement a proactive plan to achieve intended outcomes.

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    Compliance and Persistency Programs.    Our compliance and persistency programs are drug specific and support the needs of patients based on their therapy regimen. In some cases, a dedicated nurse proactively contacts patients at specific intervals of therapy to discuss precautions, side effect management, administration of medication, and refill procedures. Prior to every refill, we call patients to verify the patient's dose and dosing regimen and shipping address, discuss side effects and confirm that the patient is appropriately taking the medication. Aside from standard protocol, we initiate calls at critical points during the therapy to improve adherence. This adherence program also addresses non-compliance by offering enhanced patient education and communication through customized programs specific to the medications we provide.

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    Patient Financial Assistance.  Our funding specialists help patients navigate their benefits and find third-party financial assistance to address coverage deficiencies. We provide services to help patients understand and receive reimbursement benefits and we work with available co-pay assistance programs, including co-pay card enrollment and program management. We currently work with substantially all major commercial co-pay card programs. Our team also coordinates with many external charitable foundations and research grant organizations that help subsidize the cost of medications for patients. We also help patients access manufacturer patient assistance (free drug) programs when necessary and available. These programs result in healthier outcomes for the patients and increased revenues for us.

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    Specialty Pharmacy Training/Consulting (Diplomat University).  Diplomat University is our education and training department that educates both Diplomat employees and external professionals (including pharmacists, payors, pharmaceutical partners and physicians) on topics unique to the specialty pharmacy industry. Our in-depth, ongoing training program promotes clinical competence and builds new skills, enabling employees to provide high-level care for our patients and improve overall business performance. Diplomat University also houses our quality assurance department, which focuses on programs that promote quality and patient safety. Diplomat University-produced materials have been used in trade conference materials and magazine articles, as well as business meetings, to explain the specialty pharmacy industry generally and the broad range of solutions we can provide.

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    Benefits Investigation.  Our standard procedures require that we conduct a benefits investigation for each patient we work with. In addition to processing test claims, our benefit specialists contact the appropriate medical or pharmacy benefit plan to verify coverage, deductible, coinsurance, and out-of-pocket maximum. Our specialists provide all necessary coding for the prescribed therapy or service. Any prior authorization or predetermination requirements are defined at the time of the benefits investigation. Our standard procedures require an initial test adjudication upon receipt of the referral and require subsequent investigations under certain circumstances.

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    Prior Authorization.  Our prior authorization specialists contact the patient's insurance plan and collect all necessary patient specific information, together with supporting documentation, to provide to the third-party payor to support reimbursement for the prescribed medication, and coordinates with the prescribing physician. In the event that the required therapy is not listed on the third-party payor's formulary, we also compile the necessary information to file a formulary exception on behalf of the patient.

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    Risk Evaluation and Medication Strategy ("REMS").  Our employees are skilled at administering REMS (Risk Evaluation and Mitigation Strategy) protocols on all levels of risk mitigation, which is required by many pharmaceutical manufacturers due to regulatory requirements. The FDA requires REMS from certain manufacturers to ensure that the benefits of a drug or biological product outweigh its risks. Manufacturers are required to comply with specific FDA requirements that may include medication use guides, Black box warnings / patient package insert language, and a communication plan to health care providers. As part of REMS protocols, manufacturers may also be required to comply with Elements to Ensure Safe Use to mitigate a specific serious risk listed in the labeling of the drug, including special training and certifications, required dispensing locations, patient monitoring and associated reporting. We have standard operating procedures in place to support all aspects of a REMS program, including REMS administration, REMS drug fulfillment, disease management, medication guide dispensing and the Elements to Assure Safe Use specific to pharmaceutical manufacturer's program. We also partner with manufacturers to report and track Adverse Drug Events where required. Our patient care system has been designed to capture much of the information the pharmaceutical manufacturer must report to the FDA.

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  Retail Specialty Services.  Retail specialty services connects a retail pharmacy business to the specialty arena. Based on our broad industry experience, infrastructure and unique treatment-tracking software, retail specialty services offers companies a strategic partner for clinical and administrative support services that help the business and their specialty patients achieve their best outcomes. Large retailers with pharmacies, such as Safeway and Target, have access to many of the same specialty drugs we distribute, but lack the expertise and the infrastructure necessary to manage patients, payors, and physicians regarding these specialty drugs. Development of this infrastructure is very costly, time consuming, and requires trained clinical experts. Our retail specialty services fills this gap with our breadth of service expertise, which includes nearly every aspect of our business other than purchasing the drugs and filling the prescriptions. We conduct patient-facing services under the specific retailer's brand name. For example, when our retail specialty services employees interact with patients and prescribers, these customers are unaware they are not engaging with our retail specialty services clients directly. These strategic relationships with retail pharmacies are important to pharmaceutical manufacturers and can further our access to additional limited distribution drugs, resulting in increased volumes of the specialty drug dispensing services described above.

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  Hospital and Health System Services.  We provide clinical and administrative support services to hospitals and health systems that dispense specialty medications through their outpatient pharmacies. We partner with hospitals and health systems to assist with strategies and service delivery that maximizes cost containment and improves efficiency and clinical outcomes related to specialty pharmaceuticals. Our program also supports hospitals that are 340B covered entities through a contracted pharmacy strategy.

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  Hub Services.  We also recently launched the provision of hub services to capitalize on our expertise in providing the services described above and to compete with other hub service providers. Hub services generally are centralized management services for collaboration and efficiency among the key participants in the specialty pharmacy system (including patients, physicians, payors, pharmaceutical manufacturers, retail pharmacies and other prescribers). In order to maintain client satisfaction and compliance we will keep certain information and software systems, infrastructure and employees "firewalled" from our specialty pharmacy business to avoid commingling or favoring any specialty pharmacy (including ours) within the networks of the hub customers.

Constituent Relationships

        Our services provide value to our constituents in the following ways.

  Patients

        We help manage patients' complex disease states through counseling and education regarding their treatment and by providing ongoing monitoring and, in some cases, proactive follow-up contact to encourage patient compliance with the prescribed therapy. The goal of Diplomat's patient care programs is to provide clinical services in a caring and supportive environment, optimize medication adherence, prevent disease progression and improve outcomes. To accomplish this, Diplomat focuses on each individual patient and provides solutions related to medication access, tolerance, and adherence.

        Diplomat provides patients with personalized medication programs and services for a variety of complex disease states, including the following:

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  Oncology.  Cancer therapy often involves the use of highly-toxic chemotherapy or oral oncolytic agents with a high incidence of adverse events. Goals for these patients include the provision of the most effective therapy at the appropriate dose, adverse event management to ensure treatment can continue for as long as it is effective, and improvement in quality of life. Our clinicians strive to ensure optimal treatment outcomes for these patients by providing high-touch proactive and reactive care, focusing on appropriate dosage and administration, adverse event management, and adherence monitoring.

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  Immunology.  Care of patients with autoimmune and/or inflammatory conditions generally involves the use of therapies aimed at slowing disease progression, reducing the rate of disease relapse, and managing disease symptoms. Goals for these patients include reducing the signs and symptoms of disease, minimizing short- and long-term side effects and complications of the disease and therapy, and improving or normalizing the patient's quality of life. Our clinicians assist these patients by providing clinical management providing adverse event management support, proactively monitoring for adherence issues, and following up with prescribers in response to identified therapy issues.

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  Hepatitis.  Management of hepatitis C virus infection involves the selection of appropriate therapy based on HCV genotype, the presence or absence of cirrhosis, transplant status, prior response to therapy, and whether or not the patient is co-infected with HIV or hepatitis B virus. Goals for these patients include achievement of sustained virologic response, decreasing the disease and therapy burden, and optimal adherence to therapy. Our clinicians ensure that hepatitis C virus therapy regimens are complete and appropriate, provide adverse event management support, and follow-up with prescribers to ensure optimal therapy outcomes.

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  Multiple Sclerosis.  Care for patients diagnosed with multiple sclerosis involves life-long support. Goals for these patients include providing efficacious therapy to reduce the frequency of relapse and improving quality of life. Our clinicians ensure that patients are receiving the appropriate dose of therapy, provide adverse event counseling and management support, provide education on relapse mitigation strategies, and are available to respond to patient questions regarding therapy effectiveness and adverse events.

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  Specialty Infusion Therapy.  Several chronic, genetic conditions and orphan diseases are treated with infused pharmaceuticals with a more complex intravenous form of administration. These pharmaceuticals are prescribed for individuals including but not limited to the following conditions: hemophilia, immune globulin and auto-immune deficiencies, hereditary angioedema and lysosomal storage disorders. Patients are generally referred to specialty infusion pharmacy services providers by physicians or case managers. The medications are dispensed under the supervision of a registered pharmacist and the therapy is typically delivered to the patient or caregiver for self-administration in the home or administration by a credentialed home-health care nurse or trained caregiver at home or in another care site.

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  Other Disease States.  We also treat patients who have received organ transplants or who have HIV. Life-long therapy is essential for the prevention of organ rejection in transplant patients, and we seek to optimize adherence to therapy in order to decrease the likelihood of organ rejection. The management of HIV is complex and involves the use of highly active anti-retroviral therapy. Goals for our patients diagnosed with HIV include achieving long-term, maximal suppression of viral load, preserving and improving immune system function (prevention of progression to acquired immunodeficiency syndrome), and prevention of the spread of HIV to others.

        A number of our patient-focused services are driven by adherence. The benefit of effective pharmaceuticals, especially for acute and chronic conditions, will only be achieved if patients follow the prescribed treatment regimens (including amount and timing of doses) reasonably closely. Our standard procedures require that we maintain a team of pharmacists, nurses and certified pharmacy technicians available to answer patient questions by phone, 24 hours a day, seven days a week. We send patients all the medication and supplies they need for their prescribed therapy, including, when applicable, our "CarePak" adherence packaging and starter kits, which helps patients manage the side effects of their primary prescriptions. Management of side effects is a key component of patient adherence. We also proactively contact patients with reminders when refills are required and contact their physician if a new prescription is necessary.

  Payors

        We provide payors with a comprehensive approach to meeting their pharmacy service needs. Our specialty pharmacy services offer payors a cost effective solution for the distribution of specialty pharmaceuticals, generally direct to patients for self-administration. We manage high-risk members in the payors' network and assist with adherence to such members' health plans to minimize waste in the purchase of specialty drugs and to optimize patient outcomes. We also provide access to a significant number of limited distribution drugs. Other services include coordination of care with the members' physicians and payors and the provision of utilization and outcomes data to evaluate therapy effectiveness.

        The value we provide to payors is reflected in the number of managed care organizations to whom we provide exclusive services. We have approximately 13 million managed lives under contract. For the six months ended June 30, 2014 and the year ended December 31, 2013, our payor-derived revenue was (1) approximately 34% and 34%, respectively, from exclusive or preferred relationships with third party payors (including some government-sponsored managed Medicaid programs), (2) approximately 21% and 22%, respectively, from open network commercial payors, and (3) approximately 41% and 41%, respectively, from open network government programs, with the remainder collected from patients, directly or on their behalf, as a result of their co-pay obligations or patient assistance programs. Our exclusive or preferred relationships are with regional and mid-sized payors and independent pharmacy benefit managers, employer groups, and union groups. As of June 30, 2014 and December 31, 2013, such relationships included approximately 13 million managed lives under contract in the United States.

  Pharmaceutical Manufacturers

        We provide pharmaceutical manufacturers with a strong distribution channel for their existing pharmaceuticals and their new product launches. We implement patient monitoring programs that encourage compliance with the prescribed therapy. We also provide drug trial assistance including product encapsulation and packaging.

        The adherence rates that result from our patient-centered services described above directly benefit pharmaceutical manufacturers through clinically appropriate continued sales of their products to patients, who might otherwise have failed to continue their prescribed therapies, and improved patient outcomes that lead to greater market acceptance. In addition, the financial assistance and reimbursement management we provide to patients further drives pharmaceutical sales.

        In addition, pharmaceutical manufacturers frequently seek patient data on the efficacy and utilization of their products, which we currently provide in a de-identified and HIPAA-compliant format. This data provides valuable clinical information in the form of outcomes and compliance data to manufacturers to aid in their evaluation of the efficacy of their products. We continue to invest in new technologies that will enable us to better provide such analytical services.

        We have also assisted emerging biotechnology pharmaceutical companies in their commercialization of new drugs. In cases where pharmaceutical companies have successful clinical trials, but little commercialization experience, we are engaged to formulate strategies to market to, educate and fulfill the needs of patients, prescribers and payors. We refer to this tailored, multifaceted approach as "channel strategies." We believe that in some cases, these engagements have led to exclusive rights to administer the products of these pharmaceutical companies or our inclusion in a small panel of authorized specialty pharmacies for limited distribution of drugs. We believe our significant expertise in providing channel strategies to emerging biotechnology manufacturers is unique, and has enabled us to dispense prescriptions for new drugs successfully in as little as two days after launch.

  Physicians and Other Prescribers

        We assist physicians and other prescribers with personalized and intensive patient support by providing care management related to their patients' pharmacy needs and improving patient compliance with therapy protocols. We eliminate the need for physicians to carry inventories of high cost prescriptions by distributing medications directly to patients' homes or, in other cases, to the physicians' offices. We also assist physicians and their clinical and non-clinical staff members by performing many of the administratively intensive tasks associated with benefits investigations, prior authorizations and other reimbursement related matters. We generally bill payors directly, on the patient's behalf, in nearly all cases. Further, we assist physicians by helping their patients manage the side effects of their therapies and monitoring adherence. We also provide physicians with clinical updates and assist with managing the pipeline of potential new therapies.

  Retail Pharmacies, Hospitals and Health Systems

        We provide specialty pharmacy management services for a fixed fee to various national, regional and independent retail pharmacies. We also provide such services to hospitals and health systems. These services are similar to those provided to payors with respect to their specialty pharmacy customers, except that we do not buy or dispense the specialty product. The services generally include the same patient engagement and adherence programs, reimbursement processing and patient funding programs, and general disease state management services described above. These services constituted less than 1% of our revenues in 2013.

Our Suppliers

        We obtain the pharmaceuticals and medical supplies and equipment that we provide to our patients through pharmaceutical manufacturers, distributors and group purchasing organizations. Most of the pharmaceuticals that we purchase are available from multiple sources and are available in sufficient quantities to meet our needs and the needs of our patients. However, some biotechnology drugs are only available through the manufacturer and may be subject to limits on distribution. In such cases, it is important for us to establish and maintain good working relations with the manufacturer in order to ensure sufficient supply to meet our patients' needs. We primarily utilize UPS in the delivery of our specialty pharmaceutical products.

        Most of the manufacturers of the pharmaceuticals we sell have the right to cancel their supply contracts with us without cause and after giving notice (generally 90 days or less). Specialty drug purchases from AmerisourceBergen and Celgene (from whom we purchase several drugs) represented 58% and 19%, respectively, of cost of goods sold in 2013, and 64% and 21%, respectively, of cost of goods sold in 2012. The reason we purchase large quantities from a single wholesaler is primarily for ease of administration and pricing. In the event of a termination of our relationship with AmerisourceBergen, we believe that there is typically at least one alternative drug wholesaler from whom we could source each non-limited distribution drug we dispense. We further believe that we could replace the inventories without a material disruption to our operations.

        Through the coverage and clinical expertise of our Company-owned, high-volume, main distribution facility and seven regional locations, some with retail capabilities and some with limited to moderate distribution capabilities, we provide pharmaceutical manufacturers with a strong distribution channel for their existing pharmaceutical products. In many cases, our national presence is critical to becoming a selected partner in the launch of new products. When providing new products to patients, we implement a monitoring program to encourage compliance with the prescribed therapy and we provide valuable clinical information to the manufacturer in the form of outcomes and compliance data to aid in their evaluation of the efficacy of the product. We receive fees, which we record as revenue or a reduction to cost of goods sold, from certain pharmaceutical manufacturers in return for providing them with clinical outcomes data.

Billing and Significant Payors

        We derive most of our revenue from contracts with third-party payors, such as managed care organizations, insurance companies, self-insured employers, pharmacy benefit managers and Medicare and Medicaid programs. We contract directly with some payors and pharmacy benefit managers or, in other cases, contract with third parties which in turn contract with payors and pharmacy benefit managers on our behalf.

        We bill payors and track all of our accounts receivable through computerized billing systems. These systems allow our billing staff the flexibility to review and edit claims in the system before they are submitted to payors. For the great majority of our dispensing business, claims are submitted to payors electronically. We have extensive experience managing the coordination of benefits between commercial and government-sponsored plans. We participate with Medicare as a Durable Medical Equipment, Prosthetics, Orthotics and Supplies ("DMEPOS") pharmacy supplier, and participate in Medicare Part D. A benefit coverage specialist reviews all Medicare coverage determinations to ensure that the appropriate benefit is being billed. Upon completion of all benefit verifications, we follow each plan's guidelines to identify which plan is primary and secondary and submit the billing accordingly.

        Our financial performance is highly dependent upon effective billing and collection practices. The process begins with an accurate and complete patient admission process, in which all critical information about the patient, the patient's insurance and the patient's care needs is gathered. A critical part of this process is verification of insurance coverage and authorization from insurance to provide the required care, which typically takes place before we initiate services. An exception occurs when a patient referral is received outside of normal business hours, but we have an existing contractual relationship with the patient's insurance carrier. In such cases, we provide the patient with sufficient drugs and services to last until the next business day, when the patient's insurance coverage can be verified.

Sales and Marketing

        Our sales and marketing efforts focus on three primary objectives: (1) building new relationships and expanding existing contracts with managed care organizations and other payors or pharmacy benefit managers; (2) establishing, maintaining and strengthening relationships with key opinion leaders, physicians and other prescribers; and (3) maintaining existing and developing new relationships with pharmaceutical manufacturers to gain distribution access as they release new products or improved products. Our national and regional sales directors focus primarily on establishing and expanding our contracts with managed care organizations, while our local account managers focus on maximizing value from these contracts by developing and maintaining relationships with local and regional referral sources, such as physicians, hospital discharge planners, other hospital personnel, health maintenance organizations, preferred provider organizations or other managed care organizations, and insurance companies. In addition, we have a dedicated sales force, through a combination of internal (phone sales) and external (field sales) team members for scalability and efficiency, focused on maintaining and expanding our relationships with biotechnology drug manufacturers to establish our position as an exclusive, semi-exclusive or participating provider. As of June 30, 2014, we had 78 sales employees, including 48 internal and 30 external team members.

Information Technology

        Our information technology centers around a custom-developed scalable patient care system that provides real-time prescription and patient care status to us, prescribers and contracted partners. Our technology allows us to track and report industry standard metrics on call centers, dispensing, adherence, length of therapy, and persistency. We can also provide HIPAA compliant reports that contain inventory data, prescription status, persistency, compliance, discontinuation, and payor data. In addition to reporting on patient and prescriber demographics, turnaround times, spend, and error reporting, we can also report on patient assessment data, clinical status, and other monitoring parameters. We have invested significantly in information technology in recent years to position us to improve cost efficiencies among us and our constituents and to provide additional services regarding the de-identified data we accumulate to take greater advantage of our relationships with data-driven pharmaceutical manufacturers. We also use an off-the-shelf pharmacy software system for purposes of transmitting claims to payors.

Competition

        There are a significant number of competitors that distribute specialty pharmacy drugs and provide related services, some of which have greater resources than we do. Our competitors include: pharmacy benefit managers; retail pharmacy chains and independent retail pharmacies; health plans; national, regional and niche specialty pharmacies; specialty infusion therapy companies; physician practices and hospital systems; and group purchasing organizations. We believe that our singular focus on specialty pharmacy services allows us to more nimbly adapt to the needs of our constituents, while our size relative to other singularly focused specialty pharmacies will enable us to continue to be a leader among such entities.

        We are currently the largest independent specialty pharmacy and the fourth largest specialty pharmacy in the U.S., with a 2% overall market share (based on 2013 revenues from pharmacy-dispensed specialty drugs). The three largest specialty pharmacies are Express Scripts, CVS Caremark and Walgreens. We understand that a number of other traditionally non-specialty pharmacies with significant resources are attempting to build, acquire or partner with specialty pharmacies due to the double-digit growth anticipated in spending on specialty prescription drugs compared to low to negative growth in spending on traditional prescription drugs. There are also many smaller specialty pharmacies and other entities in the healthcare industry that provide limited specialty pharmacy services that compete with us to a lesser extent. Some of these smaller entities, however, may be able to invest significant resources, through acquisition or otherwise, to compete with us on a larger scale.

        Many of the retail pharmacies to which we provide patient management services may in the future acquire a competing specialty pharmacy business or start their own specialty pharmacy business and thereby become our competitors. In addition, many of our pharmacy benefit management customers have their own specialty pharmacy businesses, and to the extent certain of our products can be obtained internally, these customers could cease doing business with us.

Governmental Regulation

        The healthcare industry is subject to extensive regulation by a number of governmental entities at the federal, state and local level. The industry is also subject to frequent regulatory change. Laws and regulations in the healthcare industry are extremely complex and, in many instances, the industry does not have the benefit of significant regulatory or judicial interpretation. Moreover, our business is impacted not only by those laws and regulations that are directly applicable to us but also by certain laws and regulations that are applicable to our managed care and other clients. If we fail to comply with the laws and regulations directly applicable to our business, we could suffer civil and/or criminal penalties, and we could be excluded from participating in Medicare, Medicaid and other federal and state healthcare programs, which would have an adverse impact on our business.

  Professional Licensure

        Pharmacists, nurses, and certain other healthcare professionals employed by us are required to be individually licensed or certified under applicable state law. We perform criminal, government exclusion and other background checks on employees and take steps to ensure that our employees possess all necessary licenses and certifications, and we believe that our employees comply in all material respects with applicable licensure laws.

  Pharmacy Licensing and Registration

        State laws require that each of our pharmacy locations be appropriately licensed and/or registered to dispense pharmaceuticals in that state. We are licensed in all states that require such licensure and believe that we substantially comply with all state licensing laws applicable to our business. Where required by law, we also have pharmacists licensed in all states in which we dispense.

        Laws enforced by the U.S. Drug Enforcement Administration, as well as some similar state agencies, require our pharmacy locations to individually register in order to handle controlled substances, including prescription pharmaceuticals. A separate registration is required at each principal place of business where we dispense controlled substances. Federal and state laws also require that we follow specific labeling, reporting and record-keeping requirements for controlled substances. We maintain U.S. Drug Enforcement Administration registrations for each of our facilities that require such registration and follow procedures intended to comply with all applicable federal and state requirements regarding controlled substances.

  Food, Drug and Cosmetic Act

        Certain provisions of the federal Food, Drug and Cosmetic Act govern the handling and distribution of pharmaceutical products. This law exempts many pharmaceuticals and medical devices from federal labeling and packaging requirements as long as they are not adulterated or misbranded and are dispensed in accordance with and pursuant to a valid prescription. We believe that we comply with all applicable requirements.

  Fraud and Abuse Laws—Anti-Kickback Statute

        The federal Anti-Kickback Statute prohibits individuals and entities from knowingly and willfully paying, offering, receiving, or soliciting money or anything else of value in order to induce the referral of patients or to induce a person to purchase, lease, order, arrange for, or recommend services or goods covered by Medicare, Medicaid, or other government healthcare programs. The federal courts have held that an arrangement violates the Anti-Kickback Statute if any one purpose of the remuneration is to induce the referral of patients covered by the Medicare or Medicaid programs, even if another purpose of the payment is to compensate an individual for rendered services. The Anti-Kickback Statute is broad and potentially covers many standard business arrangements. Violations can lead to significant penalties, including criminal fines of up to $25,000 per violation and/or five years imprisonment, civil monetary penalties of up to $50,000 per violation plus treble damages, and/or exclusion from participation in Medicare, Medicaid, and other federal government healthcare programs. In an effort to clarify the conduct prohibited by the Anti-Kickback Statute, the Office of the Inspector General of the United States Department of Health and Human Services has published regulations that identify a limited number of safe harbors. Business arrangements that satisfy all of the elements of a safe harbor are immune from criminal enforcement or civil administrative actions. The Anti-Kickback Statute is an intent based statute and the failure of a business relationship to satisfy all of the elements of a safe harbor does not in and of itself mean that the business relationship violates the Anti-Kickback Statute. The Office of the Inspector General, in its commentary to the safe harbor regulations, has recognized that many business arrangements that do not satisfy a safe harbor nonetheless operate without the type of abuses the Anti-Kickback Statute is designed to prevent. We attempt to structure our business relationships to satisfy an applicable safe harbor. However, in those situations where a business relationship does not fully satisfy the elements of a safe harbor, or where no safe harbor exists, we attempt to satisfy as many elements of an applicable safe harbor as possible. The Office of the Inspector General is authorized to issue advisory opinions regarding the interpretation and applicability of the Anti-Kickback Statute, including whether an activity constitutes grounds for the imposition of civil or criminal sanctions. We have sought advisory opinions regarding future business relationships prior to execution, and may do so in the future.

        A number of states have statutes and regulations that prohibit the same general types of conduct as those prohibited by the Anti-Kickback Statute described above. Some state anti-fraud and anti-kickback laws apply only to goods and services covered by Medicaid. Other state anti-fraud and anti-kickback laws apply to all healthcare goods and services, regardless of whether the source of payment is governmental or private. Where applicable, we attempt to structure our business relationships to comply with these statutes.

  Fraud and Abuse Laws—False Claims Act

        We are subject to state and federal laws that govern the submission of claims for reimbursement. These laws generally prohibit an individual or entity from knowingly and willfully presenting a claim or causing a claim to be presented for payment from a federal healthcare program that is false or fraudulent. The standard for "knowing and willful" may include conduct that amounts to a reckless disregard for the accuracy of information presented to payors. Penalties under these statutes include substantial civil and criminal fines, exclusion from the Medicare or Medicaid programs and imprisonment. One of the most prominent of these laws is the federal False Claims Act, which may be enforced by the federal government directly or by a private plaintiff by filing a qui tam lawsuit on the government's behalf. Under the False Claims Act, the government and private plaintiffs, if any, may recover monetary penalties in the amount of $5,500 to $11,000 per false claim, as well as an amount equal to three times the amount of damages sustained by the government as a result of the false claim. A number of states, including states in which we operate, have adopted their own false claims statutes as well as statutes that allow individuals to bring qui tam actions. In recent years, federal and state government authorities have launched several initiatives aimed at uncovering practices that violate false claims or fraudulent billing laws, and they have conducted numerous investigations of pharmaceutical manufacturers, PBMs, pharmacies and health care providers with respect to false claims, fraudulent billing and related matters. We believe that we have procedures in place to ensure the accuracy of our claims.

  Ethics in Patient Referrals Law—Stark Law

        The federal Stark Law generally prohibits a physician from making referrals for certain Designated Health Services, reimbursable by Medicare or Medicaid, to entities with which the physician or an immediate family member has a financial relationship, unless an exception applies. A financial relationship is generally defined as an ownership, investment or compensation relationship. Designated Health Services include, but are not limited to, outpatient pharmaceuticals, parenteral and enteral nutrition products, home health services, durable medical equipment, physical and occupational therapy services, and inpatient and outpatient hospital services. Among other sanctions, a civil monetary penalty of up to $15,000 may be imposed for each bill or claim for a service a person knows or should know is for a service for which payment may not be made due to the Stark Law. Such persons or entities are also subject to exclusion from the Medicare and Medicaid programs. Any person or entity participating in a circumvention scheme to avoid the referral prohibitions is liable for a civil monetary penalty of up to $100,000. A $10,000 fine may be imposed for failure to comply with reporting requirements regarding an entity's ownership, investment and compensation arrangements for each day for which reporting is required to have been made under the Stark Law.

        The Stark Law is a broad prohibition on certain business relationships, with detailed exceptions. However, unlike the Anti-Kickback Statute under which an activity may fall outside a safe harbor and still be lawful, a referral for Designated Health Services that does not fall within an exception is strictly prohibited by the Stark Law. We attempt to structure all of our relationships with physicians who make referrals to us in compliance with an applicable exception to the Stark Law.

        In addition to the Stark Law, many of the states in which we operate have comparable restrictions on the ability of physicians to refer patients for certain services to entities with which they have a financial relationship. Certain of these state statutes mirror the Stark Law while others may be more restrictive. We attempt to structure all of our business relationships with physicians to comply with any applicable state self-referral laws.

  HIPAA and Other Privacy and Confidentiality Legislation

        Our activities involve the receipt, use and disclosure of confidential health information, including disclosure of the confidential information to a customer's health benefit plan, as permitted in accordance with applicable federal and state privacy laws. In addition, we use and disclose de-identified data for analytical and other purposes. Many state laws restrict the use and disclosure of confidential medical information, and similar new legislative and regulatory initiatives are underway at the state and federal level.

        HIPAA imposes extensive requirements on the way in which healthcare providers that engage in certain actions covered by HIPAA, and healthcare clearinghouses (known as "covered entities") and the persons or entities that create, receive, maintain, or transmit protected health information ("PHI") to provide services to covered entities or to perform functions on their behalf (known as "business associates"), use, disclose and safeguard PHI, including requirements to protect the integrity, availability and confidentiality of electronic PHI. Many of these obligations were expanded under HITECH, passed as part of the American Recovery and Reinvestment Act of 2009. In January 2013, the Office for Civil Rights of HHS issued a final rule under HITECH that makes significant changes to the privacy, security, breach notification and enforcement regulations promulgated under HIPAA (the "Final Omnibus Rule"), and which generally took effect in September 2013. The Final Omnibus Rule enhances individual privacy protections, provides individuals new rights to their health information and strengthens the government's ability to enforce HIPAA.

        The privacy regulations (the "Privacy Rule") issued by the Office of Civil Rights pursuant to HIPAA give individuals the right to know how their PHI is used and disclosed, as well as the right to access, amend and obtain information concerning certain disclosures of PHI. Covered entities, such as pharmacies and health plans, are required to provide a written Notice of Privacy Practices to individuals that describes how the entity uses and discloses PHI, and how individuals may exercise their rights with respect to their PHI. For most uses and disclosures of PHI other than for treatment, payment, healthcare operations, and certain public policy purposes, HIPAA generally requires that covered entities obtain a valid written individual authorization. In most cases, use or disclosure of PHI must be limited to the minimum necessary to achieve the purpose of the use or disclosure. The Final Omnibus Rule modifies the content of Notice of Privacy Practices in significant ways, requiring, among other things, statements informing individuals of their rights to receive notifications of any breaches of unsecured PHI and to restrict disclosures of PHI to a health plan where the individual pays out of pocket.

        We are a covered entity under HIPAA in connection with our operation of specialty service pharmacies. To the extent that we provide services other than as a covered entity and we perform a function or activity, or provide a service to, a covered entity that involves PHI, the covered entity may be required to enter into a business associate agreement with us. Business associate agreements mandated by the Privacy Rule create a contractual obligation for us, as a business associate, to perform our duties for the applicable covered entity in compliance with the Privacy Rule. In addition, HITECH subjects us to certain aspects of the Privacy Rule and the HIPAA security regulations when we act as a business associate, including imposing direct liability on business associates for impermissible uses and disclosures of PHI and the failure to disclose PHI to the covered entity, the individual or the individual's designee (as specified in the business associate agreement), as necessary to satisfy a covered entity's obligations with respect to an individual's request for an electronic copy of PHI. The Final Omnibus Rule also extends the business associate provisions of the HIPAA Rules to subcontractors where the function, activity, or service delegated by the business associate to the subcontractor involves the creation, receipt, maintenance, or transmission of PHI. As such, business associates are required to enter into business associate agreements with subcontractors for services involving access to PHI and may be subject to civil monetary penalties for the acts and omissions of their subcontractors.

        Importantly, the Final Omnibus Rule greatly expands the types of product- and service-related communications to patients or enrollees that will require individual authorizations by requiring individual authorization for all treatment and health care operations communications where the covered entity receives payment in exchange for the communication from or on behalf of a third-party whose product or service is being described. While the Office of Civil Rights has established limited exceptions to this rule where individual authorization is not required, the marketing provisions finalized in the Final Omnibus Rule could potentially have an adverse impact on our business and revenues.

        If we fail to comply with HIPAA or our policies and procedures are not sufficient to prevent the unauthorized disclosure of PHI, we could be subject to liability, fines and lawsuits under federal and state privacy laws, consumer protection statutes and other laws. Criminal penalties and civil sanctions may be imposed for failing to comply with HIPAA standards either as a covered entity or business associate, and these penalties and sanctions have significantly increased under HITECH. In addition to imposing potential monetary penalties, HITECH also requires the Office of Civil Rights to conduct periodic compliance audits and empowers state attorneys general to bring actions in federal court for violations of HIPAA on behalf of state residents harmed by such violations. Several such actions have already been brought against both covered entities and at least one business associate, and continued enforcement actions are likely to occur in the future.

        The transactions and code sets regulation promulgated under HIPAA requires that all covered entities that engage in certain electronic transactions, directly or through a third-party agent, use standardized formats and code sets. We, in our role as a business associate of a covered entity, must conduct such transactions in accordance with such transaction rule and related regulations that require the use of operating rules in connection with HIPAA transactions. We, in our role as a specialty pharmacy operator, must also conduct such transactions in accordance with such regulations or engage a clearinghouse to process their covered transactions. HHS promulgated a National Provider Identifiers ("NPI") Final Rule which requires covered entities to utilize NPIs in all standard transactions. NPIs replaced NABP numbers for pharmacies, Drug Enforcement Agency numbers for physicians and similar identifiers for other health care providers for purposes of identifying providers in connection with HIPAA standard transactions. Covered entities may be excluded from federal health care programs for violating the Transaction Rule.

        The security regulations issued pursuant to HIPAA mandate the use of administrative, physical and technical safeguards to protect the confidentiality of electronic PHI. Such security rules apply to covered entities and business associates.

        We must also comply with the "breach notification" regulations, which implement provisions of HITECH. In the case of a breach of "unsecured PHI," covered entities must promptly notify affected individuals and the HHS Secretary, as well as the media in cases where a breach affects more than 500 individuals. Breaches affecting fewer than 500 individuals must be reported to the HHS Secretary on an annual basis. The regulations also require business associates of covered entities to notify the covered entity of such breaches by the business associate.

        Final regulations governing the accounting of disclosures are forthcoming. The applicable proposed rule, if finalized, would require covered entities to develop systems to monitor and record (1) which of their employees and business associates access an individual's electronic PHI contained in a designated record set, (2) the time and date access occurs, and (3) the action taken during the access session (e.g., modification, deletion, viewing). The final regulations could impose significant burdens on covered entities and business associates.

        The Health Care Reform Laws require the Secretary of HHS to develop new health information technology standards that could require changes to our existing software products. For example, the statute requires the establishment of interoperable standards and protocols to facilitate electronic enrollment of individuals in federal and state health and human services programs and provides the government with authority to require incorporation of these standards and protocols in health information technology investments as a condition of receiving federal funds for such investments.

        Pursuant to HIPAA, state laws that are more protective of PHI are not pre-empted. Therefore, to the extent states continue to enact more protective legislation, we could be required to make significant changes to our business operations. In addition, independent of any regulatory restrictions, individual health plan clients could increase limitations on our use of medical information, which could prevent us from offering certain services.

  Medicare Part D

        The Medicare Part D program, which makes prescription drug coverage available to eligible Medicare beneficiaries through private insurers, regulates all aspects of the provision of Medicare drug coverage, including enrollment, formularies, pharmacy networks, marketing, and claims processing. The Medicare Part D program has undergone significant legislative and regulatory changes since its inception, including changes made by ACA.

        In April 2012, CMS issued a rule that requires coverage other than basic prescription drug coverage offered through Medicare Part D employer group waiver plans to be included in the definition of "other health or prescription drug coverage," starting January 1, 2014. CMS has clarified that, because the supplemental benefits primarily reduce cost sharing on claims covered under the basic benefit, they will continue as a practical matter to be subject to the Medicare Part D rules.

        Medicare Part D continues to attract a high degree of legislative and regulatory scrutiny, and the applicable government rules and regulations continue to evolve. CMS sanctions for non-compliance may include suspension of enrollment and even termination from the program. CMS has imposed restrictions and consent requirements for automatic prescription delivery programs, further limited the circumstances under which Medicare Part D plans may recoup payments to pharmacies for claims that are subsequently determined not payable under Medicare Part D. CMS may issue regulations that limit the ability of Medicare Part D plans to establish preferred pharmacy networks. Accordingly, it is possible that legislative and regulatory developments and regulatory oversight could materially affect our Medicare Part D business or profitability.

  Health Reform Legislation

        Congress passed major health reform legislation, including the Patient Protection and Affordable Care Act in 2010, referred to in this document as ACA. This legislation affects virtually every aspect of health care in the country. In addition to establishing the framework for every individual to have health coverage beginning in 2014, ACA enacted a number of significant health care reforms. While not all of these reforms affect our business directly, many affect the coverage and plan designs that are or will be provided by many of our health plan clients. As a result, these reforms could indirectly impact many of our services and business practices, and, in many other cases, directly impact our services and business practices. Given that certain regulations implementing ACA are still being finalized and that ongoing sub-regulatory guidance is still being issued, there is considerable uncertainty as to its full impact on our Company.

  Managed Care Reform

        In addition to health reforms enacted by ACA, proposed legislation has been considered at the state level, and legislation has been enacted in several states, aimed primarily at providing additional rights and access to drugs to individuals enrolled in managed care plans. This legislation may impact the design and implementation of prescription drug benefit plans sponsored by our PBM health plan clients and/or the services we provide to them. Both the scope of the managed care reform proposals considered by state legislatures and reforms enacted by states to date vary greatly, and the scope of future legislation that may be enacted is uncertain.

Accreditations

        We have and maintain the following accreditations:

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  Accreditation Commission for Health Care.  We hold both a pharmacy infusion and a DMEPOS accreditation, effective July 21, 2011 from the Accreditation Commission for Health Care. Under such accreditation, the Accreditation Commission for Health Care reviews and assesses our activities as a pharmacy and a DMEPOS supplier for external infusion pumps and supplies. Areas of focus include infusion pharmacy business, infusion pharmacy continuum of care, intravenous drug mixture preparation, administration, therapy monitoring, and client/patient counseling and education, among other aspects of our business.

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  American Society of Health-System Pharmacists.  We hold a post-graduate year one pharmacy residency accreditation effective as of June 20, 2012 from the American Society of Health-System Pharmacists. The American Society of Health-System Pharmacists reviews and evaluates our residency training program against established criteria to ensure the pharmacy residents are properly trained. The American Society of Health-System Pharmacists is a nationally recognized non-profit pharmacy association that has been accrediting pharmacy residency programs for over 50 years.

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  URAC.  As of January 1, 2013, we received our URAC specialty pharmacy accreditation, a nationally recognized and rigorous accreditation that includes a thorough review of documentation, an on-site survey for verifying compliance standards, and final review by the URAC Accreditation and executive committees.

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  National Association of Boards of Pharmacy.  Effective May 13, 2013 we are a verified-accredited wholesale distributor. This accreditation is designed for compliance with state and federal laws, and for purposes of preventing counterfeit drugs from entering into the United States, and to protect patients from below quality drug distribution by employing security and best practice standards for wholesale drug distribution. Effective July 23, 2012, we became a National Association of Boards of Pharmacy accredited DMEPOS provider, and we have submitted our application to become a verified internet pharmacy practice site with the National Association of Boards of Pharmacy.

Intellectual Property

        We rely on a combination of copyright, trademark and trade secret laws, in addition to contractual restrictions, to establish and protect our proprietary rights. We have registered and/or applied to register a variety of our trademarks and service marks used throughout our business. DIPLOMAT SPECIALTY PHARMACY® and DIPLOMAT®, among others, are service marks registered with the U.S. Patent Trademark Office. We believe that our trade names are becoming increasingly recognized by many referral sources as representing a reliable, cost-effective source of specialty pharmacy services. We are not aware of any facts that could materially impact our continuing use of any of our intellectual property.

Properties

        We own a 550,000 square foot distribution facility in Flint, Michigan, which also contains our corporate headquarters. We currently utilize approximately 40% of our main distribution facility and corporate headquarters, which provides us with significant capacity to execute our long term growth plan without significant additional capital expenditures.

        The following table lists information regarding each of our properties:

Location	Total Square Footage	Facility Description	Owned/Leased
Flint, Michigan	550,000	Headquarters and main distribution facility	Owned
Flint, Michigan	7,000	Specialty and retail pharmacy	Owned
Flint, Michigan	10,366	Specialty and wholesale pharmacy	Owned
Grand Rapids, Michigan	12,000	Retail pharmacy	Leased (expires December 31, 2014)
Enfield, Connecticut	4,664	Specialty pharmacy	Leased (expires December 17, 2018)
Ft. Lauderdale, Florida	2,665	Specialty and retail pharmacy	Leased (expires March 31, 2015)
West Springfield, Massachusetts	1,273	Specialty and retail pharmacy and office space	Leased (expires February 28, 2016)
Ontario, California	5,790	Specialty pharmacy	Leased (expires March 15, 2017)
Buffalo Grove, Illinois	3,408	Specialty pharmacy	Leased (expires May 31, 2016)
Raleigh, North Carolina	6,032	MedPro headquarters	Leased (expires June 30, 2019)
Raleigh, North Carolina	4,061	Specialty pharmacy and office space	Leased (expires December 31, 2016)

        In addition to the facilities listed above, we also own office facilities located in Swartz Creek, Michigan, which was formerly the site of our headquarters. The buildings consist of approximately 49,500 square feet, which is currently leased at approximately 50% capacity to various tenants. MedPro also leases an additional 13 small facilities for use as specialty infusion suites.

Legal Proceedings

        Our business of providing specialized pharmacy services and other related services may subject us to litigation and liability for damages in the ordinary course of business. Although the results of litigation and claims cannot be predicted, as of the date of this prospectus, we do not believe we are party to any claim or litigation, the outcome of which, if determined adversely to us, would individually or in the aggregate be reasonably expected to have a material adverse effect on our business. Regardless of the outcome, litigation can have an adverse impact on us because of defense, insurance deductible and settlement costs, diversion of management resources and other factors.

        We currently maintain insurance for general and professional liability claims. These policies provide coverage on a claims-made or occurrence basis and have certain exclusions from coverage. These insurance policies generally must be renewed annually. We cannot assure you that our insurance coverage will be adequate to cover liability claims that may be asserted against us. In addition, we carry property insurance coverage for the value of the physical assets, including drugs inventory, at all of our owned and leased facilities. These policies, which generally must be renewed annually, also include coverage for business interruption. While we believe our coverage to be sufficient, we cannot assure you that our property insurance coverage will be adequate to cover any and all property losses that we may suffer.

Employees

        As of June 30, 2014, we employed 958 persons on a full-time basis and 60 persons on a part-time basis. In addition, of our employees, 325 were corporate personnel and the remaining 693 were clinically focused. The majority of our part-time employees are clinicians due to the nature and timing of the services we provide. None of our employees are covered by collective bargaining agreements.

MANAGEMENT

Executive Officers and Directors

        The following table sets forth information regarding our executive officers and directors (ages as of August 18, 2014):

Name	Age	Position
Philip R. Hagerman	62	Chief Executive Officer, Chairman of the Board of Directors
Sean M. Whelan	43	Chief Financial Officer, Secretary/Treasurer, Director
Gary W. Kadlec	66	President, Director
Jeffrey M. Rowe	58	Executive Vice President—Operations, Director
Atheer A. Kaddis	46	Senior Vice President—Sales & Business Development, Director

        Set forth below are the biographies of the executive officers and directors, which describe their business experience during at least the past five years, as well as a discussion of the specific experience, qualifications, attributes and skills that led to the Board's conclusion that each director should continue to serve on the Board.

        Philip R. Hagerman, RPh, has served as our Chief Executive Officer, a director and the Chairman of the Board of Directors since 1991. Mr. Hagerman co-founded the Company with his father in 1975.

        Mr. Hagerman has led the Company as its principal executive officer, Chairman of the Board of Directors and a director for approximately 22 years. He has a unique perspective and understanding of our business, culture and history, having led the Company through many economic cycles and operational initiatives. His day-to-day leadership of the Company gives him critical insights into our operations, strategy and competition, and he facilitates the Board's ability to perform its oversight function. Throughout his career at the Company, he has demonstrated strong entrepreneurial skills, as well as regulatory, marketing, strategic, and operational expertise. Mr. Hagerman also possesses in-depth knowledge of, and key relationships in, the specialty pharmacy industry on a national basis.

        Sean M. Whelan, CPA, has served as our Chief Financial Officer since December 2010, our Secretary and Treasurer since January 2012, and a director since February 2012. Prior to joining Diplomat, from 2007 to 2010, he served as Chief Financial Officer of InfuSystem Holdings, Inc. (INFU), a publicly traded healthcare services company located in Madison Heights, Michigan. While there, Mr. Whelan played an instrumental role in ensuring InfuSystem's success in diverse areas such as profitable revenue growth, capital markets, debt raising, and acquisition and integration. He also oversaw the Information Technology and Human Resources organizations during periods of rapid growth. Prior to joining InfuSystem, from 1996 through 2007, Mr. Whelan held senior finance positions with Ford Motor Company, including service as accounting director for Automotive Components Holdings, LLC, a Ford subsidiary, where he had direct oversight, and financial and divestiture responsibility for the $5.0 billion entity.

        Mr. Whelan has demonstrated strong financial reporting, finance, accounting, strategic, and operational expertise. His day-to-day leadership of the Company gives him critical insights into our financial performance, operations and strategy, and he will facilitate the Audit Committee's ability to perform its oversight function. Further, his prior experience at both InfuSystem and Ford Motor Company provides him expertise with public company reporting responsibilities and complex corporate transactions, including mergers and acquisitions and capital market transactions.

        Gary W. Kadlec has served as our President since June 2012, and as a director of the Company since February 2013. From 2004 through 2007, Mr. Kadlec was the Chief Operating Officer, and from 2007 to 2011, the Chief Executive Officer and President, of excelleRx, an Omnicare company based in Philadelphia, Pennsylvania, specializing in medication therapy management. Mr. Kadlec fulfilled a one-year non-compete commitment to excelleRx/Omnicare before joining Diplomat. Prior to his time at

excelleRx, Mr. Kadlec served as President of Specialized Pharmacy Services in Livonia, Michigan, from 1976 until it was acquired by Omnicare, Inc. in 1995. Mr. Kadlec then served as Regional and then Senior Regional Vice President of Omnicare until 2004.

        Mr. Kadlec's day-to-day leadership of the Company gives him critical insights into our operations, clinical services, managed care, new business development, and sales and marketing divisions. He has demonstrated strong regulatory, marketing, strategic, and operational expertise and he possesses in-depth knowledge of, and key relationships in, the specialty pharmacy industry on a national basis.

        Jeffrey M. Rowe, RPh, has served as our Executive Vice President, Operations, since 2012. Prior to that Mr. Rowe served as Vice President of Operations since 2006 and as a director of the Company since 2005. Mr. Rowe joined Diplomat in 1993 as a staff pharmacist concentrating on building the Company's compounding and complementary services. He served as our Pharmacy Manager from 1997 to 2006. Before joining Diplomat, Mr. Rowe owned two successful independent pharmacies.

        Mr. Rowe's day-to-day involvement in the Company's operations gives him critical insights into fundamental aspects of the Company's business, including accreditation, contracting and regulation. His broad range of knowledge includes diabetes, asthma, and other areas of disease state management, and he has expertise in the fields of compounding custom medications and complementary medicine, making him a key contributor to the Company's growth and success.

        Atheer A. Kaddis, PharmD, has served as our Senior Vice President, Sales and Business Development, since July 2012, and as a director of the Company since February 2013. Dr. Kaddis previously served as the Company's Vice President, Managed Markets, from October 2007 to July 2012. Before joining Diplomat, from April 2000 to October 2007, Dr. Kaddis served as Director of Pharmacy Services Clinical at Blue Cross Blue Shield of Michigan, where his responsibilities included formulary development, clinical program development, utilization management programs, specialty pharmacy programs, and pay for performance programs. His other prior experience includes service as a staff pharmacist at William Beaumont Hospital, a clinical oncology specialist at Grace Hospital, a Clinical Program Manager for the Ford Motor Company account at Blue Cross Blue Shield of Michigan and an Associate Director in Clinical Account Management at Merck-Medco (now part of Express Scripts).

        Dr. Kaddis has demonstrated strong sales and business development expertise. In his current role, Dr. Kaddis leads coordination of our strategies within these business units, giving him critical insights into operational efficiencies and areas of high growth potential. Further, he possesses in-depth knowledge of, and key relationships in, the specialty pharmacy industry on a national basis.

Board Composition

        Our Board of Directors currently consists of five directors, all of whom currently serve as executive officers of Diplomat.         has agreed to become a member of the Board of Directors prior to the completion of this offering and our Board of Directors will consist of six directors upon the completion of this offering.

        Upon the completion of this offering, members of the Hagerman family will control approximately        % of the total voting power of our outstanding common stock, assuming no exercise by the underwriters of their option to purchase additional shares of common stock in this offering. As a result, we will be considered a "controlled company" under the corporate governance listing standards of the New York Stock Exchange. As a controlled company, we will be exempt from the obligation to comply with certain New York Stock Exchange corporate governance requirements, including the following:

  •
  that a majority of our Board of Directors consists of "independent directors", as defined under the rules of the New York Stock Exchange;

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  that we have a nominating and corporate governance committee that is composed entirely of independent directors with a written charter addressing the committee's purpose and responsibilities;

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  that we have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee's purpose and responsibilities; and

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  that there be an annual performance evaluation of our nominating and corporate governance committee and compensation committee.

        These exemptions do not modify the independence requirements for our audit committee, and we intend to comply with the applicable requirements of the Sarbanes-Oxley Act and rules with respect to our audit committee within the applicable time frame.

  Director Independence

        All of our current directors are employees of Diplomat and therefore are not independent. Our Board of Directors has determined that             is an independent director within the meaning of the applicable rules of the SEC and the New York Stock Exchange, and that each of them is also an independent director under Rule 10A-3 of the Exchange Act for the purpose of audit committee membership. We will rely on the phase-in rules of the SEC and New York Stock Exchange that require all audit committee members to be independent within one year of the effectiveness of the registration statement of which this prospectus forms a part.

  Staggered Board

        Effective upon the completion of this offering, the Board will be divided into three staggered classes of directors of the same or nearly the same number and each director will be assigned to one of the three classes. Prior to the completion of this offering, Class I directors will be elected for a one-year term, Class II directors for a two-year term and Class III directors for a three-year term. At each succeeding annual meeting of shareholders, commencing in 2015, successors to the class of directors whose term expires at that annual meeting will be elected for a three-year term.

  •
  Our Class I directors will be        and        ;

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  Our Class II directors will be        and        ; and

  •
  Our Class III directors will be        and        .

        Our amended and restated articles of incorporation and bylaws, which will be effective upon the completion of this offering, provide that the number of our directors shall be fixed from time to time by the Board. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class shall consist of one-third of the Board.

        The division of our Board into three classes with staggered three-year terms may delay or prevent shareholder efforts to effect a change of our management or a change in control. See "Description of Capital Stock—Anti-Takeover Effects of Certain Provisions of Our Amended and Restated Articles of Incorporation and Bylaws and Michigan Law" and "Risk Factors—Risks Related to this Offering and Ownership of Our Common Stock—Certain provisions of our corporate governance documents and Michigan law could discourage, delay or prevent a merger or acquisition at a premium price."

Board Leadership Structure

        Our Board is, and will be upon completion of this offering, led by Philip Hagerman, our Chief Executive Officer, a director and the Chairman of the Board of Directors since he co-founded us with his father in 1975. The Board believes this structure permits a unified strategic vision for us that ensures appropriate alignment between the Board and management and provides clear leadership for us, especially since we will continue to be a "controlled company" upon completion of this offering. The Board does not utilize a lead independent director. Although the Board recognizes the increasing utilization of Non-Executive Chairmen and lead directors in many public companies, the Board believes its current leadership structure is most appropriate for us now and upon completion of this offering and best serves our shareholders. There is no "one size fits all" approach to ensuring independent leadership. The Board believes that its independent directors, when appointed, will provide significant independent leadership and direction. Within 90 days of this offering, independent directors will consist of a majority of the Audit Committee, which will oversee the integrity of our financial statements. Upon completion of this offering, we expect the independent directors will also meet regularly in executive session at Board and committee meetings, and they will have access to independent advisors as they deem appropriate.

Board's Role in Risk Oversight

        Upon completion of this offering, we intend that the Board will oversee our risk management primarily through the following:

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  the Board's review and approval of management's annual business plan, and review of management's longer-term strategic and liquidity plans;

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  the Board's review, on at least a quarterly basis, of business developments, strategic plans and implementation, liquidity and financial results;

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  the Board's oversight of succession planning;

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  the Board's oversight of capital spending and financings, as well as mergers, acquisitions and divestitures;

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  the Audit Committee's oversight of our significant financial risk exposures (including credit, liquidity and legal, regulatory and other contingencies), accounting and financial reporting, disclosure control and internal control processes, the internal audit function (if any), and the legal, regulatory and ethical compliance functions;

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  the Board or separate committee's oversight of Board structure, our governance policies and the self-evaluation assessments conducted by the Board and committees;

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  the Board's review and approvals regarding executive officer compensation and its alignment with our business and strategic plans, and the review of compensation plans generally and the related incentives, risks and risk mitigants; and

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  Board and committee executive sessions consisting of the independent directors.

Committees of the Board of Directors

        Our Board intends to establish an Audit Committee prior to completion of this offering. Due to our "controlled company" status, our Board will continue to carry out the duties and responsibilities normally carried out by (1) a compensation committee, including reviewing and approving compensation programs for executive officers and non-employee directors, oversight of compensation and benefit plans and policies generally and the related incentives, risks and risk mitigants, and approving equity awards and otherwise administering share-based plans and (2) a nominating and corporate governance committee, including identifying and nominating directors to serve on the Board, overseeing corporate governance policies and governance disclosures, and reviewing the composition, organization, function and performance of the Board and its committees. Copies of each committee's charter will be posted on our website, www.diplomat.is, upon completion of this offering. Our Board may from time to time establish other committees.

Audit Committee

        The Audit Committee's responsibilities will include:

  •
  providing general oversight of our financial reporting and internal control functions;

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  reviewing our reports filed with or furnished to the SEC that include financial statements or results;

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  monitoring compliance with significant legal and regulatory requirements and other risks related to financial reporting and internal control; and

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  the appointment, retention, compensation and oversight of the work of our independent registered public accounting firm, currently BDO USA, LLP, and any third-party consultant that assists us regarding internal audit functions.

        The Board has further determined that        qualifies as "audit committee financial expert" in accordance with SEC rules. The designation of an "audit committee financial expert" does not impose upon such persons any duties, obligations or liability that are greater than those which are generally imposed on each of them as a member of the committee and the Board, and such designation does not affect the duties, obligations or liability of any other member of the committee or the Board.

Director Compensation

        Directors who are also our employees receive no additional compensation for serving as a director. In 2013, our Board consisted solely of employee directors.

Code of Business Conduct and Ethics

        Our board of directors will adopt a written code of business conduct and ethics for our Company, effective upon completion of this offering, applicable to all of our employees, officers, directors and consultants, including our principal executive, financial and accounting officers and all persons performing similar functions. A copy of this code will be available on our website at www.diplomat.is upon the completion of this offering.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

        This section explains our compensation philosophy, objectives and design, our compensation-setting process and our executive compensation program components, as well as the decisions made in 2013 for each of our named executive officers. This section also provides certain other information as additional context for the named executive officer compensation tables that follow.

        Our named executive officers for 2013 were Philip R. Hagerman, our Chief Executive Officer; Sean M. Whelan, our Chief Financial Officer; Gary W. Kadlec, our President; Atheer A. Kaddis, our Senior Vice President, Sales and Business Development; and Jeffrey M. Rowe, our Executive Vice President, Operations (collectively, our "named executive officers").

  Named Executive Officer Compensation Philosophy, Objectives and Design

        Our named executive officer compensation program has been designed to reward, attract and retain the management deemed essential to ensure our success. The program seeks to align compensation with our short- and long-term objectives, business strategy, financial performance and Company values. In furtherance of such philosophy, our compensation objectives for the named executive officers are designed to:

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  reward executives who consistently perform above expectations and are proficient in their roles with higher base pay and/or total compensation opportunity compared to Company salary range guidelines;

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  link pay to performance to create incentives for our named executive officers to perform their duties at a high level; and

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  grant equity awards to align long-term interests with those of our shareholders, to reward long-term performance and to assist retention.

  Compensation-Setting Process

        Unless otherwise stated, the discussion and analysis below is substantially based on decisions made by our Chief Executive Officer, in consultation with certain members of management, including our Chief Financial Officer, our President, our Executive V.P. and our General Counsel. Members of management often utilized market survey data to advise on reasonable base salary range guidelines; however, they did not engage in market or industry benchmarking in fiscal year 2013 with respect to the compensation of the NEOs.

        The Board has only recently begun to discuss our overall named executive officer compensation philosophy and related matters as a public company. Therefore, the philosophy of how we will compensate our named executive officers in the future may not be the same as how they have been compensated in prior periods, including 2013. In addition, the objectives, design and payouts of our named executive officer compensation program following this offering may, over time, vary significantly from our historical practices.

        Compensation determinations for the named executive officers for 2014 have generally been completed based on historical practice. Therefore, the Board solely will be responsible for reviewing the achievement of performance-based measures for the 2014 bonus plan and approving payouts to the named executive officers in accordance with such program, as well as reviewing and approving the discretionary bonus component of the 2014 bonus plan. Beginning with the 2015 compensation program for named executive officers, the Board will review, evaluate and modify the named executive officer compensation framework as a result of our becoming a publicly traded company after this offering. The

Board has appointed Towers Watson as its compensation consultant for the 2015 compensation program for named executive officers.

  Named Executive Officer Compensation Program Components in 2013

        For 2013, our executive compensation program was comprised of the following components:

  Base Salary

        We pay our executive officers an annual base salary in cash. We believe that payment of a fixed, base level of compensation enables us to attract and retain employees in a competitive market and preserves an employee's commitment during economic and/or industry downturns. Generally, we aim to set executive base salaries near the middle of the range of salaries that we have observed for executives in similar positions and with similar responsibilities. Base salaries are reviewed annually and adjusted from time to time to reflect individual responsibilities, performance and experience, as well as market compensation levels. Changes in base salary are generally effective in March each year.

        The base salaries of our named executive officers from March to December 2013 were as follows: $350,000 for Mr. Hagerman; $251,760 for Mr. Whelan; $257,146 for Mr. Kadlec; $230,780 for Dr. Kaddis; and $236,025 for Mr. Rowe.

  Cash Bonuses

        We adopted the 2013 Employee Annual Bonus Plan (the "bonus plan") in order to reward the performance of our employees, including certain of our named executive officers, in achieving our financial and strategic objectives.

        Under the bonus plan, a participant's bonus target is set forth as a percentage of base salary. For 2013, Messrs. Whelan, Kaddis and Kadlec had a bonus target of 25%, 25% and 30% of base salary, respectively. Consistent with prior years, Messrs. Hagerman and Rowe did not participate in the 2013 bonus plan due to their significant equity ownership in Diplomat and the related shareholder distributions in 2013.

        For the participating named executive officers, 30%, 40% and 30% of the bonus target was based on achievement of a 2013 revenue performance measure, a 2013 EBITDA performance measure and a subjective individual performance, respectively.

        2013 Revenue Performance Component.    For 2013, we established that achievement of threshold, target and maximum performance would correspond to payouts of 50%, 100% and 110%, respectively, with linear increases between them. We established target and maximum performance achievement levels that were challenging and aggressive. In particular, the threshold, target and maximum amounts for 2013 revenue performance represented increases of approximately 20%, 41% and 55%, respectively, over actual 2012 revenue.

        Each of Messrs. Whelan, Kadlec and Kaddis earned an 84.18% payout of the 2013 revenue performance component.

        2013 EBITDA Performance Component.    For 2013, we established that achievement of threshold, target and maximum performance would correspond to payouts of 50%, 100% and 125%, respectively, with linear increases between them. We established target and maximum performance achievement levels that were challenging and aggressive. In particular, the threshold, target and maximum amounts for 2013 EBITDA performance represented increases of approximately 20%, 47% and 77%, respectively, over actual 2012 EBITDA.

        Each of Messrs. Whelan, Kadlec and Kaddis earned a 113.83% payout of the 2013 EBITDA performance component.

        Individual Performance Component.    For 2013, we established that achievement of individual performance would correspond to payouts of 0%, 50%, 90% or 110%, respectively, dependent on achievement of performance scores. Each of Messrs. Whelan, Kadlec and Kaddis received a high individual performance grade, which resulted in a 110% payout of the individual performance component.

  Equity Incentive Program

        As a privately held company, we have granted options under the 2007 Option Plan to create appropriate long-term incentives for our key employees, to reward performance, and to assist retention. The option plan is further described below under the heading "—Stock Plans—2007 Option Plan." With limited exceptions, our option holders are parties to buy/sell agreements or employee securities agreements with us.

        In particular, options generally are time-vested over four years from grant date and are always subject to the optionee's continued employment through the applicable vesting dates. Option grants also help us motivate key personnel to exert maximum efforts on behalf of the Company since the exercise price for options granted under the plan is the fair market value of the underlying stock on the grant date, and therefore our equity value must increase (a benefit to all shareholders) before the options have any value.

        In 2013, we did not grant any stock options to our named executive officers. We determined that the then-current equity and option holdings of our named executive officers appropriately met our retention and incentive goals, and that no additional awards were necessary.

        Prior to completion of this offering, we plan to adopt the Diplomat Pharmacy, Inc. 2014 Omnibus Incentive Plan, which provides for the grant of stock options (incentive stock options and nonqualified stock options), restricted stock, restricted stock units, stock appreciation rights, performance awards (which may take the form of performance units or performance shares) and other stock and stock unit awards. The omnibus plan is further described below under the heading "—Stock Plans—2014 Omnibus Plan."

        We intend to adopt a formal policy regarding the timing of stock option grants and other equity awards in connection with this offering. Such policy will provide that the Board will not grant equity awards in anticipation of the release of material nonpublic information and will continue to set the exercise price for stock options at an amount equal to at least the fair value of the underlying stock on the grant date.

  Other Benefits and Perquisites

        We design our employee benefits programs to be affordable and competitive in relation to the market, as well as compliant with applicable laws and practices. We adjust these programs as needed based upon regular monitoring of applicable laws and practices and the competitive market.

        We maintain a tax-qualified, 401(k) retirement plan (the "401(k) plan"), pursuant to which any full-time employee who meets certain length-of-service and age requirements may contribute a portion of the employee's compensation to the plan on a pre-tax basis. The 401(k) plan is designed to meet "safe harbor" guidelines to comply with the Internal Revenue Code's anti-discrimination rules. We provide for 100% matching of the employees' first 3% of participation, plus 50% of the employees' next 2% of participation. Our named executive officers participate in the 401(k) plan on the same basis as our other full-time employees.

        Each named executive officer receives a car allowance, which is not available generally to all salaried employees. Otherwise, our named executive officers generally are entitled to participate in the same employee benefit plans on the same terms and conditions as all other full-time employees.

  Compensation Agreements with Employees

        As a privately-held company, we believe we have been able to develop competitive compensation packages to attract qualified candidates to fill our most critical positions without entering into written employment agreements. We do not intend to enter into written employment agreements with our named executive officers following completion of this offering, but may do so in the future.

  Clawback Policy

        We do not currently have a formal policy for recovery of amounts paid on the basis of financial results which are subsequently restated. Following completion of this offering, under the Sarbanes-Oxley Act, our Chief Executive Officer and our Chief Financial Officer will be required to forfeit incentive compensation paid on the basis of previously issued financial statements for which they were responsible and which have to be restated as a result of misconduct. In the future, we intend to implement a formal policy for recovery of incentive-based compensation paid to current and former executive officers in compliance with requirements of the Dodd-Frank Act and related rulemaking.

  Tax and Accounting Treatment

  Deductibility of Executive Compensation

        Because our common stock is not currently publicly traded, executive compensation has not been subject to the provisions of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), which limits the deductibility of compensation paid to certain individuals to $1 million per year, excluding qualifying performance-based compensation and certain other compensation. Following this offering, at such time as we are subject to the deduction limitation under Section 162(m) of the Code, we expect that the Board will consider the impact of Section 162(m) of the Code when structuring our executive compensation arrangements with our named executive officers. However, the Board will retain flexibility to approve the compensation arrangements that promote the objectives of our compensation program but that may not qualify for full or partial tax deductibility.

  Taxation of "Parachute" Payments and Deferred Compensation

        We did not provide any named executive officer with a "gross-up" or other reimbursement payment for any tax liability that he might owe as a result of the application of Sections 280G, 4999, or 409A of the Code during 2013, and we have not agreed and are not otherwise obligated to provide any named executive officer with such a "gross-up" or other reimbursement. Sections 280G and 4999 of the Code provide that certain service providers who are officers, shareholders or highly compensated individuals may be subject to an excise tax if they receive payments or benefits in connection with a change in control that exceed certain prescribed limits, and that a company, or a successor, may forfeit a deduction on the amounts subject to this additional tax. Section 409A of the Code also imposes additional significant taxes on the individual in the event that an executive officer, director or other service provider receives "deferred compensation" that does not meet the requirements of Section 409A of the Code.

Summary Compensation Table for 2013

        The table below summarizes the total compensation paid or earned by the named executive officers in 2013.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Non-Equity Incentive Plan Compensation ($)(1)	All Other Compensation ($)(2)	Total ($)
Philip R. Hagerman Chief Executive Officer	2013	350,000	—	—	21,447	371,447
Sean M. Whelan Chief Financial Officer	2013	248,594	20,770	44,553	19,564	333,481
Gary W. Kadlec President	2013	255,222	25,457	54,607	9,620	344,906
Atheer A. Kaddis Senior Vice President, Sales and Business Development	2013	227,878	19,039	40,840	18,380	306,137
Jeffrey M. Rowe Executive Vice President, Operations	2013	233,056	—	—	18,212	251,268

(1)
Amounts reflected in the "Bonus" column represent the discretionary portion of such person's cash bonus earned under the 2013 bonus plan, i.e. the portion related to individual performance measures. Amounts reflected in the "Non-Equity Incentive Plan Compensation" column represent the Company performance-based portion of such person's cash bonus earned under the 2013 bonus plan. In accordance with the 2013 bonus plan, payments of such amounts were made on April 10, 2014 and conditioned upon such person's continued employment through such date.

(2)
Includes: 401(k) matching contributions by the Company ($11,827 for Mr. Hagerman, $9,944 for Mr. Whelan, $0 for Mr. Kadlec, $8,760 for Dr. Kaddis, and $8,592 for Mr. Rowe); and car allowances ($9,620 for each named executive officer).

Grants of Plan-Based Awards in 2013

        The following table provides information about non-equity awards granted to certain of our named executive officers in 2013. We did not grant any equity awards to our named executive officers in 2013.

	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)
Name	Threshold ($)	Target ($)	Maximum ($)
Sean M. Whelan	22,029	44,058	52,240
Gary W. Kadlec	27,000	54,001	64,029
Atheer A. Kaddis	20,193	40,387	47,887

(1)
Relates to possible cash payouts attributable to the company performance-based components of the 2013 bonus plan.

Outstanding Equity Awards at December 31, 2013

        The table below sets forth certain information with respect to outstanding stock options held by certain of our named executive officers on December 31, 2013. All of the options in the table were granted under and pursuant to our 2007 Option Plan, described below under the heading "—Stock Plans—2007 Option Plan." Certain of the options disclosed in the table were redeemed by us in 2014, which is not reflected in the table below. The amounts below do not reflect the           for          stock split to be effected prior to the completion of this offering.

Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)	Option Expiration Date
Sean M. Whelan	12/16/10(1)	39.000	(2)	13.000	(3)	—		32,191.39	12/16/20
	3/1/12(1)	11.375	(4)	34.125	(5)	—		36,486.01	3/1/22
Gary W. Kadlec	9/1/12(1)	11.375	(6)	34.125	(7)	—		36,373.90	9/1/22
	9/1/12(8)	11.375	(9)	—		34.125	(10)	36,373.90	9/1/22
Atheer A. Kaddis	3/1/08(1)	52.200	(11)	—		—		19,135.09	3/1/18
	4/1/09(1)	52.200	(12)	—		—		26,109.69	4/1/19

(1)
Vests 25% on each of the first, second, third and fourth anniversaries of the grant date.

(2)
Consists of option to acquire 1.87500 shares of Class A Voting Common Stock and 37.12500 shares of Class B Nonvoting Common Stock.

(3)
Consists of option to acquire 0.62500 shares of Class A Voting Common Stock and 12.37500 shares of Class B Nonvoting Common Stock.

(4)
Consists of option to acquire 0.56875 shares of Class A Voting Common Stock and 10.80625 shares of Class B Nonvoting Common Stock.

(5)
Consists of option to acquire 1.70625 shares of Class A Voting Common Stock and 32.41875 shares of Class B Nonvoting Common Stock.

(6)
Consists of option to acquire 0.56875 shares of Class A Voting Common Stock and 10.80625 shares of Class B Nonvoting Common Stock.

(7)
Consists of option to acquire 1.70625 shares of Class A Voting Common Stock and 32.41875 shares of Class B Nonvoting Common Stock.

(8)
Mr. Kadlec's performance-based option vests as follows: 25% upon the Company generating EBITDA of $30 million or sales of $1.5 billion in a calendar year (achieved in 2013); an additional 25% upon the Company generating EBITDA of $40 million or sales of $2 billion in a calendar year; and the remaining 50% upon the Company generating EBITDA of $50 million or sales of $2.5 billion in a calendar year.

(9)
Consists of option to acquire 0.56875 shares of Class A Voting Common Stock and 10.80625 shares of Class B Nonvoting Common Stock.

(10)
Consists of option to acquire 1.70625 shares of Class A Voting Common Stock and 32.41875 shares of Class B Nonvoting Common Stock.

(11)
Consists of option to acquire 2.60000 shares of Class A Voting Common Stock and 49.60000 shares of Class B Nonvoting Common Stock.

(12)
Consists of option to acquire 2.60000 shares of Class A Voting Common Stock and 49.60000 shares of Class B Nonvoting Common Stock.

Option Exercises and Stock Vested

        None of our named executive officers exercised any stock options or became vested in any stock awards during 2013.

Pension Benefits

        We do not offer any defined benefit pension plans to any of our executive officers.

Nonqualified Deferred Compensation

        We do not offer any nonqualified deferred compensation plans to any of our executive officer.

Potential Payments Upon Termination or Change in Control

  Termination of Employment

        We do not provide severance benefits to any of our named executive officers. Therefore, none of our named executive officers would have received any severance benefits in connection with a termination of employment as of December 31, 2013.

        Certain of our named executive officers hold stock options granted under the 2007 Option Plan. See "—Stock Plans—2007 Option Plan" for information regarding the potential effects of a termination of employment on outstanding options held by Messrs. Whelan, Kadlec and Kaddis.

  Change in Control

        The following table sets forth the value of acceleration of unvested stock options that would have accrued to certain of our named executive officers if a change in control had occurred on December 31, 2013, pursuant to the 2007 Option Plan and the related award agreements described below under "Stock Plans—2007 Option Plan."

Name	Value of Accelerated Options ($)(1)
Sean M. Whelan(2)	5,043,257
Gary W. Kadlec(3)	3,615,411
Atheer A. Kaddis	—

(1)
Calculated as the difference between the fair value of a share of our common stock (Class A Voting or Class B Nonvoting, as the case may be) underlying the options subject to accelerated vesting on December 31, 2013 and the exercise price of those options, multiplied by the number of unvested shares, and then rounded to the nearest dollar. The fair value of a share of our common stock on December 31, 2013 was $142,320.

(2)
As of December 31, 2013, 47.12500 shares of common stock subject to Mr. Whelan's options were unvested and would accelerate upon a change in control effective December 31, 2013.

(3)
As of December 31, 2013, 34.12500 shares of common stock subject to Mr. Kadlec's time-based options were unvested and would accelerate upon a change in control effective December 31, 2013.

  No amounts have been included in the table with respect to Mr. Kadlec's unvested performance-based options, since the applicable award agreement provides that in the event of a change in control of the Company, all such unvested options will immediately terminate unless otherwise determined by a vote of the Board of Directors.

  Stock Plans

          Following the completion of this offering, we will grant all equity awards under the 2014 Omnibus Plan, no further awards will be granted under our 2007 Option Plan, and all outstanding awards previously granted under the 2007 Option Plan will continue to be governed by their existing terms.

  2007 Option Plan

        Awards.    The 2007 Option Plan provides for the grant of options, which include nonqualified stock options and incentive stock options, to our employees, directors and consultants. Nonqualified stock options granted under the option plan are not intended to qualify as incentive stock options under Section 422 of the Code. No incentive stock option grants are outstanding and none may be granted in the future under the option plan.

        Plan Administration.    The Board of Directors administers the option plan, having authority to select participants, grant options, determine the amount and other terms and conditions of options, interpret the option plan and the options granted thereunder, and adopt such rules and procedures for administering the option plan as it deems necessary and proper. All determinations and decisions made by the Board of Directors under the option plan are final and binding.

        Authorized Shares.    Subject to adjustment as described in the option plan, the maximum number of shares of our common stock that may be issued pursuant to options under the option plan as nonqualified stock options is the number of shares equal to 20% of the fully-diluted capitalization of the Company from time to time, which may be either authorized and unissued shares or shares acquired by the Company and held as treasury shares. Shares that are withheld by us in connection with payment of the exercise price or to satisfy tax withholding obligations, and any shares subject to an option that expires, terminates, is forfeited or is surrendered for cancellation may be subject to new options under the option plan.

        Eligibility.    The Board of Directors may grant awards to employees, directors and consultants of the Company.

        Terms of Options.    Options granted under the option plan are evidenced by, and subject to the terms and conditions of, award agreements. The following is a description of the terms of nonqualified stock options under the option plan, as further set forth in the award agreements.

        Vesting.    Generally, the options are subject to time-vesting in accordance with the following schedule: 25% on each of the first, second, third and fourth anniversaries of the grant date. In the event of a change in control of the Company, all unvested options immediately vest on the effective date of such change in control.

        Exercise.    Vested options may be exercised, in whole or in part, at any time beginning on the vesting date and ending on the date the options expire or otherwise terminate (as described below). For each share of Class A Voting Common Stock purchased upon exercise of an option, a participant is required to exercise an option to purchase 19 shares of Class B Nonvoting Stock.

        Exercise Price.    Although the option plan does not so expressly provide with respect to nonqualified stock options, the exercise price for nonqualified stock options granted under the option plan has been at least the fair market value of the underlying stock on the grant date.

        Consideration.    Upon exercise, payment of the exercise price must be made in cash or by certified check or wire transfer of immediately available funds, or if permitted by the Board of Directors in its sole discretion, (i) by requesting that the Company withhold shares issuable upon exercise of the option having an aggregate fair market value on the date of exercise equal to the aggregate exercise price, or (ii) through a combination of cash and such shares.

        Term; Termination of Service.    The options expire on the tenth anniversary of the grant date but are subject to earlier termination upon termination of a participant's employment or service. Upon a termination of employment or service for reason other than disability, death or cause, all unvested options will terminate on the termination date and all vested options will terminate three months after the termination date, except in the case of the participant's death during such three-month period, in which case, all vested options will terminate one year after the termination date. Upon a termination of employment or service due to disability or death, all unvested options will terminate on the termination date and all vested options will terminate one year after the termination date. In the event a deceased participant's vested options are properly exercised, the Board of Directors may elect to pay to the participant's legal representative the amount by which the fair market value per share on the date of exercise exceeds the exercise price, multiplied by the number of shares with respect to which the options are being exercised. Upon a termination of employment or service for cause, we may terminate any options (whether vested or unvested) in its sole discretion as of the termination date.

        Restrictions on Transfer.    The options may not be transferred except in the case of a participant's death, by will or the laws of descent and distribution. Shares issued upon exercise of the options are subject to provisions of a buy/sell agreement (or, in some cases, an employee securities agreement) with the Company which, among other things, places significant restrictions on the transfer of shares and gives the Company and other shareholders the right to purchase shares upon the happening of specified events.

        Adjustments.    In the event of any change in the outstanding shares of our common stock by reason of any recapitalization, stock split, stock dividend, combination of shares, or change in the corporate structure or capital structure of the Company, or by reason of any merger, consolidation, share exchange or similar statutory transaction other than a change in control, in order to preclude dilution or enlargement of participants' rights under the option plan, the Board of Directors will, in its sole discretion, adjust the maximum aggregate number and class of shares as to which options may be granted under the option plan, as well as the number and class of shares and the exercise price of options previously granted, under the option plan.

        Change in Control.    The option plan provides that, except as provided in the award agreements, in the event of a change in control, the Board of Directors may provide for the treatment of options in any manner it deems appropriate, including substituting for any or all outstanding options such alternative consideration as it in good faith may determine to be equitable in the circumstances, and may require in connection therewith the surrender of all options so replaced or the acceleration of the vesting of any option or the provision of the same consideration, calculated on a per share basis, as the holders of shares were entitled to receive as if the options were exercised. Generally, the award agreements provide that in the event of a change in control, all unvested options will immediately vest on the effective date of such change in control.

        Amendment and Termination.    The option plan will continue in effect until January 1, 2017, provided that the Board of Directors may terminate or amend the option plan at any time. In such event, shareholder approval will be required to the extent necessary to comply with Section 422 of the Code (or any other applicable law or regulation). No termination or amendment of the option plan will affect in any manner any option granted prior to the date of termination or amendment, without the consent of the participant.

  2014 Omnibus Plan

        The Board intends to adopt the 2014 Omnibus Plan to be effective immediately prior to the completion of this offering. The following summary describes what we anticipate to be the material terms of the omnibus plan. This summary is not a complete description of all provisions of the omnibus plan and is qualified in its entirety by reference to the omnibus plan, which will be filed as an exhibit to an amended version of the registration statement of which this prospectus is a part.

        Overview.    The omnibus plan provides for the award to employees, directors, consultants, advisors or to nonemployees, to whom an offer of employment has been or is being extended, of the Company and its affiliates of options, restricted stock, restricted stock units, stock appreciation rights ("SARs"), performance awards (which may take the form of performance units or performance shares) and other stock and stock unit awards. The purpose of the omnibus plan is to (i) provide incentives and awards to participants in the omnibus plan by encouraging their ownership of stock and (ii) to aid the Company and its affiliates in retaining such participants, upon whose efforts our success and future growth depends, and to attract other such individuals.

        Administration.    The omnibus plan will be administered by the Board, although a compensation committee of the Board may administer the omnibus plan, in whole or in part, in certain circumstances. Subject to the terms of the omnibus plan, the Board may select participants to receive awards, determine the types of awards and terms and conditions of awards and interpret provisions of the omnibus plan. The Board may delegate, to a subcommittee of directors and/or officers, the authority to grant or administer awards to persons who are not then reporting persons under Section 16 of the Exchange Act and who are not "covered employees" under Section 162(m) of the Code.

        Authorized Shares.    Initially, there are            shares of our common stock reserved for issuance under the omnibus plan. Each fiscal year of the Company, beginning after the adoption of the 2014 Omnibus Plan, the number of shares reserved for issuance under the plan will be increased by an amount equal to      % of the total number of outstanding shares of common stock as of the beginning of such fiscal year. No awards have yet been granted under the omnibus plan. The shares of common stock to be issued under the omnibus plan may consist of either authorized and unissued shares, or shares previously held in the treasury of the Company, or both.

        Eligibility and Share Limitations.    Awards may be made under the omnibus plan to employees, directors, consultants, advisors or to nonemployees, to whom an offer of employment has been or is being extended, of the Company or an affiliate as determined by the Board to be in our best interests, provided that only employees will be eligible to receive incentive stock options, and incentive stock options may be granted with respect to no more than            shares of common stock initially reserved for issuance under the plan. The maximum number of shares of common stock subject to options or SARs that may be awarded under the omnibus plan to any person is            per fiscal year. The maximum number of shares of common stock that may be awarded under the omnibus plan to any person, other than pursuant to options or SARs, is            per fiscal year. The maximum performance award opportunity that may be awarded to any person under the omnibus plan relating to performance units and payable in cash is $             million per fiscal year.

        Types of Awards.    The omnibus plan provides for the award of options, restricted stock, restricted stock units, SARs, performance awards and other stock and stock unit awards. The terms of the awards are described below.

        Options.    The omnibus plan permits the granting of options to purchase shares of common stock intended to qualify as incentive stock options under the Code and also options to purchase shares of common stock that do not qualify as incentive stock options, which we also refer to as non-qualified options. The exercise price of each option may not be less than 100% of the fair market value of the common stock subject to the option on the grant date. In the case of certain 10% shareholders who receive incentive stock options, the exercise price may not be less than 110% of the fair market value of the common stock subject to the option on the grant date. Options granted under the omnibus plan may generally not be sold, transferred, pledged or assigned other than by will or under applicable laws of descent and distribution.

        The term of each option will be fixed by the Board and may not exceed ten years from the grant date (or five years in the case of incentive stock options granted to 10% shareholders). The Board will determine at what time or times each option may be exercised. Except as set forth otherwise in an award agreement, options will generally be forfeited upon a termination of a participant's employment or service for cause, and a participant will generally have up to (i) 90 days to exercise any vested option for a termination for any reason other than cause, death or disability, and (ii) one year to exercise any vested option for a termination due to death or disability.

        Options may be made exercisable in installments. In general, an optionee may pay the exercise price of an option by cash or certified check, and the Board will be authorized to permit the exercise price to be paid by net share settlement, broker assisted cashless exercise, tendering shares of common stock already owned, or any other form permitted by the Board and applicable laws, rules and regulations. The Board may impose blackout periods on the exercise of any option to the extent required by applicable laws.

        Restricted Stock Awards.    The omnibus plan permits the granting of restricted stock awards, which includes restricted stock and restricted stock units. Restricted stock awards consist of shares of common stock granted subject to forfeiture if specified employment or service continuation requirements and/or performance targets are not met. The Board will determine the employment or service continuation requirements and/or performance targets. Restricted stock units are substantially similar to restricted stock but result in the issuance of shares of common stock upon meeting specified continued employment or service requirements and/or performance targets rather than the issuance of shares of common stock on the grant date (and therefore do not provide the holder the rights of a shareholder during the vesting period, although the Board may provide for dividend rights). Prior to the end of the restricted period, restricted stock and restricted stock units may not be sold, assigned, pledged, or otherwise disposed of or hypothecated by participants, and may be forfeited in the event of termination of employment or service. During the restricted period, the restricted stock entitles the participant to all of the rights of a shareholder, including the right to vote the shares and the right to receive any dividends thereon.

        Performance Awards.    Performance units and performance shares may also be granted under the omnibus plan. Performance units and performance shares are awards that will result in a payment to a participant only if performance goals established by the Board are achieved. The Board will establish performance goals in its discretion within the parameters of the omnibus plan, which, depending on the extent to which they are met, will determine the degree of granting, vesting and/or payout value of performance units and performance shares. The Board may impose additional conditions on an award to qualify it as performance-based compensation within the meaning of Section 162(m) of the Code (as described below). While the performance units and performance shares remain unvested, a participant may not sell, assign, transfer, pledge or otherwise dispose of the securities, subject to specified limitations.

        Compliance with Section 162(m) of the Code.    After a transition period following a company's initial public offering, Section 162(m) of the Code limits publicly-held companies to an annual deduction for U.S. federal income tax purposes of $1 million for compensation paid to its Chief Executive Officer and the three highest compensated executive officers (other than the Chief Executive Officer and Chief Financial Officer) determined at the end of each taxable year (the "covered employees"). However, performance-based compensation may be excluded from this limitation. The omnibus plan is designed to permit the Board to grant awards that may be intended to qualify for purposes of satisfying the conditions of Section 162(m), when applicable after the initial public offering transition period.

        Business Criteria.    The Board would exclusively use one or more of the following business criteria to measure company, affiliate, and/or business unit performance for a specified performance period, whether in absolute or relative terms (including, without limitation, terms relative to a peer group or index), in establishing performance goals for awards to covered employees if the award is to be intended to satisfy the conditions of Section 162(m):

  •
  achieving a level of company net sales;

  •
  achieving a level of earnings (including gross earnings; earnings before certain deductions, such as interest, taxes, depreciation, or amortization, or EBITDA, or other adjustments to EBITDA as determined by the Board (including discontinued operations, income (loss) from equity investment, gain on bargain purchase, gain (loss) on disposal of property, plant and equipment, non-operating income (expense), impairment, severance for officers, state tax credits and share-based compensation (income) expense); or earnings per share);

  •
  achieving a level of income (including net income or income before consideration of certain factors, such as overhead) or a level of gross profits for the Company, an affiliate, or a business unit;

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  achieving a return on the Company's (or an affiliate's) sales, revenues, capital, assets, or shareholders' equity;

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  achieving a level of appreciation in the price of the shares of common stock;

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  achieving a level of market share;

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  achieving a share price, or a share price return relative to specified stock market indices or other benchmarks, including peer companies, over a specified period;

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  achieving a level of earnings or income performance relative to peer companies over a specified period;

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  achieving specified reductions of costs or targeted levels in costs;

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  achieving specified improvements in collection of outstanding accounts or specified reductions in non-performing debts;

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  achieving a level of cash flow;

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  introducing one or more products into one or more new markets;

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  acquiring a prescribed number of (or sales volume related to) new customers in a line of business, or maintaining a prescribed number of (or sales volume related to) existing customers;

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  achieving a level of productivity within one or more business units;

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  completing specified projects within or below the applicable budget;

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  completing acquisitions or dispositions of other businesses or assets, or integrating acquired businesses or assets;

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  expanding into other markets;

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  scientific or regulatory achievements;

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  implementation, completion or attainment of measurable objectives with respect to research, development, patents, inventions, products, projects or facilities and other key performance indicators; and

  •
  achieving any of the above performance measures on a per-prescription basis.

        The Board will have authority to exclude one or more of the following items in establishing such performance measures, provided any such determination is made within the applicable time period required by Section 162(m) of the Code: (i) extraordinary items outside the ordinary course of business, including acquisitions, dispositions or restructurings and related expenses; (ii) accounting policy changes required by the SEC or the FASB; (iii) the effects of any statutory adjustments to corporate tax rates; (iv) the effect of any change in the outstanding shares of common stock by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares of common stock or other similar corporate change, or any distributions to common shareholders other than regular cash dividends; and (v) such other objective criteria established by the Board within the applicable time period required by Section 162(m) of the Code or other applicable laws.

        Dividends or Dividend Equivalents for Performance Awards.    Notwithstanding anything to the contrary in the omnibus plan, the right to receive dividends, dividend equivalents or distributions with respect to a performance award will only be earned by a participant if and to the extent that the underlying award is earned.

        Other Awards.    The Board may also grant the following awards under the omnibus plan:

  •
  SARs, which are rights to receive a number of shares of common stock or, in the discretion of the Board, an amount in cash or a combination of shares of common stock and cash, based on the increase in the fair market value of the shares of common stock underlying the right over the market value of such shares on the grant date (or over an amount greater than the grant date fair market value, if the Board so determines) during a stated period specified by the Board not to exceed ten years from the grant date;

  •
  other stock and stock unit awards, which may be issued at such times, subject to or based upon achievement of such performance or other goals or on other such terms and conditions as the compensation committee shall deem appropriate and specify in the award agreement; and

  •
  unrestricted stock, which are shares of common stock granted without restrictions.

        Adjustments.    The Board will make appropriate adjustments in outstanding awards and the number of shares of common stock available for issuance under the omnibus plan, including the individual limitations on awards, to reflect stock dividends, splits, extraordinary cash dividends, reorganizations, recapitalizations, mergers, consolidations and other similar events.

        Change in Control.    The Board may in its discretion provide for the accelerated vesting, lapse of restrictions, or cash-out of any outstanding award in connection with a change in control and may require that a participant incur a termination of employment or service or satisfy other conditions in connection with such treatment. Notwithstanding the foregoing, the Board may not pay cash for any underwater options or SARs.

        Forfeiture Provisions.    The Board may provide by rule or regulation or in any award agreement, or may determine in any individual case, the circumstances in which awards shall be paid or forfeited in the event a participant ceases to be employed by us, or to provide services to us, prior to the end of a performance period, period of restriction or the exercise, vesting or settlement of such award. Generally the omnibus plan provides that awards will be forfeited if not earned or vested upon termination, unless otherwise provided for in an award agreement.

        In addition, unless otherwise specified in an award agreement, the Board retains the right to cause a forfeiture of awards upon any breach or violation of agreements, policies or plans of the Company, as well as to the extent permitted by applicable law or regulations.

        Amendment and Termination.    Unless terminated earlier, the omnibus plan will terminate on the next day preceding the tenth anniversary of the date the Board adopts the omnibus plan. The Board may terminate or amend the omnibus plan at any time and for any reason, in its discretion. However, no amendment may adversely impair the rights of grantees with respect to outstanding awards. Amendments will be submitted for shareholder approval to the extent required by the Code or other applicable laws, rules or regulations.

Compensation Committee Interlocks and Insider Participation

        During fiscal 2013, we did not have a compensation committee or other Board committee performing similar functions; the Board consisted of our five named executive officers; and our Chief Executive Officer made determinations concerning our executive officer compensation, in consultation with certain members of management, including our Chief Financial Officer, our President, our Executive V.P. and our General Counsel. None of our executive officers served as a member of the compensation committee or board of directors of another entity, one of whose executive officers served on our Board of Directors in 2013.

CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS

Procedures for Related-Party Transactions

        Our Board of Directors will adopt a written code of business conduct and ethics for our Company in compliance with Sarbanes-Oxley, which will be effective and publicly available on our website at www.diplomat.is upon the completion of this offering. Under our code of business conduct and ethics, our employees, officers and directors will be discouraged from entering into any transaction that may cause a conflict of interest for us. In addition, they must report any potential conflict of interest, including related-party transactions, to their supervisor, an executive officer or the compliance officer, as defined in our code of business conduct and ethics, who then reviews and summarizes the proposed transaction for our audit committee. Pursuant to its charter, our audit committee will be required to approve any related-party transactions, including those transactions involving our directors. Such policy was not in place when the related-party transactions disclosed below were approved.

Indemnification of Officers and Directors

        Our amended and restated bylaws will generally require us to indemnify our officers and directors to the fullest extent permitted by law, and to advance expenses incurred by our directors and officers prior to the final disposition of any action or proceeding arising by reason of the fact that any such person is or was our agent. In addition, our amended and restated bylaws will permit us to provide such other indemnification and advancement of expenses to our other employees and agents as permitted by law and authorized by the Board from time to time. We will also have the power to secure insurance on behalf of any director, officer, employee or other agent for any liability arising out of his or her status as such, regardless of whether we would have the power to indemnify such person against such liability pursuant to our amended and restated bylaws.

        Prior to or following the completion of this offering, we expect to enter into separate indemnification agreements with our directors and executive officers. Such agreements will generally provide for indemnification by reason of being a director or executive officer, as the case may be. These agreements will be in addition to the indemnification provided by our amended and restated bylaws.

Related-Party Transactions

  Redemptions of Company Securities

        In January and April 2014, pursuant to various Stock Redemption Agreements, we redeemed 328.31567 shares of our Class B Nonvoting Common Stock in exchange for a total cash payment of $46,725,900 to the Hagerman family (excluding Philip Hagerman).

        Also in 2014, we redeemed nonqualified stock options to purchase shares of our Class A Voting and Class B Nonvoting Common Stock with several of our employees. Upon the redemption of these rights to purchase, the existing nonqualified stock option was cancelled and we and the option holder entered into an Amended and Restated Nonqualified Stock Option Agreement, reflecting the option holder's continuing ownership of the remaining options. In connection with the January redemptions described below, each employee entered into an Employee Securities Agreement with us, which contains certain restrictions on transfer of our securities. The transactions with our executive officers are as follows:

        We redeemed 16.86341 shares of Class B Nonvoting Common Stock from Mr. Rowe in exchange for a cash payment in the amount of $2,400,000, pursuant to a Stock Redemption Agreement dated January 2014. We also redeemed 23.00520 shares of Class B Nonvoting Common Stock from Mr. Rowe in exchange for a cash payment in the amount of $3,274,100 pursuant to a Stock Redemption Agreement dated April 2014.

        We redeemed the right to purchase 2.6 shares of Class A Voting Common Stock and 2.27073 shares of Class B Nonvoting Common Stock in exchange for a cash payment of $600,000 to Dr. Kaddis, pursuant to a Stock Option Redemption Agreement dated January 2014. Additionally, we redeemed his right to purchase 1.62358 shares of Class B Nonvoting Common Stock in exchange for a cash payment in the amount of $200,000 to Dr. Kaddis, pursuant to a Stock Option Redemption Agreement dated April 2014.

        Mr. Kadlec received a cash payment in the amount of $200,000 in exchange of the redemption of his right to purchase 1.88775 shares of Class A Voting Common Stock, pursuant to a Stock Option Redemption Agreement dated January 2014. We also redeemed his right to purchase 0.38725 shares of Class A Voting Common Stock and 1.50050 shares of Class B Nonvoting Common Stock in exchange for a cash payment to Mr. Kadlec in the amount of $200,000, pursuant to a Stock Option Redemption Agreement dated April 2014.

        Mr. Whelan received a cash payment in the amount of $600,000 in exchange for the redemption of his right to purchase 2.5 shares of Class A Voting Common Stock and 2.94818 shares of Class B Nonvoting Common Stock, pursuant to a Stock Option Redemption Agreement dated January 2014. We also redeemed Mr. Whelan's right to purchase 4.54015 shares of Class B Nonvoting Common Stock in exchange for a cash payment in the amount of $500,000, pursuant to a Stock Option Redemption Agreement dated April 2014.

  Company Loans

        We previously made several loans to our executive officers. Loans to Philip Hagerman were in advance of regular distributions to Mr. Hagerman for S corporation tax obligations. Philip Hagerman was indebted to us in the amount of $588,400 at June 2, 2011, which indebtedness accrued interest at an annual interest rate of 3% and was evidenced by an agreement (amended January 1, 2012) to repay the loan in full prior to, or at the time of, termination of employment with the Company; Philip Hagerman repaid the loan in full in May 2012. Philip Hagerman was indebted to us in the amount of $300,000 at December 21, 2011, which indebtedness accrued interest at an annual interest rate of 1.3% and was evidenced by an agreement to repay the loan in full prior to April 1, 2012; Philip Hagerman repaid the loan in full in May 2012. In addition, Philip Hagerman had loans with us in the amounts of $100,000 at January 31, 2012 and $100,000 at February 29, 2012; he repaid the loans in full in May 2012. Philip Hagerman also had a loan with us in the amount of $235,000 at July 25, 2012, which indebtedness accrued interest at an annual interest rate of 1.3% and was evidenced by an agreement to repay the loan in full prior to, or at the time of, termination of employment; he repaid the loan in full in August 2012. Philip Hagerman was also indebted to us in the amount of $40,000 at August 10, 2012; he repaid the loan in full on such date. Additionally, we were indebted to Philip Hagerman in the original amount of $5,851,642 for an ownership distribution effective December 30, 2012 with interest at 3% per annum, which was to be paid in a lump sum payment on January 20, 2017, having a balance owing at December 31, 2012 in the amount of $5,852,130, including interest; the loan was paid off in 2013. Mr. Kadlec was indebted to us in the amount of $50,000 at November 13, 2012, and in the amount of $100,000 at March 21, 2013, which indebtedness accrued interest at an annual interest rate of 3%, and was evidenced by agreements to pay the loans in full on the earlier to occur of December 1, 2014 or termination of employment; Mr. Kadlec repaid the loans in full in May 2014.

        We were indebted to Deborah L. Ward, Philip Hagerman's sister, in the original amount of $300,000 for a covenant not to compete effective January 1, 2005, which indebtedness was evidenced by an agreement to pay equal monthly installments of $2,500; the loan was paid off in 2011. We were also indebted to Deborah L. Ward in the original amount of $480,000 pursuant to Amendment #1 of the Stock Redemption Agreement (the "Amendment") effective June 7, 2012, which indebtedness was evidenced by an agreement to pay equal quarterly installments of $40,000. The Amendment further provides that in the event of a specified change of control transaction, certain trusts for the benefit of

Ms. Ward and certain other immediate family members are entitled to 1.0% of the net proceeds of such sale (the "Payment Right"). Ms. Ward subsequently assigned 50% of the Payment Right to the Deborah L. Ward 2014 Irrevocable Exempt Trust and 50% of the Payment Right to the David F. Ward 2014 Irrevocable Exempt Trust (collectively, the "Ward Trusts"). In connection therewith, we subsequently entered into an Exchange and Release Agreement, dated August 12, 2014, pursuant to which we, Ms. Ward, the Ward Trusts, and David F. Ward agreed to cancel the Payment Right in exchange for 21.910915 newly issued shares of the Company's Class B Nonvoting Common Stock to each of (1) the Deborah L. Ward 2014 Irrevocable Exempt Trust and (2) the David F. Ward 2014 Irrevocable Exempt Trust (43.82183 shares of Class B Nonvoting Common Stock in the aggregate). The Exchange and Release Agreement also terminated the Stock Redemption Agreement in all respects, except as to the Company's continued indebtedness of $120,000 under the promissory note to Ms. Ward expected to be paid off with a portion of the net proceeds from this offering.

        We are indebted to Jeffrey M. Rowe in the original amount of $8,061,966 for the redemption of common stock effective September 18, 2012, which indebtedness is evidenced by an agreement to pay equal quarterly installments of $100,000 with a final payment of $6,161,966 on July 20, 2017, and having a balance owing at December 31, 2013 in the amount of $7,574,366, including interest. We were also indebted to Mr. Rowe in the original amount of $562,657.89 for an ownership distribution effective December 30, 2012, which indebtedness was evidenced by a promissory note, with interest at 3% until paid in full and having a balance owing at December 31, 2012 in the amount of $562,704.77, including interest; the loan was paid off in 2013.

  Other Family Relationships

        We employ Jennifer Hagerman, Philip Hagerman's daughter, as our senior director of education and quality. In this capacity, Dr. Hagerman directs Diplomat University, our educational and training department that educates both Diplomat employees and external professionals seeking education in the specialty pharmacy industry. Dr. Hagerman also oversees our quality assurance program and serves as the director of Diplomat's Postgraduate Year One Pharmacy Residency Program, which is accredited by the American Society of Health-System Pharmacists. Dr. Hagerman was recently voted president-elect of the Michigan Pharmacists Association (the "MPA") by the MPA's membership. Dr. Hagerman earned the following compensation for her services during fiscal 2013: base salary, $142,015; discretionary and performance-based bonuses, $14,868 in the aggregate; and 401(k) matching contribution, $5,680. In addition, in January 2013, we granted Dr. Hagerman the right to purchase 10.68751 shares of common stock (consisting of an option to acquire 0.53438 shares of Class A Voting Common Stock and 10.15313 shares of Class B Nonvoting Common Stock) at an exercise price of $49,966.02 per share. We redeemed her right to purchase 0.27070 shares of Class A Voting Common Stock in exchange for a cash payment of $25,000, pursuant to a Stock Option Redemption Agreement dated January 2014. In connection with the January redemption of her stock options. Dr. Hagerman also entered into an Employee Securities Agreement. Also in January and April, 2014, respectively, we redeemed 1.75660 shares of common stock from Dr. Hagerman in exchange for $250,000 on each redemption, for a total of $500,000 in the aggregate.

  Shareholder Agreements

        In December 2012, the Philip R. Hagerman Revocable Trust dated September 6, 1991, as Amended, gifted shares of Class B Nonvoting Common Stock to the Hagerman family (excluding Philip Hagerman). In connection with the gift, the donees entered into Buy/Sell Agreements with us, which contained certain restrictions on transfer of our securities.

        The Hagerman family has entered into a voting agreement, which provides that the members of the Hagerman family will vote as a group (based on the voting determination of a majority of the shares held by the Hagerman family, which Philip Hagerman will hold as of the completion of this offering). After completion of this offering, members of the Hagerman family will collectively hold more than 50% of our common stock. The voting agreement terminates, among other things: upon the liquidation, dissolution or winding up of business operations of the Company or the Company's general assignment for the benefit of creditors; in the sole discretion of Philip Hagerman; upon the death or permanent and substantial incapacity of Philip Hagerman; and six months (or longer, as specified therein) after the later of the date on which Philip Hagerman (1) ceases to be the Chief Executive Officer of the Company and (2) ceases to be the Chairman of the Board of Directors or a director on the Board of Directors and is no longer devoting substantially all of his business efforts to the Company.

  Registration Rights Agreement

        We are a party to an amended and restated registration rights agreement dated as of March 31, 2014 (the "Registration Rights Agreement"), relating to our securities held by certain funds of T. Rowe Price Associates, Inc., Janus Capital Management, LLC, affiliates of Mr. Hagerman, and Mr. Rowe. Under the Registration Rights Agreement, we are responsible, subject to certain exceptions, for the expenses of any offering of our shares of common stock offered pursuant to the agreement other than underwriting discounts and selling commissions. The Registration Rights Agreement contains customary indemnification provisions. Further, under the Registration Rights Agreement, each shareholder party agreed, if required by us and the managing underwriter in an underwritten offering, not to effect (other than pursuant to such registration) any public sale or distribution of any of our or their holdings in our Company or securities convertible into any of our equity securities for (1) 180 days after the effective date of an initial public offering, and (2) 90 days after the registration of any offering other than an initial public offering.

        Demand Registration Rights.    Under the Registration Rights Agreement, subject to certain exceptions, certain funds of T. Rowe Price Associates, Inc. and Janus Capital Management have the right to require us to register for public sale under the Securities Act all shares of common stock held by them that they request be registered, in which case we would be required to notify and offer registration to the other shareholder parties insofar as the aggregate number of shares to be registered does not exceed the number which can be sold in such offering without materially and adversely affecting the offering price, as determined by the relevant managing underwriter or investment banking firm.

        Piggyback Registration Rights.    If we propose to register the offer and sale of any of our securities under the Securities Act in connection with the public offering of such securities other than with respect to (1) a registration related to a company stock plan or (2) a registration related to the exchange of securities in certain corporate reorganizations or certain other transactions, all shareholders party to the Registration Rights Agreement will be entitled to certain "piggyback" registration rights allowing them to include their shares in such registration, subject to certain marketing and other limitations. As a result, whenever we propose to file a registration statement under the Securities Act, certain of our shareholders are entitled to notice of the registration and have the right, subject to limitations that the underwriters may impose on the number of shares included in the registration, to include their shares in the registration.

PRINCIPAL AND SELLING SHAREHOLDERS

        The following table sets forth information regarding beneficial ownership of our common stock as of August 12, 2014, by:

  •
  each person or group we know to beneficially own more than 5% of our outstanding shares of common stock;

  •
  each of our named executive officers;

  •
  each of our directors individually;

  •
  all of our executive officers, directors and as a group; and

  •
  each selling shareholder.

        Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof or has the right to acquire such powers within 60 days. Shares of common stock subject to options that are currently exercisable or exercisable within 60 days of August 12, 2014 are deemed to be outstanding and beneficially owned by the person holding the options. Shares issuable pursuant to stock options are deemed outstanding for computing the percentage ownership of the person holding such options but are not outstanding for computing the percentage of any other person. The percentage of beneficial ownership of our common stock for the following table is based on our common stock outstanding as of August 12, 2014.

        Immediately prior to the completion of this offering, in the following order:

  •
  the conversion of all shares of our Series A Preferred Stock into shares of our Class C Voting Common Stock on a one-for-one basis;

  •
  the filing of our amended and restated articles of incorporation and the adoption of our amended and restated bylaws;

  •
  the conversion of all shares of our Class A Voting Common Stock, Class B Nonvoting Common Stock and Class C Voting Common Stock into shares of our common stock on a one-for-one basis;

  •
  the conversion of all options to acquire Class A Voting Common Stock and Class B Nonvoting Common Stock into options to acquire shares of our common stock on a one-for one basis; and

  •
  a stock split effected as a stock dividend of                        shares for each share of our common stock to our common shareholders of record immediately prior to the completion of this offering, with an adjustment to the number of options to acquire shares of our common stock and exercise price therefor to be proportionately adjusted.

        The number of shares of common stock outstanding after the completion of this offering also includes the shares of common stock being offered for sale by us in this offering.

        Unless otherwise indicated, the address for each listed shareholder is c/o Diplomat Pharmacy, Inc., 4100 S. Saginaw St., Flint, MI 48507. To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock.

	Shares of Common Stock Owned Before this Offering			Shares of Common Stock Owned After this Offering(1)
			Shares Offered
Name	Number	Percent		Number	Percent
5% shareholders:
Janus Funds(2)		%				%
T. Rowe Price Funds(3)		%				%
Named executive officers and directors:
Philip R. Hagerman(4)	3,608.47969	89.6%				%
Sean M. Whelan(5)	54.25875	1.3%				%
Gary W. Kadlec(6)	21.80613	* %				%
Jeffrey M. Rowe(7)	335.13139	7.7%				%
Atheer A. Kaddis(8)	97.90569	2.3%				%
All executive officers and directors as a group (5 persons)	4,117.58165	90.8%				%

*
Less than 1%

(1)
Column includes conversion of shares of Series A Preferred Stock, Class A Voting Common Stock and Class B Nonvoting Common Stock into shares of common stock as discussed under the heading "Description of Capital Stock—Conversion of Issued and Outstanding Common Stock and Preferred Stock."

(2)
Consists of (i)                 shares held by Janus Global Life Sciences Fund, (ii)                  shares held by Janus Triton Fund, (iii)                 shares held by Janus Venture Fund, (iv)                  shares held by Janus Capital Funds PLC Janus US Venture Fund, and (v)                  shares held by Janus Capital Funds PLC Janus US Venture Fund. The foregoing funds (the "Janus Funds") are managed by Janus Capital Management LLC. Janus Capital Management LLC has sole voting and dispositive power over the securities held by the Janus Funds and may be deemed to be the beneficial owner of all the shares listed. The address for these entities is 151 Detroit Street, Denver CO, 80206.

(3)
Consists of (i)                 shares held by T. Rowe Price Health Sciences Fund, Inc., (ii)                  shares held by TD Mutual Funds—TD Health Sciences Fund, (iii)                 shares held by Valic Company I—Health Sciences Fund, (iv)                  shares held by T. Rowe Price Health Sciences Portfolio, (v)                 shares held by John Hancock Variable Insurance Trust—Health Sciences Trust, (vi)                  shares held by John Hancock Funds II—Health Sciences Fund, (vii)                 shares held by T. Rowe Price New Horizons Fund, Inc., (vii)                  shares held by T. Rowe Price New Horizons Trust, and (ix)                 shares held by T. Rowe Price U.S. Equities Trust. The foregoing funds and accounts are advised or sub-advised by T. Rowe Price Associates, Inc. T. Rowe Price Associates, Inc. serves as investment adviser with power to direct investments and/or sole power to vote the securities owned by these funds and accounts. T. Rowe Price Associates, Inc. may be deemed to be the beneficial owner of all the shares listed; however, T. Rowe Price Associates, Inc. expressly disclaims that it is, in fact, the beneficial owner of such securities. T. Rowe Price Associates, Inc. is the wholly owned subsidiary of T. Rowe Price Group, Inc., which is a publicly traded financial services holding company. The address for T. Rowe Price Associates, Inc. is 100 East Pratt Street, Baltimore, MD 21202.

(4)
Represents 195 shares of Class A Voting Common Stock and 347.09521 shares of Class B Nonvoting Common Stock held by the Philip R. Hagerman Revocable Trust, 540.73019 shares of

  Class B Nonvoting Common Stock held by the 2007 Hagerman Family Trusts, 606.43395 shares of Class B Nonvoting Common Stock held by the JH Trusts, 225.0 shares of Class B Nonvoting Common Stock held by the 2013 Irrevocable Exempt Trust for Thomas R. Hagerman, 225.0 shares of Class B Nonvoting Common Stock held by the 2013 Irrevocable Exempt Trust for Taylor G. Hagerman, 225.0 shares of Class B Nonvoting Common Stock held by the 2013 Irrevocable Exempt Trust for Jennifer K. Hagerman, 225.0 shares of Class B Nonvoting Common Stock held by the 2013 Irrevocable Exempt Trust for Megan Lineberger, 76.0 shares of Class B Nonvoting Common Stock held by the 2014 Irrevocable Exempt Trust for Thomas R. Hagerman, 76.0 shares of Class B Nonvoting Common Stock held by the 2014 Irrevocable Exempt Trust for Taylor G. Hagerman, 76.0 shares of Class B Nonvoting Common Stock held by the 2014 Irrevocable Exempt Trust for Jennifer K. Hagerman, 76.0 shares of Class B Nonvoting Common Stock held by the 2014 Irrevocable Exempt Trust for Megan Lineberger, 150.0 shares of Class B Nonvoting Common Stock held by the Philip Hagerman 2014 GRAT, 150.0 shares of Class B Nonvoting Common Stock held by the Jocelyn Hagerman 2014 GRAT, 31.0 shares of Class B Nonvoting Common Stock held by the JH Marital Trust, 32.0 shares of Class B Nonvoting Common Stock held by the PH Marital Trust, 46.46 shares of Class B Nonvoting Common Stock held by Philip Hagerman as custodian F/B/O Thomas Hagerman, and 46.46 shares of Class B Nonvoting Common Stock held by Philip Hagerman as custodian F/B/O Taylor Hagerman. Mr. Hagerman has entered into a voting agreement with each of the foregoing and certain additional family members holding an aggregate            shares of our common stock. If the underwriters' overallotment option is exercised in full, the Hagerman family would own             shares of common stock, or        %, after the completion of this offering.

(5)
Represents shares of our common stock issuable on the exercise of options held by Mr. Whelan.

(6)
Represents shares of our common stock issuable on the exercise of options held by Mr. Kadlec.

(7)
Represents 270.13139 shares of our Class B Nonvoting Common Stock held by Mr. Rowe and 65 shares of our Class B Nonvoting Common Stock held by The Rowe Family Trust.

(8)
Represents shares of our common stock issuable on the exercise of options held by Dr. Kaddis.

DESCRIPTION OF CAPITAL STOCK

        The following discussion is a summary of the terms of our capital stock and our amended and restated articles of incorporation and bylaws following certain amendments that we intend to make in connection with this offering, as well as certain applicable provisions of Michigan law. Forms of our amended and restated articles of incorporation and bylaws as they will be in effect following this offering have been filed as exhibits to the registration statement of which this prospectus is a part.

Conversion of Issued and Outstanding Common Stock and Preferred Stock

        Prior to this offering, we had three classes of common stock (Class A Voting Common Stock, Class B Nonvoting Common Stock and Class C Voting Common Stock) and one class of preferred stock (Series A Preferred Stock). As of July 31, 2014, there were 195 shares of our Class A Voting Common Stock outstanding that were held of record by 1 shareholder, 3,789.10628 shares of our Class B Nonvoting Common Stock outstanding that were held of record by 41 shareholders, no shares of Class C Voting Common Stock outstanding, and 730.74767 shares of our Series A Preferred Stock outstanding that were held of record by 14 shareholders (which were certain funds of Janus Capital Management LLC and T. Rowe Price Associates, Inc.). In addition, shares of our common stock were issuable upon exercise of outstanding options granted under our 2007 Option Plan.

        Immediately prior to the completion of this offering, in the following order:

  •
  the conversion of all shares of our Series A Preferred Stock into shares of our Class C Voting Common Stock on a one-for-one basis;

  •
  the filing of our amended and restated articles of incorporation and the adoption of our amended and restated bylaws;

  •
  the conversion of all shares of our Class A Voting Common Stock, Class B Nonvoting Common Stock and Class C Voting Common Stock into shares of our common stock on a one-for-one basis; and

  •
  the conversion of all options to acquire Class A Voting Common Stock and Class B Nonvoting Common Stock into options to acquire shares of our common stock on a one-for one basis; and

  •
  a stock split effected as a stock dividend of                         shares for each share of our common stock to our common shareholders of record immediately prior to the completion of this offering, with an adjustment to the number of options to acquire shares of our common stock and exercise price therefor to be proportionately adjusted.

Authorized Capitalization

        The following description summarizes certain important terms of our capital stock, as they are expected to be in effect immediately prior to the completion of this offering. We expect to amend our existing amended and restated articles of incorporation and bylaws such that they will reflect the descriptions of those charter documents below. Because it is only a summary, it does not contain all the information that may be important to you. For a complete description of the matters set forth in this section titled "Description of Capital Stock," you should refer to our amended and restated certificate of incorporation, amended and restated bylaws, which are included as exhibits to the registration statement of which this prospectus forms a part, and to the applicable provisions of Michigan law. Immediately following the completion of this offering, our authorized capital stock will consist of                     shares of common stock, no value per share, and                    shares of preferred stock.

Common Stock

        Our amended and restated articles of incorporation will authorize us to issue up to                    shares of common stock.

  Voting Rights

        Each holder of our common stock will be entitled to one vote per share on all matters submitted to a vote of the shareholders, including the election of directors. Our amended and restated articles of incorporation and bylaws will not provide for cumulative voting rights. As a result, the holders of a majority of the shares entitled to vote in any election of directors will be able to elect all of the directors standing for election, if they should so choose.

  Dividend Rights

        Subject to preferences that may be applicable to any then outstanding preferred stock, the holders of our common stock will be entitled to receive dividends, if any, as may be declared from time to time by the Board out of legally available funds.

  Rights Upon Liquidation

        In the event of our liquidation, dissolution or winding up, holders of our common stock will be entitled to share ratably in the net assets legally available for distribution to shareholders after the payment of all of our debts and other liabilities, subject to the satisfaction of any liquidation preference granted to the holders of any outstanding shares of preferred stock.

  Other Rights and Preferences

        As of this offering, holders of our common stock will have no preemptive, conversion or subscription rights, and there will be no redemption or sinking fund provisions applicable to our common stock. The rights, preferences and privileges of our common stock will be subject to, and may be adversely affected by, the rights, preferences and privileges of any series of preferred stock that we may issue in the future.

  Fully Paid and Nonassessable

        All of our outstanding shares are, and the shares to be issued in this offering will be, duly authorized, validly issued, fully paid and nonassessable.

Preferred Stock

        Our amended and restated articles of incorporation will authorize us to issue up to                    shares of preferred stock in one or more series. Our Board is authorized, subject to limitations prescribed by Michigan law, to issue preferred stock in one or more series, to establish from time to time the number of shares to be included in each series and to fix the designation, powers, preferences and rights of the shares of each series and any of its qualifications, limitations or restrictions, in each case without further vote or action by our shareholders. Our Board can also increase or decrease the number of shares of any series of preferred stock, but not below the number of shares of that series then outstanding, without any further vote or action by our shareholders. Our Board may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our common shares. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control of our Company and might adversely affect the market price of our common stock and the voting and other rights of the holders of our common stock.

Anti-Takeover Effects of Certain Provisions of Our Amended and Restated Articles of Incorporation and Bylaws and Michigan Law

        Our amended and restated articles of incorporation and bylaws will contain certain provisions that could have the effect of delaying, deterring or preventing another party from acquiring control of us, and therefore could adversely affect the market price of our common stock. These provisions and certain provisions of the Michigan Business Corporation Act (as it may be amended from time to time, the "MBCA"), which are summarized below, may also discourage coercive takeover practices and inadequate takeover bids, and are designed, in part, to encourage persons seeking to acquire control of us to negotiate first with the Board. We believe that the benefits of increased protection of our potential ability to negotiate more favorable terms with an unfriendly or unsolicited acquirer outweigh the disadvantages of potentially discouraging a proposal to acquire us.

  Amended and Restated Articles of Incorporation and Bylaws

        Following this offering, our amended and restated articles of incorporation and bylaws will contain provisions that:

  •
  permit the Board to issue up to                    shares of preferred stock, with any rights, preferences and privileges as they may determine (including the right to approve an acquisition or other change in control);

  •
  provide that the authorized number of directors may be fixed only by the Board in accordance with our amended and restated bylaws;

  •
  do not provide for cumulative voting rights (therefore allowing the holders of a majority of the shares entitled to vote in any election of directors to elect all of the directors standing for election);

  •
  divide our Board into three staggered classes;

  •
  provide that all vacancies and newly created directorships may be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum;

  •
  prohibit removal of directors without cause;

  •
  prohibit shareholders from calling special meetings of shareholders;

  •
  requires unanimous consent for stockholders to take action by written consent without approval of the action by our Board;

  •
  provide that shareholders seeking to present proposals before a meeting of shareholders or to nominate candidates for election as directors at a meeting of shareholders must provide advance notice in writing and also comply with specified requirements related to the form and content of a shareholder's notice;

  •
  require at least 80% supermajority shareholder approval to alter, amend or repeal certain provisions of our amended and restated articles of incorporation; and

  •
  require at least 80% supermajority shareholder approval in order for shareholders to adopt, amend or repeal our amended and restated bylaws.

        The provisions of our amended and restated articles of incorporation and bylaws, effective upon the closing of this offering, could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they might also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions might also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that our shareholders might otherwise deem to be in their best interests.

  Michigan Business Corporation Act

        We may also opt-in to the provisions of Chapter 7A of the MBCA. In general, subject to certain exceptions, Chapter 7A of the MBCA prohibits a Michigan corporation from engaging in a "business combination" with an "interested shareholder" for a period of five years following the date that such shareholder became an interested shareholder, unless: (i) prior to such date, the board of directors approved the business combination; or (ii) on or subsequent to such date, the business combination is approved by at least 90% of the votes of each class of the corporation's stock entitled to vote and by at least two-thirds of such voting stock not held by the interested shareholder or such shareholder's affiliates. The MBCA defines a "business combination" to include certain mergers, consolidations, dispositions of assets or shares and recapitalizations. An "interested shareholder" is defined by the MBCA to include a beneficial owner, directly or indirectly, of 10% or more of the voting power of the outstanding voting shares of the corporation. While our Board of Directors to date has not elected to opt-in to these provisions, any future decision to do so could have an anti-takeover effect.

Limitation on Liability and Indemnification of Officers and Directors.

        Our amended and restated articles will eliminate the liability of our directors for monetary damages to the fullest extent under the MBCA and other applicable law. The MBCA permits a corporation to eliminate or limit a director's liability to the corporation or its shareholders for money damages for any action taken or any failure to take any action as a director, except liability for:

  •
  the amount of a financial benefit received by a director to which he is not entitled;

  •
  any intentional infliction of harm on the corporation or its shareholders;

  •
  any illegal distributions to shareholders or the making of improper loans as provided in Section 551 of the MBCA; and

  •
  any intentional criminal act.

The limitation of liability in our amended and restated articles of incorporation will not affect the availability of equitable remedies such as injunctive relief or rescission, nor will it limit the liability of our directors under federal securities laws.

        Our amended and restated bylaws will generally require us to indemnify our officers and directors to the fullest extent permitted by law, and to advance expenses incurred by our directors and officers prior to the final disposition of any action or proceeding arising by reason of the fact that any such person is or was our agent. In addition, our amended and restated bylaws will permit us to provide such other indemnification and advancement of expenses to our other employees and agents as permitted by law and authorized by the Board from time to time. We will also have the power to secure insurance on behalf of any director, officer, employee or other agent for any liability arising out of his or her status as such, regardless of whether we would have the power to indemnify such person against such liability pursuant to our amended and restated bylaws.

        Prior to or following the completion of this offering, we expect to enter into separate indemnification agreements with our directors and executive officers. Such agreements will generally provide for indemnification by reason of being a director or executive officer, as the case may be. These agreements will be in addition to the indemnification provided by our amended and restated bylaws.

        The limitation of liability and indemnification provisions in our amended and restated articles of incorporation and bylaws may discourage our shareholders from bringing lawsuits against our directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and our shareholders. A shareholder's investment may be harmed to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

        At present, there is no pending litigation or proceeding involving any of our directors or executive officers as to which indemnification is required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

Choice of Forum

        Our amended and restated bylaws provides that the courts of the State of Michigan located in Genesee County and the United States District Court for the Eastern District of Michigan will be the exclusive forum for: any derivative action or proceeding brought on our behalf; any action asserting a claim of breach of fiduciary duty owed by any of our directors, officers or employees to us or our stockholders; any action asserting a claim against us arising pursuant to the MBCA; or any actions asserting a claim otherwise governed by the State of Michigan's internal affairs doctrine. The enforceability of similar choice of forum provisions has been challenged in legal proceedings, and it is possible that a court could find these types of provisions to be inapplicable or unenforceable.

Transfer Agent and Registrar

        The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

Listing

        Our common stock has been approved for listing on the                    under the symbol "DPLO," subject to official notice of issuance.

 DESCRIPTION OF INDEBTEDNESS

Line of Credit

        On June 26, 2014, we entered into an amended and restated credit agreement with GE Capital Bank, as agent, Comerica Bank, JPMorgan Chase Bank, N.A. and Wells Fargo Bank, N.A., as additional lenders. The amended and restated credit agreement provides allows us to borrow, on a revolving basis, the lesser of (x) $120.0 million and (y) the Borrowing Base (as defined), less, in either case, the sum of (a) the aggregate amount of letter of credit obligations plus (b) outstanding swing loans. The amended facility provides for issuances of letters of credit up to $3.0 million and swing loans up to $5.0 million. Additionally, the line of credit permits incremental increases in the revolving line of credit or issuance of term loans up to an aggregate amount of $25.0 million. The amended and restated credit agreement amended our prior credit agreement with GE Capital Bank, as agent, which allowed us to borrow up to $85.0 million.

        The line of credit will expire on July 20, 2017. The line of credit is guaranteed by all of our subsidiaries and collateralized by substantially all of our and our subsidiaries' respective assets.

        At August 14, 2014, we had $78.0 million of borrowings outstanding and had $31.4 million of availability under the line of credit and we were in compliance with all applicable covenants under the line of credit.

        We may select from two interest rate options for revolving and letter of credit borrowings under the line of credit: (i) LIBOR (as defined in the line of credit) plus 1.75% or (ii) Base Rate (as defined in the line of credit) plus 0.75%. Swing loans may not be Base Rate loans.

        We are required to pay a commitment fee on the unused portion of the revolving line of credit commitment as of each calendar month at a rate of 0.25% if the unused portion is less than one-third of the commitment, 0.375% if the unused portion is greater than or equal to one-third but less than two-thirds of the commitment or 0.5% if the unused portion is greater than or equal to two-thirds of the commitment. We are also required to pay a letter of credit fee on the undrawn amount of all issued letters of credit as of each calendar month at a rate of 1.75%. The fees will be payable monthly in arrears.

        The line of credit includes customary restrictions on, among other things and subject to certain exceptions, our ability to incur additional indebtedness, pay dividends or make other distributions, redeem or repurchase capital stock, make investments and loans and enter into certain transactions, including selling assets, engaging in mergers or acquisitions and transactions with affiliates. We are required to maintain cash management arrangements to manage payments received by account debtors. Such arrangements will include entering into control agreements providing for full cash dominion, establishing lockboxes if electronic deposit capture payments exceed a certain percentage of all account collections, and entering into sweep agreements with respect to governmental payors making payments under Medicare or Medicaid.

        In the event the amount available to be drawn under our revolving line of credit is less than $20.0 million, we are required to satisfy a minimum fixed charge coverage ratio of not less than 1.10 to 1.0, as measured on a trailing 12-month basis. At June 30, 2014, we were not required to satisfy the test as we met the specified excess availability threshold.

        We have pledged the equity of substantially all of our subsidiaries as security for the line of credit. In addition, the line of credit includes customary events of defaults, including a change of control default and an event of default if a material adverse effect occurs with respect to certain FDA or health care matters. In case of an event of default, the agent would be entitled to, among other things, accelerate payment of amounts due under the line of credit, foreclose on the equity of our subsidiaries, and exercise all rights of a secured creditor on behalf of the lenders.

Other Debt

  Stakeholder Debt

        We are also indebted to certain current or former stakeholders. The following outstanding principal balances are as of June 30, 2014. We are indebted to Mark Chaffee, a former shareholder, in the amount of $12.7 million in connection with our redemption of Mr. Chaffee's shares. We issued Mr. Chaffee a promissory note, secured by a pledge on certain treasury shares, which bears interest at a rate of 1.3% per annum and matures in January of 2017. We are indebted to Jeffrey M. Rowe, an existing shareholder, executive officer, and director, in the amount of $7.1 million for the redemption of common stock effective September 18, 2012. We issued Mr. Rowe a promissory note which requires us to pay equal quarterly installments of $100,000 at an interest rate of 1.3% per annum with a final payment of $6,161,966 on July 20, 2017. We are indebted to Deborah Ward, an existing shareholder and the sister of Philip Hagerman, our Chairman of the Board of Directors and Chief Executive Officer, in the amount of $0.2 million in connection with our redemption of certain of Ms. Ward's shares. On June 7, 2012, we issued Ms. Ward a non-interest bearing promissory note which requires us to pay quarterly installments of $40,000 until paid in full on April 20, 2015. We are indebted to Stephen M. Lund, a former employee and option holder, in the amount of $0.9 million in connection with the repurchase of his then-existing options. We issued Mr. Lund a promissory note dated October 1, 2012 which bears interest at the prime rate plus 1.0%, requires payment of quarterly installments of $71,150.65 plus interest, and matures on July 20, 2017.

  Mortgage

        We entered into a $7,440,000 mortgage loan with JP Morgan Chase in December 2010 for the purchase of our headquarters building. The outstanding principal and interest amount of $2.6 million was paid in full in May 2014.

 SHARES ELIGIBLE FOR FUTURE SALE

        Prior to this offering, there has been no market for our common stock. Future sales of substantial amounts of our common stock in the public market or the perception that such sales might occur could adversely affect market prices prevailing from time to time. Furthermore, because only a limited number of shares will be available for sale shortly after this offering due to existing contractual and legal restrictions on resale as described below, there may be sales of substantial amounts of our common stock in the public market after the restrictions lapse. This may adversely affect the prevailing market price and our ability to raise equity capital in the future.

        Upon the completion of this offering, assuming no exercise of outstanding options, we will have                    shares of common stock outstanding. Of these shares, the                     shares sold in this offering will be freely transferable without restriction or registration under the Securities Act, except for any shares purchased by one of our existing "affiliates," as that term is defined in Rule 144 under the Securities Act. The remaining shares of common stock held by our existing shareholders are "restricted securities" as defined in Rule 144. Restricted shares may be sold in the public market only if registered under the Securities Act or if they qualify for an exemption from registration, including, among others, the exemptions provided by Rules 144 and 701 promulgated by the SEC under the Securities Act. As a result of the contractual 180-day lock-up period described in "Underwriting (Conflicts of Interest)" and the provisions of Rules 144 and 701, these shares will be available for sale in the public market as follows:

Number of Shares	Date
On the date of this prospectus.
After 90 days from the date of this prospectus.
After 180 days from the date of this prospectus (subject, in some cases, to volume limitations).

Lock-Up Agreements

        In connection with this offering, we, our directors and our executive officers (including the selling shareholders, but excluding shares to be sold in this offering by such selling shareholders), and certain other holders of our common stock or options to purchase common stock have agreed with the underwriters, subject to certain exceptions, not to dispose of or hedge any of our common stock or securities convertible into or exercisable or exchangeable for shares of our common stock, file or cause to be filed a registration statement covering shares of common stock or any securities that are convertible into, exercisable or exchangeable for any shares of our common stock, or publicly disclose the intention to do any of the foregoing, during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, except with the prior written consent of Credit Suisse Securities (USA) LLC and Morgan Stanley & Co. LLC. For additional information, including regarding certain exceptions to which this agreement is subject, see "Underwriting (Conflicts of Interest)". Following the lock-up period, substantially all of the shares of our common stock that are restricted securities or are held by our affiliates as of the date of this prospectus will be eligible for sale in the public market in compliance with Rule 144.

Rule 144

        In general, under Rule 144, an affiliate who beneficially owns shares that were purchased from us, or any affiliate, at least six months previously, is entitled to sell, upon the expiration of the lock-up agreement described in "Underwriting (Conflicts of Interest)," within any three-month period beginning 90 days after the date of this prospectus, a number of shares that does not exceed the greater of 1% of our then-outstanding shares of common stock, which will equal approximately                    shares immediately after the completion of this offering, or the average weekly trading volume of our common stock on the New York Stock Exchange during the four calendar weeks preceding the filing of a notice of the sale with the SEC. Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about us.

        Following this offering, a person that is not an affiliate of ours at the time of, or at any time during the three months preceding, a sale and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months, may sell shares subject only to the availability of current public information about us, and any such person who has beneficially owned restricted shares of our common stock for at least one year may sell shares without restriction.

        We are unable to estimate the number of shares that will be sold under Rule 144 since this will depend on the market price for our common stock, the personal circumstances of the shareholder and other factors.

Rule 701

        In general, under Rule 701, any of our employees, directors, officers, consultants or advisors who purchased shares from us in connection with a compensatory stock or option plan or other written agreement before the effective date of this offering is entitled to resell such shares 90 days after the effective date of this offering in reliance on Rule 144, without having to comply with the holding period requirements or other restrictions contained in Rule 701.

        The SEC has indicated that Rule 701 will apply to typical stock options granted by an issuer before it becomes subject to the reporting requirements of the Exchange Act, along with the shares acquired upon exercise of such options, including exercises after the date of this prospectus. Securities issued in reliance on Rule 701 are restricted securities and, subject to the contractual restrictions described above, beginning 90 days after the date of this prospectus, may be sold by persons other than "affiliates," as defined in Rule 144, subject only to the manner of sale provisions of Rule 144 and by "affiliates" under Rule 144 without compliance with its one-year minimum holding period requirement.

Registration Statements on Form S-8

        We intend to file a registration statement on Form S-8 under the Securities Act to register all of the shares of common stock issued or reserved for issuance under our 2007 Option Plan, and our 2014 Omnibus Plan, which will be effective immediately prior to the completion of this offering. This registration statement would cover approximately                    shares as of the date of this offering. Shares registered under the registration statement will generally be available for sale in the open market after the 180-day lock-up period immediately following the date of this prospectus (as such period may be extended in certain circumstances).

Registration Rights

        Beginning 180 days after the date of this prospectus, subject to certain exceptions and automatic extensions in certain circumstances, certain holders of shares of our common stock will be entitled to the rights described under "Certain Relationships and Related-Party Transactions—Registration Rights Agreement." Registration of these shares under the Securities Act would result in these shares becoming freely tradable without restriction under the Securities Act immediately upon effectiveness of the registration.

MATERIAL U.S. FEDERAL INCOME AND ESTATE TAX CONSIDERATIONS
FOR NON-U.S. HOLDERS OF COMMON STOCK

        The following discussion is a summary of the material U.S. federal income and estate tax considerations with respect to the acquisition, ownership and disposition of our common stock by "Non-U.S. Holders" (defined below). This discussion applies only if you (1) purchase our common stock in this offering, (2) will hold the common stock as a capital asset and (3) are a "Non-U.S. Holder." You are a Non-U.S. Holder if, for U.S. federal income tax purposes, you are a beneficial owner of shares of our common stock and are not:

  •
  an individual who is a citizen or resident of the United States;

  •
  a corporation or other entity taxable as a corporation created or organized in, or under the laws of, the United States, any state thereof or the District of Columbia;

  •
  an estate, the income of which is subject to U.S. federal income taxation regardless of its source;

  •
  a trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust; or

  •
  a trust that has a valid election in place pursuant to the applicable Treasury regulations to be treated as a U.S. person for U.S. federal income tax purposes.

        This discussion assumes that a Non-U.S. Holder will hold our common stock as a capital asset (generally, property held for investment). The summary does not address all of the U.S. federal income and estate tax considerations that may be relevant to you in the light of your particular circumstances or if you are a beneficial owner subject to special treatment under U.S. federal income tax laws (for instance, you are a controlled foreign corporation, passive foreign investment company, company that accumulates earnings to avoid U.S. federal income tax, foreign tax-exempt organization, bank, financial institution, broker or dealer in securities, insurance company, regulated investment company, real estate investment trust, person who holds our common stock as part of a hedging or conversion transaction or as part of a short-sale or straddle, U.S. expatriate, former long-term permanent resident of the United States or partnership or other pass-through entity for U.S. federal income tax purposes). This summary does not discuss non-income taxes (except, to a limited extent below, the U.S. federal estate tax), any aspect of the U.S. federal alternative minimum tax or state, local or non-U.S. taxation. This summary is based on current provisions of the Code, Treasury regulations, judicial opinions, published positions of the Internal Revenue Service ("IRS"), and all other applicable authorities (we refer to all such sources of law in this prospectus as "Tax Authorities"). The Tax Authorities are subject to change, possibly with retroactive effect.

        If you are an individual, you may be deemed to be a resident alien, as opposed to a nonresident alien, by virtue of being present in the United States for at least 31 days in the calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year. For these purposes, all the days present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year are counted. Resident aliens are subject to U.S. federal income tax as if they were U.S. citizens. Such an individual is urged to consult his or her own tax advisor regarding the U.S. federal income tax consequences of the ownership or disposition of our common stock.

        If a partnership (or an entity or arrangement classified as a partnership for U.S. federal income tax purposes) beneficially owns our common stock, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. If you are a partner of a partnership owning our common stock, you should consult your own tax advisor.

        WE URGE PROSPECTIVE INVESTORS TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. INCOME AND OTHER TAX CONSIDERATIONS OF ACQUIRING, HOLDING AND DISPOSING OF SHARES OF OUR COMMON STOCK.

Distributions

        Although we do not anticipate that we will pay any dividends on our common stock in the foreseeable future, to the extent dividends are paid to Non-U.S. Holders, such distributions will be subject to U.S. withholding tax at a rate of 30% of the gross amount of the dividend, unless you are eligible for a reduced rate of withholding tax under an applicable income tax treaty and you properly provide the payor or the relevant withholding agent with an IRS Form W-8BEN or IRS Form W-8BEN-E, or successor form, claiming an exemption from or reduction in withholding under the applicable income tax treaty. Special certification and other requirements may apply if you hold shares of our common stock through certain foreign intermediaries. For payments made to a partnership or other pass-through entity, the certification requirements generally apply to the partners or other owners rather than to the partnership or other entity, and the partnership or other entity must provide the partners' or other owners' documentation to us or our paying agent. A distribution of cash or other property (other than certain pro rata distributions of our common stock) in respect of our common stock will constitute a dividend for U.S. federal income tax purposes to the extent of our current or accumulated earnings and profits as determined under the Tax Authorities. Any distribution not constituting a dividend will be treated first as reducing your adjusted tax basis in your shares of our common stock and, to the extent it exceeds your tax basis, as capital gain from the sale of stock as described below under the heading "—Sale or Other Disposition of Our Common Stock."

        Dividends we pay to you that are effectively connected with your conduct of a trade or business within the United States (and, if certain income tax treaties apply, are attributable to a U.S. permanent establishment or a fixed base maintained by you) generally will not be subject to U.S. withholding tax if you provide an IRS Form W-8ECI, or successor form, to the payor. Instead, such dividends generally will be subject to U.S. federal income tax, net of certain deductions, at the same graduated individual or corporate rates applicable to U.S. persons. If you are a corporation, effectively connected income may also be subject to a "branch profits tax" at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).

        A Non-U.S. Holder that is eligible for a reduced rate of U.S. federal withholding tax under an income tax treaty may obtain a refund or credit of any excess amounts withheld by timely filing an appropriate claim for a refund together with the required information with the IRS.

Sale or Other Disposition of Our Common Stock

        Subject to the discussions of backup withholding and FATCA below, you generally will not be subject to U.S. federal income tax on any gain realized upon the sale or other disposition of your shares of our common stock unless:

  •
  the gain is effectively connected with your conduct of a trade or business within the United States (and, under certain income tax treaties, is attributable to a U.S. permanent establishment or a fixed U.S. base maintained by you);

  •
  you are an individual, you are present in the United States for a period or periods aggregating 183 days or more in the taxable year of disposition and you meet other conditions; or

  •
  we are or have been a "United States real property holding corporation" for U.S. federal income tax purposes (which we believe we are not and have not been and do not anticipate we will become) and you hold or have held, directly or indirectly, more than five percent of our common stock at any time within the five-year period ending on the date of disposition of our common stock.

        If you are described in the first bullet point above, you will be subject to U.S. federal income tax on the gain from the sale, net of certain deductions, at the same rates applicable to U.S. persons and, if you are a corporation, the 30% branch profits tax also may apply to such effectively connected gain. If you are described in the second bullet point above, you generally will be subject to U.S. federal income tax at a rate of 30% on the gain realized, although the gain may be offset by certain U.S. source capital losses realized during the same taxable year. Non-U.S. Holders should consult any applicable income tax or other treaties that may provide for different rules.

Information Reporting and Backup Withholding Requirements

        We must report annually to the IRS the amount of any dividends or other distributions we pay to you and the amount of tax we withhold on these distributions regardless of whether withholding is required. A similar report will be sent to you. The IRS may make available copies of the information returns reporting those distributions and amounts withheld to the tax authorities in the country in which you reside pursuant to the provisions of an applicable income tax treaty or exchange of information treaty.

        The United States imposes a backup withholding tax at a rate of 28% on any dividends and certain other types of payments to U.S. persons. You will not be subject to backup withholding tax on dividends you receive on your shares of our common stock if you provide proper certification of your status as a Non-U.S. Holder or you are one of several types of entities and organizations that qualify for an exemption (an "exempt recipient") and neither we nor the payor has actual knowledge (or reason to know) that you are a U.S. holder that is not an exempt recipient.

        Information reporting and backup withholding generally are not required with respect to the amount of any proceeds from the sale of your shares of our common stock outside the United States through a foreign office of a foreign broker that does not have certain specified connections to the United States. If you sell your shares of our common stock through a U.S. broker or the U.S. office of a foreign broker, however, the broker will be required to report to the IRS the amount of proceeds paid to you and also backup withhold on that amount, unless you provide appropriate certification to the broker of your status as a Non-U.S. Holder or you are an exempt recipient. Information reporting will also apply if you sell your shares of our common stock through a foreign broker deriving more than a specified percentage of its income from U.S. sources or having certain other connections to the United States, unless such broker has documentary evidence in its records that you are a Non-U.S. Holder and certain other conditions are met, or you are an exempt recipient.

        Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to you with respect to your shares of our common stock will be refunded to you if withholding results in an overpayment of taxes or credited against your U.S. federal income tax liability, if any, by the IRS if you furnish the required information to the IRS in a timely manner.

FATCA

        Sections 1471 through 1474 of the Code (provisions commonly known as "FATCA") may impose a withholding tax of 30% on dividends and the gross proceeds of a disposition of our shares paid to a foreign financial institution unless such institution enters into an agreement with the U.S. government to withhold on certain payments and collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which would include certain account holders that are foreign entities with U.S. owners) and meets certain other requirements. This legislation may also impose a withholding tax of 30% on dividends and the gross proceeds of a disposition of our shares paid (directly or indirectly) to a non-financial foreign entity that is the beneficial owner of the payment unless such entity certifies that it does not have any substantial U.S. owners or provides the name, address and taxpayer identification number of each substantial U.S. owner and such entity meets certain other requirements. Under certain circumstances, a Non-U.S. Holder of our common stock may be eligible for a refund or credit of such taxes. Any withholding obligations under FATCA became effective July 1, 2014 with respect to dividends and are expected to become effective on or after January 1, 2017 with respect to gross proceeds. Congress has delegated broad authority to the U.S. Treasury Department to promulgate regulations to implement FATCA. We cannot predict whether or how any such regulations will affect you. You should consult your own tax advisor as to the possible implications of this legislation on your investment in shares of our common stock.

U.S. Federal Estate Tax

        Shares of our common stock owned or treated as owned by an individual who is not a citizen or resident (as defined for U.S. federal estate tax purposes) of the United States at the time of his or her death will be included in the individual's gross estate for U.S. federal estate tax purposes and therefore may be subject to U.S. federal estate tax unless an applicable tax treaty provides otherwise.

        The preceding discussion of U.S. federal income and estate tax considerations is for general information only. It is not tax advice. Each prospective investor should consult his or her own tax advisor regarding the particular U.S. federal, state, local and non-U.S. tax consequences of purchasing, holding and disposing of our common stock, including the consequences of any proposed change in applicable laws.

UNDERWRITING (CONFLICTS OF INTEREST)

        Under the terms and subject to the conditions contained in an underwriting agreement dated                    , 2014, we and the selling shareholders have agreed to sell to the underwriters named below, for whom Credit Suisse Securities (USA) LLC and Morgan Stanley & Co. LLC are acting as representatives (the "representatives"), the following respective numbers of shares of common stock:

Underwriter	Number of Shares
Credit Suisse Securities (USA) LLC
Morgan Stanley & Co. LLC
J.P. Morgan Securities LLC
Wells Fargo Securities, LLC
William Blair & Company, L.L.C.
Leerink Partners LLC

Total

        The underwriting agreement provides that the underwriters are obligated to purchase all the shares of common stock in the offering if any are purchased, other than those shares covered by the over-allotment option described below. The underwriting agreement also provides that, if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering may be terminated.

        We and the selling shareholders have granted to the underwriters a 30-day option to purchase on a pro rata basis up to          additional shares from us and up to           additional outstanding shares from the selling shareholders, in each case at the initial public offering price less the underwriting discounts and commissions. The option may be exercised only to cover any over-allotments of common stock.

        The underwriters propose to offer the shares of common stock initially at the public offering price on the cover page of this prospectus and to selling group members at that price less a selling concession of $        per share. After the initial public offering, the representatives may change the public offering price and concession.

        The following table summarizes the compensation and estimated expenses we and the selling shareholders will pay:

	Per Share		Total
	Without Over- allotment	With Over- allotment	Without Over- allotment	With Over- allotment
Underwriting Discounts and Commissions paid by us	$	$	$	$
Expenses payable by us(1)	$	$	$	$
Underwriting Discounts and Commissions paid by the selling shareholders	$	$	$	$
Expenses payable by the selling shareholders	$	$	$	$

(1)
We have agreed to reimburse the underwriters for the reasonable fees and expenses up to $25,000 of counsel for the underwriters related to the review by the Financial Industry Regulatory Authority, Inc. of the offering.

        The representatives have informed us that they do not expect sales to accounts over which the underwriters have discretionary authority to exceed 5% of the shares of common stock being offered.

        We have agreed that we will not offer, sell, issue, contract to sell, issue, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, without the prior written consent of the representatives for a period of 180 days after the date of this prospectus, subject to certain exceptions. However, in the event that either (1) during the last 17 days of the "lock-up" period, we release earnings results or material news or a material event relating to us occurs or (2) prior to the expiration of the "lock-up" period, we announce that we will release earnings results during the 16-day period beginning on the last day of the "lock-up" period, then in either case the expiration of the "lock-up" will be extended until the expiration of the 18-day period beginning on the date of the release of the earnings results or the occurrence of the material news or event, as applicable, unless the representatives waive, in writing, such an extension.

        Our officers and directors (including the selling shareholders, but excluding shares to be sold in this offering by such selling shareholders) and certain of our other shareholders, collectively representing in the aggregate      % of our common stock on a fully diluted basis, have agreed, subject to specified exceptions, that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any of these transactions are to be settled by delivery of our common stock or other securities, in cash or otherwise, or publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of the representatives for a period of 180 days after the date of this prospectus. However, in the event that either (1) during the last 17 days of the "lock-up" period, we release earnings results or material news or a material event relating to us occurs or (2) prior to the expiration of the "lock-up" period, we announce that we will release earnings results during the 16-day period beginning on the last day of the "lock-up" period, then in either case the expiration of the "lock-up" will be extended until the expiration of the 18-day period beginning on the date of the release of the earnings results or the occurrence of the material news or event, as applicable, unless the representatives waive, in writing, such an extension. The representatives may, in their discretion, release any of the securities subject to the lock-up agreements at any time.

        The underwriters have reserved for sale at the initial public offering price up to          shares of the common stock for employees, directors and other persons associated with us who have expressed an interest in purchasing common stock in the offering. If purchased by these persons, these shares will be subject to a 180-day lock-up restriction. The number of shares available for sale to the general public in the offering will be reduced to the extent these persons purchase the reserved shares. Any reserved shares not so purchased will be offered by the underwriters to the general public on the same terms as the other shares.

        We and the selling shareholders have agreed to indemnify the underwriters against liabilities under the Securities Act, or contribute to payments that the underwriters may be required to make in that respect.

        We intend to apply to list our shares of common stock on the New York Stock Exchange, under the symbol "DPLO".

        Prior to this offering, there has been no public market for our common stock. The initial public offering price was determined by negotiations among us, the selling shareholders and the representatives and will not necessarily reflect the market price of the common stock following this offering. The principal factors that will be considered in determining the initial public offering price will include:

  •
  the information presented in this prospectus and otherwise available to the underwriters;

  •
  the history of, and prospects for, the industry in which we will compete;

  •
  the ability of our management;

  •
  the prospects for our future earnings;

  •
  the present state of our development, results of operations and our current financial condition;

  •
  the general condition of the securities markets at the time of this offering; and

  •
  the recent market prices of, and the demand for, publicly traded common stock of generally comparable companies.

        We cannot assure you that the initial public offering price will correspond to the price at which the common stock will trade in the public market subsequent to this offering.

        The underwriters and their respective affiliates are full-service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses. An affiliate of J.P. Morgan Securities LLC and an affiliate of Wells Fargo Securities, LLC are lenders under our line of credit (see "—Conflicts of Interest").

        In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. These investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

        In connection with the offering the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act.

  •
  Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

  •
  Over-allotment involves sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any covered short position by either exercising their over-allotment option and/or purchasing shares in the open market.

  •
  Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. If the underwriters sell more shares than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in this offering.

  •
  Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the New York Stock Exchange or otherwise and, if commenced, may be discontinued at any time.

        A prospectus in electronic format may be made available on the web sites maintained by one or more of the underwriters, or selling group members, if any, participating in this offering, and one or more of the underwriters participating in this offering may distribute prospectuses electronically. The representatives may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that will make internet distributions on the same basis as other allocations.

Conflicts of Interest

        Affiliates of J.P. Morgan Securities LLC and Wells Fargo Securities, LLC, two of the underwriters in this offering, are lenders under our line of credit that will be repaid with net proceeds of this offering. See "Use of Proceeds". As a result of the repayment of our line of credit, affiliates of J.P. Morgan Securities LLC and Wells Fargo Securities, LLC, in each case may receive at least 5% of the net proceeds of this offering depending on the borrowings then-outstanding under our line of credit (based on the outstanding borrowings under our line of credit as of August 14, 2014, affiliates of J.P. Morgan Securities LLC and Wells Fargo Securities, LLC would have each received more than 5% of the net proceeds of this offering). As a result of this repayment, a "conflict of interest" may be deemed to exist under FINRA Rule 5121(f)(5)(C)(i), and this offering will be made in compliance with the applicable provisions of FINRA Rule 5121. To comply with Rule 5121, each of J.P. Morgan Securities LLC and Wells Fargo Securities, LLC will not confirm any sales to any account over which it exercises discretionary authority without the specific written approval of the transaction from the account holder.

European Economic Area

        In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a "Relevant Member State"), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the "Relevant Implementation Date"), our common shares will not be offered to the public in that Relevant Member State prior to the publication of a prospectus in relation to the common shares that has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that, with effect from and including the Relevant Implementation Date, an offer of common shares may be made to the public in that Relevant Member State at any time:

  •
  to any legal entity that is a qualified investor as defined in the Prospectus Directive;

  •
  to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the manager for any such offer; or

  •
  in any other circumstances which do not require the publication by the issuer of a prospectus pursuant to Article 3(2) of the Prospectus Directive.

        For the purposes of this provision, the expression an "offer of common shares to the public" in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the common shares to be offered so as to enable an investor to decide to purchase or subscribe to the common shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State. The expression "Prospectus Directive" means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State) and includes any relevant implementing measure in each Relevant Member State, and the expression "2010 PD Amending Directive" means Directive 2010/73/EU.

United Kingdom

        Our common stock may not be offered or sold and will not be offered or sold to any persons in the United Kingdom other than persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or as agent) for the purposes of their businesses and in compliance with all applicable provisions of the Financial Services and Markets Act 2000 ("FSMA") with respect to anything done in relation to our common stock in, from or otherwise involving the United Kingdom.

        In addition, each underwriter:

  •
  has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) to persons who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act of 2000 (Financial Promotion) Order 2005 or in circumstances in which section 21 of FSMA does not apply to us; and

  •
  has complied with, and will comply with all applicable provisions of FSMA with respect to anything done by it in relation to the common stock in, from or otherwise involving the United Kingdom.

Hong Kong

        The shares of common stock may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a "prospectus" within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares of common stock may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares of common stock which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Singapore

        This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement, the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares of common stock may not be circulated or distributed, nor may the shares of common stock be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the "SFA"), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

        Where the shares of common stock are subscribed or purchased under Section 275 by a relevant person which is: (i) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (ii) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries' rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the shares under Section 275 except: (a) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (b) where no consideration is given for the transfer; or (c) by operation of law.

LEGAL MATTERS

        The validity of the issuance of the shares of common stock offered hereby and certain legal matters in connection with this offering will be passed upon for Diplomat Pharmacy, Inc. by Honigman Miller Schwartz and Cohn LLP, Detroit, Michigan. The underwriters have been represented by Cravath, Swaine & Moore LLP, New York, New York, in connection with this offering.

EXPERTS

        The consolidated financial statements of Diplomat Pharmacy, Inc. as of December 31, 2013 and 2012 and for each of the three years in the period ended December 31, 2013 included in this prospectus have been so included in reliance on the report of BDO USA, LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

        The consolidated financial statements of American Homecare Federation, Inc. as of September 30, 2013 and for the nine months ended September 30, 2013 included in this prospectus have been so included in reliance on the reports of Plante Moran PLLC, an independent certified public accounting firm, given on the authority of said firm as experts in auditing and accounting.

        The consolidated financial statements of MedPro Rx, Inc. as of December 31, 2013 and 2012 and for each of the three years in the period ended December 31, 2013, included in this prospectus have been so included in reliance on the report of BDO USA, LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

 WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the SEC a registration statement, of which this prospectus is a part of, on Form S-1 under the Securities Act with respect to the shares of common stock offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits, amendments and schedules thereto. Statements contained in this prospectus relating to the contents of any contract, agreement or other document are not necessarily complete, and, in each instance, we encourage you to read in its entirety the copy of the contract, agreement or other document filed as an exhibit to the registration statement. Whenever this prospectus refers to any contract, agreement or other document, you should refer to the exhibits that are a part of the registration statement for a copy of the contract, agreement or document. A copy of the registration statement, including the exhibits thereto, may be read and copied at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet website that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC; you may inspect these reports and other information without charge on that Internet website. The address of that site is www.sec.gov.

        As a result of this offering, we will become subject to the informational requirements of the Exchange Act. We will fulfill our obligations with respect to such requirements by filing periodic reports and other information with the SEC. We intend to furnish our shareholders with annual reports containing consolidated financial statements certified by an independent public accounting firm.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders
Diplomat Pharmacy, Inc.
Flint, Michigan

        We have audited the accompanying consolidated balance sheets of Diplomat Pharmacy, Inc. as of December 31, 2013 and 2012 and the related consolidated statements of operations, shareholders' (deficit) equity, and cash flows for each of the three years in the period ended December 31, 2013. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Diplomat Pharmacy, Inc. at December 31, 2013 and 2012, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2013, in conformity with accounting principles generally accepted in the United States of America.

/s/ BDO USA, LLP

Troy, Michigan
June 27, 2014

DIPLOMAT PHARMACY, INC.

Consolidated Balance Sheets

	December 31,
	2013	2012
	(Dollars in Thousands, Except Par Values)
ASSETS
Current assets:
Cash and cash equivalents	$9,109	$—
Accounts receivable, net	104,047	71,634
Other receivables	6,247	4,057
Inventories	56,454	41,206
Prepaid expenses and other current assets	1,924	2,485

Total current assets	177,781	119,382
Property and equipment, net	12,378	12,634
Capitalized software for internal use, net	6,564	4,605
Goodwill	1,537	—
Definite-lived intangible assets, net	7,100	—
Investment in non-consolidated entity	5,577	2,133
Other noncurrent assets	840	841

	$211,777	$139,595

LIABILITIES AND SHAREHOLDERS' DEFICIT
Current liabilities:
Accounts payable	$142,353	$104,567
Line of credit	62,622	27,020
Short-term debt, including current portion of long-term debt	6,693	4,126
Accrued compensation	2,703	2,197
Other accrued expenses	2,296	2,269

Total current liabilities	216,667	140,179
Long-term debt, less current portion	18,849	31,956
Other noncurrent liabilities	673	—
Commitments and contingencies
Shareholders' deficit:
Common stock:
Class A Voting Common Stock ($1.00 par value; 5,000 authorized shares; 195 issued and outstanding shares at both December 31, 2013 and 2012)	—	—
Class B Nonvoting Common Stock ($1.00 par value; 95,000 authorized shares; 4,080 issued and outstanding shares at both December 31, 2013 and 2012)	4	4
Additional paid-in capital	4,446	3,560
Accumulated deficit	(28,862)	(36,104)

Total shareholders' deficit	(24,412)	(32,540)

	$211,777	$139,595

See accompanying notes to consolidated financial statements.

DIPLOMAT PHARMACY, INC.

Consolidated Statements of Operations

	Year Ended December 31,
	2013	2012	2011
	(Dollars in Thousands, Except Per Share Amounts)
Net sales	$1,515,139	$1,126,943	$771,962
Cost of goods sold	(1,426,112)	(1,057,608)	(715,448)

Gross profit	89,027	69,335	56,514
Selling, general and administrative expenses	(77,944)	(64,392)	(47,434)

Income from operations	11,083	4,943	9,080
Interest expense	(1,996)	(1,086)	(598)
Equity loss of non-consolidated entity	(1,055)	(267)	(95)
Other income	196	337	764

Net income / net comprehensive income	$8,228	$3,927	$9,151

Net Income Per Common Share:
Basic	$1,924.70	$878.35	$1,759.77

Diluted	$1,885.45	$853.50	$1,723.13

Weighted Average Shares Outstanding:
Basic	4,275	4,471	5,200
Diluted	4,364	4,602	5,311
Pro Forma Data (Unaudited) (Note 14):
Income before income taxes	$8,228	$3,927	$9,151
Income tax provision	(2,911)	(1,558)	(3,307)

Net income / net comprehensive income	$5,317	$2,369	$5,844

Pro Forma Net Income Per Common Share (Unaudited):
Basic	$1,243.68	$529.99	$1,123.87

Diluted	$1,218.32	$515.00	$1,100.42

See accompanying notes to consolidated financial statements.

DIPLOMAT PHARMACY, INC.

Consolidated Statements of Cash Flows

	Year Ended December 31,
	2013	2012	2011
	(Dollars in Thousands)
Cash Flows From Operating Activities
Net income	$8,228	$3,927	$9,151
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,934	3,842	3,079
Equity loss of non-consolidated entity	1,055	267	95
Asset impairment	932	—	—
Share-based compensation expense	886	915	1,410
Net provision for doubtful accounts	873	605	1,162
Amortization of debt issuance costs	204	85	—
Loss on disposal of property and equipment	13	29	230
Certain expenses paid with notes	—	480	—
Changes in operating assets and liabilities, net of acquired business:
Accounts receivable	(29,774)	(23,833)	(13,437)
Inventories	(14,109)	(13,995)	(1,402)
Accounts payable	36,138	31,854	12,504
Other assets and liabilities	(2,153)	830	(253)

Net cash provided by operating activities	6,227	5,006	12,539
Cash Flows From Investing Activities
Payment to acquire business, net of cash acquired	(10,232)	—	—
Expenditures for capitalized software for internal use	(4,679)	(1,105)	(1,294)
Expenditures for property and equipment	(852)	(3,214)	(4,443)
Capital investment in and loans to non-consolidated entity	(4,500)	(1,500)	(994)
Net (issuance) repayment of related party notes receivable	(69)	829	(188)
Net proceeds from sale of property and equipment	40	141	172

Net cash used in investing activities	(20,292)	(4,849)	(6,747)
Cash Flows From Financing Activities
Net proceeds from (payments on) line of credit	35,602	23,390	(6,500)
Payments on long term debt	(10,540)	(7,893)	(726)
Proceeds from long term debt	—	—	474
Debt issuance and finance activity costs	(204)	(892)	—
Shareholder distributions	(1,684)	(10,868)	(1,109)
Payments associated with stock and stock option redemptions	—	(3,894)	—

Net cash provided by (used in) financing activities	23,174	(157)	(7,861)
Increase (decrease) in cash and cash equivalents	9,109	—	(2,069)
Cash and cash equivalents at beginning of year	—	—	2,069

Cash and cash equivalents at end of year	$9,109	$—	$—

Supplemental Cash Flow Information
Cash interest paid	$1,793	$1,041	$596
Issuance of notes payable associated with stock and stock option redemptions	—	28,249	—
Distributions declared, not yet paid	—	6,413	—
Forgiveness of note receivable	—	196	—

See accompanying notes to consolidated financial statements.

DIPLOMAT PHARMACY, INC.

Consolidated Statements of Shareholders' (Deficit) Equity

	Common Stock
	Class A Voting	Class B Nonvoting	Additional Paid-in Capital	Accumulated Deficit	Total
	(Dollars in Thousands)
Balance at January 1, 2011	$—	$5	$2,388	$(87)	$2,306
Net income / net comprehensive income	—	—	—	9,151	9,151
Share-based compensation expense	—	—	1,410	—	1,410
Shareholder distributions	—	—	—	(1,109)	(1,109)

Balance at December 31, 2011	—	5	3,798	7,955	11,758
Net income / net comprehensive income	—	—	—	3,927	3,927
Stock redemptions		(1)	(640)	(28,752)	(29,393)
Share-based compensation expense	—	—	915	—	915
Redemption of certain stock options	—	—	(513)	(1,953)	(2,466)
Shareholder distributions	—	—	—	(17,281)	(17,281)

Balance at December 31, 2012	—	4	3,560	(36,104)	(32,540)
Net income / net comprehensive income	—	—	—	8,228	8,228
Share-based compensation expense	—	—	886	—	886
Shareholder distributions	—	—	—	(986)	(986)

Balance at December 31, 2013	$—	$4	$4,446	$(28,862)	$(24,412)

See accompanying notes to consolidated financial statements.

DIPLOMAT PHARMACY, INC.

Notes to Consolidated Financial Statements

(Dollars in Thousands, Except Per Share Amounts)

1. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        Business Activity:    Diplomat Pharmacy, Inc. d/b/a Diplomat Specialty Pharmacy (the "Company") is a specialty pharmacy sales business and includes all of its wholly owned subsidiaries including American Homecare Federation, Inc. ("AHF") that was acquired in December 2013. The Company stocks, dispenses and distributes prescriptions for various biotech and specialty pharmaceuticals and operates as one reportable segment. The Company has its corporate headquarters and main distribution facility in Flint, Michigan and maintains seven other pharmacy locations in Michigan, Illinois, Florida, California, Connecticut and Massachusetts.

        Financial Statement Presentation:    The audited consolidated financial statements of the "Company have been prepared in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP").

        Principles of Consolidation:    The consolidated financial statements include the accounts of the Diplomat Pharmacy, Inc. and all of its wholly-owned subsidiaries. The Company also owns a 25% interest in a non-consolidated entity which is accounted for under the equity method of accounting. All intercompany transactions and accounts have been eliminated in consolidation.

        Use of Estimates:    The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported therein. Due to the inherent uncertainty involved in making estimates, actual results reported in future periods may be based upon amounts that differ from these estimates.

        Concentrations of Risk:    Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash on deposit with banks or other financial institutions and trade accounts receivable.

        A federal program provides non-interest bearing cash balances insurance coverage up to $250 per depositor at each financial institution. The Company's cash balances may exceed federally insured limits.

        Concentration of credit risk with respect to trade receivables is limited by the large number of patients comprising the Company's customer base and their dispersion across multiple payors and multiple geographic areas. As of December 31, 2013 and 2012, the Company had no significant trade receivable concentrations of credit risk.

        Cash Equivalents:    The Company considers all highly liquid investments with maturities of 90 days or less from the date of purchase to be cash equivalents.

        Accounts Receivable and Allowance for Doubtful Accounts:    Accounts receivable primarily include amounts from third-party pharmacy benefit managers and insurance providers and are based on contracted prices. Trade receivables require no collateral and are on an unsecured basis. Accounts receivable terms vary by payor, but generally are due within 30 days after the sale of the product or performance of the service.

        The Company maintains an allowance for doubtful accounts that reduces receivables to amounts that are expected to be collected. In estimating the allowance, management considers factors such as current overall economic conditions, historical and anticipated customer performance, historical

DIPLOMAT PHARMACY, INC.

Notes to Consolidated Financial Statements (Continued)

(Dollars in Thousands, Except Per Share Amounts)

1. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

experience with write-offs, and the level of past due accounts. Changes in these conditions may result in additional allowances. Once an amount is deemed to be uncollectible, the amount is written off against the allowance.

        The following is a rollforward of the Company's allowance for doubtful accounts for the three years ended December 31, 2013:

Balance at January 1, 2011	$(547)
Provisions	(1,162)
Write-offs, net of settlements	1,034

Balance at December 31, 2011	(675)
Provisions	(605)
Write-offs, net of settlements	529

Balance at December 31, 2012	(751)
Provisions	(873)
Write-offs, net of settlements	775

Balance at December 31, 2013	$(849)

        Inventories:    Inventories are stated at the lower of cost or market and consist primarily of prescription medications, over-the-counter ("OTC") medications and medical supplies. Cost is determined using the first-in, first-out method and are adjusted to actual cost quarterly based on a physical count. Inventory is returnable and fully refundable before six months of expiration, and any remaining expired medication is relieved from inventory quarterly. The Company records an estimated reserve for service fees and other deductions from the refund expected for returns of expired medication.

        Property and Equipment:    Property and equipment are valued at cost less accumulated depreciation. Expenditures for maintenance and repairs are expensed as incurred, while expenditures that increase asset lives are capitalized. Depreciation is computed generally on a straight-line basis over the estimated useful lives of the assets. For income tax purposes, accelerated methods of depreciation are generally used.

        When items of property or equipment are sold or retired, the related cost and accumulated depreciation are removed from the accounts, and any gain or loss is included in earnings.

        Construction in progress is stated at cost, which includes the cost of construction and other direct costs attributable to the construction. No provision for depreciation is made on construction in progress until such time as the relevant assets are completed and put into use.

        Assets held for sale are carried at the lower of their historical depreciated costs or estimated fair values less costs to sell.

        Capitalized Software for internal use:    The Company has also developed software for internal use. The Company expenses the costs incurred during the preliminary project stage, and capitalizes the

DIPLOMAT PHARMACY, INC.

Notes to Consolidated Financial Statements (Continued)

(Dollars in Thousands, Except Per Share Amounts)

1. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

direct development costs (including the associated payroll and related costs for employees working on development, and outside contractor costs) during the application development stage. The Company monitors development on an ongoing basis and capitalizes the costs of any major improvements or new functionality. Amortization is computed generally on a straight-line basis over the estimated useful lives of the assets. For income tax purposes, accelerated methods of amortization are generally used.

        Goodwill:    Goodwill represents excess purchase price paid for a business over the estimated fair value of its acquired net assets related to the Company's acquisition of AHF on December 16, 2013. See Note 2 for further details.

        Goodwill will be reviewed for impairment annually, or more frequently if impairment indicators exist. Accounting guidance provides the option of performing a qualitative assessment that may allow companies to forego the annual two-step quantitative impairment test for goodwill if it is determined that the fair value of the applicable reporting unit is more likely than not greater than its carrying value. This qualitative assessment evaluates various events and circumstances, such as macro-economic conditions, industry and market conditions, cost factors, relevant events and financial trends, that may impact a reporting unit's fair value. If the two-step impairment test for goodwill is deemed necessary, this quantitative impairment analysis compares the fair values of the Company's reporting units to their related carrying values. If a reporting unit carrying value exceeds its fair value, the Company must then calculate the reporting unit's implied fair value of goodwill and impairment charges are recorded for any excess of the goodwill carrying value over the implied fair value of goodwill. The reporting units' fair values are based upon consideration of various valuation methodologies, including projected future cash flows discounted at rates commensurate with the risks involved, guideline transaction multiples, and multiples of current and future earnings.

        Definite-Lived Intangible Assets:    Intangible assets consist of the assets related to the acquisition of AHF, and are amortized over their estimated useful lives using the accelerated method for patient relationships, and the straight line method for the remaining intangible assets.

        Long-Lived Asset Impairment Testing:    Long-lived assets, which include property, equipment, capitalized software, investment in non-consolidated entity and definite-lived intangible assets, are periodically reviewed for impairment indicators. In assessing long-lived assets for impairment, assets are grouped with other assets and liabilities at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities. If impairment indicators exist, the Company performs an undiscounted cash flow test to determine recoverability. If this recoverability test identifies a possible impairment, management will perform a fair value analysis. Fair values of long-lived assets are determined through various techniques, such as applying probability weighted, expected present value calculations to the estimated future cash flows using assumptions a market participant would utilize or through the use of valuation specialists. The Company compares the fair value of the long-lived asset to it net carrying value and an impairment charge is recorded for the amount by which the net carrying value of the long-lived asset exceeds its fair value.

        Debt Issuance Costs:    Debt issuance costs related to the Company's revolving line of credit are capitalized within "Other noncurrent assets" and amortized as interest expense on a straight-line basis over the term of the agreement for which the fees were paid.

DIPLOMAT PHARMACY, INC.

Notes to Consolidated Financial Statements (Continued)

(Dollars in Thousands, Except Per Share Amounts)

1. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        Share-Based Compensation:    The Company expenses the grant date fair values of its employee stock options over their respective vesting periods on a straight-line basis. Estimating grant date fair values for employee stock options requires management to make assumptions regarding the current value of the Company's common shares, expected volatility of value of those underlying shares, the risk-free rate over the expected life of the stock options, and the date on which share-based payments will be settled. The Company estimates its common share fair value using the income approach and market approach using the market comparable method. Expected volatility is based on an implied volatility for a group of industry-relevant healthcare companies as of the measurement date. Risk-free rate is determined based upon U.S. Treasury rates over the estimated expected option lives. Expected dividend yield is zero as the Company does not anticipate that any dividends will be declared during the expected term of the options. Expected option life is less than the option term. If actual results differ significantly from these estimates and assumptions, particularly in relation to management's estimation of volatility which requires the most judgment due to the Company being a private entity, share-based compensation expense, primarily with respect to future share-based awards, could be materially impacted.

        Revenue Recognition:    The Company recognizes revenue from prescription drug sales for home delivery at the time the drugs are shipped. At the time of shipment, the Company performed substantially all of its obligations under its payor contracts and does not experience a significant level of returns or reshipments. If the Company administers a drug treatment regimen in a patient's home, the Company recognizes revenue at time of administration. Revenues from dispensing specialty prescriptions that are filled at an open door or retail pharmacy location are recorded at prescription adjudication, which approximates fill date. Sales taxes are presented on a net basis (excluded from revenues and costs). Revenues generated from prescription drugs were $1,504,534, $1,119,775 and $767,625 for the years ended December 31, 2013, 2012 and 2011, respectively.

        Shipping and handling costs are not billed to patients; therefore, there are no shipping and handling revenues. Conversely, the Company recognizes shipping and handling costs as incurred by the Company as a component of "Selling, general and administrative expenses" and were $10,123, $8,203 and $5,548 for the years ended December 31, 2013, 2012 and 2011, respectively.

        The Company recognizes revenue from service, data and consulting services when the services have been performed and the earnings process is complete. Revenues generated from service, data and consulting services were approximately $10,605, $7,168 and $4,337 for the years ended December 31, 2013, 2012 and 2011, respectively.

DIPLOMAT PHARMACY, INC.

Notes to Consolidated Financial Statements (Continued)

(Dollars in Thousands, Except Per Share Amounts)

1. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        The Company derived its revenue from the following therapeutic classes:

	For the year ended December 31,
	2013	2012	2011
Oncology	$736,987	$495,028	$353,684
Immunology(1)	378,685	319,092	216,069
Multiple Sclerosis	169,470	110,947	71,199
Other (none greater than 10%)	229,997	201,876	131,010

Total Revenue	$1,515,139	$1,126,943	$771,962

(1)
Includes drugs dispensed to treat arthritis, Crohn's disease and psoriasis.

        Advertising and Marketing Costs:    Advertising and marketing costs are expensed as incurred and were $823, $604 and $1,004 for the years ended December 31, 2013, 2012 and 2011, respectively.

        Income Taxes:    The Company had elected to be taxed under the provisions of Subchapter S of the Internal Revenue Code. Under these provisions, the Company did not pay federal corporate income taxes on its taxable income. Instead, the stockholders were liable for individual federal income taxes on their respective shares of the Company's taxable income. Distributions were made periodically to the Company's shareholders to the extent needed to cover their income tax liability based on the Company's taxable income. See Note 14 for discussion on the Company's subsequent change to its income tax status.

        New Accounting Pronouncements:    In February 2013, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") No. 2013-4, Liabilities (Topic 405): Obligations Resulting from Joint and Several Liability Arrangements for Which the Total Amount of the Obligation is Fixed at the Reporting Date. This ASU is effective for interim and annual periods beginning after December 15, 2013 and requires the measurement of obligations resulting from joint and several liability arrangements for which the total amount of the obligation is fixed at the reporting date as the sum of: a) the amount the reporting entity agreed to pay on the basis of its arrangement among its co-obligors; and b) any additional amount the reporting entity expects to pay on behalf of its co-obligors. Required disclosures include a description of the joint-and-several arrangement and the total outstanding amount of the obligation for all joint parties. The Company anticipates the adoption of this guidance will have minimal impact on its financial position, results of operations, cash flows or disclosures.

        In July 2013, the FASB issued ASU No. 2013-11, Income Taxes (Topic 740): Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists. This ASU is effective for fiscal years and interim periods beginning after December 15, 2013 and changes the presentation of unrecognized tax benefits. The Company is currently evaluating the impact that the adoption of this guidance will have on its financial position, results of operations, cash flows and/or disclosures.

DIPLOMAT PHARMACY, INC.

Notes to Consolidated Financial Statements (Continued)

(Dollars in Thousands, Except Per Share Amounts)

1. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        In April 2014, the FASB issued ASU No. 2014-8, Presentation of Financial Statements (Topic 205) and Property, Plant, and Equipment (Topic 360): Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity. This ASU is effective within annual periods beginning on or after December 15, 2014, and interim periods within annual periods beginning on or after December 15, 2015 with early adoption permitted in certain circumstances. This ASU changes the requirements for reporting discontinued operations. The Company is currently evaluating the impact that the adoption of this guidance will have on its financial position, results of operations, cash flows and/or disclosures.

        In May 2014, the FASB issued ASU No. 2014-9, Revenue from Contracts with Customers (Topic 606). This ASU is effective for annual periods beginning after December 15, 2016, including interim periods within that reporting period. This ASU changes the requirements for revenue recognition. The Company is currently evaluating which of the several adoption methods it will select and what impact that the adoption of this guidance will have on its financial position, results of operations, cash flows and/or disclosures.

2. BUSINESS ACQUISITION

        On December 16, 2013, the Company acquired all of the authorized, issued and outstanding shares of capital stock of AHF for a total acquisition price of approximately $13,449, excluding related acquisition costs. Included in the total acquisition price was approximately $12,100 in cash and contingent consideration fair valued at $1,300, with a maximum payout of $2,000 of contingent consideration that is based on achieving certain revenue and gross profit targets in each of the years ending December 31, 2014 and 2015. At the closing of the acquisition, approximately $1,353 of the purchase consideration was deposited into an escrow account that will be held for two years after the closing date to satisfy any of the Company's indemnification claims. The Company incurred related acquisition costs of approximately $309 that were expensed through "Selling, general and administrative expenses" during the year ended December 31, 2013.

        AHF provides clotting medications, ancillaries and supplies to individuals with bleeding disorders, such as hemophilia. AHF has provided pharmacy services exclusively to the bleeding disorders community since 1989. The acquisition of AHF will allow the Company to participate in AHF's direct purchase agreements with key hemophilia manufacturers while also providing AHF access to the Company's proprietary care management modules to better manage clinical care of the AHF patients. The Company ascribes significant value to the cost reductions as well as synergies and other benefits that do not meet the recognition criteria of acquired identifiable intangible assets. Accordingly, the value of these components is included within goodwill. The acquisition is treated as a stock purchase for accounting purposes, and the goodwill resulting from this acquisition is deductible for tax purposes. The results of operations for AHF are included in the Company's consolidated financial statements from the acquisition date, which were not material for the year ended December 31, 2013.

        The Company did not acquire AHF's affiliate from which AHF leased its operating facility. Instead, the Company, commensurate with the acquisition, entered into a five-year external lease agreement for the facility with similar terms. As the Company does not direct the significant activities of the lessor, it is not consolidated into the Company's financial statements.

DIPLOMAT PHARMACY, INC.

Notes to Consolidated Financial Statements (Continued)

(Dollars in Thousands, Except Per Share Amounts)

2. BUSINESS ACQUISITION (Continued)

        The Company accounted for its acquisition of AHF using the acquisition method as required by FASB Accounting Standards Codification Topic 805, Business Combinations. A summary of the preliminary fair value determination of the acquired assets and liabilities from the AHF acquisition is as follows:

Cash and cash equivalents	$1,917
Accounts receivable	3,512
Inventories	1,138
Prepaid expenses and other current assets	27
Property and equipment	158
Goodwill	1,537
Definite-lived intangible assets	7,100
Current liabilities	(1,940)

$13,449

        The Company determined the estimated fair values of AHF's identifiable long-lived assets with assistance from an independent valuation firm. That firm also assisted in the Company's determination of the fair value of the contingent consideration utilizing historical results, forecasted operating results of AHF for each of the two years ending December 31, 2014 and 2015, and the corresponding contractual contingent payouts based on those results discounted at rates commensurate with the uncertainty involved.

        The following unaudited pro forma results assume that the AHF acquisition occurred as of January 1, 2012 and are inclusive of purchase price adjustments. This pro forma information is not necessarily indicative of the results that actually would have been obtained had the acquisition been in effect for the periods presented nor that may be obtained in the future.

	Year Ended December 31,
	2013	2012
Net sales	$1,543,548	$1,158,862

Net income	$8,478	$3,329

Net income per common share—basic	$1,983.18	$744.60

Net income per common share—diluted	$1,942.74	$723.53

        Definite-lived intangible assets that were acquired and their respective useful lives are as follows:

	Useful Life	Amount
Patient relationships	10 years	$5,100
Trade names and trademarks	10 years	1,400
Non-compete employment agreements	5 years	600

		$7,100

DIPLOMAT PHARMACY, INC.

Notes to Consolidated Financial Statements (Continued)

(Dollars in Thousands, Except Per Share Amounts)

2. BUSINESS ACQUISITION (Continued)

        Given the proximity of the acquisition date to year-end, the Company recorded no amortization expense for the year ended December 31, 2013. Amortization of these definite-lived intangible assets began on January 1, 2014. The Company's estimated future amortization expense for these definite-lived intangible assets is as follows:

2014	$903
2015	869
2016	838
2017	806
2018	777
Thereafter	2,907

$7,100

3. FAIR VALUE MEASUREMENTS

        Accounting guidance clarifies that fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based upon assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, a three-tier fair value hierarchy was established, which prioritizes the inputs used in measuring fair value as follows:

Level 1:	Observable inputs such as quoted prices in active markets;
Level 2:	Inputs, other than quoted prices in active markets, that are observable either directly or indirectly; and
Level 3:	Unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions.

        An asset's or liability's fair value measurement level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. Valuation techniques used need to maximize the use of observable inputs and minimize the use of unobservable inputs.

        Assets and liabilities measured at fair value are based on one or more of the following three valuation techniques noted in FASB ASC Topic 820:

  A.
  Market approach: Prices and other relevant information generated by market transactions involving identical or comparable assets or liabilities.

  B.
  Cost approach: Amount that would be required to replace the service capacity of an asset (replacement cost).

  C.
  Income approach: Techniques to convert future amounts to a single present amount based upon market expectations (including present value techniques, option-pricing and excess earnings models).

DIPLOMAT PHARMACY, INC.

Notes to Consolidated Financial Statements (Continued)

(Dollars in Thousands, Except Per Share Amounts)

3. FAIR VALUE MEASUREMENTS (Continued)

        Assets and liabilities of the Company remeasured and disclosed at fair value on a recurring basis at December 31, 2013 and 2012 are set forth in the table below:

	Asset (Liability)	Level 2	Valuation Technique
December 31, 2013:
Interest rate swap contract	$(16)	$(16)	C
December 31, 2012:
Interest rate swap contract	$(53)	$(53)	C

        The significant inputs, primarily the LIBOR yield curve, used to determine the fair value of the Company's interest rate swap contract were considered Level 2 observable market inputs. The Company monitored the credit and nonperformance risk associated with its counterparty and believed them to be insignificant and not warranting a credit adjustment at December 31, 2013 and 2012.

        The Company's interest rate swap agreement had an original notional amount of $2,160, equal to a mortgage loan with Bank of America. The purpose of the swap agreement was to fix the interest rate on the monthly balance of the mortgage and reduce exposure to interest rate fluctuations. Under the agreement, the Company paid the counterparty interest at a fixed rate of 2.72% and received interest at a variable rate, adjusted quarterly and based on LIBOR. Because this instrument is not classified as a hedging activity, changes in the fair value of this instrument are included in interest expense on the accompanying statements of operations. Fair value of the interest rate swap agreement was recorded in "Other accrued expenses" on the consolidated balance sheets.

        Assets and liabilities of the Company measured at fair value on a nonrecurring basis at December 31, 2013 are set forth in the table below:

	Asset (Liability)	Level 3	Gain (Loss)	Valuation Technique
December 31, 2013:
Assets held for sale	$300	$300	$(932)	C

        Assets held for sale, which represent certain properties and are contained within "Prepaid expenses and other current assets" on the consolidated balance sheets, with a carrying value of $1,232 as of December 31, 2012 were written down to their fair value of $300, resulting in an impairment charge of $932, which was recorded within "Selling, general and administrative expenses" for the year ended December 31, 2013. The Company determined the fair value of these assets through the use of a realtor.

        There were no assets nor liabilities measured at fair value on a nonrecurring basis at December 31, 2012 that required any adjustments to their respective carrying values.

        The carrying amounts of the Company's financial instruments, consisting primarily of cash and cash equivalents, accounts receivable, accounts payable and other liabilities, approximate their estimated fair values due to the relative short-term nature of the amounts. The carrying amount of debt approximates fair value due to variable interest rates at customary terms and rates the Company could obtain in current financing.

DIPLOMAT PHARMACY, INC.

Notes to Consolidated Financial Statements (Continued)

(Dollars in Thousands, Except Per Share Amounts)

4. INVENTORIES

        Inventories consist of the following:

	December 31, 2013	December 31, 2012
Prescription medications, OTC medications and medical supplies, and retail items	$56,155	$40,912
Raw materials	284	280
Finished goods	15	14

	$56,454	$41,206

5. PROPERTY AND EQUIPMENT

        Property and equipment are recorded at cost and are depreciated over the estimated useful lives of the respective assets using the straight-line method. Depreciation expense for the years ended December 31, 2013, 2012 and 2011 was $1,365, $1,798 and $1,144, respectively.

        Property and equipment consist of the following:

	Useful Life	December 31, 2013	December 31, 2012
Land	—	$332	$332
Buildings	40 years	7,419	6,543
Building and leasehold improvements	5 - 15 years*	889	656
Equipment and fixtures	5 - 10 years	6,465	6,183
Computer equipment	3 - 5 years	2,096	2,389
Vehicles	5 years	82	268
Construction in progress	—	25	59

		17,308	16,430
Accumulated depreciation		(4,930)	(3,796)

		$12,378	$12,634

*
Unless applicable lease term is shorter

        Included in "Prepaid expenses and other current assets" on the consolidated balance sheets are certain properties held for sale with carrying values of $300 and $1,232 as of December 31, 2013 and 2012, respectively. See Note 3 that describes a $932 impairment loss that was recognized during the year ended December 31, 2013 associated with these held for sale assets.

DIPLOMAT PHARMACY, INC.

Notes to Consolidated Financial Statements (Continued)

(Dollars in Thousands, Except Per Share Amounts)

6. CAPITALIZED SOFTWARE FOR INTERNAL USE

        Capitalized software for internal use is recorded at cost and is amortized over the estimated useful lives of the respective assets using the straight-line method. Amortization expense for the years ended December 31, 2013, 2012 and 2011 was $2,568, $2,021 and $1,865, respectively.

        Balances of capitalized software for internal use are as follows:

	Useful Life	December 31, 2013	December 31, 2012
Capitalized software for internal use	3 years	$13,638	$7,847
Construction in progress		941	2,314

		14,579	10,161
Accumulated amortization		(8,015)	(5,556)

		$6,564	$4,605

        The Company's estimated future amortization expense for its capitalized software for internal use is as follows:

2014	$2,562
2015	2,110
2016	951
2017	941

$6,564

7. INVESTMENT IN NON-CONSOLIDATED ENTITY

        In October 2011, the Company purchased a 25% minority interest in WorkSmartMD, L.L.C., also known as Ageology, for $5,000 of cash consideration, which was paid in installments during 2011, 2012 and 2013. No further payments or other commitments are required as of December 31, 2013. Because the Company does not direct the activities that most significantly impact the economic performance of Ageology, management has determined that the Company is not its primary beneficiary.

        Ageology is an anti-aging physician network dedicated to nutrition, fitness and hormones, and has created a commercial software product for anti-aging physician practices that is in the late stages of development. The Company accounts for Ageology under the equity method, as it has significant influence over its operations. The Company's portion of Ageology's net losses for the years ended December 31, 2013, 2012 and 2011 were $1,055, $267 and $95, respectively. The Company's equity investment balance in Ageology at December 31, 2013 and 2012 was $3,577 and $2,133, respectively.

        During November and December 2013, the Company entered into two $1,000 6% per annum interest-bearing promissory notes receivable from Ageology. The notes are secured by all personal property and fixtures owned by Ageology. While due on demand, the Company does not intend to call the notes anytime prior to December 31, 2014 and, accordingly, reflects the notes as noncurrent assets within "Investment in Non-consolidated Entity" on the consolidated balance sheets.

DIPLOMAT PHARMACY, INC.

Notes to Consolidated Financial Statements (Continued)

(Dollars in Thousands, Except Per Share Amounts)

7. INVESTMENT IN NON-CONSOLIDATED ENTITY (Continued)

        The following tables present summarized financial information of Ageology:

	Years Ended December 31,
	2013	2012	2011
Statements of Operations
Net sales	$1	$26	$—
Net loss	(4,220)	(1,069)	(378)

	December 31, 2013	December 31, 2012
Balance Sheets
Current assets	$633	$267
Noncurrent assets	53	782
Current liabilities	2,138	13

8. LINE OF CREDIT

        On July 20, 2012, the Company entered into a five-year line of credit with General Electric Capital Corporation ("GE"). The original facility was comprised of a $60,000 revolving loan commitment, which is secured by security interest in and lien upon substantially all of the Company's assets, not otherwise encumbered. The Company maintains a depository bank account where money is swept directly to the line of credit. Advances under the revolving credit loan commitment are limited to a borrowing base that consists of approximately 85% of the book value of eligible accounts receivable. In 2013, the facility was amended to increase the aggregate revolving loan commitments under the line of credit from $60,000 to $85,000, leaving $12,666 available to borrow as of December 31, 2013. See Note 14 for discussion on the Company's subsequent amendment to further increase the aggregate revolving loan commitments under the line of credit.

        Interest on borrowings are charged at a rate equal to either: (a) the base rate, which equates to the rate last quoted by The Wall Street Journal as the "Prime Rate" or as further defined in the agreement in the absence of such, plus an applicable margin (the "Base Rate"); or (b) LIBOR, as defined by the agreement, plus an applicable margin. The applicable margin on the Base Rate borrowings is 0.75% and on LIBOR rate borrowings is 1.75%. The effective interest rate for Base Rate borrowings at December 31, 2013 was 4.00%. The effective rate on LIBOR rate borrowings at December 31, 2013 was 1.92%. At December 31, 2013, the Company had Base Rate borrowings outstanding in the amount $37,622 and LIBOR rate borrowings outstanding in the amount of $25,000. Additionally, the Company is charged a monthly unused commitment fee ranging from 0.25% to 0.50% on the average unused daily balance.

        In connection with securing and amending this facility, the Company incurred transaction costs totaling $1,097. These costs are being amortized as interest expense over the remaining life of the line of credit.

        The revolving credit commitment with GE and the mortgage with JPMorgan Chase Bank, N.A. (Note 9) contain certain financial and non-financial covenants. The Company was in compliance with all covenants as of December 31, 2013 and 2012.

DIPLOMAT PHARMACY, INC.

Notes to Consolidated Financial Statements (Continued)

(Dollars in Thousands, Except Per Share Amounts)

9. DEBT

        Debt consists of the following:

	December 31, 2013	December 31, 2012
Note payable to an individual; payable monthly in the amount of $242 - $282 including interest at 1.3% through January 2017; secured by redeemed shares held in escrow per the pledge agreement and subordinated to the line of credit commitment and the mortgage loan	$14,252	$17,023
Note payable to a shareholder; payable quarterly in the amount of $100 including interest at 1.3%; matures July 20, 2017; secured by redeemed shares held in escrow per the pledge agreement and subordinated to the line of credit commitment and the mortgage loan	7,235	7,538
Mortgage with JPMorgan Chase; payable in quarterly payments of principal of $124 plus interest at a rate per year equal to the adjusted LIBOR rate (2.16% effective rate at December 31, 2013) plus the floating rate (4.25% effective rate at December 31, 2013); matures June 30, 2014; secured by certain property	2,728	3,224
Note payable to an individual; payable quarterly in the amount of $79 including interest at 4.25%; matures July 20, 2017; secured by redeemed shares held in escrow per the pledge agreement and subordinated to the line of credit commitment and the mortgage loan	1,087	1,349
Note payable to an individual; payable quarterly in the amount of $40 interest free; matures June 15, 2015; unsecured and subordinated to the line of credit commitment and the mortgage loan	240	400
Note payable to a shareholder; payable in a lump sum plus interest at 3% when it matures January 20, 2017; unsecured and subordinated to the line of credit commitment and the mortgage loan.	—	5,851
Capital lease payables to CISCO Capital; payable in monthly installments of $16 including interest at 2.41%; matured Oct - Dec 2013; secured by equipment	—	134
Note payable to a shareholder; payable in a lump sum plus interest at 3% when it matures January 20, 2017; unsecured and subordinated to the line of credit commitment and the mortgage loan.	—	563

	25,542	36,082
Less short-term debt, including current portion of long-term debt	(6,693)	(4,126)

Long-term debt, less current portion	$18,849	$31,956

DIPLOMAT PHARMACY, INC.

Notes to Consolidated Financial Statements (Continued)

(Dollars in Thousands, Except Per Share Amounts)

9. DEBT (Continued)

        Future principal payments required as of December 31, 2013 are as follows:

2014	$6,693
2015	3,932
2016	3,382
2017	11,535

Total	$25,542

10. COMMITMENTS AND CONTINGENCIES

Claims and Lawsuits

        The Company is subject to claims and lawsuits that arise primarily in the ordinary course of business. It is the opinion of the Company that the disposition or ultimate resolution of such claims and lawsuits will not have a material adverse effect on the consolidated financial position of the Company.

Purchase Commitments

        The Company purchases a significant portion of its prescription drug inventory from AmerisourceBergen, a prescription drug wholesaler. These purchases accounted for approximately 58%, 64% and 59% of cost of goods sold for the years ended December 31, 2013, 2012 and 2011, respectively. The Company entered into an agreement in January 2012 with AmerisourceBergen that required a minimum of $3,500,000 in purchase obligations over a five-year period. The Company fully expects to meet this requirement. Furthermore, the Company has alternative vendors available if necessary.

        The Company purchases certain prescription drugs from Celgene, a drug manufacturer. These purchases accounted for approximately 19%, 21% and 26% of cost of goods sold for the years ended December 31, 2013, 2012 and 2011, respectively, with no minimum purchase obligation.

Lease Commitments

        Capital lease obligations:    In 2010, the Company entered into four agreements to lease telephone equipment with an original cost of $551. These agreements qualify as a capital lease and, as such, they are included in the equipment account on the accompanying balance sheets. The leases have been fully depreciated in 2013 and there are no future minimum lease payments.

        Operating lease obligations:    The Company leases multiple pharmacy and distribution facilities and office equipment under various operating lease agreements expiring through December 2017. Total rental expense under operating leases for the years ended December 31, 2013, 2012 and 2011 was $1,109, $460 and $415, respectively, exclusive of property taxes, insurance and other occupancy costs generally payable by the Company.

DIPLOMAT PHARMACY, INC.

Notes to Consolidated Financial Statements (Continued)

(Dollars in Thousands, Except Per Share Amounts)

10. COMMITMENTS AND CONTINGENCIES (Continued)

        Future minimum payments under non-cancelable operating leases with initial or remaining terms of more than one year are as follows:

2014	$1,241
2015	968
2016	304
2017	21

$2,534

11. CAPITAL STOCK

        The Company filed Amended Articles of Incorporation effective July 5, 2007 which establish classes of common stock. The amendment authorizes 5,000 shares of Class A Voting Common Stock and 95,000 shares of Class B Nonvoting Common Stock. Each share of existing common stock issued and outstanding as of July 5, 2007 was converted into 0.05 shares of Class A Voting Common Stock and 0.95 shares of Class B Nonvoting Common Stock. As of December 31, 2013, a shareholder agreement representing 375 shares of common stock contain provisions that, upon the death of the shareholder or termination of his employment from the Company, all shares immediately will be deemed to have been offered for sale to the Company at an agreed-upon price, meant to represent the then-current market value of such shares, and terms, as set forth in the shareholder agreement. The Company will then be required to purchase the shares.

        Each share of common stock has equal and identical rights, preferences and limitations, except for voting rights. The holders of shares of the Class A Voting Common Stock are entitled to one vote for each share of common stock held on any matter submitted to a vote of the shareholders. The holders of shares of the Class B Nonvoting Common Stock have no voting rights, except as otherwise required by law. None of the classes of Common Stock are convertible into any other class of capital stock. See also subsequent events in Note 14 for further disclosure on common stock transactions.

        In January 2012, the Company entered into a settlement agreement with a former shareholder whereby 32.50 shares of Class A Voting Common Stock and 617.50 shares of Class B Nonvoting Common Stock formerly owned by this shareholder were purchased by the Company for consideration of $20,978 of which $2,065 was paid in cash, forgiveness of note of $196 and the remaining $18,717 was payable in full, as per the terms of an executed promissory note, maturing January 2017 (Note 9).

        In September 2012, the Company entered into a settlement agreement with a current shareholder whereby 32.50 shares of Class A Voting Common Stock and 242.50 shares of Class B Nonvoting Common Stock formerly owned by this shareholder were purchased by the Company for consideration of $8,415, of which $786 was paid in cash and the remaining $7,629 was payable in full, as per the terms of an executed promissory note, maturing July 2017 (Note 9).

        Additionally in 2012, the Company settled a matter with a prior shareholder in which $580 of expense was recognized of which $100 was paid in cash and the remaining $480 was payable in full, as per the terms of an executed promissory note, maturing June 2015 (Note 9).

DIPLOMAT PHARMACY, INC.

Notes to Consolidated Financial Statements (Continued)

(Dollars in Thousands, Except Per Share Amounts)

12. SHARE-BASED COMPENSATION

        The Company's 2007 Stock Option Plan, as approved by the Company's Board of Directors and amended March 1, 2009, authorizes the granting of stock options to its key employees at no less than the market price on the date the option is granted. Options generally become exercisable in installments of 25% per year, beginning on the first anniversary of the grant date and each of the three anniversaries thereafter, and have a maximum term of ten years. All share-based compensation awards for employees have been granted under the 2007 Stock Option Plan.

        The Company uses the Black-Scholes-Merton option pricing model to determine the grant date valuation of options and has applied the assumptions set forth in the following table:

	Year Ended December 31,
	2013	2012	2011
Exercise price of options (in thousands)	$50.0 - $137.4	$36.4 - $50.8	$32.2
Expected volatility	23.3% - 25.3%	22.5% - 25.3%	21.6 - 23.0%
Expected dividend yield	0%	0%	0%
Risk-free rate over the estimated expected life	0.65 - 1.27%	0.55 - 0.66%	0.94 - 1.53%
Expected life (in years)	4.0	4.0	4.0

        Total compensation cost expensed during the years ended December 31, 2013, 2012 and 2011 related to employee stock options was $886, $915 and $1,410, respectively. During 2012, the Company redeemed stock options to buy 0.0104 shares of Class A Voting Common Stock and 0.1982 shares of Class B Nonvoting Common Stock from two former employees for cash consideration totaling $1,043 and a note payable in the amount of $1,423, resulting in a reduction of additional paid-in capital of $513 and an increase in accumulated deficit of $1,953.

        At December 31, 2013, the total compensation cost related to non-vested options not yet recognized was $2,340, which will be recognized over a weighted average period of 2.1 years, assuming the employees complete their service period for vesting of the options.

        A summary of the Company's stock option activity on an annual basis is as follows:

	Number of Shares	Weighted Average Exercise Price	Weighted Average Grant Date Fair Value	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
		(In Thousands)		(Years)
Outstanding at January 1, 2011	702.2	$21.4	$8.9	8.0	$292
Granted	78.0	32.2	1.8
Forfeited	(208.6)	26.6	6.5

Outstanding at December 31, 2011	571.6	21.0	8.8	7.2	$1,412
Granted	248.2	37.7	2.5
Expired/cancelled	(166.2)	18.5	8.1

Outstanding at December 31, 2012	653.6	27.9	6.6	7.5	$14,976
Granted	129.6	79.8	11.0

Outstanding at December 31, 2013	783.2	$36.5	$7.3	7.0	$69,732

Exercisable at December 31, 2013	411.7	$22.9	$7.4	5.6	$37,851

DIPLOMAT PHARMACY, INC.

Notes to Consolidated Financial Statements (Continued)

(Dollars in Thousands, Except Per Share Amounts)

13. INCOME PER COMMON SHARE

        The following is a reconciliation of the numerators and the denominators of the basic and diluted income per common share:

	Year Ended December 31,
	2013	2012	2011
Net income	$8,228	$3,927	$9,151

Weighted average common shares outstanding, basic	4,275	4,471	5,200
Incremental shares on assumed exercise of stock options	89	131	111

Weighted average common shares outstanding, diluted	4,364	4,602	5,311

Net income per common share:
Basic	$1,924.70	$878.35	$1,759.77
Diluted	$1,885.45	$853.50	$1,723.13

        Options to purchase 44, 441 and 415 common shares were not included in the computation of diluted earnings per share because the exercise prices were greater than the average market price of the Company's common shares during the years ended December 31, 2013, 2012 and 2011, respectively.

14. SUBSEQUENT EVENTS

        The Company has evaluated subsequent events through June 27, 2014, the date the consolidated financial statements were originally available for issuance and re-evaluated subsequent events through August 18, 2014.

Income Tax Status Change

        On January 23, 2014, the Company changed its income tax status from an S corporation to a C corporation. Accordingly, on that date, the Company recorded a net deferred income tax liability of $2,492 (unaudited) and reclassified all of its accumulated deficit, inclusive of the net deferred tax liability adjustment, into additional paid-in capital. The pro forma data presented on the consolidated statements of operations give effect to the Company's election to be a C corporation as if that election was made effective January 1, 2011.

        As a C corporation, the Company will account for income taxes under the asset and liability method to account for income taxes. Deferred tax assets or liabilities will be determined based on the difference between the financial statement and tax bases of assets and liabilities and on tax credit carryforwards as measured by the enacted tax rates which will be in effect when these items are expected to impact the tax returns. The Company would provide a valuation allowance against net deferred tax assets unless, based upon the available evidence, it is more likely than not that the deferred tax assets will be realized.

        The Company will prepare and file tax returns based on interpretations of tax laws and regulations. In the normal course of business the Company's tax returns will be subject to examination by various taxing authorities. Such examinations may result in future tax and interest assessments by these taxing authorities. In determining the Company's tax provision for financial reporting purposes,

DIPLOMAT PHARMACY, INC.

Notes to Consolidated Financial Statements (Continued)

(Dollars in Thousands, Except Per Share Amounts)

14. SUBSEQUENT EVENTS (Continued)

the Company will establish a reserve for uncertain income tax positions unless it is determined to be "more likely than not" that such tax positions would be sustained upon examination, based on their technical merits. That is, for financial reporting purpose, the Company will only recognize tax benefits taken on the tax return if it believes it is "more likely than not" that such tax position would be sustained. There will be considerable judgment involved in determining whether it is "more likely than not" that such tax positions would be sustained.

        The Company will adjust its tax reserve estimates periodically because of ongoing examinations by, and settlements with, varying taxing authorities, as well as changes in tax laws, regulations and interpretations. The consolidated tax provision of any given period will include adjustments to prior year income tax accruals and related estimated interest charges that are considered appropriate. The Company's policy will be to recognize, when applicable, interest and penalties on uncertain income tax positions as part of income tax expense.

Equity Matters

        In January and March 2014, the Company authorized an aggregate of 732 shares of a new class of common stock, Class C Voting Common Stock, of which none are outstanding as of May 15, 2014. The Class C Voting Common Stock is identical in all respects to the Class A Voting Common Stock and Class B Nonvoting Common Stock other than for voting rights. Pursuant to the amended and restated articles of incorporation effective March 31, 2014, the Class A Voting Common Stock is entitled to 20 votes per share, the Class B Nonvoting Common Stock is nonvoting and the Class C Voting Common Stock is entitled to one vote per share.

        In January 2014, the Company also entered into a Series A Preferred Stock Purchase Agreement with certain funds of T. Rowe Price under which the Company issued to certain funds of T. Rowe Price 351.32097 shares of Series A Preferred Stock at a purchase price of $142 per share. The Company will use $20,000 of this $50,000 investment for general corporate purposes inclusive of fees associated with this transaction, and the remaining $30,000 was used to redeem common stock ($26,900) and common stock options ($3,100).

        In April 2014, the Company entered into a Series A Preferred Stock Purchase Agreement with certain funds of Janus Capital Group ("Janus") under which the Company issued to certain funds of Janus 379.4267 shares of Series A Preferred Stock at a purchase price of $142 per share. The Company will use $25,200 of the $54,000 investment for general corporate purposes inclusive of fees associated with this transaction, and the remaining $28,800 was used to redeem common stock ($26,500) and common stock options ($2,300).

        The Series A Preferred Stock is entitled to vote as if converted into Class C Voting Common Stock on the voting date. The Series A Preferred Stock has no coupon rate, is convertible into Class C Voting Common Stock at any time at the option of the holder, has optional redemption rights and has liquidation preferences. The conversion rate is on a one-for-one basis, subject to adjustment for stock splits and subdivisions, stock combinations, certain future issuances of common stock or common stock equivalents at effective prices lower than the then-applicable conversion rate, and other circumstances as described in the amended articles of incorporation. The Series A Preferred Stock automatically converts into Class C Voting Common Stock upon either (i) a qualified common stock public offering (as defined), or (ii) an affirmative vote of the majority of the Series A Preferred Stock.

DIPLOMAT PHARMACY, INC.

Notes to Consolidated Financial Statements (Continued)

(Dollars in Thousands, Except Per Share Amounts)

14. SUBSEQUENT EVENTS (Continued)

        Pursuant to an affirmative vote of the majority of the Series A Preferred Stock, the holders thereof can demand redemption of all outstanding shares of Series A Preferred Stock anytime on or after the earlier of (i) January 23, 2021, (ii) such time as the Company's aggregate market price (as defined) is equal or greater than $5,000,000, and (iii) such time as certain changes are made to the Company's board of directors, certain executive officers and/or certain controlling shareholders. The redemption price is payable in cash and will be the greater of the original issuance price plus all declared but unpaid dividends and fair market value (as defined). Because of these redemption provisions, the Series A Preferred Shares will be reflected outside of permanent equity on the Company's Consolidated Balance Sheet. Upon a liquidation event (as defined), the Series A Preferred Stockholders are entitled to receive the greater of (i) the sum of the original issuance price plus a 15% return compounded annually, and (ii) the amount they would receive upon the liquidation had the Series A Preferred Stock converted into Class C Voting Common Stock just prior to the liquidation date.

Other Matters

        In February 2014, the interest rate swap disclosed in Note 3 was terminated and the related liability of $9 at that time was paid in full.

        On May 30, 2014, the Company satisfied its mortgage loan obligation owed to JPMorgan Chase Bank. The total payment of $2,609 was comprised of $2,604 for the face amount of the note and $5 for accrued interest.

        On May 30, 2014, the Company entered into a Stock Option Redemption Agreement with a former executive whereby the Company redeemed options to acquire 0.104 shares of common stock, comprised of 0.0052 shares of Class A Voting Common Stock and 0.0988 shares of Class B Nonvoting Common Stock, for the cash purchase price of $4,000.

        On June 26, 2014, the Company's line of credit with GE was amended to increase the aggregate revolving loan commitments under the line of credit from $85,000 to $120,000.

        On June 27, 2014, the Company acquired all of the outstanding stock of MedPro Rx, Inc. ("MedPro") for $52,000 in cash, 84.31703 shares of the Company's Class B Nonvoting Common Stock, valued at approximately $12,000, and up to $11,500 of contingent consideration that is based on the achievement of certain revenue and gross profit targets. MedPro is a specialty pharmacy focused on specialty infusion therapies, including hemophilia and immune globulin, based in Raleigh, North Carolina. The Company acquired MedPro to expand its existing specialty infusion business and to increase its presence in the mid-Atlantic Southern regions of the country. The results of operations for MedPro will be included in the Company's consolidated financial statements from the acquisition date.

        The Company is in the process of preparing for an initial public offering ("IPO"). The Company's expectation is that the IPO will occur during the latter half of 2014, though no assurances can be made. Upon completion of the IPO, all outstanding shares of capital stock will automatically convert into shares of newly-authorized shares of voting common stock. Additionally, prior to our IPO, the Company will affect a stock split in the form of a stock dividend. Accordingly, all share and per share amounts presented in these consolidated financial statements and notes thereto, will be adjusted, where applicable to reflect the conversions and split.

DIPLOMAT PHARMACY, INC.

Condensed Consolidated Balance Sheets (Unaudited)

	June 30, 2014 Pro Forma Shareholders' Equity (Note 15)	June 30, 2014	December 31, 2013
	(Dollars in Thousands, Except Par Values)
ASSETS
Current assets:
Cash and cash equivalents		$25,550	$9,109
Accounts receivable, net		139,490	104,047
Other receivables		6,067	6,247
Inventories		69,490	56,454
Deferred income taxes		155	—
Prepaid expenses and other current assets		3,178	1,924

Total current assets		243,930	177,781
Property and equipment, net		12,900	12,378
Capitalized software for internal use, net		9,002	6,564
Goodwill		22,851	1,537
Definite-lived intangible assets, net		43,747	7,100
Investment in non-consolidated entity		5,368	5,577
Other noncurrent assets		1,111	840

		$338,909	$211,777

LIABILITIES AND SHAREHOLDERS' DEFICIT
Current liabilities:
Accounts payable		$194,248	$142,353
Line of credit		79,876	62,622
Short-term debt, including current portion of long-term debt		3,949	6,693
Accrued compensation		2,500	2,703
Income taxes payable		1,333	—
Other accrued expenses		5,414	2,296

Total current liabilities		287,320	216,667
Long-term debt, less current portion		16,893	18,849
Deferred income taxes		2,261	—
Other noncurrent liabilities		2,289	673
Redeemable Series A Preferred Stock ($0.001 par value; 732 authorized shares at June 30, 2014; 731 issued and outstanding shares at June 30, 2014)	$—	101,815	—
Commitments and contingencies
Shareholders' equity (deficit):
Common stock:
Class A Voting Common Stock ($1.00 par value; 5,000 authorized shares; 195 issued and outstanding shares at both June 30, 2014 and December 31, 2013)	—	—	—
Class B Nonvoting Common Stock ($1.00 par value; 95,000 authorized shares; 3,705 issued and outstanding shares at June 30, 2014 and 4,080 issued and outstanding shares at December 31, 2013)	—	4	4
Class C Voting Common Stock ($1.00 par value; 732 authorized shares; none issued or outstanding)	—	—	—
Additional paid-in capital	27,160	(74,659)	4,446
Retained earnings (accumulated deficit)	2,986	2,986	(28,862)

Total shareholders' equity (deficit)	$30,146	(71,669)	(24,412)

		$338,909	$211,777

See accompanying notes to condensed consolidated financial statements.

DIPLOMAT PHARMACY, INC.

Condensed Consolidated Statements of Operations (Unaudited)

	Six Months Ended June 30,
	2014	2013
	(Dollars in Thousands, Except Per Share Amounts)
Net sales	$1,007,352	$704,525
Cost of goods sold	(948,275)	(663,883)

Gross profit	59,077	40,642
Selling, general and administrative expenses	(51,024)	(35,988)

Income from operations	8,053	4,654
Interest expense	(895)	(941)
Equity loss of non-consolidated entity	(710)	(311)
Other income	517	112

Income before income taxes	6,965	3,514
Income tax expense	(4,557)	—

Net income / net comprehensive income	2,408	3,514
Net income allocable to preferred shareholders	266	—

Net income allocable to common shareholders	$2,142	$3,514

Net income per common share:
Basic	$533.40	$822.05

Diluted	$491.55	$818.56

Weighted average shares outstanding:
Basic	4,016	4,275
Diluted	4,358	4,293
Pro Forma Data (Notes 1 and 15):
Income before income taxes	$6,965	$3,514
Income tax expense	(2,665)	(1,243)

Net income / net comprehensive income	4,300	2,271
Net income allocable to preferred shareholders	—	—

Net income allocable to common shareholders	$4,300	$2,271

Pro forma net income per common share:
Basic	$1,070.64	$531.21

Diluted	$986.65	$528.96

See accompanying notes to condensed consolidated financial statements.

DIPLOMAT PHARMACY, INC.

Condensed Consolidated Statements of Cash Flows (Unaudited)

	Six Months Ended June 30,
	2014	2013
	(Dollars in Thousands)
Cash Flows From Operating Activities
Net income	$2,408	$3,514
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,545	1,821
Share-based compensation expense	1,135	455
Equity loss of non-consolidated entity	710	311
Net provision for doubtful accounts	997	280
Amortization of debt issuance costs	182	96
Deferred income tax expense	2,105	—
Gain on disposal of property and equipment	(7)	(2)
Changes in operating assets and liabilities, net of business acquisition:
Accounts receivable	(27,154)	(5,013)
Inventories	(9,217)	(7,735)
Accounts payable	48,258	9,021
Other assets and liabilities	(1,135)	(2,231)

Net cash provided by operating activities	20,827	517
Cash Flows From Investing Activities
Payments to acquire business, net of cash acquired	(51,302)	—
Expenditures for capitalized software for internal use	(3,893)	(1,658)
Expenditures for property and equipment	(426)	(270)
Capital investment in and loans to non-consolidated entity	(500)	(1,750)
Net repayment (issuance) of related parties' notes receivable	150	(54)
Net proceeds from sales of equipment	17	13

Net cash used in investing activities	(55,954)	(3,719)
Cash Flows From Financing Activities
Net proceeds from line of credit	17,254	9,049
Payments on long-term debt	(4,701)	(5,758)
Proceeds from sale of preferred stock, net of transaction costs	101,815	—
Payments associated with stock and stock option redemptions	(62,800)	—
Shareholder distributions	—	(89)

Net cash provided by financing activities	51,568	3,202

Increase in cash and cash equivalents	16,441	—
Cash and cash equivalents at beginning of period	9,109	—

Cash and cash equivalents at end of period	$25,550	$—

Supplemental Cash Flow Information
Issuance of class B Nonvoting Common Stock as partial consideration for a business acquisition	$12,000	$—
Cash paid for interest	713	845

See accompanying notes to condensed consolidated financial statements.

DIPLOMAT PHARMACY, INC.

Condensed Consolidated Statement of Shareholders' Deficit (Unaudited)

	Common Stock
				Retained Earnings (Accumulated Deficit)
	Class A Voting	Class B Nonvoting	Additional Paid-in Capital		Total
	(Dollars in Thousands)
Balance at January 1, 2014	$—	$4	$4,446	$(28,862)	$(24,412)
Net income/net comprehensive income	—	—	—	2,408	2,408
Reclassification of S corporation accumulated deficit	—	—	(29,440)	29,440	—
Stock redemptions	—	—	(53,400)	—	(53,400)
Redemption of certain stock options	—	—	(9,400)	—	(9,400)
Issuance of Class B Nonvoting Common Stock as partial consideration for a business acquisition	—	—	12,000	—	12,000
Share-based compensation expense	—	—	1,135	—	1,135

Balance at June 30, 2014	$—	$4	$(74,659)	$2,986	$(71,669)

See accompanying notes to condensed consolidated financial statements.

DIPLOMAT PHARMACY, INC.

Notes to Condensed Consolidated Financial Statements (Unaudited)

(Dollars in Thousands, Except Per Share Amounts)

1. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING
POLICIES

        Business Activity:    Diplomat Pharmacy, Inc. d/b/a Diplomat Specialty Pharmacy (the "Company") is a specialty pharmacy sales business and includes all of its wholly owned subsidiaries including MedPro Rx, Inc. ("MedPro") and American Homecare Federation, Inc. ("AHF") that were acquired in June 2014 and December 2013, respectively. The Company stocks, dispenses and distributes prescriptions for various biotech and specialty pharmaceuticals and operates as one reportable segment. The Company has its corporate headquarters and main distribution facility in Flint, Michigan and maintains eight other pharmacy locations in Michigan, Illinois, Florida, California, Connecticut, Massachusetts and North Carolina.

        Interim Financial Statements:    The unaudited condensed consolidated financial statements of the Company have been prepared in accordance with the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP") have been condensed or omitted pursuant to such rules and regulations. These statements include all adjustments (consisting of normal recurring adjustments) that management believes are necessary for a fair presentation of the results of operations, financial position and cash flows of the Company. The Company's management believes that the disclosures are adequate to make the information presented not misleading when read in conjunction with the consolidated financial statements and the notes thereto included in the Company's annual financial statements for the year ended December 31, 2013. Operating results for the six months ended June 30, 2014 are not necessarily indicative of the results that may be expected for the year ending December 31, 2014.

        Principles of Consolidation:    The consolidated financial statements include the accounts of the Diplomat Pharmacy, Inc. and all of its wholly-owned subsidiaries. The Company also owns a 25% interest in a non-consolidated affiliate which is accounted for under the equity method of accounting. All intercompany transactions and accounts have been eliminated in consolidation.

        Use of Estimates:    The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported therein. Due to the inherent uncertainty involved in making estimates, actual results reported in future periods may be based upon amounts that differ from these estimates.

        Concentrations of Risk:    Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash on deposit with banks or other financial institutions and trade accounts receivable.

        A federal program provides non-interest bearing cash balances insurance coverage for up to $250 per depositor at each financial institution. The Company's cash balances may exceed federally insured limits.

        Concentration of credit risk with respect to trade receivables is limited by the large number of patients comprising the Company's customer base and their dispersion across multiple payors and multiple geographic areas. As of June 30, 2014 and December 31, 2013, the Company had no significant trade receivable concentrations of credit risk.

        Cash Equivalents:    The Company considers all highly liquid investments with maturities of 90 days or less from the date of purchase to be cash equivalents.

DIPLOMAT PHARMACY, INC.

Notes to Condensed Consolidated Financial Statements (Unaudited) (Continued)

(Dollars in Thousands, Except Per Share Amounts)

1. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING
POLICIES (Continued)

        Accounts Receivable and Allowance for Doubtful Accounts:    Accounts receivable primarily include amounts from third-party pharmacy benefit managers and insurance providers and are based on contracted prices. Trade receivables require no collateral and are on an unsecured basis. Accounts receivable terms vary by payor, but generally are due within 30 days after the sale of the product or performance of the service.

        The Company maintains an allowance for doubtful accounts that reduces receivables to amounts that are expected to be collected. In estimating the allowance, management considers factors such as current overall economic conditions, historical and anticipated customer performance, historical experience with write-offs, and the level of past due accounts. Changes in these conditions may result in additional allowances. Once an amount is deemed to be uncollectible, the amount is written off against the allowance. The allowance for doubtful accounts as of June 30, 2014 and December 31, 2013 was $1,159 and $849, respectively.

        Inventories:    Inventories are stated at the lower of cost or market and consist primarily of prescription medications, over-the-counter ("OTC") medications and medical supplies. Cost is determined using the first-in, first-out method and are adjusted to actual cost quarterly based on a physical count. Inventory is returnable and fully refundable before six months of expiration, and any remaining expired medication is relieved from inventory quarterly. The Company records an estimated reserve for service fees and other deductions from the refund expected for returns of expired medication.

        Property and Equipment:    Property and equipment are valued at cost less accumulated depreciation. Expenditures for maintenance and repairs are expensed as incurred, while expenditures that increase asset lives are capitalized. Depreciation is computed generally on a straight-line basis over the estimated useful lives of the assets. For income tax purposes, accelerated methods of depreciation are generally used.

        When items of property or equipment are sold or retired, the related cost and accumulated depreciation are removed from the accounts, and any gain or loss is included in earnings.

        Construction in progress is stated at cost, which includes the cost of construction and other direct costs attributable to the construction. No provision for depreciation is made on construction in progress until such time as the relevant assets are completed and put into use.

        Assets held for sale are carried at the lower of their historical depreciated costs or estimated fair values less costs to sell.

        Capitalized Software for Internal Use:    The Company has also developed software for internal use. The Company expenses the costs incurred during the preliminary project stage, and capitalizes the direct development costs (including the associated payroll and related costs for employees working on development, and outside contractor costs) during the application development stage. The Company monitors development on an ongoing basis and capitalizes the costs of any major improvements or new functionality. Amortization is computed generally on a straight-line basis over the estimated useful lives of the assets. For income tax purposes, accelerated methods of amortization are generally used.

DIPLOMAT PHARMACY, INC.

Notes to Condensed Consolidated Financial Statements (Unaudited) (Continued)

(Dollars in Thousands, Except Per Share Amounts)

1. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING
POLICIES (Continued)

        Goodwill:    Goodwill represents excess purchase price paid for a business over the estimated fair value of its acquired net assets related to the Company's acquisitions of MedPro and AHF on June 27, 2014 and December 16, 2013, respectively. See Note 2 for further details.

        Goodwill will be reviewed for impairment annually, or more frequently if impairment indicators exist. Accounting guidance provides the option of performing a qualitative assessment that may allow companies to forego the annual two-step quantitative impairment test for goodwill if it is determined that the fair value of the applicable reporting unit is more likely than not greater than its carrying value. This qualitative assessment evaluates various events and circumstances, such as macro-economic conditions, industry and market conditions, cost factors, relevant events and financial trends, that may impact a reporting unit's fair value. If the two-step impairment test for goodwill is deemed necessary, this quantitative impairment analysis compares the fair values of the Company's reporting units to their related carrying values. If a reporting unit's carrying value exceeds its fair value, the Company must then calculate the reporting unit's implied fair value of goodwill and impairment charges are recorded for any excess of the goodwill carrying value over the implied fair value of goodwill. The reporting units' fair values are based upon consideration of various valuation methodologies, including projected future cash flows discounted at rates commensurate with the risks involved, guideline transaction multiples, and multiples of current and future earnings.

        Definite-Lived Intangible Assets:    Intangible assets consist of the assets related to the acquisitions of AHF and MedPro, and are amortized over their estimated useful lives using the accelerated method for patient relationships, and the straight line method for the remaining intangible assets.

        Long-Lived Asset Impairment Testing:    Long-lived assets, which include property, equipment, capitalized software, investment in non-consolidated affiliate and definite-lived intangible assets, are periodically reviewed for impairment indicators. In assessing long-lived assets for impairment, assets are grouped with other assets and liabilities at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities. If impairment indicators exist, the Company performs an undiscounted cash flow test to determine recoverability. If this recoverability test identifies a possible impairment, management will perform a fair value analysis. Fair values of long-lived assets are determined through various techniques, such as applying probability weighted, expected present value calculations to the estimated future cash flows using assumptions a market participant would utilize or through the use of valuation specialists. The Company compares the fair value of the long-lived asset to its net carrying value and an impairment charge is recorded for the amount by which the net carrying value of the long-lived asset exceeds its fair value.

        Debt Issuance Costs:    Debt issuance costs related to the Company's revolving line of credit are capitalized within "Other noncurrent assets" and amortized as interest expense on a straight-line basis over the term of the agreement for which the fees were paid.

        Share-Based Compensation:    The Company expenses the grant date fair values of its employee stock options over their respective vesting periods on a straight-line basis. Estimating grant date fair values for employee stock options requires management to make assumptions regarding the current value of the Company's common shares, expected volatility of value of those underlying shares, the risk-free rate over the expected life of the stock options, and the date on which share-based payments will be settled. The Company estimates its common share fair value using the income approach and

DIPLOMAT PHARMACY, INC.

Notes to Condensed Consolidated Financial Statements (Unaudited) (Continued)

(Dollars in Thousands, Except Per Share Amounts)

1. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING
POLICIES (Continued)

market approach using the market comparable method. Expected volatility is based on an implied volatility for a group of industry-relevant healthcare companies as of the measurement date. Risk-free rate is determined based upon U.S. Treasury rates over the estimated expected option lives. Expected dividend yield is zero as the Company does not anticipate that any dividends will be declared during the expected term of the options. Expected option life is less than the option term. If actual results differ significantly from these estimates and assumptions, particularly in relation to management's estimation of volatility which requires the most judgment due to the Company being a private entity, share-based compensation expense, primarily with respect to future share-based awards, could be materially impacted.

        Revenue Recognition:    The Company recognizes revenue from prescription drug sales for home delivery at the time the drugs are shipped. At the time of shipment, the Company has performed substantially all of its obligations under its payor contracts and does not experience a significant level of returns or reshipments. If the Company administers a drug treatment regimen in a patient's home, the Company recognizes revenue at the time of administration. Revenues from dispensing specialty prescriptions that are filled at an open door or retail pharmacy location are recorded at prescription adjudication, which approximates fill date. Sales taxes are presented on a net basis (excluded from revenues and costs). Revenues generated from prescription drugs were $1,001,438 and $699,700 for the six months ended June 30, 2014 and 2013, respectively.

        Shipping and handling costs are not billed to patients; therefore, there are no shipping and handling revenues. Conversely, the Company recognizes shipping and handling costs as incurred by the Company as a component of "Selling, general and administrative expenses" and were $5,881 and $4,817 for the six months ended June 30, 2014 and 2013, respectively.

        The Company recognizes revenue from service, data and consulting services when the services have been performed and the earnings process is complete. Revenues generated from service, data and consulting services were $5,914 and $4,825 for the six months ended June 30, 2014 and 2013, respectively.

        The Company derived its revenue from the following therapeutic classes:

	Six Months Ended June 30,
	2014	2013
Oncology	$477,640	$340,221
Immunology(1)	211,972	174,712
Multiple Sclerosis	105,378	76,459
Other (none greater than 10%)	212,362	113,133

	$1,007,352	$704,525

(1)
Includes drugs dispensed to treat arthritis, crohn's disease and psoriasis.

DIPLOMAT PHARMACY, INC.

Notes to Condensed Consolidated Financial Statements (Unaudited) (Continued)

(Dollars in Thousands, Except Per Share Amounts)

1. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING
POLICIES (Continued)

        Advertising and Marketing Costs:    Advertising and marketing costs are expensed as incurred and were $488 and $337 for the six months ended June 30, 2014 and 2013, respectively.

        Income Taxes:    Prior to January 23, 2014, the Company had elected to be taxed under the provisions of Subchapter S of the Internal Revenue Code. Under these provisions, the Company did not pay federal corporate income taxes on its taxable income. Instead, the stockholders were liable for individual federal income taxes on their respective shares of the Company's taxable income. Distributions were made periodically to the Company's shareholders to the extent needed to cover their income tax liability based on the Company's taxable income.

        On January 23, 2014, the Company changed its income tax status from an S corporation to a C corporation. Accordingly, on that date, the Company recorded a net deferred income tax liability of $2,492 and reclassified all of its accumulated deficit, inclusive of the net deferred tax liability adjustment, into additional paid-in capital. The pro forma data presented on the condensed consolidated statements of operations give effect to the Company's election to be a C corporation as if that election was made effective January 1, 2013, in addition to also giving effect to the conversion of Series A Preferred Stock as described in Note 15.

        As a C corporation, the Company accounts for income taxes under the asset and liability approach. Deferred tax assets or liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities and on tax credit carryforwards as measured by the enacted tax rates which will be in effect when these items impact the tax returns. The Company provides a valuation allowance against net deferred tax assets unless, based upon the available evidence, it is more likely than not that the deferred tax assets will be realized.

        The Company prepares and file tax returns based on interpretations of tax laws and regulations. In the normal course of business the Company's tax returns are subject to examination by various taxing authorities. Such examinations may result in future tax and interest assessments by these taxing authorities. In determining the Company's tax provision for financial reporting purposes, the Company establishes a reserve for uncertain income tax positions unless it is determined to be "more likely than not" that such tax positions would be sustained upon examination, based on their technical merits. That is, for financial reporting purposes, the Company only recognizes tax benefits taken on the tax return if it believes it is "more likely than not" that such tax position would be sustained. There is considerable judgment involved in determining whether it is "more likely than not" that such tax positions would be sustained. As of June 30, 2014, the Company has no recorded uncertain tax positions.

        The Company adjusts its tax reserve estimates periodically because of ongoing examinations by, and settlements with, varying taxing authorities, as well as changes in tax laws, regulations and interpretations. The consolidated tax provision of any given year includes adjustments to prior year income tax accruals and related estimated interest charges that are considered appropriate. The Company's policy is to recognize, when applicable, interest and penalties on uncertain income tax positions as part of income tax expense.

        Earnings per Share:    The Company computes net earnings per common share using the two-class method as its preferred shares meet the definition of a participating security and thereby share in the net income or loss of the Company on a ratable basis with the common stockholders. The preferred shares portion of net income for the six months ended June 30, 2014 was 11%. Basic net income per

DIPLOMAT PHARMACY, INC.

Notes to Condensed Consolidated Financial Statements (Unaudited) (Continued)

(Dollars in Thousands, Except Per Share Amounts)

1. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING
POLICIES (Continued)

common share is computed by dividing net income allocable to common stockholders by the weighted average number of common shares outstanding during the period. Diluted earnings per common share further includes any common shares available to be issued upon exercise of outstanding stock options if such inclusion would be dilutive.

        New Accounting Pronouncements:    In February 2013, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") No. 2013-4, Liabilities (Topic 405): Obligations Resulting from Joint and Several Liability Arrangements for Which the Total Amount of the Obligation is Fixed at the Reporting Date. This ASU is effective for interim and annual periods beginning after December 15, 2013 and requires the measurement of obligations resulting from joint and several liability arrangements for which the total amount of the obligation is fixed at the reporting date as the sum of: a) the amount the reporting entity agreed to pay on the basis of its arrangement among its co-obligors; and b) any additional amount the reporting entity expects to pay on behalf of its co-obligors. Required disclosures include a description of the joint-and-several arrangement and the total outstanding amount of the obligation for all joint parties. The Company's adoption of this guidance had no impact on its financial position, results of operations, cash flows or disclosures.

        In July 2013, the FASB issued ASU No. 2013-11, Income Taxes (Topic 740): Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists. This ASU is effective for fiscal years and interim periods beginning after December 15, 2013 and changes the presentation of unrecognized tax benefits. The Company's adoption of this guidance had no impact on its financial position, results of operations, cash flows or disclosures.

        In April 2014, the FASB issued ASU No. 2014-8, Presentation of Financial Statements (Topic 205) and Property, Plant, and Equipment (Topic 360): Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity. This ASU is effective within annual periods beginning on or after December 15, 2014, and interim periods within annual periods beginning on or after December 15, 2015 with early adoption permitted in certain circumstances. This ASU changes the requirements for reporting discontinued operations. The Company is currently evaluating the impact that the adoption of this guidance will have on its financial position, results of operations, cash flows and/or disclosures.

        In May 2014, the FASB issued ASU No. 2014-9, Revenue from Contracts with Customers (Topic 606). This ASU is effective for annual periods beginning after December 15, 2016, including interim periods within that reporting period. This ASU changes the requirements for revenue recognition. The Company is currently evaluating which of the several adoption methods it will select and what impact that the adoption of this guidance will have on its financial position, results of operations, cash flows and/or disclosures.

        In June 2014, the FASB issued ASU No. 2014-12, Compensation—Stock Compensation (Topic 718): Accounting for Share-Based Payments When the Terms of an Award Provide That a Performance Targets Could Be Achieved after the Requisite Service Period. This ASU is effective within annual periods beginning on or after December 15, 2015, including interim periods within that reporting period. This ASU requires that a performance target that affects vesting and that could be achieved after the requisite service period be treated as a performance condition. The Company is currently evaluating the impact that the adoption of this guidance will have on its financial position, results of operations, cash flows and/or disclosures.

DIPLOMAT PHARMACY, INC.

Notes to Condensed Consolidated Financial Statements (Unaudited) (Continued)

(Dollars in Thousands, Except Per Share Amounts)

2. BUSINESS ACQUISITIONS

MedPro

        On June 27, 2014, the Company acquired all of the authorized, issued and outstanding shares of capital stock of MedPro for a total acquisition price of approximately $68,240, excluding related acquisition costs. Included in the total acquisition price is $51,970 in cash, 84.31703 restricted shares of the Company's Class B Nonvoting Common Stock valued at approximately $12,000, and contingent consideration fair valued at $4,270, with a maximum payout of $11,500 of contingent consideration that is based upon the achievement of certain revenue and gross profit targets in each of the twelve month periods ending June 30, 2015 and 2016. At the closing of the acquisition, approximately $3,503 of the purchase consideration was deposited into an escrow account that will be held for two years after the closing date to satisfy any of the Company's indemnification claims. The Company incurred related acquisition costs of approximately $635 that were expensed through "Selling, general and administrative expenses" during the six months ended June 30, 2014.

        MedPro is a specialty pharmacy focused on specialty infusion therapies including hemophilia and immune globulin based in Raleigh, North Carolina. The Company acquired MedPro to expand its existing specialty infusion business and to increase its presence in the mid-Atlantic and Southern regions of the country. The Company ascribes significant value to the cost reductions as well as synergies and other benefits that do not meet the recognition criteria of acquired identifiable intangible assets. Accordingly, the value of these components is included within goodwill. The acquisition is treated as a stock purchase for accounting purposes, and the goodwill resulting from this acquisition is deductible for tax purposes. The results of operations for MedPro are included in the Company's condensed consolidated financial statements from the acquisition date and are not material for the three days ended June 30, 2014.

        The Company did not acquire MedPro's affiliate from which MedPro leased certain operating and other facilities. Instead, the Company, commensurate with the acquisition, entered into a five-year external lease agreement for the facilities with similar terms. As the Company does not direct the significant activities of the lessor, it is not consolidated into the Company's financial statements.

        The Company accounted for its acquisition of MedPro using the acquisition method as required by FASB Accounting Standards Codification ("ASC") Topic 805, Business Combinations ("FASB ASC 805"). A summary of the preliminary fair value determination of the acquired assets and liabilities from the MedPro acquisition is as follows:

Cash and cash equivalents	$668
Accounts receivable	9,050
Inventories	3,819
Prepaid expenses and other current assets	204
Property and equipment	697
Capitalized software for internal use	25
Goodwill	21,338
Definite-lived intangible assets	37,099
Current liabilities	(4,660)

$68,240

DIPLOMAT PHARMACY, INC.

Notes to Condensed Consolidated Financial Statements (Unaudited) (Continued)

(Dollars in Thousands, Except Per Share Amounts)

2. BUSINESS ACQUISITIONS (Continued)

        Definite-lived intangible assets that were acquired and their respective useful lives are as follows:

	Useful Life	Amount
Patient relationships	10 years	$24,000
Trade names and trademarks	10 years	8,700
Non-compete employment agreements	5 years	4,399

		$37,099

        The Company determined the estimated fair values of MedPro's identifiable long-lived assets with assistance from an independent valuation firm. That firm also assisted in the Company's determination of the fair value of the contingent consideration utilizing historical results, forecasted operating results of MedPro for each of the twelve month periods ending June 30, 2015 and 2016, and the corresponding contractual contingent payouts based on those results discounted at rates commensurate with the uncertainty involved.

        Given the proximity of the acquisition date to quarter-end, the Company recorded no amortization expense for the six months ended June 30, 2014. Amortization of these definite-lived intangible assets began on July 1, 2014.

AHF

        On December 16, 2013, the Company acquired all of the authorized, issued and outstanding shares of capital stock of AHF for a total acquisition price of approximately $13,449, excluding related acquisition costs. Included in the total acquisition price was approximately $12,100 in cash and contingent consideration fair valued at $1,300, with a maximum payout of $2,000 of contingent consideration that is based on achieving certain revenue and gross profit targets in each of the two years ending December 31, 2014 and 2015. At the closing of the acquisition, approximately $1,353 of the purchase consideration was deposited into an escrow account that will be held for two years after the closing date to satisfy any of the Company's indemnification claims. The Company incurred related acquisition costs of approximately $499 that were expensed through "Selling, general and administrative expenses" during the twelve months ended June 30, 2014.

        AHF provides clotting medications, ancillaries and supplies to individuals with bleeding disorders, such as hemophilia. AHF has provided pharmacy services exclusively to the bleeding disorders community since 1989. The acquisition of AHF will allow the Company to participate in AHF's direct purchase agreements with key hemophilia manufacturers while also providing AHF access to the Company's proprietary care management modules to better manage clinical care of the AHF patients. The Company ascribes significant value to the cost reductions as well as synergies and other benefits that do not meet the recognition criteria of acquired identifiable intangible assets. Accordingly, the value of these components is included within goodwill. The acquisition is treated as a stock purchase for accounting purposes, and the goodwill resulting from this acquisition is deductible for tax purposes. The results of operations for AHF are included in the Company's condensed consolidated financial statements from the acquisition date.

DIPLOMAT PHARMACY, INC.

Notes to Condensed Consolidated Financial Statements (Unaudited) (Continued)

(Dollars in Thousands, Except Per Share Amounts)

2. BUSINESS ACQUISITIONS (Continued)

        The Company did not acquire AHF's affiliate from which AHF leased its operating facility. Instead, the Company, commensurate with the acquisition, entered into a five-year external lease agreement for the facility with similar terms. As the Company does not direct the significant activities of the lessor, it is not consolidated into the Company's financial statements.

        The Company accounted for its acquisition of AHF using the acquisition method as required by FASB Accounting Standards Codification Topic 805, Business Combinations. A summary of the preliminary fair value determination of the acquired assets and liabilities from the AHF acquisition is as follows:

Cash and cash equivalents	$1,917
Accounts receivable	3,512
Inventories	1,138
Prepaid expenses and other current assets	27
Property and equipment	182
Goodwill	1,513
Definite-lived intangible assets	7,100
Current liabilities	(1,940)

$13,449

        Definite-lived intangible assets that were acquired and their respective useful lives are as follows:

	Useful Life	Amount
Patient relationships	10 years	$5,100
Trade names and trademarks	10 years	1,400
Non-compete employment agreements	5 years	600

		$7,100

        The Company determined the estimated fair values of AHF's identifiable long-lived assets with assistance from an independent valuation firm. That firm also assisted in the Company's determination of the fair value of the contingent consideration utilizing historical results, forecasted operating results of AHF for each of the two years ending December 31, 2014 and 2015, and the corresponding contractual contingent payouts based on those results discounted at rates commensurate with the uncertainty involved. Based on operating results since AHF's acquisition, the Company increased the estimated contingent payout to the maximum $2,000 total and therefore increased the related liability at fair value to $1,621 as of June 30, 2014, with a $321 charge to "Selling, general and administrative expenses" during the six months ended June 30, 2014.

        Given the proximity of the acquisition date to year-end, the Company recorded no amortization expense for the year ended December 31, 2013. Amortization of these definite-lived intangible assets began on January 1, 2014. Amortization expense was $452 for the six months ended June 30, 2014.

DIPLOMAT PHARMACY, INC.

Notes to Condensed Consolidated Financial Statements (Unaudited) (Continued)

(Dollars in Thousands, Except Per Share Amounts)

2. BUSINESS ACQUISITIONS (Continued)

Pro Forma Results

        The following unaudited pro forma results for the six months ended June 30, 2014 assume that the MedPro acquisition occurred as of January 1, 2013 and are inclusive of purchase price adjustments. The following unaudited pro forma results for the six months ended June 30, 2013 assume that both the MedPro acquisition and the AHF acquisition occurred as of January 1, 2013 and are inclusive of purchase price adjustments. This pro forma information is not necessarily indicative of the results that actually would have been obtained had the acquisitions been in effect for the periods presented nor that may be obtained in the future.

	Six Months Ended June 30,
	2014	2013
Net sales	$1,051,132	$757,911

Net income	$2,674	$2,429

Net income per common share—basic	$587.32	$557.24

Net income per common share—diluted	$542.10	$554.95

3. FAIR VALUE MEASUREMENTS

        Accounting guidance clarifies that fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based upon assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, a three-tier fair value hierarchy was established, which prioritizes the inputs used in measuring fair value as follows:

  Level
  1:    Observable inputs such as quoted prices in active markets;

  Level
  2:    Inputs, other than quoted prices in active markets, that are observable either directly or indirectly; and

  Level
  3:    Unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions.

        An asset's or liability's fair value measurement level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. Valuation techniques used need to maximize the use of observable inputs and minimize the use of unobservable inputs.

        Assets and liabilities measured at fair value are based on one or more of the following three valuation techniques noted in FASB ASC Topic 820:

  A.
  Market approach:    Prices and other relevant information generated by market transactions involving identical or comparable assets or liabilities.

  B.
  Cost approach:    Amount that would be required to replace the service capacity of an asset (replacement cost).

DIPLOMAT PHARMACY, INC.

Notes to Condensed Consolidated Financial Statements (Unaudited) (Continued)

(Dollars in Thousands, Except Per Share Amounts)

3. FAIR VALUE MEASUREMENTS (Continued)

  C.
  Income approach:    Techniques to convert future amounts to a single present amount based upon market expectations (including present value techniques, option-pricing and excess earnings models).

        Assets and liabilities of the Company remeasured and disclosed at fair value on a recurring basis at December 31, 2013 are set forth in the table below:

	Asset (Liability)	Level 2	Valuation Technique
December 31, 2013:
Interest rate swap contract	$(16)	$(16)	C

        The significant inputs, primarily the LIBOR yield curve, used to determine the fair value of the Company's interest rate swap contract were considered Level 2 observable market inputs. The Company monitored the credit and nonperformance risk associated with its counterparty and believed them to be insignificant and not warranting a credit adjustment at December 31, 2013.

        The Company's interest rate swap agreement had an original notional amount of $2,160, equal to a mortgage loan with Bank of America. The purpose of the swap agreement was to fix the interest rate on the monthly balance of the mortgage and reduce exposure to interest rate fluctuations. Under the agreement, the Company paid the counterparty interest at a fixed rate of 2.72% and received interest at a variable rate, adjusted quarterly and based on LIBOR. Because this instrument is not classified as a hedging activity, changes in the fair value of this instrument are included in interest expense on the accompanying condensed consolidated statements of operations. Fair value of the interest rate swap agreement was recorded in "Other accrued expenses" on the December 31, 2013 condensed consolidated balance sheet. This agreement was terminated in February 2014 at a cost of $9.

        The carrying amounts of the Company's financial instruments, consisting primarily of cash and cash equivalents, accounts receivable, accounts payable and other liabilities, approximate their estimated fair values due to the relative short-term nature of the amounts. The carrying amount of debt approximates fair value due to variable interest rates at customary terms and rates the Company could obtain in current financing.

4. INVENTORIES

        Inventories consist of the following:

	June 30, 2014	December 31, 2013
Prescription medications, OTC medications and medical supplies, and retail items	$69,216	$56,155
Raw materials	256	284
Finished goods	18	15

	$69,490	$56,454

DIPLOMAT PHARMACY, INC.

Notes to Condensed Consolidated Financial Statements (Unaudited) (Continued)

(Dollars in Thousands, Except Per Share Amounts)

5. PROPERTY AND EQUIPMENT

        Property and equipment are recorded at cost and are depreciated over the estimated useful lives of the respective assets using the straight-line method. Depreciation expense was $695 and $689 for the six months ended June 30, 2014 and 2013, respectively.

        Property and equipment consist of the following:

	Useful Life		June 30, 2014	December 31, 2013
Land	—		$332	$332
Buildings	40 years		7,549	7,419
Building and leasehold improvements	5 - 15 years	*	889	889
Equipment and fixtures	5 - 10 years		7,212	6,465
Computer equipment	3 - 5 years		2,147	2,096
Vehicles	5 years		59	82
Construction in progress	—		294	25

			18,482	17,308
Accumulated depreciation			(5,582)	(4,930)

			$12,900	$12,378

*
Unless applicable lease term is shorter

        Included in "Prepaid expenses and other current assets" on the condensed consolidated balance sheets are certain properties held for sale with a carrying value of $300 at both June 30, 2014 and December 31, 2013.

6. CAPITALIZED SOFTWARE FOR INTERNAL USE

        Capitalized software for internal use is recorded at cost and is amortized over the estimated useful lives of the respective assets using the straight-line method. Amortization expense was $1,398 and $1,132 for the six months ended June 30, 2014 and 2013, respectively.

        Balances of capitalized software for internal use are as follows:

	Useful Life	June 30, 2014	December 31, 2013
Capitalized software for internal use	3 years	$13,692	$13,638
Construction in progress		4,723	941

		18,415	14,579
Accumulated amortization		(9,413)	(8,015)

		$9,002	$6,564

DIPLOMAT PHARMACY, INC.

Notes to Condensed Consolidated Financial Statements (Unaudited) (Continued)

(Dollars in Thousands, Except Per Share Amounts)

7. INVESTMENT IN NON-CONSOLIDATED ENTITY

        In October 2011, the Company purchased a 25% minority interest in WorkSmartMD, L.L.C., also known as Ageology, for $5,000 of cash consideration, which was paid in installments during 2011, 2012 and 2013. No further payments or other commitments are required as of June 30, 2014. Because the Company does not direct the activities that most significantly impact the economic performance of Ageology, management has determined that the Company is not its primary beneficiary.

        Ageology is an anti-aging physician network dedicated to nutrition, fitness and hormones, and has created a commercial software product for anti-aging physician practices that is in the late stages of development. The Company accounts for Ageology under the equity method, as it has significant influence over its operations. The Company's portion of Ageology's net losses were $710 and $311 for the six months ended June 30, 2014 and 2013, respectively. The Company's equity investment balance in Ageology at June 30, 2014 and December 31, 2013 was $2,868 and $3,577, respectively.

        During January 2014, the Company entered into a $500 8% per annum interest-bearing secured promissory note receivable from Ageology. During November and December 2013, the Company entered into two $1,000 6% per annum interest-bearing promissory notes receivable from Ageology. The notes are secured by all personal property and fixtures owned by Ageology. While due on demand, the Company does not intend to call the notes anytime prior to June 30, 2015 and, accordingly, reflects the notes as noncurrent assets within "Investment in non-consolidated entity" on the Condensed Consolidated Balance Sheets.

        The following table presents summarized financial information of Ageology:

	Six Months Ended June 30,
	2014	2013
Statements of Operations:
Net sales	$1	$1
Net loss	(2,839)	(1,244)

8. LINE OF CREDIT

        On July 20, 2012, the Company entered into a five-year line of credit with General Electric Capital Corporation ("GE"). The original facility was comprised of a $60,000 revolving loan commitment, which is secured by security interest in and lien upon substantially all of the Company's assets, not otherwise encumbered. The Company maintains a depository bank account where money is swept directly to the line of credit. Advances under the revolving credit loan commitment are limited to a borrowing base that consists of approximately 85% of the book value of eligible accounts receivable. In 2013, the facility was amended to increase the aggregate revolving loan commitments under the line of credit from $60,000 to $85,000. On June 26, 2014, the facility was amended to increase the aggregate revolving loan commitments under the line of credit from $85,000 to $120,000. As of June 30, 2014, the Company had $79,876 of borrowings outstanding and had $18,176 of availability under the line of credit. Additionally, the facility allows incremental increases in the line of credit or issuances of term loans up to an aggregate amount of $25,000, subject to specific conditions.

DIPLOMAT PHARMACY, INC.

Notes to Condensed Consolidated Financial Statements (Unaudited) (Continued)

(Dollars in Thousands, Except Per Share Amounts)

8. LINE OF CREDIT (Continued)

        Interest on borrowings are charged at a rate equal to either: (a) the base rate, which equates to the rate last quoted by The Wall Street Journal as the "Prime Rate" or as further defined in the agreement in the absence of such, plus an applicable margin (the "Base Rate"); or (b) LIBOR, as defined by the agreement, plus an applicable margin. The applicable margin on the Base Rate borrowings is 0.75% and on LIBOR rate borrowings is 1.75%. The effective interest rate for Base Rate borrowings at both June 30, 2014 and December 31, 2013 was 4.00%. The effective rate on LIBOR rate borrowings at June 30, 2014 and December 31, 2013 was 1.90% and 1.92%, respectively. At June 30, 2014, the Company had Base Rate borrowings outstanding in the amount $39,876 and LIBOR rate borrowings outstanding in the amount of $40,000. Additionally, the Company is charged a monthly unused commitment fee ranging from 0.25% to 0.50% on the average unused daily balance.

        In connection with securing and amending this facility, the Company incurred transaction costs totaling $1,424. These costs are being amortized as interest expense over the remaining life of the line of credit.

        The revolving credit commitment with GE contains certain financial and non-financial covenants. The Company was in compliance with all covenants as of June 30, 2014 and December 31, 2013.

9. DEBT

        Debt consists of the following:

	June 30, 2014	December 31, 2013
Note payable to an individual; payable monthly in the amount of $242-$282 including interest at 1.3% through January 2017; secured by redeemed shares held in escrow per the pledge agreement and subordinated to the line of credit commitment	$12,651	$14,252
Note payable to a shareholder; payable quarterly in the amount of $100 including interest at 1.3%; matures July 20, 2017; secured by redeemed shares held in escrow per the pledge agreement and subordinated to the line of credit commitment	7,082	7,235
Mortgage with JPMorgan Chase; was payable in quarterly payments of principal of $124 plus interest at a rate per year equal to the adjusted LIBOR rate plus the floating rate; was paid off in May 2014	—	2,728
Note payable to an individual; payable quarterly in the amount of $79 including interest at 4.25%; matures July 20, 2017; secured by redeemed shares held in escrow per the pledge agreement and subordinated to the line of credit commitment	949	1,087
Note payable to an individual; payable quarterly in the amount of $40 interest free; matures June 15, 2015; unsecured and subordinated to the line of credit commitment	160	240

	20,842	25,542
Less short-term debt, including current portion of long-term debt	(3,949)	(6,693)

Long-term debt, less current portion	$16,893	$18,849

DIPLOMAT PHARMACY, INC.

Notes to Condensed Consolidated Financial Statements (Unaudited) (Continued)

(Dollars in Thousands, Except Per Share Amounts)

10. INCOME TAXES

        Significant components of the expense for income taxes for the period from January 23, 2014 to June 30, 2014 are as follows:

Current:
Federal	$(2,256)
State and local	(195)

Total current	(2,451)
Deferred:
Federal	(1,973)
State and local	(133)

Total deferred	(2,106)

$(4,557)

        Included in the deferred tax expense is a $2,492 expense recorded upon the January 23, 2014 effectiveness of the Company's election to become a C corporation.

        The reconciliation of income taxes computed at the United States federal statutory tax rate to income tax expense for the six months ended June 30, 2014 is:

Income tax expense at United States statutory rate	$(2,438)
Tax effect from:
Earnings while an S corporation	651
Adoption of C corporation status	(2,492)
State income taxes, net of federal benefit	(195)
Other	(83)

Income tax expense	$(4,557)

        Significant components of the Company's deferred tax assets and liabilities at June 30, 2014 are as follows:

Deferred tax assets:
Inventories	$53
Compensation and benefits	1,795
Other temporary differences	557

Total deferred tax assets	2,405
Deferred tax liabilities:
Property and intangible assets	(1,928)
Investment in non-consolidated entity	(1,987)
Prepaid expenses	(596)

Total deferred tax liabilities	(4,511)

Net deferred tax liabilities	$(2,106)

DIPLOMAT PHARMACY, INC.

Notes to Condensed Consolidated Financial Statements (Unaudited) (Continued)

(Dollars in Thousands, Except Per Share Amounts)

11. COMMITMENTS AND CONTINGENCIES

Claims and Lawsuits

        The Company is subject to claims and lawsuits that arise primarily in the ordinary course of business. It is the opinion of the Company that the disposition or ultimate resolution of such claims and lawsuits will not have a material adverse effect on the consolidated financial position of the Company.

Purchase Commitments

        The Company purchases a significant portion of its prescription drug inventory from AmerisourceBergen, a prescription drug wholesaler. The Company entered into an agreement in January 2012 with AmerisourceBergen that required a minimum of $3,500,000 in purchase obligations over a five-year period. The Company fully expects to meet this requirement. Furthermore, the Company has alternative vendors available if necessary.

        The Company purchases certain prescription drugs from Celgene, a drug manufacturer. These purchases also comprise a large portion of the Company's prescription drug inventory. The Company has no minimum purchase obligation with Celgene.

Lease Commitments

        The Company leases multiple pharmacy and distribution facilities and office equipment under various operating lease agreements expiring through December 2017. Total rental expense under operating leases, exclusive of property taxes, insurance and other occupancy costs generally payable by the Company, was $916 and $457 for the six months ended June 30, 2014 and 2013, respectively.

12. CAPITAL STOCK

        Pursuant to the Second Amended and Restated Articles of Incorporation dated March 31, 2014, the Company has the following classes of capital stock:

Class	Par Value	Authorized	Voting Rights
Class A Common	$1.00	5,000	20 votes per share
Class B Common	$1.00	95,000	Nonvoting
Class C Common	$1.00	732	One vote per share
Series A Preferred	$0.001	732	As described below

		101,464

        Each class of common stock has equal and identical rights, preferences and limitations, other than for voting rights. As of June 30, 2014, a shareholder agreement representing 285 shares of Class B Nonvoting Common Stock contains provisions that, upon death of the shareholder or termination of his employment from the Company, all shares immediately will be deemed to have been offered for sale to the Company at an agreed-upon price, meant to represent the then-current market value of such shares, and terms, as set forth in the shareholder agreement. The Company will then be required to purchase the shares. The Series A Preferred Stock is entitled to vote as if converted into Class C Voting Common Stock on the voting date.

DIPLOMAT PHARMACY, INC.

Notes to Condensed Consolidated Financial Statements (Unaudited) (Continued)

(Dollars in Thousands, Except Per Share Amounts)

12. CAPITAL STOCK (Continued)

        The Series A Preferred Stock has no coupon rate, is convertible into Class C Voting Common Stock at any time at the option of the holder, has optional redemption rights and has liquidation preferences. The conversion rate is on a one-for-one basis, subject to adjustment for stock splits and subdivisions, stock combinations, certain future issuances of common stock or common stock equivalents at effective prices lower than the then-applicable conversion rate, and other circumstances as described in the amended articles of incorporation. The Series A Preferred Stock automatically converts into Class C Voting Common Stock upon either (i) a qualified common stock public offering (as defined), or (ii) an affirmative vote of the majority of the Series A Preferred Stock.

        Pursuant to an affirmative vote of the majority of the Series A Preferred Stock, the holders thereof can demand redemption of all outstanding shares of Series A Preferred Stock anytime on or after the earlier of (i) January 23, 2021, (ii) such time as the Company's aggregate market price (as defined) is equal or greater than $5,000,000, and (iii) such time as certain changes are made to the Company's board of directors, certain executive officers and/or certain controlling shareholders. The redemption price is payable in cash and will be the greater of the original issuance price plus all declared but unpaid dividends and fair market value (as defined). Because of these redemption features, the Series A Preferred Stock is reflected outside of permanent equity on the Company's Condensed Consolidated Balance Sheet. Upon a liquidation event (as defined) the Series A Preferred Stockholders are entitled to receive the greater of (i) the sum of the original issuance price plus a 15% return compounded annually and (ii) the amount they would receive upon the liquidation had the Series A Preferred Stock converted into Class C Voting Common Stock on the liquidation date.

        In January 2014, the Company entered into a Series A Preferred Stock Purchase Agreement with T.Rowe Price under which the Company issued to T.Rowe Price 351.32097 shares of Series A Preferred Stock at a purchase price of $142 per share. The Company used $20,000 of this $50,000 investment for general corporate purposes inclusive of fees associated with this transaction, and the remaining $30,000 was distributed to the currently existing holders of common stock ($26,900) and currently existing holders of options to acquire common stock ($3,100) (Note 13).

        In April 2014, the Company entered into a Series A Preferred Stock Purchase Agreement with Janus Capital Group ("Janus") under which the Company issued to Janus 379.4267 shares of Series A Preferred Stock at a purchase price of $142 per share. The Company used $25,200 of the $54,000 investment for general corporate purposes inclusive of fees associated with this transaction, and the remaining $28,800 was distributed to the currently existing holders of common stock ($26,500) and currently existing holders of options to acquire common stock ($2,300) (Note 13).

13. SHARE-BASED COMPENSATION

        The Company's 2007 Stock Option Plan, as approved by the Company's Board of Directors and amended March 1, 2009, authorizes the granting of stock options to its key employees at no less than the market price on the date the option is granted. Options generally become exercisable in installments of 25% per year, beginning on the first anniversary of the grant date and each of the three anniversaries thereafter, and have a maximum term of ten years. All share-based compensation awards for employees have been granted under the 2007 Stock Option Plan.

DIPLOMAT PHARMACY, INC.

Notes to Condensed Consolidated Financial Statements (Unaudited) (Continued)

(Dollars in Thousands, Except Per Share Amounts)

13. SHARE-BASED COMPENSATION (Continued)

        The Company uses the Black-Scholes-Merton option pricing model to determine the grant date valuation of options and has applied the assumptions set forth in the following table to the options granted during the six months ended June 30, 2014:

Exercise price of options (in thousands)	$142.3
Expected volatility	24.1% - 24.3%
Expected dividend yield	0%
Risk-free rate over the estimated expected life	1.82 - 1.85%
Expected life (in years)	6.25

        Total compensation expense related to employee stock options was $1,135 and $455 during the six months ended June 30, 2014 and 2013, respectively. In January 2014, the Company redeemed stock options to buy 17.5 shares of Class A Voting Common Stock and 10.7 shares of Class B Nonvoting Common Stock from certain current and former employees for cash consideration totaling $3,100 (Note 12). In April 2014, the Company redeemed stock options to buy 1.1 shares of Class A Voting Common Stock and 20.5 shares of Class B Nonvoting Common Stock from certain current and former employees for cash consideration totaling $2,300 (Note 12). No incremental compensation expense was recognized as a result of these redemptions.

        In May 2014, the Company entered into a Stock Option Redemption Agreement with a former executive whereby the Company redeemed options to acquire 104 shares of common stock, comprised of 5.2 shares of Class A Voting Common Stock and 98.8 shares of Class B Nonvoting Common Stock, for the cash purchase price of $4,000. No incremental compensation expense was recognized as a result of this redemption.

        At June 30, 2014, the total compensation cost related to non-vested options not yet recognized was $6,056, which will be recognized over a weighted average period of 1.7 years, assuming the employees complete their service period for vesting of the options.

        A summary of the Company's stock option activity for the six months ended June 30, 2014 is as follows:

	Number of Shares	Weighted Average Exercise Price	Weighted Average Grant Date Fair Value	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
		(In Thousands)		(Years)
Outstanding at January 1, 2014	783.2	$36.5	$7.3	7.0	$69,732
Granted	104.2	142.3	40.3
Cancelled	(153.8)	12.3	3.0

Outstanding at June 30, 2014	733.6	$56.5	$13.0	7.5	$62,977

Exercisable at June 30, 2014	334.0	$31.6	$9.1	6.2	$36,970

DIPLOMAT PHARMACY, INC.

Notes to Condensed Consolidated Financial Statements (Unaudited) (Continued)

(Dollars in Thousands, Except Per Share Amounts)

14. INCOME PER COMMON SHARE

        The following is a reconciliation of the numerators and the denominators of the basic and diluted income per common share:

	Six Months Ended June 30,
	2014	2013
Net income	$2,408	$3,514
Net income allocable to preferred shareholders	266	—

Net income allocable to common shareholders	$2,142	$3,514

Weighted average common shares outstanding, basic	4,016	4,275
Incremental shares on assumed exercise of stock options	342	18

Weighted average common shares outstanding, diluted	4,358	4,293

Net income per common share:
Basic	$533.40	$822.05

Diluted	$491.55	$818.56

        There were no anti-dilutive options outstanding as of either June 30, 2014 or 2013.

15. SUBSEQUENT EVENTS

        The Company has evaluated subsequent events through August 18, 2014, the date these condensed consolidated financial statements were originally available for issuance.

        On August 12, 2014, the Company issued 43.82183 shares of Class B Nonvoting Common Stock in the aggregate to Deborah L. Ward (Philip Hagerman's sister) and associated trusts, in connection with the termination of an existing Stock Redemption Agreement.

        The Company is in the process of preparing for an initial public offering ("IPO"). The Company's expectation is that the IPO will occur during the latter half of 2014, though no assurances can be made. Upon completion of the IPO, all outstanding shares of capital stock will automatically convert into shares of newly-authorized shares of voting common stock. Additionally, prior to the IPO, the Company will affect a stock split in the form of a stock dividend. Accordingly, all share and per share amounts presented in these consolidated financial statements and notes thereto, will be adjusted, where applicable, to reflect the conversions and split.

        In addition to giving effect to the Company's election to be a C corporation as described in Note 1, the pro forma data presented on the condensed consolidated statements of operations give effect to the conversion of outstanding capital stock as if such conversion occurred at the later of the beginning of the applicable period or upon their issuance dates. Similarly, the pro forma shareholders' equity data presented on the condensed consolidated balance sheets give effect to these conversions as if they occurred on June 30, 2014. This pro forma data does not reflect the common shares issued in the IPO nor the expected uses of the related net proceeds.

Independent Auditor's Report

To the Stockholders and Board of Directors
American Homecare Federation, Inc. and Affiliate

        We have audited the accompanying consolidated financial statements of American Homecare Federation, Inc. and Affiliate (the "Company"), which comprise the consolidated balance sheet as of September 30, 2013 and the related consolidated statements of operations and comprehensive income, changes in stockholders' equity, and cash flows for the nine months then ended, and the related notes to the consolidated financial statements.

Management's Responsibility for the Consolidated Financial Statements

        Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor's Responsibility

        Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

        An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

        We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of American Homecare Federation, Inc. and Affiliate as of September 30, 2013 and the results of their operations and their cash flows for the nine months then ended, in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matter

        As described in Note 12 to the consolidated financial statements, on December 16, 2013, all of the outstanding stock of American Healthcare Federation, Inc. was acquired by an unrelated party.

/s/ PLANTE MORAN PLLC

Flint, Michigan
June 24, 2014

American Homecare Federation, Inc. and Affiliate

Consolidated Balance Sheet

September 30, 2013

Assets
Current Assets
Cash and cash equivalents	$1,069,028
Investments (Note 2)	557,876
Accounts receivable—Net of allowance for doubtful accounts of $244,000	3,992,481
Inventories (Note 1)	1,167,065
Prepaid expenses	38,295

Total current assets	6,824,745
Property and Equipment—Net (Note 3)	741,878
Other Assets—Security deposits	1,897

Total assets	$7,568,520

Liabilities and Stockholders' Equity
Current Liabilities
Accounts payable	$1,283,820
Current portion of long-term debt (Note 5)	362,762
Accrued and other current liabilities	1,193,707

Total current liabilities	2,840,289
Long-term Debt—Net of current portion (Note 5)	1,246,798
Redeemable Common Stock (Note 8)	746,459
Stockholders' Equity	2,734,974

Total liabilities and stockholders' equity	$7,568,520

See Notes to Consolidated Financial Statements.

American Homecare Federation, Inc. and Affiliate

Consolidated Statement of Operations and Comprehensive Income

Nine Months Ended September 30, 2013

Net Sales	$21,757,091
Cost of Goods Sold	16,859,764

Gross Profit	4,897,327
Selling, General, and Administrative Expenses	3,888,748

Income from Operations	1,008,579
Other Income (Expenses)
Interest income	25,288
Loss on sale of investments—Realized	(10,719)
Interest expense	(63,847)

Net other expenses	(49,278)

Net Income	959,301
Other Comprehensive Income—Unrealized gain on investments	3,656

Comprehensive Income	$962,957

Amounts Attributable to Noncontrolling Interest and AHF Stockholders
Net Income	$959,301
Less Net Income Attributable to Noncontrolling Interest in Affiliate	25,851

Net Income Attributable to AHF Stockholders	$933,450

Comprehensive Income	$962,957
Less Comprehensive Income Attributable to Noncontrolling Interest in Affiliate	25,851

Comprehensive Income Attributable to AHF Stockholders	$937,106

See Notes to Consolidated Financial Statements.

American Homecare Federation, Inc. and Affiliate

Consolidated Statement of Changes in Stockholders' Equity

Nine Months Ended September 30, 2013

	AHF Stockholders
	Common Stock	Treasury Stock	Retained Earnings	Accumulated Other Comprehensive Loss	Total	Noncontrolling Interest	Total Equity
Balance—January 1, 2013	$221,650	$(262,747)	$2,071,382	$(10,627)	$2,019,658	$184,882	$2,204,540
Net income	—	—	933,450	—	933,450	25,851	959,301
Other comprehensive income	—	—	—	3,656	3,656	—	3,656
Distributions	—	—	(449,687)	—	(449,687)	(22,620)	(472,307)
Issuance of noncontrolling interest (Note 11)	—	—	—	—	—	70,000	70,000
Redemption (Note 7)	—	(18,110)	—	—	(18,110)	—	(18,110)
Accretion of redeemable common stock (Note 8)	—	—	(19,606)	—	(19,606)	—	(19,606)
Reclassification—Expiration of redemption options (Note 8)	—	—	7,500	—	7,500	—	7,500

Balance—September 30, 2013	$221,650	$(280,857)	$2,543,039	$(6,971)	$2,476,861	$258,113	$2,734,974

See Notes to Consolidated Financial Statements.

American Homecare Federation, Inc. and Affiliate

Consolidated Statement of Cash Flows

Nine Months Ended September 30, 2013

Cash Flows from Operating Activities
Net income	$959,301
Adjustments to reconcile net income to net cash from operating activities:
Depreciation	33,576
Loss on disposal of property and equipment	314
Net realized loss on investments	10,719
Changes in operating assets and liabilities which (used) provided cash:
Accounts receivable	(704,780)
Inventories	213,048
Prepaid expenses and other assets	12,592
Accounts payable	562,179
Accrued and other liabilities	884,460

Net cash provided by operating activities	1,971,409
Cash Flows from Investing Activities
Purchases of property and equipment	(16,421)
Purchases of investments	(212,925)
Proceeds from sales and maturities of investments	212,155

Net cash used in investing activities	(17,191)
Cash Flows from Financing Activities
Payments on debt	(343,381)
Payments on stockholders' loans	(373,430)
Payments on revolving credit facilities	(750,000)
Issuance of noncontrolling interest	70,000
Redemption of stock	(18,110)
Distributions to noncontrolling interest	(22,620)
Distributions to stockholders	(449,687)

Net cash used in financing activities	(1,887,228)

Net Increase in Cash and Cash Equivalents	66,990
Cash and Cash Equivalents—Beginning of period	1,002,038

Cash and Cash Equivalents—End of period	$1,069,028

Supplemental Cash Flow Information—Cash paid for interest	$63,847

See Notes to Consolidated Financial Statements.

American Homecare Federation, Inc. and Affiliate

Notes to Consolidated Financial Statements

September 30, 2013

Note 1—Nature of Business and Significant Accounting Policies

        American Homecare Federation Inc. (AHF) is a specialty pharmacy sales business headquartered in Enfield, Connecticut. The Company stocks, dispenses, and distributes prescriptions for various biotech and specialty pharmaceuticals, principally for the treatment of hemophilia and other blood disorders

        Basis of Presentation—The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (GAAP) and include the accounts of AHF and an affiliate, 31 Moody Road, LLC, a variable interest entity for which the Company is the primary beneficiary (collectively, the "Company"). All significant intercompany transactions and balances have been eliminated upon consolidation.

        Cash and Cash Equivalents—Cash includes cash on hand and cash held in banks which is readily convertible to known amounts of cash. For the purpose of the consolidated statement of cash flows, included in cash are money market funds totaling $27,332 at September 30, 2013.

        Investments—Debt and equity securities purchased to be held for an indefinite period of time are classified as available-for-sale securities. Available-for-sale securities are reported at fair value with unrealized gains and temporary losses reported in other comprehensive income.

        Fair Value of Financial Instruments—Financial instruments consist of cash equivalents, investments, accounts receivable, accounts payable, and debt. The carrying amount of all debt approximates fair value due to the existence of interest rates that approximate prevailing market rates. The carrying amount of all other significant financial instruments approximates fair value due to the short maturities.

        Accounting standards require certain assets and liabilities be reported at fair value in the financial statements and provide a framework for establishing that fair value. The framework for determining fair value is based on a hierarchy that prioritizes the inputs and valuation techniques used to measure fair value.

        Fair values determined by Level 1 inputs use quoted prices in active markets for identical assets or liabilities that the Company has the ability to access.

        Fair values determined by Level 2 inputs use other inputs that are observable, either directly or indirectly. These Level 2 inputs include quoted prices for similar assets and liabilities in active markets, and other inputs such as interest rates and yield curves that are observable at commonly quoted intervals.

        Level 3 inputs are unobservable inputs, including inputs that are available in situations where there is little, if any, market activity for the related asset. These Level 3 fair value measurements are based primarily on management's own estimates using pricing models, discounted cash flow methodologies, or similar techniques taking into account the characteristics of the asset.

        In instances whereby inputs used to measure fair value fall into different levels in the above fair value hierarchy, fair value measurements in their entirety are categorized based on the lowest level input that is significant to the valuation. The Company's assessment of the significance of particular inputs to these fair value measurements requires judgment and considers factors specific to each asset or liability.

American Homecare Federation, Inc. and Affiliate

Notes to Consolidated Financial Statements (Continued)

September 30, 2013

Note 1—Nature of Business and Significant Accounting Policies (Continued)

        Trade Accounts Receivable—Accounts receivable primarily include amounts from third-party pharmacy benefit managers and insurance providers and are based on contracted prices. Trade receivables require no collateral and are on an unsecured basis. Accounts receivable terms vary by payor, but generally are due within 30 days after the sale of the product or performance of the service.

        The Company maintains an allowance for doubtful accounts that reduces receivables to amounts that are expected to be collected.

        In estimating the allowance, management considers factors such as current overall economic conditions, historical and anticipated customer performance, historical experience with write-offs, and the level of past due accounts. Changes in these conditions may result in additional allowances. All amounts deemed to be uncollectible are charged against the allowance for doubtful accounts in the period that determination is made. The allowance for doubtful accounts on accounts receivable balances was $244,000 as of September 30, 2013.

        Inventories—Inventories consist primarily of prescription medications and over-the-counter medications. Inventories are stated at the lower of average cost or market, with cost determined on the first-in, first-out (FIFO) method, and are adjusted to actual cost monthly based on a physical count.

        Property and Equipment—Property and equipment are recorded at cost and are depreciated using the straight-line method. Assets are depreciated over their estimated useful lives, including leasehold improvements since the lease is with a related party.

        Costs of maintenance and repairs are charged to expense when incurred. Renewals and improvements that extend the useful life of the assets are capitalized. The cost of assets sold or retired and the related amount of the accumulated depreciation are eliminated from the accounts in the period of sale or retirement. Any resulting gain or loss is included in earnings.

        Revenue Recognition—The Company recognizes revenue from prescription drug sales for home delivery at the time the drugs are shipped. Shipping and handling costs are not billed to patients; therefore, there are no shipping and handling revenues. Conversely, shipping and handling costs incurred by the Company are included in selling, general, and administrative expenses and were approximately $23,000.

        Advertising Expenses—Advertising expenses are charged to income during the period in which they are incurred. Advertising expenses were approximately $88,000.

        Income Taxes—Pursuant to provisions of the Internal Revenue Code, AHF has elected to be taxed as an S Corporation. Generally, the income of an S Corporation is not subject to federal income tax at the corporate level, but rather the stockholders are required to include a pro rata share of the corporation's taxable income or loss in their personal income tax returns, irrespective of whether distributions have been paid. Accordingly, no provision for federal income taxes has been made in the accompanying financial statements.

        31 Moody Road, LLC is treated as a partnership for federal income tax purposes. Consequently, federal income taxes are not payable or provided for by the entity. Members are taxed individually on their pro-rata ownership share of the earnings. The net income or loss is allocated among the members in accordance with the Company's operating agreement.

American Homecare Federation, Inc. and Affiliate

Notes to Consolidated Financial Statements (Continued)

September 30, 2013

Note 1—Nature of Business and Significant Accounting Policies (Continued)

        The Company classifies interest and penalties associated with tax liabilities as interest expense and operating expenses, respectively.

        Income tax filings pertaining to the federal and state filings remain open for potential examinations for the 2010 through 2013 years.

        Concentrations of Risk—Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash on deposit with banks or other financial institutions and trade accounts receivable.

        As of and for the nine months ended September 30, 2013, approximately 72 percent of sales and 80 percent of accounts receivable related to six insurance carriers. Concentrations of credit risk with respect to trade receivables are limited by the large number of patients comprising the Company's customer base and their dispersion across multiple payors and multiple geographic areas.

        The Company purchases prescription drugs from pharmaceutical companies. Three companies make up 75 percent of the cost of sales and the accounts payable as of and for the nine months ended September 30, 2013.

        Use of Estimates—The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Although the estimates are considered reasonable, actual results could differ from those estimates. The most significant estimate that is susceptible to significant change in the near term relates to the determination of the allowance for doubtful accounts. Adjustments related to changes in the estimates are reflected in the Company's results of operations in the period in which those estimates changed.

        Subsequent Events—The consolidated financial statements and related disclosures include evaluation of events up through and including June 24, 2014, which is the date the consolidated financial statements were available to be issued. See Note 12 for disclosure of significant events subsequent to September 30, 2013.

Note 2—Investments and Fair Value

        The details of the Company's investments in debt and equity securities are as follows at September 30, 2013:

  Available-for-sale Securities

	Amortized Cost	Fair Value	Gross Unrealized Gains	Gross Unrealized Losses
Debt securities—Corporate	$564,847	$557,876	$155	$(7,126)

American Homecare Federation, Inc. and Affiliate

Notes to Consolidated Financial Statements (Continued)

September 30, 2013

Note 2—Investments and Fair Value (Continued)

        Realized gains and losses are determined on the basis of specific identification. During 2013, sales proceeds and gross realized gains and losses on securities classified as available for sale were as follows:

Sales proceeds	$212,155
Gross realized gains	279
Gross realized losses	(10,998)

        The following table shows the gross unrealized losses and fair value of the Company's investments with unrealized losses that are not deemed to be other-than-temporarily impaired.

	September 30, 2013
	Less than 12 Months		12 Months or Greater
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Debt securities—Corporate	$377,113	$(2,445)	$109,223	$(4,681)

        Corporate Bonds—The Company's unrealized losses on investments in corporate bonds relate to high yield bonds. The severity of the impairment and duration of the losses reflect normal market fluctuations. The Company evaluated the near-term prospects of the issuers. Based on the evaluation and the Company's ability and intent to hold the investments for a reasonable period of time sufficient for a forecasted recovery of fair value, management does not consider these investments to be other-than-temporarily impaired at September 30, 2013.

        The Company measures the available-for-sale debt securities at fair value on a recurring basis. The fair value of the debt securities is based primarily on Level 1 inputs as described in Note 1.

        The contractual maturities of these available-for-sale investments as of September 30, 2013 were as follows:

	Fair Value	Cost
September 30, 2014	$172,934	$176,805
September 30, 2015	175,619	178,337
September 30, 2016	209,323	209,705

Total	$557,876	$564,847

Note 3—Property and Equipment

        Property and equipment are summarized as follows:

	Amount	Depreciable Life—Years
Land	$97,778	—
Building	457,222	40
Furniture and fixtures	344,496	3 - 10
Leasehold improvements	228,846	5 - 39

Total cost	1,128,342
Accumulated depreciation	386,464

Net property and equipment	$741,878

        Depreciation expense was $33,576 for 2013.

American Homecare Federation, Inc. and Affiliate

Notes to Consolidated Financial Statements (Continued)

September 30, 2013

Note 4—Line of Credit

        Under a line of credit agreement with a bank, the Company had available borrowings of $2,500,000 as of September 30, 2013. Interest on the outstanding balance was payable monthly at the prime rate (an effective rate of 3.25 percent at September 30, 2013). The line of credit was due upon demand and was collateralized by all of AHF's assets. There were no outstanding borrowings on the line at September 30, 2013. The line was closed in December 2013.

Note 5—Long-term Debt

        Long-term debt at September 30, 2013 is as follows:

Installment note payable to a foundation in monthly installments of $33,360 including interest at 4.5 percent. The note matures in April 2017. The note was unsecured. The note was paid in full in December 2013	$1,322,530
Installment note payable to a foundation in monthly installments of $3,168 including interest at 5.00 percent. The note matures in July 2027. The note is secured by real estate	287,030

Total	1,609,560
Less current portion	362,762

Long-term portion	$1,246,798

The scheduled maturities of the above debt are as follows:

Years Ending September 30	Amount
2014	$362,762
2015	379,504
2016	397,020
2017	247,287
2018	18,110
Thereafter	204,877

Total	$1,609,560

        Interest expense for the nine months ended September 30, 2013 was $63,847.

Note 6—Capital Stock

        Common stock consists of 200,000 authorized shares of no par value stock. As of September 30, 2013, there were 11,501 shares issued and outstanding.

Note 7—Stock Subscription, Redemption, and Restriction Agreements

        Under the terms of stock subscription, redemption, and restriction agreements, the stockholders had the option to require AHF to repurchase any or all of their shares on or within 30 days of the third or fourth anniversary of the date of issuance of the shares, at a price specified in the agreement. Under the same agreement, AHF had the option to repurchase these shares upon 30 days' notice to the respective stockholders at any time after the third anniversary of the date of issuance of the shares, at a price specified in the agreement. Stock transfers were restricted under the terms of the agreement.

American Homecare Federation, Inc. and Affiliate

Notes to Consolidated Financial Statements (Continued)

September 30, 2013

Note 7—Stock Subscription, Redemption, and Restriction Agreements (Continued)

        During 2013, AHF repurchased 100 shares of common stock of one stockholder in accordance with the Articles of Incorporation and Corporate Bylaws, for the amount of $18,110.

Note 8—Redeemable Common Stock

        Redeemable common stock is a temporary equity account that consists of shares of outstanding common stock that contain unexpired stockholder options to require AHF to repurchase the shares under the circumstances described in Note 7. The shares are initially recorded at fair market value, and the carrying amount is accreted to the maximum redemption price over a three-year period. When the related put options expire, the carrying amounts of the shares are reclassified to permanent equity accounts.

        The maximum redemption price for all outstanding shares with unexpired put options as of September 30, 2013 was $755,400. The related put options were scheduled to expire at various dates through September 2015. As discussed in Note 12, all shares of the Company's stock were purchased by an unrelated party in December 2013. No put options were exercised prior to the purchase.

        The changes in redeemable common stock for the nine-month period ended September 30, 2013 are as follows:

Balance—January 1, 2013	$734,353
Accretion of redeemable common stock	19,606
Reclassifications to permanent equity	(7,500)

Balance—September 30, 2013	$746,459

Note 9—Operating Lease

        AHF leases office space in West Springfield, Massachusetts under an operating lease arrangement with consecutive three-year renewal options. The current renewal option expires in February 2016 and the final renewal option, if accepted, would expire in February 2019. The monthly base rent for 2013 was $1,803. The lease also requires AHF to pay a proportionate share of taxes, insurance, utilities, and maintenance costs. Total rent under this agreement was $16,019 for the nine months ended September 30, 2013.

        Future minimum annual commitments under this operating lease are as follows:

Years Ending September 30	Amount
2014	$21,641
2015	21,641
2016	9,017

Total	$52,299

American Homecare Federation, Inc. and Affiliate

Notes to Consolidated Financial Statements (Continued)

September 30, 2013

Note 10—Retirement Plans

        AHF sponsors a 401(k) plan for substantially all of its employees. The plan allows for the employer to make discretionary matching contributions and discretionary profit-sharing contributions. Contributions to the plan totaled $121,539 for the nine months ended September 30, 2013.

Note 11—Information About Variable Interest Entities

        AHF leases its main operating facility from 31 Moody Road, LLC (Moody), an entity with common ownership. The entity was formed for the purpose of holding the building leased to AHF. The lease requires monthly rent payments that are adjusted annually based upon changes in the Consumer Price Index. The lease agreement expires in May 2017, and includes a five-year renewal option through May 2022. Moody generated $69,036 of rental income during the nine months ended September 30, 2013, all of which was from AHF and was eliminated in consolidation.

        Moody is considered to be a variable interest entity (VIE) because its sole property is leased to an entity under common control and the lease with AHF is the primary source of resources to service the VIE's obligations.

        AHF determined that it is the primary beneficiary of the VIE because the lease agreement provides it with (1) the power to direct the activities of the VIE that most significantly impact its economic performance and (2) the obligation to absorb losses that could potentially be significant to the VIE. As a result, Moody has been included in the financial statements as a consolidated VIE.

        Included in the consolidated balance sheet as of September 30, 2013 are the following amounts related to the VIE:

Current assets	$30,200
Property and equipment	514,943

Total assets	$545,143

Current liabilities	$14,833
Long-term debt	272,197

Total liabilities	$287,030

Equity—Noncontrolling interest	$258,113

        The creditors and beneficial interest holders of the VIE have no recourse against the assets or general credit of AHF.

Note 12—Subsequent Events

        In November and December 2013, the Company paid discretionary bonuses totaling approximately $1,500,000 attributable to 2013 operations. At September 30, 2013, $950,000 of this bonus expense was recorded and was included in accrued and other current liabilities in the accompanying consolidated financial statements, representing the estimated amount attributable to the nine months ended September 30, 2013.

        On December 16, 2013, all of the authorized, issued, and outstanding shares of capital stock of AHF were acquired by Diplomat Pharmacy, Inc. for a total acquisition price of $13,448,982.

Independent Auditor's Report

Board of Directors
MedPro Rx, Inc. and Affiliate
Raleigh, North Carolina

        We have audited the accompanying consolidated financial statements of MedPro Rx, Inc. and Affiliate (the "Company"), which comprise the consolidated balance sheets as of December 31, 2013 and 2012, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 2013, and the related notes to the consolidated financial statements.

Management's Responsibility for the Financial Statements

        Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor's Responsibility

        Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

        An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

        We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of MedPro Rx, Inc. and its Affiliate as of December 31, 2013 and 2012, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2013, in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matter

        As described in Note 1 to the consolidated financial statements, on June 27, 2014, all of the outstanding stock of the Company was acquired by an unrelated party.

/s/ BDO USA, LLP

August 18, 2014
Chicago, Illinois

MEDPRO RX, INC. AND AFFILIATE

Consolidated Balance Sheets

	December 31,
	2013	2012
Assets
Current assets:
Cash and cash equivalents	$1,251,650	$5,618,068
Accounts receivable—net	8,386,536	8,766,135
Inventories	3,622,369	2,973,491
Prepaid expenses	30,621	27,000

Total current assets	13,291,176	17,384,694
Property and equipment—net	2,948,386	2,601,446
Other assets	132,288	122,112

	$16,371,850	$20,108,252

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$1,455,011	$3,629,325
Accrued expenses	713,741	787,775

Total current liabilities	2,168,752	4,417,100

Stockholders' equity:
Controlling interest:
Common stock—no par value	150,000	150,000
Additional paid-in capital	5,329,760	5,275,160
Retained earnings	6,818,014	8,651,451

Total controlling interest	12,297,774	14,076,611
Non-controlling interest	1,905,324	1,614,541

Total stockholders' equity	14,203,098	15,691,152

	$16,371,850	$20,108,252

See accompanying notes to consolidated financial statements.

MEDPRO RX, INC. AND AFFILIATE

Consolidated Statements of Income

	Years Ended December 31,
	2013	2012	2011
Net sales	$82,686,011	$77,053,888	$69,168,411
Cost of goods sold	65,860,080	60,105,220	53,070,860

Gross profit	16,825,931	16,948,668	16,097,551
Selling, general and administrative expenses	10,095,680	9,984,155	9,073,191

Income from operations	6,730,251	6,964,513	7,024,360

Other income (expense):
Rental income	12,415	12,375	11,375
Interest expense	—	(1,277)	(22,902)
Interest income	47,243	43,229	77,847

Total other income	59,658	54,327	66,320

Net income	6,789,909	7,018,840	7,090,680
Less net loss attributable to non-controlling interest	5,118	14,505	31,932

Net income attributable to MedPro Rx, Inc.	$6,795,027	$7,033,345	$7,122,612

See accompanying notes to consolidated financial statements.

MEDPRO RX, INC. AND AFFILIATE

Consolidated Statements of Changes in Stockholders' Equity

	Common Stock
			Additional Paid-in Capital	Retained Earnings	Total Controlling Interest	Non- controlling Interest
	Shares	Amount					Total
Balance, January 1, 2011	4,200,000	$150,000	$5,501,523	$4,225,757	$9,877,280	$1,281,218	$11,158,498
Member contributions	—	—	—	—	—	365,000	365,000
Net income (loss)	—	—	—	7,122,612	7,122,612	(31,932)	7,090,680
Distributions	—	—	—	(3,917,381)	(3,917,381)	—	(3,917,381)
Stock options repurchased	—	—	(722,045)	(689,947)	(1,411,992)	—	(1,411,992)
Stock options exercised	85,000	—	23,715	—	23,715	—	23,715
Stock-based compensation	—	—	319,600	—	319,600	—	319,600

Balance, December 31, 2011	4,285,000	150,000	5,122,793	6,741,041	12,013,834	1,614,286	13,628,120
Member contributions	—	—	—	—	—	15,000	15,000
Net income (loss)	—	—	—	7,033,345	7,033,345	(14,505)	7,018,840
Distributions	—	—	—	(5,122,935)	(5,122,935)	(240)	(5,123,175)
Stock-based compensation	—	—	152,367	—	152,367	—	152,367

Balance, December 31, 2012	4,285,000	150,000	5,275,160	8,651,451	14,076,611	1,614,541	15,691,152
Member contributions	—	—	—	—	—	296,141	296,141
Net income (loss)	—	—	—	6,795,027	6,795,027	(5,118)	6,789,909
Distributions	—	—	—	(8,583,148)	(8,583,148)	(240)	(8,583,388)
Stock options repurchased	—	—	(65,820)	(45,316)	(111,136)	—	(111,136)
Stock-based compensation	—	—	120,420	—	120,420	—	120,420

Balance, December 31, 2013	4,285,000	$150,000	$5,329,760	$6,818,014	$12,297,774	$1,905,324	$14,203,098

Authorized shares	6,000,000

See accompanying notes to consolidated financial statements.

MEDPRO RX, INC. AND AFFILIATE

Consolidated Statements of Cash Flows

	Years Ended December 31,
	2013	2012	2011
Cash flows from operating activities:
Net income	$6,789,909	$7,018,840	$7,090,680
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation	285,855	244,260	205,235
Stock-based compensation	120,420	152,367	319,600
Changes in operating assets and liabilites:
Accounts receivable—net	379,599	(184,089)	(1,542,725)
Inventories	(648,878)	(767,908)	143,710
Prepaid expenses	(3,621)	(27,000)	—
Other assets	(10,176)	(16,362)	(1,917)
Accounts payable	(2,174,314)	851,641	193,041
Accrued expenses	(74,034)	211,353	279,785

Net cash provided by operating activities	4,664,760	7,483,102	6,637,409

Cash flows from investing activities:
Purchases of property and equipment	(632,795)	(344,916)	(521,362)

Cash flows from financing activities:
Repurchase of stock options	(111,136)	—	(1,411,992)
Stock options exercised	—	—	23,715
Member contributions	296,141	15,000	365,000
Distributions	(8,583,388)	(5,123,175)	(3,917,381)
Payments on notes payable	—	—	(717,207)

Net cash used in financing activities	(8,398,383)	(5,108,175)	(5,657,865)

Net (decrease) increase in cash and cash equivalents	(4,366,418)	2,030,011	458,182
Cash and cash equivalents, beginning of year	5,618,068	3,588,057	3,129,875

Cash and cash equivalents, end of year	$1,251,650	$5,618,068	$3,588,057

Supplemental disclosures of cash flow information:
Cash paid for:
Interest	$—	$1,277	$22,902

See accompanying notes to consolidated financial statements.

MEDPRO RX, INC. AND AFFILIATE

Notes to Consolidated Financial Statements

1. Summary of Significant Accounting Policies

        Business Activity:    MedPro Rx, Inc. ("MedPro") is a specialty pharmacy retailing prescription medications. MedPro is located in Raleigh, North Carolina and provides services primarily in the Mid-Atlantic states.

        Selfridge Investments, LLC ("Affiliate") owns real estate and leases office and condominium space to MedPro RX, Inc.

        Basis of Presentation:    The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States ("GAAP") and include all the accounts of MedPro and Affiliate (collectively, the "Company"). All significant intercompany transactions and balances have been eliminated in the consolidation.

        MedPro's primary stockholders own all of the equity interests in Affiliate. MedPro leases its main operating and other properties from Affiliate, which was formed for the purpose of owning such properties. Mortgages for the properties were paid off in certain cases with funding provided to Affiliate by MedPro in the form of loans (which are eliminated in consolidation). Because Affiliate does not have adequate equity at risk to support its significant operating activities and because the vast majority of its properties are leased only to MedPro, MedPro is deemed to control the significant operating activities of Affiliate and therefore is deemed to be its primary beneficiary. Accordingly, Affiliate is consolidated into the Company's financial statements.

        Accounting for Non-controlling Interest:    The Company records the non-controlling interest of other consolidated entities as a separate component of stockholders' equity in the consolidated balance sheets. Additionally, the consolidated statements of income separately present earnings attributable to controlling and non-controlling interests.

        Use of Estimates:    The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the periods reported. Although the estimates are considered reasonable, actual results could differ from those estimates. The most significant estimate is the contractual and bad debt allowance. Adjustments related to changes in the estimates are reflected in the Company's results of operations in the period in which those estimates changed.

        Revenue Recognition:    The Company recognizes revenue upon delivery and administration of medicines, supplies, and services to patients. Shipping and handling costs are not billed to patients; therefore, there are no shipping and handling revenues.

        Concentrations of Risk:    Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of cash and accounts receivable.

        The temporary federal program that insured non-interest bearing cash balances without balance limitations expired December 31, 2012. Beginning in 2013, insurance coverage reverted to $250,000 per depositor at each financial institution, and non-interest bearing cash balances may again exceed federally insured limits.

        Concentration of credit risk with respect to trade receivables in limited by the large number of patients comprising the Company's customer base and their dispersion across multiple payors and

MEDPRO RX, INC. AND AFFILIATE

Notes to Consolidated Financial Statements (Continued)

1. Summary of Significant Accounting Policies (Continued)

multiple geographic areas. As of December 31, 2013 and 2012, the Company had no significant trade receivable concentrations of credit risk.

        The Company's products are purchased from several suppliers. For 2013, two suppliers accounted for approximately 72% of the total cost of sales. For 2012, two suppliers accounted for approximately 73% of the total cost of sales. For 2011, two suppliers accounted for approximately 76% of the total cost of sales. The Company believes it has the flexibility to use a number of other vendors to fulfill its sales requirements should the need arise.

        Fair Value of Financial Instruments:    The carrying amounts of the Company's financial instruments, consisting primarily of cash and cash equivalents, accounts receivable, accounts payable and other liabilities, approximate their fair value due to the relative short-term nature of the amounts.

        The Company uses a framework for measuring fair value under GAAP and defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. This guidance requires that valuation techniques maximize the use of observable inputs and minimize the use of unobservable inputs. This guidance also establishes a fair value hierarchy which prioritizes the valuation inputs into three broad levels. Based on the underlying inputs, each fair value measurement in its entirety is reported in one of three levels:

        Level 1—Unadjusted quoted prices that are available in active markets for the identical assets or liabilities at the measurement date.

        Level 2—Other observable inputs available at the measurement date, other than quoted prices included in Level 1, either directly or indirectly, including:

  •
  Quoted prices for similar assets or liabilities in active markets;

  •
  Quoted prices for identical or similar assets in non-active markets;

  •
  Inputs other than quoted prices that are observable for the asset or liability; and

  •
  Inputs that are derived principally from or corroborated by other observable market data.

        Level 3—Unobservable inputs that cannot be corroborated by observable market data and reflect the use of significant management judgment. These values are generally determined using pricing models for which the assumptions utilize management's estimates of market participant assumptions.

        Cash and Cash Equivalents:    The Company considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents.

        Accounts Receivable:    Accounts receivable primarily includes amounts from individuals, Medicaid, Medicare and independent insurance providers and are based on contracted prices. Trade receivables require no collateral and are on an unsecured basis. Accounts receivable vary by payor, but generally are due within 30 days after the sale of the product or performance of the service.

        The Company maintains an allowance for doubtful accounts that reduces receivables to amounts that are expected to be collected.

        In estimating the allowance, management considers factors such as current, overall economic conditions, historical and anticipated customer performance, historical experience with write-offs, and

MEDPRO RX, INC. AND AFFILIATE

Notes to Consolidated Financial Statements (Continued)

1. Summary of Significant Accounting Policies (Continued)

the level of past due accounts. Changes in these conditions may result in additional allowances. Once an amount is deemed uncollectible, the amount is written-off against the allowance. The allowance for doubtful accounts was $374,119 at December 31, 2013 and $377,793 at December 31, 2012.

        Inventories:    Inventories consist of pharmaceuticals held for sale and are stated at the lower of cost determined on the average-cost method (which approximates the first in-first out method) or market.

        Property and Equipment:    Property and equipment are stated at cost. Major repairs and betterments are capitalized and normal maintenance and repairs are charged to expense as incurred. Depreciation is computed by the straight-line method over the estimated useful lives of the related assets. Upon retirement or sale of an asset, the cost and accumulated depreciation are removed from the accounts and any gain or loss is reflected in operations. Estimated useful lives are as follows:

Years
Buildings	20
Office equipment	5
Software	5
Furniture and fixtures	7
Computer equipment	5

        Share-Based Awards:    Share-based compensation awards are recognized at fair value, see Note 7 for further disclosure.

        Income Taxes:    MedPro, with the consent of its stockholders, has elected for income tax purposes to be an S Corporation. In lieu of corporate income taxes, the stockholders of an S Corporation are taxed on their proportionate share of the Company's taxable income or loss. Selfridge Investments, LLC is treated as a partnership for income tax purposes and its members are taxed on their share of net earnings. The Company is required to file and does file tax returns with the Internal Revenue Service and other taxing authorities. Accordingly, no provision or liability for income taxes has been included in the accompanying financial statements.

        Income Tax Uncertainties:    The Company follows applicable accounting guidance for how uncertain tax positions should be recognized, measured, disclosed and presented in the financial statements. This guidance requires the evaluation of tax positions taken or expected to be taken in the course of preparing the Company's tax returns to determine whether the tax positions are "more-likely-than-not" of being sustained "when challenged" or "when examined" by the applicable tax authority. Tax positions not deemed to meet the more-likely-then-not threshold would be recorded as a tax expense and liability in the current year. Management evaluated the Company's tax position and concluded that the Company had taken no uncertain tax positions that require adjustment to the financial statements to comply with the provisions of this guidance. The Company's income tax returns for years since 2010 remain open for examination by tax authorities. The Company is not currently under audit by any tax jurisdiction.

        Advertising and Marketing:    Advertising and marketing costs are expensed as incurred and were approximately $121,114 for 2013, $53,150 for 2012 and $82,372 for 2011.

MEDPRO RX, INC. AND AFFILIATE

Notes to Consolidated Financial Statements (Continued)

1. Summary of Significant Accounting Policies (Continued)

        Subsequent Events:    Management has evaluated subsequent events August 18, 2014, the date the consolidated financial statements were available for issuance, and has determined there are no subsequent events to be reported in the accompanying consolidated financial statements other than that MedPro was sold to Diplomat Pharmacy, Inc. on June 26, 2014 for total considerations of approximately $70 million.

2. Property and Equipment

        Property and equipment consisted of the following at December 31:

	2013	2012
Land	$605,641	$337,500
Buildings and improvements	2,193,790	2,193,790
Office equipment	1,108,135	765,347
Software	50,702	45,628
Furniture and fixtures	52,662	52,662
Computer equipment	153,391	136,599

	4,164,321	3,531,526
Less accumulated depreciation	(1,215,935)	(930,080)

	$2,948,386	$2,601,446

        Depreciation expense was $285,855 for 2013, $244,260 for 2012, and $205,235 for 2011.

3. Line of Credit

        The Company has available a revolving line of credit with a bank providing for maximum borrowings of $4,000,000 payable on demand, as defined and limited by the loan agreement. The amount available under the line is the lesser of $4,000,000 or the borrowing base as defined in the loan agreement. Interest on funds advanced is payable monthly at a rate determined by the loan agreement.

        At December 31, 2013, the effective rate was LIBOR plus 2.75% (2.92% at December 31, 2013). The line is collateralized by substantially all of the assets of the Company. The line expires on February 4, 2015.

        There were no outstanding borrowings on the line of credit at December 31, 2013 and 2012. No interest expense was incurred during 2013. Interest expense amounted to $1,277 in 2012 and $482 in 2011.

4. Note Payable

        The Company had a note payable to a financial institution payable in monthly installments of $6,485 plus interest at 7.75%. The note was collateralized by real and personal property and was paid off in August 2011. The note balance at December 31, 2010 was $717,207. Interest expense amounted to $22,420 in 2011.

MEDPRO RX, INC. AND AFFILIATE

Notes to Consolidated Financial Statements (Continued)

5. Leases

        In 2011, the Company entered into an operating lease for additional office space in Raleigh, North Carolina which commenced on January 1, 2012. This lease agreement was amended, effective January 1, 2014. Future minimum lease commitments are as follows:

Year	Amount
2014	$226,457
2015	89,931
2016	92,629

$409,017

        The Company has entered into additional operating leases with initial commitments of up to a year. After the initial commitment, the leases will continue on a month-to-month basis.

        Net rent expense amounted to $292,544 for 2013, $218,607 for 2012 and $64,658 for 2011.

6. Employee Retirement Plan

        The Company sponsors an employee savings plan under Section 401(k) of the Internal Revenue Code. Eligible employees may elect to contribute up to 90% of their compensation, not to exceed federal tax law limitations. The Company makes discretionary contributions to the plan as determined by the Board of Directors. Company contributions to the plan were $207,126 in 2013, $199,987 in 2012 and $196,011 in 2011.

7. Share-Based Compensation

        Certain employees were offered the option to purchase shares of common stock under the 2005 stock option plan. Generally, under the option plan, options become exercisable ratably over the three-year period after the date of grant and expire if not exercised in a period of ten years or if the employee ceases to be employed by the Company. The exercise price of all the stock options granted under the option plan has generally been equal to the fair value of the Company's common stock at the date of grant, as determined by the Company's Board of Directors.

        A summary of the Company's stock options outstanding at December 31, 2013, 2012, and 2011 and changes during the years then ended, is presented below:

		Exercise Price Per Share
	Number of Options	Range	Weighted Average
Outstanding, January 1, 2011	1,297,000	$.28—$.95	$0.48
Granted	40,000	$4.57—$4.57	$4.57
Forfeited	(200,000)	$.28—$.28	$0.28
Exercised	(85,000)	$.28—$.28	$0.28
Repurchased	(164,550)	$.28—$.95	$0.37

Outstanding, December 31, 2011	887,450	$.28—$4.57	$0.76
Outstanding, December 31, 2012	887,450	$.28—$4.57	$0.76
Repurchased	(12,750)	$.95	$0.95

Outstanding, December 31, 2013	874,700	$.28—$4.57	$0.73

MEDPRO RX, INC. AND AFFILIATE

Notes to Consolidated Financial Statements (Continued)

7. Share-Based Compensation (Continued)

        As of December 31, 2013 and 2012, there were 874,700 and 874,090 of exercisable stock options with weighted average exercise prices of $0.67 and $0.68, respectively, per share. The weighted average remaining contractual life for all outstanding stock options at December 31, 2013 was 3.38 years.

        The fair value of the stock options granted in 2011 was calculated using the Black-Scholes option pricing model and the following assumptions:

Dividend yield	0.0%
Expected volatility	80.0%
Risk free interest rate	2.16%
Expected option life	6.5 years

        The Company recorded stock option compensation expense of $120,420 for 2013, $152,367 for 2012 and $319,600 for 2011.

        In 2011, the Company repurchased 15% of all stock options outstanding as an incentive for long-term employees. The stock option purchase price was determined based on a recent offer to acquire the Company and was considered to be at fair value. No additional compensation was recognized.

        In 2013, the Company repurchased the stock options from two employees. The first repurchase was done to extend the non-compete agreement for a terminated employee. The second repurchase was for an employee that was terminally ill. The price paid for the options was considered to be fair value and no additional compensation was recognized.

MEDPRO RX, INC. AND AFFILIATE

Consolidated Balance Sheets (Unaudited)

	March 31, 2014	December 31, 2013
Assets
Current assets:
Cash and cash equivalents	$3,643,675	$1,251,650
Accounts receivable—net	8,681,743	8,386,536
Inventories	3,988,711	3,622,369
Prepaid expenses	88,625	30,621

Total current assets	16,402,754	13,291,176
Property and equipment—net	2,970,795	2,948,386
Other assets	134,088	132,288

	$19,507,637	$16,371,850

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$3,445,160	$1,455,011
Accrued expenses	652,518	713,741

Total current liabilities	4,097,678	2,168,752

Stockholders' equity:
Controlling interest:
Capital stock—no par value	150,000	150,000
Additional paid-in capital	5,329,760	5,329,760
Retained earnings	8,021,437	6,818,014

Total controlling interest	13,501,197	12,297,774
Non-controlling interest	1,908,762	1,905,324

Total stockholders' equity	15,409,959	14,203,098

	$19,507,637	$16,371,850

See accompanying notes to consolidated financial statements.

MEDPRO RX, INC. AND AFFILIATE

Consolidated Statements of Income (Unaudited)

	Three Months Ended March 31,
	2014	2013
Net sales	$20,529,540	$17,675,358
Cost of goods sold	16,631,558	14,269,378

Gross profit	3,897,982	3,405,980
Selling, general and administrative expenses	2,470,783	2,421,280

Income from operations	1,427,199	984,700

Other income:
Rental income	4,500	3,000
Interest income	13,736	6,800

Total other income	18,236	9,800

Net income	1,445,435	994,500
Less net income attributable to non-controlling interest	(3,438)	(2,266)

Net income attributable to MedPro Rx, Inc.	$1,441,997	$992,234

See accompanying notes to consolidated financial statements.

MEDPRO RX, INC. AND AFFILIATE

Consolidated Statement of Changes in Stockholders' Equity (Unaudited)

	Shares	Amount	Additional Paid-in Capital	Retained Earnings	Total Controlling Interest	Non- Controlling Interest	Total
Balance, January 1, 2014	4,285,000	$150,000	$5,329,760	$6,818,014	$12,297,774	$1,905,324	$14,203,098
Net income	—	—	—	1,441,997	1,441,997	3,438	1,445,435
Distributions	—	—	—	(238,574)	(238,574)	—	(238,574)

Balance, March 31, 2014	4,285,000	$150,000	$5,329,760	$8,021,437	$13,501,197	$1,908,762	$15,409,959

Authorized shares	6,000,000

See accompanying notes to consolidated financial statements.

MEDPRO RX, INC. AND AFFILIATE

Consolidated Statements of Cash Flows (Unaudited)

	Three Months Ended March 31,
	2014	2013
Cash flows from operating activities:
Net income	$1,445,435	$994,500
Adjustments to reconcile net income to net cash from operating activities:
Depreciation	79,971	71,464
Stock-based compensation	—	30,105
Changes in operating assets and liabilites:
Accounts receivable—net	(295,207)	(646,846)
Inventories	(366,342)	(419,228)
Prepaid expenses	(58,004)	(18,411)
Other assets	(1,800)	(6,650)
Accounts payable	1,990,149	(891,562)
Accrued expenses	(61,223)	(135,851)

Net cash provided by (used in) operating activities	2,732,979	(1,022,479)

Cash flows from investing activities:
Purchases of property and equipment	(102,380)	(119,152)

Cash flows from financing activities:
Distributions	(238,574)	(4,033,717)

Net increase (decrease in) cash and cash equivalents	2,392,025	(5,175,348)
Cash and cash equivalents, beginning of year	1,251,650	5,618,068

Cash and cash equivalents, end of year	$3,643,675	$442,720

See accompanying notes to consolidated financial statements.

MEDPRO RX, INC. AND AFFILIATE

Notes to Consolidated Financial Statements (Unaudited)

1. Summary of Significant Accounting Policies

        Business Activity:    MedPro Rx, Inc. ("MedPro") is a specialty pharmacy retailing prescription medications. MedPro is located in Raleigh, North Carolina and provides services primarily in the Mid-Atlantic states.

        Selfridge Investments, LLC ("Affiliate") owns real estate and leases office and condominium space to MedPro RX, Inc.

        Basis of Presentation:    The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States ("GAAP") and include all the accounts of MedPro and Affiliate (collectively, the "Company"). All significant intercompany transactions and balances have been eliminated in the consolidation.

        MedPro's primary stockholders own all of the equity interests in Affiliate. MedPro leases its main operating and other properties from Affiliate, which was formed for the purpose of owning such properties. Mortgages for the properties were paid off in certain cases with funding provided to Affiliate by MedPro in the form of loans (which are eliminated in consolidation). Because Affiliate does not have adequate equity at risk to support its significant operating activities and because the vast majority of its properties are leased only to MedPro, MedPro is deemed to control the significant operating activities of Affiliate and therefore is deemed to be its primary beneficiary. Accordingly, Affiliate is consolidated into the Company's financial statements.

        Accounting for Non-controlling Interest:    The Company records the non-controlling interest of other consolidated entities as a separate component of stockholders' equity in the consolidated balance sheets. Additionally, the consolidated statements of income separately present earnings attributable to controlling and non-controlling interests.

        Use of Estimates:    The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the periods reported. Although the estimates are considered reasonable, actual results could differ from those estimates. The most significant estimate is the contractual and bad debt allowance. Adjustments related to changes in the estimates are reflected in the Company's results of operations in the period in which those estimates changed.

        Revenue Recognition:    The Company recognizes revenue upon delivery and administration of medicines, supplies, and services to patients. Shipping and handling costs are not billed to patients; therefore, there are no shipping and handling revenues.

        Concentrations of Risk:    Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of cash and accounts receivable.

        The temporary federal program that insured non-interest bearing cash balances without balance limitations expired December 31, 2012. Beginning in 2013, insurance coverage reverted to $250,000 per depositor at each financial institution, and non-interest bearing cash balances may again exceed federally insured limits.

        Concentration of credit risk with respect to trade receivables in limited by the large number of patients comprising the Company's customer base and their dispersion across multiple payors and

MEDPRO RX, INC. AND AFFILIATE

Notes to Consolidated Financial Statements (Unaudited) (Continued)

1. Summary of Significant Accounting Policies (Continued)

multiple geographic areas. As of March 31, 2014 and 2013, the Company had no significant trade receivable concentrations of credit risk.

        The Company's products are purchased from several suppliers. For the three months ended March 31, 2014, two suppliers accounted for approximately 71% of the total cost of sales. For the three months ended March 31, 2013, three suppliers accounted for approximately 84% of the total cost of sales. The Company believes it has the flexibility to use a number of other vendors to fulfill its sales requirements should the need arise.

        Fair Value of Financial Instruments:    The carrying amounts of the Company's financial instruments, consisting primarily of cash and cash equivalents, accounts receivable, accounts payable and other liabilities, approximate their fair value due to the relative short-term nature of the amounts.

        The Company uses a framework for measuring fair value under GAAP and defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. This guidance requires that valuation techniques maximize the use of observable inputs and minimize the use of unobservable inputs. This guidance also establishes a fair value hierarchy which prioritizes the valuation inputs into three broad levels. Based on the underlying inputs, each fair value measurement in its entirety is reported in one of three levels:

        Level 1—Unadjusted quoted prices that are available in active markets for the identical assets or liabilities at the measurement date.

        Level 2—Other observable inputs available at the measurement date, other than quoted prices included in Level 1, either directly or indirectly, including:

  •
  Quoted prices for similar assets or liabilities in active markets;

  •
  Quoted prices for identical or similar assets in non-active markets;

  •
  Inputs other than quoted prices that are observable for the asset or liability; and

  •
  Inputs that are derived principally from or corroborated by other observable market data.

        Level 3—Unobservable inputs that cannot be corroborated by observable market data and reflect the use of significant management judgment. These values are generally determined using pricing models for which the assumptions utilize management's estimates of market participant assumptions.

        Cash and Cash Equivalents:    The Company considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents.

        Accounts Receivable:    Accounts receivable primarily includes amounts from individuals, Medicaid, Medicare and independent insurance providers and are based on contracted prices. Trade receivables require no collateral and are on an unsecured basis. Accounts receivable vary by payor, but generally are due within 30 days after the sale of the product or performance of the service.

        The Company maintains an allowance for doubtful accounts that reduces receivables to amounts that are expected to be collected.

        In estimating the allowance, management considers factors such as current, overall economic conditions, historical and anticipated customer performance, historical experience with write-offs, and

MEDPRO RX, INC. AND AFFILIATE

Notes to Consolidated Financial Statements (Unaudited) (Continued)

1. Summary of Significant Accounting Policies (Continued)

the level of past due accounts. Changes in these conditions may result in additional allowances. Once an amount is deemed uncollectible, the amount is written-off against the allowance. The allowance for doubtful accounts was $377,822 at March 31, 2014 and $370,284 at March 31, 2013.

        Inventories:    Inventories consist of pharmaceuticals held for sale and are stated at the lower of cost determined on the average-cost method (which approximates the first in-first out method) or market.

        Property and Equipment:    Property and equipment are stated at cost. Major repairs and betterments are capitalized and normal maintenance and repairs are charged to expense as incurred. Depreciation is computed by the straight-line method over the estimated useful lives of the related assets. Upon retirement or sale of an asset, the cost and accumulated depreciation are removed from the accounts and any gain or loss is reflected in operations. Estimated useful lives are as follows:

Years
Buildings and improvements	20
Office equipment	5
Software	5
Furniture and fixtures	7
Computer equipment	5

        Share-Based Awards:    Share-based compensation awards are recognized at fair value, see Note 6 for further disclosure.

        Income Taxes:    MedPro, with the consent of its stockholders, has elected for federal income tax purposes to be an S Corporation. In lieu of corporate income taxes, the stockholders of an S Corporation are taxed on their proportionate share of the Company's taxable income or loss. Selfridge Investments, LLC is treated as a partnership for income tax purposes and its members are taxed on their share of net earnings. The Company is required to file and does file tax returns with the Internal Revenue Service and other taxing authorities. Accordingly, no provision or liability for income taxes has been included in the accompanying financial statements.

        Income Tax Uncertainties:    The Company follows applicable accounting guidance for how uncertain tax positions should be recognized, measured, disclosed and presented in the financial statements. This guidance requires the evaluation of tax positions taken or expected to be taken in the course of preparing the Company's tax returns to determine whether the tax positions are "more-likely-than-not" of being sustained "when challenged" or "when examined" by the applicable tax authority. Tax positions not deemed to meet the more-likely-then-not threshold would be recorded as a tax expense and liability in the current year. Management evaluated the Company's tax position and concluded that the Company had taken no uncertain tax positions that require adjustment to the financial statements to comply with the provisions of this guidance. The Company's income tax returns for years since 2010 remain open for examination by tax authorities. The Company is not currently under audit by any tax jurisdiction.

        Advertising and Marketing:    Advertising and marketing costs are expensed as incurred and were approximately $70,000 for the three months ended March 31, 2014 and $46,000 for the three months ended March 31, 2013.

MEDPRO RX, INC. AND AFFILIATE

Notes to Consolidated Financial Statements (Unaudited) (Continued)

1. Summary of Significant Accounting Policies (Continued)

        Subsequent Events:    Management has evaluated subsequent events August 18, 2014, the date the consolidated financial statements were available for issuance, and has determined there are no subsequent events to be reported in the accompanying consolidated financial statements other than that MedPro was sold to Diplomat Pharmacy, Inc. on June 26, 2014 for total considerations of approximately $70 million.

2. Property and Equipment

        Property and equipment consisted of the following:

	March 31, 2014	December 31, 2013
Land	$605,641	$605,641
Buildings and improvements	2,193,790	2,193,790
Office equipment	1,210,515	1,108,135
Software	50,702	50,702
Furniture and fixtures	52,662	52,662
Computer equipment	153,391	153,391

	4,266,701	4,164,321
Less accumulated depreciation	1,295,906	(1,215,935)

	$2,970,795	$2,948,386

        Depreciation expense was $79,971 for the three months ended March 31, 2014 and $71,464 for the three months ended March 31, 2013.

3. Line of Credit

        The Company has available a revolving line of credit with a bank providing for maximum borrowings of $4,000,000 payable on demand, as defined and limited by the loan agreement. The amount available under the line is the lesser of $4,000,000 or the borrowing base as defined in the loan agreement. Interest on funds advanced is payable monthly at a rate determined by the loan agreement.

        At March 31, 2014, the effective rate was LIBOR plus 2.75% (2.92% at March 31, 2014). The line is collateralized by substantially all of the assets of the Company. The line expires on February 4, 2015.

        There were no outstanding borrowings on the line of credit at March 31, 2014 and 2013. No interest expense was incurred during the three months ended March 31, 2014 and 2013.

4. Leases

        In 2011, the Company entered into an operating lease for additional office space in Raleigh, North Carolina which commenced on January 1, 2012. This lease agreement was amended, effective January 1, 2014. Future minimum lease commitments are as follows as of March 31, 2014:

Year	Amount
2015	$168,954
2016	90,606
2017	69,480

$329,040

MEDPRO RX, INC. AND AFFILIATE

Notes to Consolidated Financial Statements (Unaudited) (Continued)

4. Leases (Continued)

        The Company has entered into additional operating leases with initial commitments of up to a year. After the initial commitment, the leases will continue on a month-to-month basis.

        Net rent expense amounted to $93,405 for the three months ended March 31, 2014 and $80,027 for the three months ended March 31, 2013.

5. Employee Retirement Plan

        The Company sponsors an employee savings plan under Section 401(k) of the Internal Revenue Code. Eligible employees may elect to contribute up to 90% of their compensation, not to exceed federal tax law limitations. The Company makes discretionary contributions to the plan as determined by the Board of Directors. Company contributions to the plan were $46,455 for the three months ended March 31, 2014 and $44,814 for the three months ended March 31, 2013.

6. Share-Based Compensation

        Certain employees were offered the option to purchase shares of common stock under the 2005 stock option plan. Generally, under the option plan, options become exercisable ratably over the three-year period after the date of grant and expire if not exercised in a period of ten years or if the employee ceases to be employed by the Company. The exercise price of all the stock options granted under the option plan has generally been equal to the fair value of the Company's common stock at the date of grant, as determined by the Company's Board of Directors.

        A summary of the Company's stock options outstanding at March 31, 2014 and 2013 and changes during the periods then ended, is presented below:

		Exercise Price Per Share
	Number of Options	Range	Weighted Average
Outstanding, January 1, 2013	887,450	$.28—$4.57	$0.76
Outstanding, March 31, 2013	887,450	$.28—$4.57	$0.76

Outstanding, January 1, 2014	874,700	$.28—$4.57	$0.73
Outstanding, March 31, 2014	874,700	$.28—$4.57	$0.73

        As of March 31 2014 and 2013, there were 874,700 and 874,450 of exercisable stock options with weighted average exercise prices of $0.67 and $0.68, respectively, per share. The weighted average remaining contractual life for all outstanding stock options at March 31, 2014 was 3.11 years.

        The Company recorded stock option compensation expense of $0 for the three months ended March 31, 2014 and $30,105 for the three months ended March 31, 2013.

UNAUDITED PRO FORMA COMBINED CONSOLIDATED FINANCIAL INFORMATION

        The following unaudited pro forma combined consolidated balance sheet as of June 30, 2014 presents our financial position after giving pro forma effect to the following as if such transactions had occurred on June 30, 2014:

  •
  the conversion of all outstanding shares of our capital stock into shares of our common stock, and immediately thereafter a stock split effected as a stock dividend of                 shares for each share of our common stock in connection with this offering; and

  •
  this offering and the contemplated use of the estimated net proceeds therefrom as described under "Use of Proceeds."

        The following unaudited pro forma combined consolidated statement of operations for the six months ended June 30, 2014 presents our operating results after giving pro forma effect to the following as if such transactions had occurred on January 1, 2013:

  •
  our acquisition of MedPro Rx, Inc. ("MedPro") on June 27, 2014;

  •
  our election to be taxed as a C corporation effective on January 23, 2014;

  •
  our issuance of capital stock to certain funds of T. Rowe Price on January 23, 2014, our issuance of capital stock to certain funds of Janus Capital Group ("Janus") on April 1, 2014, the use of related proceeds to redeem common stock and common stock options and the conversion of all outstanding shares of our capital stock into shares of our common stock, and immediately thereafter a stock split effected as a stock dividend of                 shares for each share of our common stock in connection with this offering (collectively, the "capital stock transactions"); and

  •
  this offering and the contemplated use of the estimated net proceeds therefrom as described under "Use of Proceeds."

        The following unaudited pro forma combined consolidated statement of operations for the year ended December 31, 2013 presents our operating results after giving pro forma effect to the following as if such transactions had occurred on January 1, 2013:

  •
  our acquisition of American Homecare Federation, Inc. ("AHF") on December 16, 2013;

  •
  our acquisition of MedPro on June 27, 2014;

  •
  our election to be taxed as a C corporation effective on January 23, 2014;

  •
  the capital stock transactions; and

  •
  this offering and the contemplated use of the estimated net proceeds therefrom.

        These transactions are all more fully described in Note 2 hereto. The pro forma adjustments are based on available information and upon assumptions that our management believes are reasonable in order to reflect, on a pro forma basis, the impact of the noted events on our historical consolidated financial information.

        Included in the pro forma combined consolidated financial information is an allocation of the purchase price we paid for MedPro based on preliminary estimates and assumptions. Those estimates and assumptions could change materially as we finalize our assessment of the allocation and the fair values of the net tangible and intangible assets we acquired, some of which are dependent on the completion of valuations being performed by independent valuation specialists. The unaudited pro forma combined consolidated financial information does not reflect any future operating efficiencies, associated costs savings or any possible integration costs that may occur related to the MedPro or AHF acquisition.

        The unaudited pro forma combined consolidated financial information is included for informational purposes only and does not purport to reflect our results of operations or financial position that would have occurred had we operated as a public company during the periods presented. The unaudited pro forma combined consolidated financial information should not be relied upon as being indicative of our financial condition or results of operations had the noted events occurred on the dates assumed nor as a projection of our results of operations or financial position for any future period or date. The preparation of the unaudited pro forma combined consolidated information requires the use of certain assumptions which may be materially different from our actual experience.

        The unaudited pro forma combined consolidated balance sheet and consolidated statements of operations should be read in conjunction with "Use of Proceeds," "Selected Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical consolidated financial statements and related notes appearing elsewhere in this prospectus.

DIPLOMAT PHARMACY, INC.

Unaudited Pro Forma Combined Consolidated Balance Sheet

As of June 30, 2014

	Diplomat Actual	Stock Conversions		Offering Transactions			Pro Forma Total
	(Dollars in Thousands)
ASSETS
Current assets:
Cash and equivalents	$25,550	$—		$		(D)	$
Accounts receivable, net	139,490	—			—			139,490
Other receivables	6,067	—			—			6,067
Inventories, net	69,490	—			—			69,490
Deferred income taxes	155	—			—			155
Prepaid expenses and other current assets	3,178	—				(F)

Total current assets	243,930	—
Property and equipment, net	12,900	—			—			12,900
Capitalized software for internal use, net	9,002	—			—			9,002
Goodwill	22,851	—			—			22,851
Definite-lived intangible assets, net	43,747	—			—			43,747
Investment in non-consolidated entity	5,368	—			—			5,368
Other noncurrent assets	1,111	—			—			1,111

	$338,909	$—		$			$

LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$194,248	$—			$—			$194,248
Line of credit	79,876	—			(79,876	)(E)		—
Short-term debt, including current portion of long-term debt	3,949	—			(3,949	)(E)		—
Accrued compensation	2,500	—			—			2,500
Income taxes payable	1,333	—			—			1,333
Other accrued expenses	5,414	—			—			5,414

Total current liabilities	287,320	—			(83,825)			203,495
Long-term debt, less current portion	16,893	—			(16,893	)(E)		—
Deferred income taxes	2,261	—			—			2,261
Other noncurrent liabilities	2,289	—			—			2,289
Redeemable Series A Preferred Stock	101,815	(101,815	)(A)		—			—
Commitments and contingencies
Shareholders' equity (deficit):
Common stock:
Common shares	—	—			—			—
Class A Voting Common Stock	—	—			—			—
Class B Nonvoting Common Stock	4	(4)	(B)		—			—
Class C Voting Common Stock	—	—			—			—
Additional paid-in capital	(74,659)	101,819	(C)			(F)
Retained earnings	2,986	—			—			2,986

Total shareholders' equity (deficit)	(71,669)	101,815

	$338,909	$—		$			$

See accompanying notes to unaudited pro forma combined consolidated financial information.

DIPLOMAT PHARMACY, INC.

Unaudited Pro Forma Combined Consolidated Statement of Operations

For the Six Months Ended June 30, 2014

	Diplomat Actual	MedPro Actual	Acquisition Adjustments		Subtotal	C Corporation Adjustments		Capital Stock Transactions		Offering Transactions			Pro Forma Total
	(Dollars in Thousands, Except Per Share Amounts)
Net sales	$1,007,352	$43,780	$—		$1,051,132	$—		$—			$—		$
Cost of goods sold	(948,275)	(35,733)	—		(984,008)	—		—			—

Gross profit	59,077	8,047	—		67,124	—		—			—
Selling, general and administrative expenses	(51,024)	(5,089)	(2,556	)(G)	(57,831)	—		—			—
			848	(H)
			(10	)(I)

Income from operations	8,053	2,958	(1,718)		9,293			—			—
Interest expense	(895)	—	(909	)(J)	(1,804)	—		—				(P)
Equity loss of non-consolidated entity	(710)	—	—		(710)	—		—			—
Other income	517	90	—		607	—		—			—

Income before income taxes	6,965	3,048	(2,627)		7,386	—		—
Income tax expense	(4,557)	—	(155	)(K)	(4,712)	1,786	(M)	—				(Q)

Net income / net comprehensive income	2,408	3,048	(2,782)		2,674	1,786		—
Net income allocable to preferred shareholders	266	—	—		266	—		(266	)(N)		—			—

Net income allocable to common shareholders	$2,142	$3,048	$(2,782)		$2,408	$1,786		$266		$			$

Net income per common share:
Basic	$533.40				$587.32								$

Diluted	$491.55				$542.10								$

Weighted-average shares outstanding:
Basic	4,016		84	(L)	4,100			731	(O)			(R)

Diluted	4,358		84	(L)	4,442			731	(O)			(R)

See accompanying notes to unaudited pro forma combined consolidated financial information.

DIPLOMAT PHARMACY, INC.

Unaudited Pro Forma Combined Consolidated Statement of Operations

For the Year Ended December 31, 2013

	Diplomat Actual	AHF Actual	MedPro Actual	Acquisition Adjustments		Subtotal	C Corporation Adjustments		Capital Stock Transactions		Offering Transactions			Pro Forma Total
	(Dollars in Thousands, Except Per Share Amounts)
Net sales	$1,515,139	$28,408	$82,686	$—		$1,626,233	$—		$—			$—		$
Cost of goods sold	(1,426,112)	(21,676)	(65,860)	—		(1,513,648)	—		—			—

Gross profit	89,027	6,732	16,826	—		112,585	—		—			—
Selling, general and administrative expenses	(77,944)	(5,216)	(10,096)	(6,270	)(G)	(100,230)	—		—			—
				(604	)(H)
				(100	)(I)

Income from operations	11,083	1,516	6,730	(6,974)		12,355	—		—			—
Interest expense	(1,996)	(83)	—	(2,225	)(J)	(4,304)	—		—				(P)
Equity loss of non-consolidated entity	(1,055)	—	—	—		(1,055)	—		—			—
Other income	196	19	60	—		275	—		—			—

Income before income taxes	8,228	1,452	6,790	(9,199)		7,271	—		—
Income tax expense	—	—	—	339	(K)	339	(2,911)	(M)	—				(Q)

Net income / net comprehensive income	8,228	1,452	6,790	(8,860)		7,610	(2,911)		—
Net income allocable to preferred shareholders	—	—	—	—		—	—		—			—

Net income allocable to common shareholders	$8,228	$1,452	$6,790	$(8,860)		$7,610	$(2,911)		$—		$			$

Net income per common share:
Basic	$1,924.70					$1,745.70								$

Diluted	$1,885.45					$1,710.77								$

Weighted-average shares outstanding:
Basic	4,275			84	(L)	4,359	—		731	(O)			(R)

Diluted	4,364			84	(L)	4,448	$7,610		731	(O)			(R)

See accompanying notes to unaudited pro forma combined consolidated financial information.

DIPLOMAT PHARMACY, INC.

Notes to Unaudited Pro Forma Combined Consolidated Financial Information

(Dollars in Thousands)

1. Basis of Presentation

        The unaudited pro forma combined consolidated financial information presents our financial position and results of operations as if the transactions described in Note 2 occurred on the earlier of their actual transaction date or June 30, 2014 for purposes of the pro forma balance sheet and on January 1, 2013 for purposes of the pro forma statements of operations. Our actual unaudited balance sheet as of June 30, 2014 was used as the basis for the pro forma balance sheet. For the six months ended June 30, 2014, our and MedPro's actual unaudited operating results for that six month period were used as the basis for the pro forma statement of operations. For the year ended December 31, 2013, our and MedPro's actual operating results for that year and AHF's actual unaudited operating results from January 1, 2013 to its December 16, 2013 acquisition date were used as the basis for the pro forma statement of operations. The pro forma combined consolidated financial information also reflects the assumptions and adjustments described in Note 3.

2. Description of Transactions

        MedPro Acquisition:    On June 27, 2014, we acquired all of the authorized, issued and outstanding shares of capital stock of MedPro for a total acquisition price of approximately $68,240, excluding related acquisition costs of approximately $635 that were expensed. Included in the total acquisition price is approximately $51,970 in cash, 84.31703 shares of the Company's Class B Nonvoting Common Stock, valued at approximately $12,000, which reflects the estimated per share value of such shares as of the acquisition date, and contingent consideration fair valued at $4,270, with a maximum payout of $11,500 of contingent consideration that is based on achieving certain revenue and gross profit targets through June 27, 2016. We funded the cash portion of the purchase price under our revolving line of credit. MedPro is a specialty pharmacy focused on specialty infusion therapies including hemophilia and immune globulin based in Raleigh, North Carolina. We ascribe significant value to the cost reductions as well as synergies and other benefits that do not meet the recognition criteria of acquired identifiable intangible assets. Accordingly, we have included the value of these components within goodwill. The goodwill resulting from this acquisition is deductible for tax purposes.

        Because this acquisition was completed so recently, we have not finalized the purchase price allocation pending further analysis of the net assets acquired, particularly in regards to valuations of acquired intangible assets. Accordingly, the purchase price allocation described below could change materially as we finalize our assessment of the allocation and the fair values of the net tangible and intangible assets we acquired, some of which are dependent on the finalization of valuations being performed by independent valuation specialists. Additionally, the current estimate of the fair value of the contingent consideration described above is based on preliminary assumptions regarding MedPro's operating results through June 27, 2016 and may be adjusted upon gathering additional information as to MedPro's forecast for that period.

DIPLOMAT PHARMACY, INC.

Notes to Unaudited Pro Forma Combined Consolidated Financial Information (Continued)

(Dollars in Thousands)

2. Description of Transactions (Continued)

        A summary of the preliminary allocation of the purchase consideration for MedPro is as follows:

Cash and cash equivalents	$668
Accounts receivable	9,050
Inventories	3,819
Prepaid expenses and other current assets	204
Property and equipment	697
Capitalized software for internal use	25
Goodwill	21,338
Definite-lived intangible assets	37,099
Current liabilities	(4,660)

$68,240

        AHF Acquisition:    On December 16, 2013, we acquired all of the authorized, issued and outstanding shares of capital stock of AHF for a total acquisition price of approximately $13,449, excluding related acquisition costs of approximately $499 that were expensed. Included in the total acquisition price is approximately $12,100 in cash and contingent consideration fair valued at $1,300, with a maximum payout of $2,000 of contingent consideration that is based on achieving certain revenue and gross profit targets through December 16, 2015. We funded the purchase price under our revolving line of credit. At the closing of the acquisition, approximately $1,353 of the purchase consideration was deposited into an escrow account that will be held for two years after the closing date to satisfy any indemnification claims we may have.

        AHF provides clotting medications, ancillaries and supplies to individuals with bleeding disorders, such as hemophilia. AHF has provided pharmacy services exclusively to the bleeding disorders community since 1989. The acquisition of AHF will allow us to participate in AHF's direct purchase agreements with key hemophilia manufacturers while also providing AHF access to our proprietary care management modules to better manage clinical care of the AHF patients. We ascribe significant value to the cost reductions as well as synergies and other benefits that do not meet the recognition criteria of acquired identifiable intangible assets. Accordingly, we have included the value of these components within goodwill. The goodwill resulting from this acquisition is deductible for tax purposes.

        A summary of the preliminary allocation of the purchase consideration for AHF is as follows:

Cash and cash equivalents	$1,917
Accounts receivable, net	3,512
Inventories	1,138
Prepaid expenses and other current assets	27
Property and equipment	182
Goodwill	1,513
Definite-lived intangible assets	7,100
Current liabilities	(1,940)

$13,449

DIPLOMAT PHARMACY, INC.

Notes to Unaudited Pro Forma Combined Consolidated Financial Information (Continued)

(Dollars in Thousands)

2. Description of Transactions (Continued)

        Change in Income Tax Status:    We elected to be taxed as a C corporation effective on January 23, 2014.

        Stock Conversions:    Immediately prior to the completion of this offering, all outstanding shares of our capital stock will convert, on a one-to-one basis, into shares of the single class of common stock that will be authorized in conjunction with this offering, and immediately thereafter a stock split will be effected as a stock dividend of              shares for each share of our common stock.

        Other Capital Stock Transactions:    In January 2014, we entered into a Series A Preferred Stock Purchase Agreement with certain funds of T. Rowe Price under which we issued to certain funds of T. Rowe Price 351.32097 shares of Series A Preferred Stock at a purchase price of $142 per share. We used $20,000 of this $50,000 investment for general corporate purposes inclusive of fees associated with this transaction, and the remaining $30,000 was used to redeem common stock ($26,900) and common stock options ($3,100).

        In April 2014, we entered into a Series A Preferred Stock Purchase Agreement with certain funds of Janus under which we issued to certain funds of Janus 379.4267 shares of Series A Preferred Stock at a purchase price of $142 per share. We used $25,200 of the $54,000 investment for general corporate purposes inclusive of fees associated with this transaction, and the remaining $28,800 was used to redeem common stock ($26,500) and common stock options ($2,300).

        Initial Public Offering:    At an assumed initial offering price of $      per share (the midpoint of the estimated price range set forth on the cover of this prospectus), and after deducting the underwriting discount and estimated offering expenses payable by us, we will receive net proceeds of $        in this offering. A portion of these net proceeds will be used to retire currently outstanding debt.

3. Unaudited Pro Forma Combined Consolidated Balance Sheet Adjustments

Stock Conversions:

A	—	Reflects the conversion of all outstanding shares of preferred stock into Class C Voting Common Stock, which is then converted into common stock authorized in connection with this offering.
B	—	Reflects the conversion of all outstanding shares of Class A Voting Common Stock and Class B Nonvoting Common Stock into common stock authorized in connection with this offering.
C	—
Reflects conversion of all outstanding shares of (1) preferred stock net of offering costs ($101,815) and (2) Class A Voting Common Stock and Class B Nonvoting Common Stock ($4), into common stock authorized in connection with this offering.

DIPLOMAT PHARMACY, INC.

Notes to Unaudited Pro Forma Combined Consolidated Financial Information (Continued)

(Dollars in Thousands)

3. Unaudited Pro Forma Combined Consolidated Balance Sheet Adjustments (Continued)

Offering Transactions:

D	—	Reflects $ of net cash proceeds from this offering at an assumed initial offering price of $ per share (the midpoint of the estimated price on the cover of this prospectus), after deducting the underwriting discount and estimated offering costs payable by us and the use of $ of those net proceeds to retire outstanding indebtedness.
E	—	Reflects the retirement of all outstanding debt with a portion of the net proceeds from this offering.
F	—
Reflects the net proceeds from this offering at an assumed initial offering price of $ per share (the midpoint of the estimated price on the cover of this prospectus), after deducting the underwriting discount and estimated offering costs payable by us.

4. Unaudited Pro Forma Combined Consolidated Statements of Operations Adjustments

Acquisition Adjustments:

G	—	Reflects amortization of the identifiable definite-lived intangible assets acquired in the AHF acquisition, including patient relationships with an estimated ten year life, trade names and trademarks with an estimated ten year life and non-compete employment agreements with an estimated five year life (collectively $903 for the year ended December 31, 2013). Also reflects amortization of identifiable definite-lived intangible assets acquired in the MedPro acquisition, including patient relationships with an estimated ten year life, trade names and trademarks with an estimated ten year life and non-compete employment agreements with an estimated five year life (collectively $2,556 for the six months ended June 30, 2014 and $5,367 for the year ended December 31, 2013). The following table presents the definite-lived intangible assets acquired:

	AHF	MedPro
Patient relationships	$5,100	$24,000
Trade names and trademarks	1,400	8,700
Non-compete employment agreements	600	4,399

	$7,100	37,099

DIPLOMAT PHARMACY, INC.

Notes to Unaudited Pro Forma Combined Consolidated Financial Information (Continued)

(Dollars in Thousands)

4. Unaudited Pro Forma Combined Consolidated Statements of Operations Adjustments (Continued)

H	—	Reflects (a) the elimination from actual results of the transaction costs incurred during the period for the AHF and MedPro acquisitions ($825 for the six months ended June 30, 2014 and $309 for the year ended December 31, 2013), (b) the elimination of the actual change in fair value of the AHF contingent consideration liability (a $321 expense for the six months ended June 30, 2014) and (c) the addition of the change in fair value of the AHF and MedPro contingent consideration liabilities on a pro forma basis (a $298 expense for the six months ended June 30, 2014 and a $913 expense for the year ended December 31, 2013). Transaction costs are eliminated from the pro forma results as they do not represent recurring expenses. Changes in fair value of the contingent consideration liabilities include accretion of those liabilities at a 14.5% and 10.5% interest rate for AHF and MedPro, respectively.
I	—
Reflects the net impact of the elimination of affiliate rental income ($69 for the six months ended June 30, 2014 and $229 for the year ended December 31, 2013) and affiliate depreciation expense ($59 for the six months ended June 2014 and $129 for the year ended December 31, 2013) associated with certain properties owned by consolidated affiliates of AHF and MedPro that we did not acquire in the related acquisitions from whom AHF and MedPro leased such properties. We have entered into external lease agreements with comparable terms on an ongoing basis.
J	—
Reflects interest expense on incremental borrowings at a 3.5% annual rate under our revolving line of credit to fund the cash portion of the AHF acquisition ($406 for the year ended December 31, 2013). Also reflects interest expense on incremental borrowings at a 3.5% annual rate under our revolving line of credit to fund the cash portion of the MedPro acquisition ($909 for the six months ended June 30, 2014 and $1,819 for the year ended December 31, 2013).
K	—
Reflects income taxes associated with a) the operating results of AHF ($1,452 for the year ended December 31, 2013), b) the operating results of MedPro ($3,048 for the six months ended June 30, 2014 and $6,790 for the year ended December 31, 2013) and c) the pro forma adjustments ($(2,627) for the six months ended June 30, 2014 and $(9,199) for the year ended December 31, 2013), at our estimated effective income tax rate of 36.8% for the six months ended June 30, 2014 and 35.4% for the year ended December 31, 2013.
L	—	Reflects the 84.31703 shares of Class B Nonvoting Common Stock issued to the sellers of MedPro as partial payment of the aggregate purchase price.

C Corporation Adjustments:

M	—	Reflects our income tax expense as if we (combined with MedPro and AHF, as applicable) had been a C corporation for the entire period. For purposes of these adjustments, we used a 36.8% effective income tax rate based on the actual effective tax rate for the period from January 23, 2014 through June 30, 2014 and a 35.4% effective income tax rate based on the rate we would have experienced if we were a C corporation for all of 2013.

DIPLOMAT PHARMACY, INC.

Notes to Unaudited Pro Forma Combined Consolidated Financial Information (Continued)

(Dollars in Thousands)

4. Unaudited Pro Forma Combined Consolidated Statements of Operations Adjustments (Continued)

Capital Stock Transactions:

N	—	Reflects the impact of all preferred stock being outstanding for the entire period offset by the elimination of any net income attributable to preferred shareholders due to the assumed conversion of all outstanding shares of preferred stock into common stock.
O	—
Reflects the additional shares of common stock resulting from the assumed conversion of all shares of preferred stock ( shares) offset by the reduction of common stock and common stock options caused by their redemption with certain proceeds from the preferred stock offerings ( shares).

Offering Transactions:

P	—	Reflects the elimination of all historical and pro forma interest expense due to the retirement of all outstanding debt with a portion of net proceeds from this offering.
Q	—	Reflects the income tax impact from eliminating all historical and pro forma interest expense.
R	—	Reflects the shares assumed to be issued in this offering.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution

        The following table sets forth the fees and expenses, other than underwriting discounts and commissions, payable by us in connection with the offering of our common stock described in this Registration Statement. All amounts shown are estimates other than the registration fee and the FINRA filing fee.

Amount To Be Paid
SEC registration fee		$12,880
FINRA filing fee		15,500
Exchange listing fee		*
Transfer agent's fees		*
Printing and engraving expenses		*
Legal fees and expenses		*
Accounting fees and expenses		*
Blue Sky fees and expenses		*
Miscellaneous		*

Total	$	*

*
To be provided by amendment.

Item 14.    Indemnification of Directors and Officers.

        We are incorporated under the laws of the State of Michigan. Under Sections 561-571 of the Michigan Business Corporation Act (as it may be amended from time to time, the "MBCA"), directors and officers of a Michigan corporation may be entitled to indemnification by the corporation against judgments, expenses, fines and amounts paid by the director or officer in settlement of claims brought against them by third persons or by or in the right of the corporation if the statutory standard (defined below) is met. In particular, Section 561 of the MBCA provides that a Michigan corporation has the power to indemnify a person who was or is a party or is threatened to be made a party to a threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal, other than an action by or in the right of the corporation, by reason of the fact that he or she is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, or other enterprise, whether for profit or not, against expenses, including attorneys' fees, judgments, penalties, fines, and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action, suit, or proceeding (provided that generally the director did not (i) receive a financial benefit to which he was not entitled, (ii) intentionally inflict harm on the corporation or its shareholders, (iii) violate Section 551 of the MBCA relating to loans, dividends and distributions, or (iv) intentionally commit a criminal act, collectively, the "statutory standard"), and with respect to a criminal action or proceeding, if the person had no reasonable cause to believe his or her conduct was unlawful. In addition, Section 562 of the MBCA provides that a Michigan corporation has the power to indemnify a person who was or is a party or is threatened to be made a party to a threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, or other enterprise, whether for profit or not, against expenses, including attorneys' fees, and amounts paid in settlement actually and reasonably incurred by the person in connection with the action or suit if the statutory standard is met. The MBCA does not permit indemnification for a claim, issue or matter in which the person has been found liable to the corporation unless application for indemnification is made to, and ordered by, the court conducting the proceeding or another court of competent jurisdiction.

        Section 563 of the MBCA provides that a director or officer who has been successful on the merits or otherwise in defense of an action, suit or proceeding referred to in Sections 561 and 562 of the MBCA, or in defense of a claim, issue, or matter in any such action, suit, or proceeding, shall be indemnified by the corporation against actual and reasonable expenses, including attorneys' fees, incurred by him or her in connection with the action, suit or proceeding, and any action, suit, or proceeding brought to enforce this mandatory indemnification.

        Our amended and restated articles will eliminate the liability of our directors for monetary damages to the fullest extent under the MBCA and other applicable law. Our amended and restated bylaws will generally require us to indemnify our officers and directors to the fullest extent permitted by law, and to advance expenses incurred by our directors and officers prior to the final disposition of any action or proceeding arising by reason of the fact that any such person is or was our agent. In addition, our amended and restated bylaws will permit us to provide such other indemnification and advancement of expenses to our other employees and agents as permitted by law and authorized by the Board from time to time.

        As permitted by the MBCA, prior to or following the completion of this offering, we expect to enter into separate indemnification agreements with our directors and executive officers. Such agreements will generally provide for indemnification by reason of being a director or executive officer of the company, as the case may be. These agreements will be in addition to the indemnification provided by our amended and restated bylaws discussed elsewhere in the prospectus.

        At present, there is no pending litigation or proceeding involving any of our directors or executive officers as to which indemnification is required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

        As of the offering, we will have an insurance policy covering our officers and directors with respect to certain liabilities, including liabilities arising under the Securities Act or otherwise.

        The underwriting agreement filed as Exhibit 1.1 to this registration statement will provide for indemnification by the underwriters of us and our officers and directors for certain liabilities arising under the Securities Act or otherwise.

        The foregoing statements are subject to the detailed provisions of the MBCA, as well as the following documents filed (or to be filed) as exhibits to this registration statement with respect to relevant indemnification provisions described above and elsewhere in this registration statement:

Exhibit Number	Description
1.1	Form of Underwriting Agreement
3.2	Form of Amended and Restated Bylaws, to be in effect upon completion of this offering
10.6	Form of Director and Officer Indemnification Agreement

Item 15.    Recent Sales of Unregistered Securities.

        In the three years preceding the filing of this Registration Statement, the Registrant has issued and sold the following unregistered securities:

        We granted stock options to purchase 483.91635 shares of our common stock to our employees, directors and consultants at a weighted-average exercise price of $70,016.58 per share under our 2007 Option Plan and pursuant to certain non-plan options.

        The issuance of securities described above was exempt from registration under the Securities Act of 1933, as amended (the "Securities Act"), in reliance on Rule 701 of the Securities Act pursuant to compensatory benefit plans approved by the Registrant's board of directors.

        On January 23, 2014, we sold to certain funds of T. Rowe Price, 351.32097 shares of Series A Preferred Stock at a purchase price of $142,320 per share. We used $20.0 million of the $50.0 million investment proceeds for general corporate purposes, including fees associated with the transaction, and the remaining $30.0 million were used to redeem shares of common stock and common stock options.

        On April 1, 2014, we sold to certain funds of Janus Capital Group, 379.4267 shares of Series A Preferred Stock at a purchase price of $142,320 per share. We used $25.2 million of the $54.0 million investment proceeds for general corporate purposes, including fees associated with the transaction, and the remaining $28.8 million were used to redeem shares of common stock and common stock options.

        On June 27, 2014 we issued 84.31703 shares of our Class B Nonvoting Common Stock, valued at approximately $12.0 million, to certain former stockholders of MedPro in connection with our acquisition of MedPro.

        We were indebted to Deborah L. Ward, Philip Hagerman's sister, in the original amount of $300,000 for a covenant not to compete effective January 1, 2005, which indebtedness was evidenced by an agreement to pay equal monthly installments of $2,500; the loan was paid off in 2011. We were also indebted to Deborah L. Ward in the original amount of $480,000 pursuant to Amendment #1 of the Stock Redemption Agreement (the "Amendment") effective June 7, 2012, which indebtedness was evidenced by an agreement to pay equal quarterly installments of $40,000. The Amendment further provided that in the event of a specified change of control transaction, certain trusts for the benefit of Ms. Ward and certain other immediate family members are entitled to 1.0% of the net proceeds of such sale (the "Payment Right"). Ms. Ward subsequently assigned 50% of the Payment Right to the Deborah L. Ward 2014 Irrevocable Exempt Trust and 50% of the Payment Right to the David F. Ward 2014 Irrevocable Exempt Trust (collectively, the "Ward Trusts"). In connection therewith, we subsequently entered into an Exchange and Release Agreement, dated August 12, 2014, pursuant to which we, Ms. Ward, the Ward Trusts, and David F. Ward agreed to cancel the Payment Right in exchange for 21.910915 newly issued shares of the Company's Class B Nonvoting Common Stock to each of (i) the Deborah L. Ward 2014 Irrevocable Exempt Trust and (ii) the David F. Ward 2014 Irrevocable Exempt Trust (43.82183 shares of Class B Nonvoting Common Stock in the aggregate). The Exchange and Release Agreement also terminated the Stock Redemption Agreement in all respects, except as to the Company's continued indebtedness of $120,000 under the promissory note to Ms. Ward expected to be paid off with a portion of the net proceeds from this offering.

        The issuances of stock to TRP, Janus, MedPro and The Ward Trusts described above were exempt from the Securities Act in reliance on Section 4(a)(2) of the Securities Act exempting transactions by an issuer not involving any public offering.

Item 16.    Exhibits and Financial Statement Schedules.

        (a)   The following exhibits are filed as part of this Registration Statement:

Exhibit Number		Description
1.1	*	Form of Underwriting Agreement
2.1 ***	**	Stock Purchase Agreement, dated December 16, 2013, by and among Diplomat Pharmacy, Inc., American Homecare Federation, Inc., and the other parties named therein
2.2 ***	**	Stock Purchase Agreement, dated June 27, 2014, by and among Diplomat Pharmacy, Inc., MedPro RX, Inc., and the other parties named therein
3.1	*	Form of Amended and Restated Articles of Incorporation, to be in effect upon completion of this offering
3.2	*	Form of Amended and Restated Bylaws, to be in effect upon completion of this offering
3.3	***	Second Amended and Restated Articles of Incorporation of Diplomat Pharmacy, Inc., as currently in effect
3.4	***	Amended Bylaws of Diplomat Pharmacy, Inc., as currently in effect
4.1	*	Form of Common Stock Certificate
4.2	***
Diplomat Pharmacy, Inc. First Amended and Restated Investors' Rights Agreement, dated March 31, 2014, by and among the Registrant and various funds of T. Rowe Price Associates, Inc. and Janus Capital Management, LLC
5.1	*	Opinion of Honigman Miller Schwartz and Cohn LLP
10.1	***
Amended and Restated Credit Agreement, dated June 26, 2014, by and among the Registrant, each guarantor named therein, and General Electric Capital Corporation, as swingline lender and agent, and the various lenders and agents on the signature pages thereto
10.2	***	Amended and Restated Guaranty and Security Agreement, dated June 26, 2014, by and among the Registrant, each additional borrower named therein, and General Electric Capital Corporation, as agent
10.3		Voting Agreement by and among Philip Hagerman and the persons on the signature pages thereto
10.4	†***	Diplomat Pharmacy, Inc. 2007 Option Plan
10.5	†***	Form of Amended and Restated 2007 Option Plan Grant Agreement
10.6	†*	Form of 2007 Option Plan Grant (Performance-Based) Agreement
10.7	†*	Diplomat Pharmacy, Inc. 2014 Omnibus Incentive Plan
10.8.1	++	Pharmacy Distribution and Services Agreement, dated July 1, 2013, by and between Celgene Corporation and the Registrant
10.8.2	++	First Amendment to Pharmacy Distribution and Services Agreement, dated July 8, 2013, by and between Celgene Corporation and the Registrant
10.8.3	++	Adoption and Amendment of Pharmacy Distribution and Services Agreement, dated March 21, 2014, by and between Celgene Corporation and the Registrant
10.9.1	++	Prime Vendor Agreement, dated January 1, 2012, by and among AmerisourceBergen Drug Corporation, the Registrant and the subsidiaries of the Registrant named therein

Exhibit Number		Description
10.9.2		First Amendment to Prime Vendor Agreement, dated July 20, 2012, by and among AmerisourceBergen Drug Corporation, the Registrant and the subsidiaries of the Registrant named therein
21.1	***	Subsidiaries of the Registrant
23.1		Consent of BDO USA, LLP
23.2		Consent of Plante Moran PLLC
23.3	*	Consent of Honigman Miller Schwartz and Cohn LLP (contained in the opinion filed as Exhibit 5.1)
24.1	***	Power of Attorney (included on signature page)

*
To be filed by amendment.

**
Exhibits and schedules have been omitted in accordance with Item 601(b)(2) of Regulation S-K. A copy of omitted exhibits and schedules will be furnished to the Commission upon request.

***
Previously filed.

†
Indicates a management contract or compensatory plan or arrangement.

++
Confidential treatment has been requested for portions of this exhibit. These portions have been omitted from these exhibits to this Registration Statement on Form S-1, as amended, and submitted separately to the Securities and Exchange Commission.

        (b)   No financial statement schedules are provided because the information called for is not required or is shown either in the financial statements or the notes thereto.

Item 17.    Undertakings

        The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        The undersigned registrant hereby undertakes that:

          (1)   For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2)   For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Flint, State of Michigan, on August 18, 2014.

DIPLOMAT PHARMACY, INC.
By:	/s/ PHILIP R. HAGERMAN
	Name:	Philip R. Hagerman
	Title:	Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature		Title	Date

/s/ PHILIP R. HAGERMAN Philip R. Hagerman		Chief Executive Officer and Director (principal executive officer)	August 18, 2014
/s/ SEAN M. WHELAN Sean M. Whelan		Chief Financial Officer, Director (principal financial officer and principal accounting officer)	August 18, 2014
/s/ * Gary W. Kadlec		President, Director	August 18, 2014
/s/ * Jeffrey M. Rowe		Executive Vice President, Operations, Director	August 18, 2014
/s/ * Atheer A. Kaddis		Senior Vice President, Sales & Business Development, Director	August 18, 2014
*By:	/s/ PHILIP R. HAGERMAN Philip R. Hagerman, Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number		Description
1.1	*	Form of Underwriting Agreement
2.1 ***	**	Stock Purchase Agreement, dated December 16, 2013, by and among Diplomat Pharmacy, Inc., American Homecare Federation, Inc., and the other parties named therein
2.2 ***	**	Stock Purchase Agreement, dated June 27, 2014, by and among Diplomat Pharmacy, Inc., MedPro RX, Inc., and the other parties named therein
3.1	*	Form of Amended and Restated Articles of Incorporation, to be in effect upon completion of this offering
3.2	*	Form of Amended and Restated Bylaws, to be in effect upon completion of this offering
3.3	***	Second Amended and Restated Articles of Incorporation of Diplomat Pharmacy, Inc., as currently in effect
3.4	***	Amended Bylaws of Diplomat Pharmacy, Inc., as currently in effect
4.1	*	Form of Common Stock Certificate
4.2	***
Diplomat Pharmacy, Inc. First Amended and Restated Investors' Rights Agreement, dated March 31, 2014, by and among the Registrant and various funds of T. Rowe Price Associates, Inc. and Janus Capital Management, LLC
5.1	*	Opinion of Honigman Miller Schwartz and Cohn LLP
10.1	***
Amended and Restated Credit Agreement, dated June 26, 2014, by and among the Registrant, each guarantor named therein, and General Electric Capital Corporation, as swingline lender and agent, and the various lenders and agents on the signature pages thereto
10.2	***	Amended and Restated Guaranty and Security Agreement, dated June 26, 2014, by and among the Registrant, each additional borrower named therein, and General Electric Capital Corporation, as agent
10.3		Voting Agreement by and among Philip Hagerman and the persons on the signature pages thereto
10.4	†***	Diplomat Pharmacy, Inc. 2007 Option Plan
10.5	†***	Form of Amended and Restated 2007 Option Plan Grant Agreement
10.6	†*	Form of 2007 Option Plan Grant (Performance-Based) Agreement
10.7	†*	Diplomat Pharmacy, Inc. 2014 Omnibus Incentive Plan
10.8.1	++	Pharmacy Distribution and Services Agreement, dated July 1, 2013, by and between Celgene Corporation and the Registrant
10.8.2	++	First Amendment to Pharmacy Distribution and Services Agreement, dated July 8, 2013, by and between Celgene Corporation and the Registrant
10.8.3	++	Adoption and Amendment of Pharmacy Distribution and Services Agreement, dated March 21, 2014, by and between Celgene Corporation and the Registrant
10.9.1	++	Prime Vendor Agreement, dated January 1, 2012, by and among AmerisourceBergen Drug Corporation, the Registrant and the subsidiaries of the Registrant named therein

Exhibit Number		Description
10.9.2		First Amendment to Prime Vendor Agreement, dated July 20, 2012, by and among AmerisourceBergen Drug Corporation, the Registrant and the subsidiaries of the Registrant named therein
21.1	***	Subsidiaries of the Registrant
23.1		Consent of BDO USA, LLP
23.2		Consent of Plante Moran PLLC
23.3	*	Consent of Honigman Miller Schwartz and Cohn LLP (contained in the opinion filed as Exhibit 5.1)
24.1	***	Power of Attorney (included on signature page)

*
To be filed by amendment.

**
Exhibits and schedules have been omitted in accordance with Item 601(b)(2) of Regulation S-K. A copy of omitted exhibits and schedules will be furnished to the Commission upon request.

***
Previously filed.

†
Indicates a management contract or compensatory plan or arrangement.

++
Confidential treatment has been requested for portions of this exhibit. These portions have been omitted from these exhibits to this Registration Statement on Form S-1, as amended, and submitted separately to the Securities and Exchange Commission.